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As Filed with the Securities and Exchange Commission on October 16, 2002

Registration No. 333-99699

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933

SOLUTIA INC.
(Exact name of Registrant
as specified in its charter)

Delaware	and its Subsidiary Guarantors	43-1781797
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
Delaware	CPFilms Inc.	06-0385340
Delaware	Monchem, Inc.	43-1788418
Delaware	Monchem International, Inc.	43-1788416
Delaware	Solutia Systems, Inc.	43-1834280
(State or other jurisdiction of incorporation or organization)	(Exact name of Registrant as specified in its charter)	(I.R.S. Employer Identification No.)

575 Maryville Centre Drive
P.O. Box 66760
St. Louis, Missouri 63166-6760
(314) 674-1000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

Karl R. Barnickol, Esq.
Senior Vice President, General Counsel and Secretary
575 Maryville Centre Drive
P.O. Box 66760
St. Louis, Missouri 63166-6760
(314) 674-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
R. Cabell Morris, Jr.
Winston & Strawn
35 West Wacker Drive
Chicago, Illinois 60601
(312) 558-5600

        Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

Solutia Inc.

Offer to Exchange

$223,000,000 of Our 11.25% Senior Secured Notes due 2009

  •
  The notes mature on July 15, 2009.

  •
  The notes (1) are our senior obligations, (2) rank equal in right of payment with all of our existing and future senior indebtedness and (3) will be guaranteed on a senior basis by all of our subsidiaries that guarantee our obligations under our amended and restated credit facility.

  •
  The notes and guarantees will be secured by either first- or second-priority liens on all of the domestic collateral securing our bank obligations. The first priority lien, which is shared with the lenders under our bank obligations and the holders of our outstanding publicly traded notes, is secured by two of our production facilities and the stock and intercompany debt of one of the subsidiary guarantors. The second-priority lien is secured by (1) certain of our other production facilities, which lien is shared with the lenders under our bank obligations and the holders of our outstanding publicly traded notes, and (2) substantially all of the stock of our other subsidiary guarantors, and our and the subsidiary guarantors' accounts receivable, inventory and certain intellectual property, which lien is not shared with others.

  •
  The notes bear interest at the rate of 11.25% per year, payable January 15 and July 15 of each year.

  •
  The terms of the new notes that we will issue in the exchange offer will be substantially identical to the outstanding notes, except that transfer restrictions and registration rights relating to the outstanding notes will not apply to the new notes..The exchange offer expires at 5:00 p.m., New York City time, on November 18, 2002, unless we extend it.

  •
  All outstanding notes that are validly tendered in the exchange offer and not withdrawn will be exchanged.

  •
  Tenders of outstanding notes may be withdrawn at any time before the expiration of the exchange offer.

  •
  There is no public market for the new notes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  We will pay the expenses of the exchange offer.

Before participating in this exchange offer, please refer to the section in this prospectus entitled "Risk Factors" beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 18, 2002.

        You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

        This prospectus contains summaries of the terms of certain documents. Such summaries are qualified in their entirety by reference to the full and complete text of such documents (copies of which will be made available to you upon request) for complete information with respect thereto.

INDUSTRY AND MARKET DATA

        In this prospectus we rely on and refer to information and statistics regarding our market share in the sectors in which we compete. We obtained this information and statistics from third-party sources that we believe are reliable, but have not independently verified them and cannot guarantee their accuracy or completeness.

i

SUMMARY

        This summary highlights information contained elsewhere in this prospectus and may not contain all of the information important to you. We urge you to carefully read this prospectus, including the "Risk Factors" section and the consolidated financial statements and related notes. In this prospectus, unless the context requires otherwise, "Solutia," the "company," "we," "us" and "our" each refers to Solutia Inc. and its subsidiaries.

The Exchange Offer

        The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the notes, see "Description of Notes."

The Exchange Offer	We are offering to exchange up to $223,000,000 in aggregate principal amount of our 11.25% Senior Secured Notes due 2009. The outstanding notes were originally issued and sold by SOI Funding Corp. on July 9, 2002, in reliance on an exemption from registration under the Securities Act. We assumed the obligations of SOI Funding under the notes on July 25, 2002.
We believe you may offer the new notes for resale, resell and otherwise transfer them without compliance with the registration or prospectus delivery provisions of the Securities Act if:
	•	you are acquiring the new notes in the ordinary course of your business;
	•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new notes issued to you; and
	•	you are not an affiliate, under Rule 405 of the Securities Act, of ours.
Expiration Date
The exchange offer, once commenced, will remain open for at least 20 business days and will expire at 5:00 p.m., New York City time, on November 18, 2002, unless we decide to extend the expiration date, but in no event will we extend the expiration date past December 23, 2002.
Conditions to the Exchange Offer	We may end or amend the exchange offer if:
	•	any legal proceeding, government action or other adverse development materially impairs our ability to complete the exchange offer;
	•	any SEC rule, regulation or interpretation materially impairs the exchange offer; or
	•	we have not obtained all necessary governmental approvals with respect to the exchange offer.

Please refer to the section in this prospectus entitled "The Exchange Offer—Conditions to the Exchange Offer" for a complete discussion of these conditions. We may waive any or all of these conditions. At this time, there are no adverse proceedings, actions or developments pending or, to our knowledge, threatened against us that would prohibit us from completing the exchange offer. Furthermore, no federal or state governmental approvals are necessary to complete the exchange offer.
Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time before 5:00 p.m., New York City time, on November 18, 2002.
Procedures for Tendering Outstanding Notes	To participate in the exchange offer, you must:
• complete, sign and date the accompanying letter of transmittal, or a facsimile copy of the letter of transmittal; or
• tender outstanding notes following the procedures for book-entry transfer described on pages 52 to 54.
You must mail or otherwise deliver the documentation and your outstanding notes to HSBC Bank USA, as exchange agent, at one of the addresses listed on the letter of transmittal.
Special Procedures for Beneficial Owners
If you hold outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender outstanding notes. Please refer to the section in this prospectus entitled, "The Exchange Offer—Procedures for Tendering Outstanding Notes" for more specific instructions on tendering your outstanding notes.
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and you cannot get required documents to the exchange agent on time, or you cannot complete the procedure for book-entry transfer on time, you may tender your outstanding notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer—Procedures for Tendering Outstanding Notes."
Use of Proceeds	We will not receive any proceeds from the exchange offer.
Federal Income Tax Consequences
The exchange of notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section in this prospectus entitled "Certain United States Federal Tax Considerations" for a more complete discussion of the tax consequences of tendering your outstanding notes in the exchange offer.
Exchange Agent
HSBC Bank USA is serving as exchange agent in the exchange offer. Please refer to the section in this prospectus entitled "The Exchange Offer—Exchange Agent" for more information on the exchange agent.

The New Notes

        We use the term "notes" when describing provisions that apply to both the outstanding notes and the new notes. The new notes will evidence the same debt as the outstanding notes. The same indenture will govern both the outstanding notes and the new notes. Please refer to the section in this prospectus entitled "Description of Notes" for a more complete description of the terms of the notes.

Issuer	Solutia Inc.
Notes Offered	$223,000,000 aggregate principal amount of 11.25% Senior Secured Notes due 2009.
Maturity	July 15, 2009.
Interest Payments	January 15 and July 15, commencing January 15, 2003.
Guarantees
All of our subsidiaries that guarantee our obligations under our refinanced credit facility fully and unconditionally guarantee the notes on a senior joint and several basis. Certain of our future domestic subsidiaries will be required to execute similar guarantees. The subsidiary guarantees each rank in right of payment equal to each subsidiary guarantor's existing and future senior debt.
Collateral	Pursuant to collateral and pledge agreements, the notes and the guarantees are secured by:
•
a first-priority lien, which is shared with (1) the lenders under our refinanced credit facility, the beneficiaries of our Astaris support agreement, the lessee under our co-generation lease facility at Pensacola, Florida and holders of certain designated letters of credit (collectively, the "bank obligations") and (2) holders of our outstanding publicly traded notes (together with the bank obligations, the "other secured obligations") on the following assets:
• our production facilities located in Pensacola, Florida and Martinsville, Virginia,
• 100% of the stock of our subsidiary guarantor, CPFilms Inc., and
• all intercompany debt of CPFilms Inc.
(collectively, the "first-priority collateral") and
• a second priority lien on the following assets on which the bank obligations have a first priority lien:
• 65% of the voting stock (and 100% of all other stock) of Monchem International, Inc. and 100% of the stock of the remaining subsidiary guarantors, Monchem, Inc. and Solutia Systems, Inc.,
• all intercompany debt of and held by the subsidiary guarantors (other than CPFilms Inc.),
• substantially all of our and our subsidiary guarantors' accounts receivable and inventory and certain intellectual property, and

	•	65% of the voting stock (and 100% of all other stock) of Solutia Europe, S.A./N.V. and Solutia U.K. Holdings Limited
(collectively, the "second-priority bank collateral"), and
•	a second-priority lien, which is shared with all of the holders of the other secured obligations, on our production facilities located at:
	•	Chocolate Bayou, Texas,
	•	Decatur, Alabama,
	•	Indian Orchard, Massachusetts,
	•	Greenwood, South Carolina, and
	•	Trenton, Michigan

(collectively, the "second-priority facilities collateral," and together with the first-priority collateral and the second-priority bank collateral, the "collateral"). The holders of the bank obligations also have the benefit of a first-priority lien on the second-priority facilities collateral that is limited in amount to 15% of our consolidated net tangible assets, as the same may be increased from time to time, which as of the most recent relevant test date was $284.9 million (the "non-shared first lien amount"). The liens securing the notes and guarantees on the first-priority collateral and the second-priority facilities collateral will be released when the liens on such collateral securing the bank obligations have been permanently released. The liens securing the notes and guarantees on the second-priority bank collateral will be released if (1) the liens on such collateral securing the bank obligations have been released and (2) our entire credit facility is unsecured and the revolving credit facility portion thereof is in a minimum amount of $50 million and has a term of at least 364 days. If certain events of default with respect to our debt obligations, referred to as "triggering events," have occurred and are continuing, the proceeds of the second-priority facilities collateral in excess of the non-shared first lien amount and the first-priority collateral will be shared equally and ratably among the holders of the notes and all of the other secured obligations. At any time, the proceeds of any realization of the second-priority bank collateral will be applied first to retire the bank obligations and second to repay the notes. After giving pro forma effect to the application of the net proceeds of the offering of the outstanding notes, the aggregate principal amount of other secured debt outstanding as of June 30, 2002 would have been $1,209 million.

Intercreditor Agreements	Pursuant to intercreditor agreements that were entered into concurrently with the collateral and pledge agreements, the second-priority liens securing the notes and the guarantees are expressly junior to the first-priority liens on the bank collateral and the second priority facilities collateral. In addition, under the intercreditor agreements, the liens securing the notes and the guarantees may not be enforced by the holders of the notes at any time when any bank obligations are outstanding, except for certain limited exceptions. Amendments or waivers by the holders of the bank obligations shall also be effective as to the liens securing the notes and the guarantees. Except for any time on and after a triggering event has occurred, the holders of the bank obligations will control the disposition of the collateral, and will receive all proceeds from sales of the collateral until the bank obligations are repaid in full.

On and after the occurrence of a triggering event, collateral may not be sold without the consent of, among other parties, a majority in principal amount of the notes; however, the collateral may be sold in a foreclosure, regardless of whether such consent is given.
Ranking	The notes are senior obligations and rank equally in right of payment with all of our existing and future senior debt.
The notes are structurally subordinated to all obligations of our subsidiaries that do not guarantee the notes with respect to the assets of those subsidiaries.

At June 30, 2002, on a pro forma basis as if the offering of the outstanding notes had occurred on that date, we and the subsidiary guarantors would have had approximately $973 million of outstanding debt, and our non-guarantor subsidiaries would have had approximately $249 million of outstanding debt.
Change of Control
Upon a change of control of Solutia Inc., you will have the right to require us to repurchase all of your notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. We might not be able to pay you the required price for notes you request us to purchase at that time because we may not have enough funds or the terms of our other debt may prevent us from paying you. See "Description of Notes—Repurchase at Option of Holders—Change of Control."
Optional Redemption	At any time on or prior to July 15, 2005, we may redeem up to 35% of the notes with the net proceeds of one or more equity offerings, provided that
• we pay 111.25% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the date of redemption and
• at least 65% of the aggregate principal amount of all notes issued under the indenture governing the notes remain outstanding afterward.
See "Description of Notes—Optional Redemption."

Covenants	The indenture limits our ability and the ability of our subsidiaries to:
	•	incur additional debt;
	•	pay dividends on our capital stock or repurchase our capital stock;
	•	make certain investments;
	•	enter into certain types of transactions with affiliates;
	•	limit dividends or other payments by our restricted subsidiaries to us;
	•	use assets as security in other transactions; and
	•	sell certain assets or merge with or into other companies.
These covenants are subject to a number of important exceptions and limitations, which are described under the heading "Description of Notes—Certain Covenants."
Fall-Away of Certain Covenants	From the time the notes are rated investment grade by both Moody's and Standard & Poor's, many of the restrictive covenants will cease to apply.

The Company

Overview

        We are a leading, global manufacturer and marketer of a wide variety of high-performance chemical-based materials used for a broad range of consumer and industrial applications. Our principal products and services include plastic films used to make laminated safety glass for automotive and architectural applications, branded resins and additives used to produce coatings and adhesives, nylon fibers used to manufacture commercial and residential carpets, and process research and development for the pharmaceutical industry. We own and operate 30 manufacturing facilities globally, including 15 facilities in the United States, and generated approximately 43% of our revenues from markets outside the United States in 2001. For the twelve months ended June 30, 2002, we had net sales of $2,723 million and adjusted EBITDA (as defined in note 2 under "—Summary Historical Consolidated Financial Data") of $253 million. At October 15, 2002 our market capitalization was approximately $489 million.

        Solutia Inc. was incorporated in April 1997 to hold most of the chemical businesses of the former Monsanto Company, now known as Pharmacia Corporation. On September 1, 1997, Monsanto distributed our shares as a dividend to Monsanto's stockholders, and we became an independent publicly held company listed on the New York Stock Exchange under the symbol "SOI".

        We have organized our operations into three business segments: Performance Films, Specialty Products and Integrated Nylon.

  Performance Films

        Our Performance Films business is a leading global manufacturer of plastic interlayer for laminated safety glass. Performance Films products are used in automotive windshields and architectural applications and for electronic displays. Our products impart measurable benefits to glass: enhanced protection from shattering, noise reduction and UV protection. Our interlayer is marketed under the SAFLEX® and KEEPSAFE® families of products. Automobiles manufactured throughout the world are required to have laminated glass for their windshields. In addition to windshields, we also sell our interlayer for side and rear windows of automobiles as Enhanced Protective Glass, or EPG. Our window films for aftermarket installation on automobiles and buildings include the following leading brands: LLUMAR®, VISTA®, FORMULAONE PERFORMANCE AUTOMOTIVE FILMS® and GILA®. Our newest brand, VANCEVA™, combines our expertise in plastic interlayer products with our technology to add new features to film, such as design, color and enhanced sound protection, which provide new solutions for architectural and automotive glass systems. We also manufacture industrial films for use in high-tech electronic display applications. Our electronic display films offer electric conductivity and design capabilities.

        Our Performance Films business had net sales of $578 million for the twelve months ended June 30, 2002, representing approximately 21% of our total net sales.

  Specialty Products

        Our Specialty Products business comprises Functional Solutions (formerly known as Resins and Additives and Industrial Products) and Pharmaceutical Services. Our Resins and Additives products include a diverse array of ingredients that provide durability to paints and other coatings; technical resins for specialty applications; and pressure-sensitive adhesives. We produce a range of environmentally friendly products, including waterborne alkyd resins for liquid coatings and solid resins for powder coatings. These products have experienced higher growth rates than solvent-based resins due to substitution trends in the United States and Europe. Our Industrial Products portfolio contains high-performance products, many of which are market leaders—including SKYDROL® aviation hydraulic fluids, THERMINOL® heat transfer fluids and DEQUEST® phosphonates water-treatment fluids. Pharmaceutical Services provides seamless development services—from process research to small scale-up manufacturing—for leading pharmaceutical and biotechnology companies. Pharmaceutical Services was formed by the acquisition of CarboGen and AMCIS in the first quarter of 2000.

        Our Specialty Products business had net sales of $891 million for the twelve months ended June 30, 2002, representing approximately 33% of our total net sales.

  Integrated Nylon

        We are one of the world's few fully integrated producers of nylon 6,6, from intermediates to polymers, plastics, and fibers. Our nylon and acrylic fibers are used to make consumer goods such as wear-resistant carpeting, vibrant upholstery fabrics and tires. Many of our fibers are sold under widely recognized brand names such as WEAR-DATED® carpet and upholstery for consumers, and ULTRON® carpet for commercial markets. We expect that our branded products, which are principally distributed through nationally-recognized outlets such as Home Depot, Lowe's and Carpet One, will represent approximately 50% of our carpet fiber sales in 2002. We also produce nylon 6,6 resin, sold under the VYDYNE® and ASCEND® brand names, to the engineered thermoplastic and polymer markets. These resins are principally used to manufacture automotive products. Our intermediate products are used as feedstock for fiber and resin production and are also sold on the merchant market.

        Our Integrated Nylon business had net sales of $1,255 million for the twelve months ended June 30, 2002, representing approximately 46% of our total net sales.

Principal Equity Affiliates

        We participate in two principal joint ventures in which we maintain a 50% interest and share management control with other companies. Flexsys, a 50/50 joint venture with Akzo Nobel N.V., is a leading supplier of process chemicals to the rubber industry and is headquartered in Belgium. Astaris, a 50/50 joint venture with FMC Corporation, sells phosphorus and phosphate salts into the bakery, pharmaceutical, meat and poultry and industrial markets and is headquartered in the United States.

Recent Industry Conditions

        We are affected by economic conditions, particularly those in the domestic housing industry and global automotive industries. Each of these industries is cyclical. A general weakening of the economy in the United States and Europe in 2001 depressed consumer demand in these marketplaces, which negatively affected our sales for the year.

        Natural gas and propylene constitute our largest raw material costs. In January 2001, natural gas prices reached a high of nearly $10.00 per million British thermal units ("mmBtu"), versus a historical ten-year average price of $2.64/mmBtu. Slowing consumer demand negatively impacted the ability of chemical manufacturers, including us, to pass these rising costs on to customers. Though natural gas prices normalized in the second half of 2001, averaging $2.78/mmBtu, continued weak demand also limited the ability of chemical manufacturers to retain the benefit of decreasing raw material costs. This environment negatively affected our financial performance for the year.

        Contract propylene prices increased dramatically in the first half of 2000, rising from a historical ten-year average price of $0.17/lb to a high of approximately $0.26/lb in June 2000. Prices slowly declined during the second half of 2000, but remained elevated on a historical basis during the first quarter of 2001, averaging $0.21/lb. Following the adverse market conditions of 2000 and 2001, prices on key raw materials have returned to or fallen below historical levels. In the first half of 2002, natural gas prices averaged $2.96/mmBtu, while contract propylene prices averaged $0.17/lb.

        In addition to higher raw material costs, the nylon industry witnessed particularly weak demand in 2001. In response, nylon producers, including Solutia, and carpet manufacturers reduced operating rates and consequently depleted inventory through the production chain. Beginning in the second quarter of 2001, declining raw material prices have helped to offset lower demand caused by the weak economic environment. However, in the second half of 2002, the industry has continued to struggle with volatile raw material prices, with crude oil remaining at or above $30/barrel. The price of a number of petro-chemical feed stocks has risen despite any real signs of recovery in the markets.

Competitive Strengths

        Leading market positions.    We have leading market positions for most of our principal products. For example, we are the leading global producer of polyvinyl butyral ("PVB"), the specialty resin used in the production of laminated safety glass. We are the only significant manufacturer of, or have leading positions in, a number of niche products in our Specialty Products segment. These products, including SKYDROL® aviation hydraulic fluids, THERMINOL® heat transfer fluids and DEQUEST® phosphonates water treatment fluids, benefit from distinct technical capabilities, unique properties and superior customer service. We also are the second largest North American producer of nylon fibers, which we competitively market on a branded and non-branded basis.

        Industry-leading technical and product development capabilities.    Our strong research and product development capabilities have resulted in the development of new products in many of our business segments. For example, in January 2002 at the North American International Auto Show in Detroit, Ford Motor Company and General Motors Corporation both unveiled concept vehicles that incorporate VANCEVA™ colored glass interlayer produced by our Performance Films business. These products enable designers to customize vehicles by color matching or contrasting the glass with a vehicle's paint. Our Specialty Products segment has developed low temperature vapor phase heat transfer fluids for processing of temperature sensitive polymers and developed biodegradable chelates and scale inhibitors to meet market needs for more environmentally friendly products. Our Integrated Nylon segment has introduced a new wear-resistant staple fiber system for carpet under the TRAFFIC CONTROL FIBER SYSTEM® brand name.

        Diverse business mix and high quality customer base.    We have a broad portfolio of products that are sold into a diverse array of applications and end-markets, including the automotive products, commercial carpet, architectural and pharmaceutical industries. Our customers represent the world's leading manufacturers in the industries we serve. These customers include DaimlerChrysler, General Motors, Ford, BMW, Weather-Shield, PPG and Guardian, which purchase laminated safety glass manufactured with our PVB film. In our Specialty Products segment we have been awarded leading supplier status by customers such as Boeing for our aviation fluids. Additionally, as the second largest U.S. manufacturer of nylon 6,6, we supply leading national carpet manufacturers such as Mohawk, Shaw and Beaulieu. Our 10 largest customers have been with us for over 20 years and no single customer represented 10% or more of our net sales in 2001. We believe our broad product portfolio, diverse end markets and loyal, high quality customers lessen the impact of cyclicality within any one market on our combined operations.

        An increasingly global presence.    In addition to supplying our products to a wide variety of industries and customers, we have further reduced risk by geographically diversifying our business. We sell our products in more than 80 countries worldwide. Our sales for non-U.S. markets, including Europe, Canada, Latin America and Asia, have increased from 29% in 1998 to approximately 43% in 2001. Our products are sold globally through both a direct sales force and distributors.

        Strong management team with extensive industry experience.    Our senior management team consists of professionals with long-term experience within our company or broad talents and expertise in the chemical industry. Our 8 senior executives have an average of over 26 years of experience in the chemical industry. Moreover, our senior management team is supported by business unit managers who have extensive experience within their respective industry segments.

Business Strategy and Financial Objectives

        Expand high margin, high growth businesses.    We plan to expand and grow our Performance Films and selected Specialty Products businesses through product development, new product introductions and prudent capital investments. In 2001, we introduced the VANCEVA™ brand of Advanced Solutions for Glass, which enables us to collaborate with customers to meet their specific needs for color, design and acoustic glazing in both automotive and architectural applications. We continue to work for the adoption of EPG in all glass openings of automobiles. EPG is currently a standard or an optional feature on 24 car models incorporating our SAFLEX® interlayer. In the rapidly evolving architectural segment, we created the Solutia Architectural Glazing Solutions Center to anticipate and satisfy developing needs for color, design and aesthetic choices. In the electronics sector, we are focusing on market-expanding opportunities in the growing electronics displays segment. In addition, we have dedicated resources to further building our world-leading LLUMAR® brand of window films in global markets.

        We plan to grow our state-of-the-art Pharmaceutical Services business through our unique combination of scientific expertise, efficient process management and unparalleled service. We significantly increased our sales in this business in 2001 and continue to view this area as a future growth opportunity. On May 31, 2002, we acquired Axio Research Corporation to complement our Pharmaceutical Services offerings. Axio is a contract research organization providing clinical trial design and data management to a wide range of clients including pharmaceutical, biotechnology and medical device companies as well as academic and government research groups. Our Resins and Additives business is backed by our global manufacturing and strong technical support capabilities. We continue to introduce technical solutions and provide application support to meet the rising demand for environmentally friendly coatings technologies. In Industrial Products, we continue to leverage our market-leading brands and pursue niche opportunities in new geographic markets.

        Optimize cash flow generation from our Integrated Nylon segment.    Our strategy is to maximize the value of our nylon businesses by leveraging our integrated position, aggressively managing our costs, as we have done through workforce reductions and improved operating efficiencies, and building on our leading brand names, such as WEAR-DATED®. For example, during the past several years, we extended the WEAR-DATED® brand to two new product lines: DURASOFT®, which offers exceptional softness and durability; and THERMASEALED®, which uses new technology to combine the look and feel of wool carpets with the reliability of nylon 6,6.

        Continue to improve our cost structure and capital efficiency.    We intend to continue to manage costs and capital effectively. Through headcount reductions and restructuring activities completed at the end of the first quarter of 2002, we achieved annual cost savings of $60 million. We also currently expect to achieve our goal of approximately $100 million in annual savings, relative to our 2000 costs, by the end of 2002. In addition, we reduced our capital expenditures for 2001 to $94 million from $221 million in 2000, and we expect that the level of capital expenditures in 2002 will be similar to or less than the amount spent in 2001. We believe these reductions in capital expenditures will improve our capital efficiency while allowing us to selectively invest in growth segments, take advantage of new markets and continue our product development efforts. In addition, we are continuing to efficiently manage working capital by maintaining inventory levels that are consistent with current market demand.

        Reduce debt.    We intend to use a significant portion of our cash flow from operations to reduce indebtedness. In addition, we plan to actively pursue divestments of non-strategic businesses and use proceeds from such divestitures to reduce debt, as was the case with our recent sale of our 50% interest in the Advanced Elastomer Systems joint venture for approximately $102 million.

        Re-establish an investment grade rating.    We are committed to the goal of re-establishing our investment grade rating through the execution of the business strategies and financial objectives discussed above.

Anniston Litigation

        We and the former Monsanto Company (now known as Pharmacia Corporation) are defendants in two principal tort cases claiming, among other things, property damage and personal injury arising out of the presence of PCBs in the Anniston, Alabama area: the Abernathy Litigation, involving approximately 3,500 plaintiffs, pending in Alabama state court, and the Tolbert Litigation, involving approximately 15,000 plaintiffs, pending in federal district court in Alabama. Pursuant to an agreement entered into at the time we were spun off as a separate company from the former Monsanto Company, we agreed to assume responsibility, and to indemnify Monsanto, for environmental liabilities related to the chemical businesses distributed to us.

        In the Abernathy Litigation, plaintiffs are seeking compensatory and punitive damages and injunctive relief requiring us to remove alleged contamination. On February 22, 2002, a jury returned a verdict for 17 plaintiffs on claims for property damage and exposure to PCBs. The trial court has not submitted the issue of compensatory damages for property claims to the jury for determination. Instead, the court has proceeded to hear damages evidence for each plaintiff making property claims. Personal injury claims have not yet been submitted by the court to the jury. Punitive damages, if any, will be determined at the end of the trial of all claims.

        We cannot predict the amount of damages we will have to pay, if any, or the timing of such payments with regard to these cases. The uncertain outcome of these cases could materially impact our ability to refinance our indebtedness as it comes due. For more information on this matter and the risks related thereto, see "Risk Factors—Risks Relating to Our Business—Legal proceedings and other claims could impose substantial costs on us."

Assumption

        The outstanding notes originally were issued by SOI Funding Corp., a Delaware corporation organized for the specific purpose of issuing the outstanding notes and placing the offering proceeds therefrom in escrow until such time as we amended our revolving credit facility and met specific other conditions to releasing the offering proceeds from escrow. On July 25, 2002 we (1) amended and restated our revolving credit facility, (2) assumed SOI Funding's obligations under the notes, and (3) satisfied the other conditions to releasing the offering proceeds from escrow. Having served its purpose in connection with our refinancing plan, SOI Funding was dissolved on July 31, 2002.

Summary Historical Consolidated Financial Data

        Our summary historical consolidated financial data as of December 31, 1997, 1998, 1999, 2000 and 2001 and for each of the years in the period then ended have been derived from our audited consolidated financial statements. The unaudited historical consolidated financial data as of June 30, 2001 and 2002 and for the six-month periods ended June 30, 2001 and 2002 was derived from our unaudited consolidated financial statements. The unaudited consolidated financial data reflect all normal recurring adjustments necessary for a fair presentation of these results. Our results of operations for the six-month period ended June 30, 2002 are not necessarily indicative of the results that may be expected for the full fiscal year 2002. The information in this table is qualified in its entirety by, and you should read it in conjunction with, our consolidated financial statements, including the notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus or as previously filed with the SEC.

	Year Ended December 31,					Six Months Ended June 30,
	1997(1)	1998	1999	2000	2001	2001	2002
	(dollars in millions)
Operating Results:
Net Sales:
Performance Films	$651	$570	$669	$692	$591	$310	$297
Specialty Products	635	775	760	1,004	918	485	458
Integrated Nylon	1,669	1,497	1,407	1,490	1,308	689	636
Intersegment Sales	(23)	(7)	(6)	(1)	—	—	1
Other Revenues	7	—	—	—	—	—	—
Total Net Sales	2,969	2,835	2,830	3,185	2,817	1,484	1,390
Gross Profit	653	750	652	486	429	256	259
As percent of net sales	22%	26%	23%	15%	15%	17%	19%
Marketing, Administrative and Technological Expenses	363	364	355	429	401	197	191
Amortization Expense	—	—	3	33	34	16	2
Operating Income (Loss)	290	386	294	24	(6)	43	66
As percent of net sales	10%	14%	10%	1%	—	3%	5%
Equity Earnings of Unconsolidated Affiliates	31	25	36	35	(13)	12	12
Interest Expense	41	43	40	83	90	(44)	(44)
Income (Loss) from Continuing Operations before Income Taxes and Change in Accounting Principle	290	375	303	41	(77)	48	43
Net Income (Loss)(2)	192	249	206	49	(59)	35	(130)
Balance Sheet Data:
Cash and Cash Equivalents	$24	$89	$28	$19	$23	$17	$13
Property, Plant & Equipment, net	923	944	1,316	1,205	1,143	1,157	1,137
Total Assets	2,768	2,765	3,770	3,581	3,408	3,458	3,200
Total Debt	790	597	1,313	1,278	1,310	1,367	1,222
Total Shareholders' Equity (Deficit)	(131)	(7)	82	(34)	(113)	(52)	(158)
Selected Financial Data:
Adjusted EBITDA(3)	$519	$533	$506	$373	$244	$133	$142
Depreciation and Amortization	145	147	151	191	184	90	76
Capital Expenditures	165	158	257	221	94	43	31
Cash provided by (used in):
Operating activities	$159	$537	$364	$244	$44	$(82)	$49
Investing activities	(158)	(144)	(1,062)	(111)	(86)	(29)	52
Financing activities	23	(328)	637	(142)	46	109	(111)
Twelve Months Ended June 30, 2002
Pro Forma Financial Data(4):
Adjusted EBITDA(3)	$253
Interest Expense(5)	110
Total Debt(5)	1,211
Ratio of Total Debt to Adjusted EBITDA(3)	4.8
Ratio of Adjusted EBITDA to Interest Expense(3)	2.3

(footnotes begin on following page)

(1)
Net Sales in 1997 for individual segments do not reflect adjustments made to reported amounts for 1998 through 2001 in connection with the realignment of our business segments in 2001.

(2)
Net income (loss) includes restructuring charges and other items of $1 million in 1998, $38 million in 1999, $74 million in 2000 and $79 million in 2001. Net income (loss) includes a gain of $17 million, resulting from an insurance settlement associated with a fire at our Wiesbaden, Germany production facility, for the six months ended June 30, 2001. Net income (loss) includes a charge for the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," of $167 million, for the six months ended June 30, 2002.

(3)
Adjusted EBITDA is defined as operating income plus depreciation and amortization and excludes certain cash and non-cash charges, as identified in the table below. Adjusted EBITDA is not a measure of performance under generally accepted accounting principles and should not be used in isolation or as a substitute for net income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Adjusted EBITDA information is included because we believe that certain investors may use it as supplemental information to evaluate a company's ability to service debt. The definition of Adjusted EBITDA used in this prospectus may not be comparable to the definition used by other companies.

	Year Ended December 31,					Six Months Ended June 30,
	1997	1998	1999	2000	2001	2001	2002
	(dollars in millions)
Operating Income (Loss)	$290	$386	$294	$24	$(6)	$43	$66
Add Depreciation & Amortization	145	147	151	191	184	90	76
Adjustments:
Severance Charges(a)	(8)	—	(2)	50	11	—	—
Restructuring Charges(b)	—	—	28	8	—	—	—
Non-Performing, Non-Strategic Asset Write Downs(c)	—	—	6	100	1	—	—
Increases to Environmental and Self-Insurance Reserves (d)	92	—	29	—	54	—	—

Adjusted EBITDA	$519	$533	$506	$373	$244	$133	$142

  (a)
  Severance charges represent the following:

  •
  In 1997, an $8 million reversal of excess restructuring reserves related to facilities closures.

  •
  In 1999, a $2 million reversal of excess restructuring reserves related to headcount reductions and facilities closures.

  •
  In 2000, a $50 million charge for workforce reductions of approximately 700 people across all world areas and functions of the Company.

  •
  In 2001, an $11 million charge for additional severance charges to cover cost overruns associated with the 2001 restructuring program.
  (b)
  Restructuring charges represent the following:

  •
  In 1999, a $28 million charge related to exiting Integrated Nylon's ammonia business.

  •
  In 2000, an $8 million charge recorded in Specialty Products related to exiting operations at the Port Plastics site in Addyston, Ohio.
  (c)
  Non-performing and non-strategic asset write downs represent the following:

  •
  In 1999, a $6 million charge to write down an Integrated Nylon bulk continuous filament spinning machine.

  •
  In 2000, a $76 million charge recorded in Integrated Nylon to write down certain non-performing and non-strategic production assets, a $15 million charge recorded in Specialty Products to write down chlorobenzenes' production assets, a $6 million charge to write down certain capitalized software costs related to the formation of the Astaris joint venture and a $3 million charge for the closure of certain non-strategic facilities.

  •
  In 2001, a $1 million charge to write down certain intangible assets in Specialty Products.
  (d)
  Increases to environmental and self-insurance reserves represent the following:

  •
  In 1997, a $92 million charge to increase environmental reserves because of the adoption of Statement of Position No. 96-1 and for changed circumstances relating to the ultimate outcome of previously known environmental matters.

  •
  In 1999, a $29 million charge for the anticipated settlement of certain pending property claims related to the Anniston, Alabama plant site.

    •
    In 2001, a $34 million charge to increase environmental reserves which reflects revised estimates for changed circumstances relating to the ultimate outcome of previously known environmental matters relating to solid and hazardous waste remediation of products that are no longer produced. These revised estimates were based upon agreements completed with environmental authorities and the availability of new information from recently completed environmental studies.

    •
    In 2001, a $20 million charge to increase self-insurance reserves which was necessary to bring the aggregate self-insurance liability to an appropriate balance based upon recent loss experience and recently updated actuarial assumptions. The majority of our self-insurance reserves are associated with estimated product liabilities that we inherited in the spinoff from Monsanto Company in 1997 and products that are no longer produced.

(4)
The pro forma data gives effect to the offering of the outstanding notes and the use of proceeds therefrom as if the offering occurred on July 1, 2001.

(5)
Pro forma interest expense and total debt are calculated after giving effect to the offering of the outstanding notes and the use of proceeds as set forth in "Use of Proceeds." These pro forma amounts do not reflect changes in interest rates under the revolving credit facility.

Risk Factors

        You should consider carefully all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section entitled "Risk Factors" for an explanation of certain risks of participating in the exchange offer.

RISK FACTORS

        In considering whether to tender your outstanding notes in the exchange offer, you should carefully consider all the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors described below.

Risks Relating to the Notes

  Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

        We and our consolidated subsidiaries have substantial indebtedness and, as a result, significant debt service obligations. At June 30, 2002, we had outstanding debt of $1,222 million, constituting approximately 115% of our total capitalization, and a total shareholders' deficit of $158 million. For each of the twelve months ended December 31, 2001 and June 30, 2002, interest expense of Solutia and its consolidated subsidiaries was, respectively, $90 million and $90 million. Earnings for each of the twelve months ended December 31, 2001, and June 30, 2002, were insufficient to cover fixed charges by $29 million and $18 million, respectively. At June 30, 2002, our bank credit agreements permitted us to incur $375 million of additional debt under our existing credit facility. Our credit facility and the indentures governing the notes and our other notes and debentures permit us and our consolidated subsidiaries to incur or guarantee certain additional indebtedness, subject to certain limitations.

        Our substantial level of debt and these significant demands on our cash resources could have important effects on your investment in the units. These effects may include:

  •
  making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

  •
  limiting our ability to obtain additional financing on satisfactory terms to fund our working capital requirements, capital expenditures, research and development efforts, acquisitions, investments, debt service requirements and other general corporate obligations;

  •
  increasing our vulnerability to general economic downturns and adverse competitive and industry conditions, which could place us at a competitive disadvantage compared to our competitors that are less leveraged;

  •
  increasing our exposure to interest rate increases because a portion of our borrowings is at variable interest rates;

  •
  reducing the availability of our cash flow to fund our working capital requirements, capital expenditures, research and development, acquisitions, investments and other general corporate requirements because we will be required to use a substantial portion of our cash flow to service our debt obligations; and

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the chemical industry.

        Our ability to pay principal and interest on the notes and to satisfy our other debt obligations will depend upon our future operating performance and the availability of refinancing debt. If we are unable to service our debt and fund our business, we may be forced to reduce or delay capital expenditures, seek additional debt financing or equity capital, restructure or refinance our debt or sell assets.

  Our operations are restricted by the terms of our debt, which could adversely affect us.

        The indenture relating to the notes includes a number of significant restrictive covenants. These covenants could adversely affect us by limiting our ability to plan for or react to market conditions or to meet our capital needs. These covenants, among other things, restrict our ability and the ability of our subsidiaries to:

  •
  incur additional debt;

  •
  pay dividends on our equity interests or repurchase our equity interests;

  •
  make certain investments;

  •
  enter into certain types of transactions with affiliates;

  •
  limit dividends or other payments by our restricted subsidiaries to us;

  •
  use assets as security in other transactions; and

  •
  sell certain assets or merge with or into other companies.

        In addition, our refinanced credit facility requires us to maintain certain financial ratios and meet other financial tests. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in us being required to repay these borrowings before their due date. If we were unable to make this repayment or otherwise refinance these borrowings, the lenders under our refinanced credit facility could foreclose on our assets. If we were able to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely impacted by increased costs and rates.

  The notes are our obligations and not obligations of our non-guarantor subsidiaries and will be effectively subordinated to the claims of our non-guarantor subsidiaries' creditors.

        The notes are our direct obligations and are guaranteed by substantially all of our domestic subsidiaries. All of our foreign subsidiaries and certain immaterial domestic subsidiaries are not guarantors of the notes. Our cash flow and our ability to service our debt, including the notes, depend partly upon the earnings of our non-guarantor subsidiaries. At June 30, 2002, the non-guarantor subsidiaries had approximately $249 million of outstanding debt.

        Our subsidiaries are separate and distinct legal entities. Except for the guarantors, our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including senior debenture and note holders and bank and trade creditors. This means that the holders of that debt would have a claim prior to that of the noteholders with respect to the assets of that non-guarantor subsidiary. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        At, and for the twelve months ended, June 30, 2002, the non-guarantor subsidiaries represented approximately 35% of our consolidated assets. To the extent we expand our foreign operations, a larger percentage of our consolidated assets, net sales, EBITDA and operating income may be derived from non-guarantor subsidiaries. Our ability to repatriate cash from subsidiaries may be limited.

  The collateral securing the notes is subject to control by other creditors. If there is a default, the value of the collateral may not be sufficient to repay the bank obligations, our outstanding publicly traded notes and the notes.

        The second-priority lien that secures the notes is expressly junior to the first-priority liens on the second-priority facilities collateral and the second-priority bank collateral. In addition, under the intercreditor agreements, the liens securing the notes may not be enforced by the holders of the notes at any time when any bank obligations are outstanding, except for certain limited exceptions. Provisions of the agreements relating to securing the notes may be amended or waived automatically upon comparable amendment or waiver of the collateral documents (except, in the case of releases of collateral, unless certain other conditions are met). Except on and after the occurrence of certain events of bankruptcy and acceleration under our debt obligations (any such event, a "triggering event"), the holders of the bank obligations will control the disposition of the collateral, and will receive all proceeds from the sale of the collateral until the bank obligations are repaid in full.

        The bank obligations are secured by a first-priority lien on all of the second-priority facilities collateral. This first-priority lien is limited in amount to 15% of our consolidated net tangible assets as of the most recent relevant test date, presently $284.9 million (the "non-shared first lien amount"). The non-shared first lien amount may be further increased from time to time as our tangible asset base grows. The remaining value of the second-priority facilities collateral provides a second-priority lien to equally and ratably secure the bank obligations, our outstanding publicly traded notes and the notes. Additional collateral, comprising substantially all of the stock of the subsidiary guarantors, accounts receivable, inventory and certain intellectual property, secures the bank obligations and provides a second-priority lien for the benefit of the holders of the notes. The liens securing the notes and guarantees on the first-priority collateral and the second-priority facilities collateral will be released when the liens on such collateral securing the bank obligations have been permanently released. The liens securing the notes and guarantees on the second-priority bank collateral will be released if (1) the liens on such collateral securing the bank obligations have been released and (2) our entire credit facility is unsecured and the revolving credit facility portion thereof is in a minimum amount of $50 million and has a term of at least 364 days. If a triggering event has occurred and is continuing, the proceeds of the second-priority facilities collateral in excess of the non-shared first lien amount and the first-priority collateral will be shared equally and ratably among the holders of the notes and all of the other secured obligations. At any time, the proceeds of any realization on the second-priority bank collateral will be applied first to retire the bank obligations and second to repay the notes.

        No appraisal of the value of the collateral has been performed in connection with this exchange offer, and the value of the collateral in the event of liquidation will depend on market conditions, the availability of buyers and other factors. We cannot assure you that the proceeds from the sale or sales of such collateral would be sufficient to satisfy the amounts outstanding under the notes and other obligations secured by the second-priority liens after payment in full of all obligations secured by the first-priority liens on the collateral. If such proceeds were not sufficient to repay amounts under the notes, then holders of the notes would have a general unsecured claim against our and the subsidiary guarantors' remaining assets that are not otherwise pledged to other creditors.

        The right of the collateral agent to foreclose upon and sell the collateral upon the occurrence of a default will also be subject to limitations under applicable bankruptcy laws if a bankruptcy proceeding is commenced against us or our subsidiaries.

  We and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks described above.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. We expect to incur additional indebtedness, including additional borrowings under our amended credit facility. The liens under our amended credit facility are effectively senior to the notes and the guarantees of the guarantors to the extent of the collateral securing those borrowings. In addition, under the terms of the intercreditor agreements, at any time that the bank obligations that have the benefit of the liens are outstanding, any actions that may be taken in respect of the collateral, including the approval of certain amendments to the collateral documents, waivers of past defaults, the ability to cause the commencement of enforcement proceedings and to control the conduct of such proceedings, will be at the direction of the holders of the bank obligations and the trustee, on behalf of the holders of the notes, will not have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected. If additional new debt is added to our current debt levels, it could have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations on the notes.

  Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor, if the guarantor at the time it incurred the indebtedness evidenced by its guarantee:

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of its guarantee and was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        The indenture requires that certain future domestic subsidiaries guarantee the notes. These considerations will also apply to their guarantees.

        On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes and its guarantee of our amended credit facility, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard. If a court did not agree with our conclusions, it could void the guarantees of the notes by one or more of our subsidiaries and require you to return any payments received from such subsidiaries.

  We may not have the ability to raise the funds to purchase notes upon a change of control as required by the indenture.

        Upon the occurrence of certain change-of-control events, each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. Our ability to repurchase the notes upon a change of control will be limited by the terms of our other debt. Upon a change of control, we may be required immediately to repay the outstanding principal, any accrued interest and any other amounts owed by us under our amended credit facility. We cannot assure you that we would be able to repay amounts outstanding under our amended credit facility or obtain necessary consents under the amended credit facility to repurchase the notes. Any requirement to offer to purchase any outstanding notes may result in our having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance this indebtedness, the financing may not be on terms favorable to us.

  Servicing our debt obligations requires a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

        Our ability to satisfy our debt service obligations will depend, among other things, upon our future operating performance and our ability to refinance indebtedness when necessary. Each of these factors largely depends on economic, financial, competitive and other factors beyond our control. If, in the future, we cannot generate sufficient cash from our operations to meet our debt service obligations, we may need to reduce or delay capital expenditures or curtail research and development. In addition, we may need to refinance our debt, obtain additional financing or sell assets, which we may not be able to do on commercially reasonable terms, if at all. Our business may not generate sufficient cash flow to satisfy our debt service obligations, and we may not be able to obtain funding sufficient to do so.

  Restrictions imposed by the indenture and our amended credit facility may limit our ability to finance future operations or capital needs or engage in other business activities that may be in our interest. Our failure to comply with these restrictions could lead to an acceleration of our indebtedness.

        The indenture relating to the notes and our amended credit facility contain numerous financial and operating covenants that, among other things, limit our and our subsidiaries' ability to (1) incur additional indebtedness, (2) repurchase or redeem capital stock, (3) create liens or other encumbrances, (4) make certain payments and investments, including dividend payments other than our normal cash dividend, (5) sell or otherwise dispose of assets, (6) merge or consolidate with other entities or (7) engage in certain transactions with subsidiaries and affiliates. Our amended credit facility also requires us to meet certain financial ratios and tests. Agreements governing future indebtedness could also contain significant financial and operating restrictions. Our ability to comply with these restrictions may be affected by the other factors discussed in this section, "—Risks Relating to Our Business," and factors beyond our control. A failure to comply with the obligations contained in our amended credit facility or our indentures could result in an event of default under our amended credit facility or the indentures, which could permit acceleration of the related debt and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments. If not, the notes would likely lose much or all of their value.

  You may find it difficult to sell your new notes because no public trading market for the new notes exists.

        The new notes are a new issue of securities for which there is currently no active trading market. The new notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market. We do not intend to list the new notes on any national securities exchange or to seek the admission of the new notes for quotation through the Nasdaq Stock Market, Inc. In addition, the new notes will not be eligible for trading on the Private Offerings, Resales, and Trading through Automatic Linkages Market, also known as the PORTAL Market. PORTAL is a computerized communications facility for primary offering and secondary trading of securities that are eligible for resale pursuant to Rule 144A and that are (1) restricted securities, as defined in Rule 144(a)(3), or (2) contractually required to be resold only in compliance with Rule 144, Rule 144A, Regulation S or in secondary private placements. If the new notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects.

        Accordingly,

  •
  a market for the new notes may not develop;

  •
  you may not be able to sell your new notes; and

  •
  you may not be able to sell your new notes at any particular price.

  If you do not exchange your outstanding notes for new notes, your notes will continue to have restrictions on transfer.

        If you do not exchange your outstanding notes for new notes in the exchange offer, or if your outstanding notes are tendered but not accepted, your notes will continue to have restrictions on transfer. In general, you may offer or sell any outstanding notes only if the notes are registered under the Securities Act and applicable state laws, or resold under an exemption from these laws. We do not intend to register the outstanding notes under the Securities Act, other than in the limited circumstances described in the registration rights agreement discussed in the section "Exchange Offer; Registration Rights."

  The issuance of the new notes may adversely affect the market for outstanding notes.

        If outstanding notes are tendered for exchange, the trading market for untendered and tendered but unaccepted outstanding notes could be adversely affected. Please refer to the section in this prospectus entitled "The Exchange Offer—Consequences of Failure to Exchange."

Risks Relating to Our Business

  Legal proceedings and other claims could impose substantial costs on us.

        As a manufacturer of chemical-based materials, we have lawsuits involving environmental and product liability claims filed against us from time to time. We are defending a number of legal proceedings primarily relating to former operations, including claims for personal injury and property damage arising out of releases of or alleged exposure to materials that are classified as hazardous substances under federal environmental law. Some of these proceedings have also been brought against our former parent, the former Monsanto Company (now known as Pharmacia Corporation), which we have agreed to indemnify for the claims. Before merging with Pharmacia & Upjohn, Monsanto conducted many of the businesses we now operate that are the subject of these lawsuits.

        The most significant claims involve allegations of personal injury and property damage associated with the former manufacture of polychlorinated biphenyls, which are known as "PCBs," and related releases of PCBs at our Anniston, Alabama facility. Four cases originally filed in Circuit Court for Calhoun County, Alabama on behalf of approximately 3,500 individuals living or working near the Anniston facility (the "Abernathy Plaintiffs") were consolidated for trial. In February 2002, a jury returned a verdict for the plaintiffs in the first phase of the trial relating to claims of property damage and exposure to PCBs made by 16 individuals and one business from the larger group of plaintiffs. The verdict found us liable with respect to all counts before the jury, including negligence, wantonness, trespass, nuisance, outrage and suppression of truth. The jury has yet to return a finding with respect to damages, but the verdict carries the possibility of both compensatory and punitive damages.

        In February 2002, the Attorney General of Alabama, the Alabama Department of Environmental Management and certain district attorneys intervened in the Abernathy case, seeking an order that directs the defendants to fund an investigation of the extent of the PCB contamination and the setting of a schedule and procedures for remediation. We believe that the filing of a partial consent decree by the EPA ("PCD") in federal court has preempted the jurisdiction of the state court to prescribe any remedial action directed to PCB issues in Anniston.

        If damages are awarded against us, we would appeal on all available grounds. We believe that we have meritorious grounds for appeal; however, there can be no guarantee any such appeal would be successful. Also, in order to appeal any lower court judgment, we would be required to post a surety bond. Such a bond is often required to be collateralized.

        Pharmacia, our co-defendant in these cases, has agreed to obtain a surety bond if it is able to do so on commercially reasonable terms if needed and if we do not obtain the bond. If Pharmacia obtains an appeal bond without providing collateral, any decisions regarding management or settlement of this litigation would be jointly controlled by us, Pharmacia, and Monsanto (the new company that Pharmacia spun off on August 13, 2002) with each company having an equal vote. If such a bond is required to be secured by collateral, Solutia would have the right to provide the collateral and control any settlement decisions regarding these cases. If Solutia does not provide the required collateral, then Monsanto would have the option to provide the collateral and would then control any settlement decisions regarding these cases. If Monsanto does not provide the required collateral, then Pharmacia would provide the necessary collateral and would assume control of any settlement decisions in these cases.

        We have insurance coverage that we believe would be available to mitigate potential damages in these cases. However, there is no assurance that our available insurance will cover all claims, or that our insurers will not challenge coverage for certain claims, or that the final damage award will not exceed our available insurance coverage. Any of the foregoing may have a material adverse effect on our results from operations, financial position, liquidity, and our ability to satisfy our financial obligations.

        Another Anniston lawsuit, originally filed in federal court in Birmingham, Alabama, on behalf of 1,116 minor plaintiffs, now involves approximately 15,000 adult and minor plaintiffs. These plaintiffs claim to suffer unspecified injuries from exposure to PCBs and assert their right to medical monitoring and testing, and seek compensatory and punitive damages in unspecified amounts. This lawsuit is scheduled to go to trial in or after February 2003.

        There is little, if any, precedent available for use in predicting potential outcomes in the Anniston litigation and, at this stage of the proceedings, we cannot reasonably determine the extent of liability or the amount of any damages. We cannot predict the amount of damages we will have to pay, if any, or the timing of such payments with regard to these cases. The uncertain outcome of these cases could materially impact our ability to refinance our indebtedness as it comes due.

        We also manufactured PCBs at one of our facilities in Illinois. Remediation of PCBs found off the plant site is proceeding under the supervision of the EPA. Although there are no pending lawsuits from third parties in Illinois similar to those related to the Anniston plant, we can give no assurance that such lawsuits will not be filed against us.

        In addition to any damages that we may have to pay in connection with our PCB litigation, our business and proposed remedial actions may also be negatively affected by publicity relating to these lawsuits. Major newspapers, magazines and television networks have run or may run stories with respect to our role in the manufacture of PCBs and the effect such operations allegedly have had on the communities in which we operate or have operated.

  We manufacture products for highly competitive, cyclical end markets.

        We sell our products into cyclical end markets such as the domestic housing industry and global automotive industries. A general weakening of the economy in the United States and Europe in 2001 depressed consumer demand in these marketplaces, which negatively affected our sales for the year. As long as these conditions exist, they will continue to have a negative effect on our volumes and operating margins.

        The global markets in which our chemical businesses operate are highly competitive. Competition is based on a number of factors, such as price, product quality and service. In addition, some of our competitors may have greater financial, technological and other resources than ours, and may be better able to withstand changes in market conditions. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Consolidation of our competitors or customers may also have an adverse effect on us. In addition, global competition and customer demands for efficiency will continue to make price increases difficult. The occurrence of any of these events could adversely affect our financial condition and results of operations.

  Our business fluctuates materially due to external factors which may negatively affect our financial condition and results of operations.

        External factors beyond our control, such as general economic conditions described above, competitor actions, international events and governmental regulation in the United States and abroad, can cause fluctuations in demand for our products, fluctuations in prices and margins and volatility in the price of raw materials that we purchase. In particular, demand within the primary end-markets for our products is generally a function of regional economic conditions in geographic areas in which sales are generated. For example, in 2001, a decline in the U.S. economy reduced market demand in all business segments, which adversely affected our results of operations. These external factors can magnify the impact of industry cycles. As a result, our income and cash flow fluctuate significantly.

        As a result of demand, we may operate individual facilities below or above rated capacities, may idle individual facilities or may shut down and restart individual facilities in any period. During 2001, we reduced operating rates in all segments, thereby increasing our per unit cost of products sold. It is possible that lower demand in the future will cause us to reduce operating rates.

  Increased raw material and energy costs may reduce our income.

        We purchase large amounts of commodity raw materials, including natural gas, propylene, cyclohexane and benzene. While temporary shortages of raw materials and energy may occasionally occur, these items are generally sufficiently available to cover current and projected requirements. We typically purchase major requirements for key raw materials under medium-term contracts. However, their prices fluctuate under these contracts as a result of unscheduled plant interruptions and domestic and world market conditions.

        For example, during 2000, the cost of many of our raw materials increased significantly as the price of crude oil increased above $30 per barrel. During the second half of 2000, natural gas escalated in price to nearly $10 per MMBtu. Given our competitive markets, it is often not possible to pass all of these increased costs on to our customers. While natural gas prices have now dropped from record levels, natural gas prices and other raw material and energy costs may increase significantly again. A return of high raw material and energy costs could significantly reduce our operating margins in the future.

  Operating problems in our business may materially adversely affect our financial condition and results of operations.

        The occurrence of material operating problems at our facilities, including but not limited to the events described below, may have a material adverse effect on the productivity and profitability of a particular manufacturing facility, or on our operations as a whole, during and after the period of the operational difficulties. Our income is dependent on the continued operation of our various production facilities. Our manufacturing operations are subject to the usual hazards associated with chemical manufacturing and the related storage and transportation of raw materials, products and wastes, including pipeline leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failure, unscheduled downtime, labor difficulties and transportation interruptions.

  Because we operate worldwide, we are affected by risks of doing business abroad. Our results of operations may be adversely affected by currency risk or political instability.

        We generate revenue from export sales as well as from operations conducted outside the United States. Approximately 43% of our consolidated sales in 2001 were made into markets outside the United States including Europe, Canada, Latin America and Asia. Operations outside the United States are potentially subject to a number of risks and limitations that are not present in domestic operations, including fluctuations in currency values, trade restrictions, investment regulations, governmental instability and other potentially detrimental governmental practices or policies affecting companies doing business abroad. Our Performance Films and Specialty Products segments are particularly dependent on their international operations. Approximately half of the sales of the Performance Films segment and two-thirds of the sales of the Specialty Products segment were made into markets outside the United States. Identifiable assets of the non-United States operations represented approximately 26% of total identifiable assets at December 31, 2001, and approximately 28% of total identifiable assets at June 30, 2002.

        The functional currency of each of our non-United States operations is the local currency. Exchange rates between these currencies and U.S. dollars have fluctuated significantly in recent years and may do so in the future. Unfavorable currency exchange rates adversely affected our revenues and net income in 2000 and 2001. We cannot predict future events, which may significantly increase or decrease the risk of future movement in foreign currencies in which we conduct our business. We generate revenue from export sales and operations conducted outside the United States that may be denominated in currencies other than the relevant functional currency. It is possible that fluctuations in foreign exchange rates will have a negative effect on our results of operations. Additionally, we generate revenues from sales in countries that may experience greater degrees of economic and political uncertainty than those experienced by us in the United States.

  Environmental and regulatory compliance imposes substantial costs on us.

        In 2001 we spent approximately $7 million for environmental capital projects and approximately $122 million for the management of environmental programs, including the operation and maintenance of facilities for environmental control, of which $40 million was charged against recorded environmental liabilities. During 2002 and 2003, we estimate that we will spend a total of approximately $26 million on additional capital projects for environmental protection and that expenses for the management of environmental programs in 2002 and 2003 will decrease slightly from 2001 levels.

        With respect to environmental remediation obligations, our policy is to accrue costs for remediation of contaminated sites in the accounting period in which the obligation is probable and the cost is reasonably estimable. Significant adjustments to these obligations resulted in the 2001 fourth quarter charges of $34 million ($22 million aftertax) to increase our environmental reserves. This action was required in order to reflect revised estimates for changed circumstances relating to the ultimate outcome of previously known environmental matters. These revised estimates were based upon further discussions with environmental authorities and the availability of new information from recently completed environmental studies. These events and activities help to better define and quantify our ultimate liability for these matters.

        At the time of our spinoff from the former Monsanto Company (now Pharmacia Corporation), we assumed liabilities related to specified proceedings under federal and state environmental remediation laws including the federal Comprehensive Environmental Response, Compensation & Liability Act, which is known as "Superfund." As a result, while Monsanto remains the named potentially responsible party or defendant for actions that occurred before the September 1, 1997 spinoff, we manage these proceedings and litigation against Monsanto and indemnify it for any costs, expenses and judgments arising from these proceedings and from the PCD described below.

        Our estimates of our liabilities for Superfund sites are based on evaluations of currently available facts with respect to each individual site and take into consideration factors such as existing technology, laws and agency policy and prior experience in remediation of contaminated sites. As assessments and remediation activities progress at individual sites, we review these liabilities periodically and adjust them to reflect additional technical, engineering and legal information that becomes available. We had an accrued liability of $25 million as of June 30, 2002, for Superfund sites. Major Superfund sites in this category include the noncompany-owned sites at Brio and MOTCO in Texas and Fike/Artel in West Virginia, which account for $17 million of the accrued amount. We spent approximately $8 million in 2001 for remediation of Superfund sites. Similar Superfund remediation costs are likely in future years.

        We had an accrued liability of $56 million as of June 30, 2002, for plants no longer in operation and third-party sites for which we assumed responsibility from Monsanto. Our estimate of our liability related to these sites is based on evaluations of currently available facts with respect to each individual site. The estimate takes into consideration factors such as existing technology, laws and agency policy and prior experience in remediation of contaminated sites. We spent $16 million in 2001 for remediation of these sites. Similar remediation costs for these kinds of sites are likely in future years.

        We had an accrued liability of $82 million as of June 30, 2002, for solid and hazardous waste remediation, and for post-closure costs at our operating locations. We accrue these post-closure costs over the estimated remaining useful life of the related facilities. We spent $16 million in 2001 for remediation of these facilities. Similar remediation costs for these kinds of sites are likely in future years.

        Our largest known environmental exposure arises from the alleged release of PCBs from our facility in Anniston, Alabama. Environmental remediation issues related to this facility relate principally to: (1) remediation of the seventy-acre plant site; (2) investigation and remediation of soil contamination at properties in the Anniston area; and (3) investigation and remediation of sediments in waterways and soils in flood plains impacted by discharges from the plant. We have tested and continue to test soils at residential properties in the Anniston area for PCBs and are conducting clean-ups where action levels are exceeded and access can be obtained pursuant to an administrative order on consent agreed to with the federal EPA. On March 25, 2002, we and Pharmacia entered into a PCD with EPA pursuant to Superfund for the area designated by EPA as the Anniston PCB site. It was lodged with the U.S. District Court for the Northern District of Alabama; approval and entry by the Court is subject to a public comment period which ended June 3, 2002 and review by the Court of any objections. The PCD requires us and Pharmacia to conduct a remedial investigation and feasibility study, the results of which will be used by EPA to select a clean-up remedy for the Anniston PCB site, and to continue to address residential properties pursuant to the pre-existing removal order issued by EPA. Under the PCD, EPA has reserved the right to seek natural resource damages, if any, under Superfund allegedly caused by releases of PCBs, for example, in waterways used for recreational fishing.

        EPA has also reserved the right to seek remediation of alleged lead contamination in soil in the Anniston area. While we believe our operations did not contribute to any lead contamination, there can be no guarantee that significant costs will not be incurred to address it.

        Uncertainties related to all of our environmental liabilities include changing governmental policy and regulations, discovery of unknown conditions, the method and extent of remediation and future changes in technology. Because of these uncertainties, we estimate that potential future expenses associated with these liabilities could exceed the amounts reserved by an additional $20 million to $30 million. Although we cannot predict the ultimate costs and results of remediation of contaminated sites with certainty, we do not expect them to result in a material adverse effect on our consolidated financial position or liquidity, but they could have a material adverse effect on our net income in any one year. However, there can be no guarantee that the ultimate cost of remediation and related matters, including any natural resource damages, will not have a material adverse effect on our financial position.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements under the federal securities laws. We consider all statements regarding anticipated or future matters, including the following, to be forward-looking statements:

  •
  our expected future financial position, liquidity, results of operations, profitability and cash flows;

  •
  dividends;

  •
  financing plans;

  •
  business strategy;

  •
  budgets;

  •
  projected cost reductions;

  •
  effect of changes in accounting due to recently issued accounting standards;

  •
  plans and objectives of management for future operations;

  •
  competitive position;

  •
  results of litigation;

  •
  growth opportunities for existing products and services;

  •
  price increases;

  •
  benefits from new technology; and

  •
  share repurchases.

        These statements are not guarantees of our future performance. They represent our estimates and assumptions only on the date we made them. There are risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we may project. These risks, uncertainties and factors include:

  •
  general economic, business and market conditions, which affect us because some of our customers are in cyclical businesses;

  •
  lower prices for our products or a decline in our market share due to competition or price pressure by customers;

  •
  ability to implement cost reduction initiatives in a timely manner;

  •
  interest rate fluctuations;

  •
  customer acceptance of new products;

  •
  efficacy of new technology and facilities;

  •
  shortages or price increases of raw materials and energy;

  •
  currency fluctuations;

  •
  ability to acquire and integrate new businesses or divest existing businesses;

  •
  changes in U.S. and foreign laws and regulations; and

  •
  exposure to product liability and other litigation and cost of environmental remediation.

        These forward-looking statements represent our estimates and assumptions only on the date they were made. Many of the factors that will determine these items are beyond our ability to control or predict. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference.

        All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date of this prospectus.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange outstanding notes of like principal amount, the terms of which are substantially identical in all material respects to the new notes. The outstanding notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

        We used the net proceeds of the offering of the outstanding notes to (1) make an irrevocable deposit of approximately $155 million with the trustee for our $150 million of outstanding 6.50% notes due 2002 to pay the principal and interest at their October 15, 2002 maturity date, (2) pay fees, expenses and other costs related to the amended credit facility, (3) cash collateralize certain outstanding letters of credit and (4) repay a portion of borrowings under our amended credit facility. As of June 28, 2002, we had approximately $425 million principal amount of borrowings under our previous credit facility with a weighted average maturity of 14 days and a weighted average interest rate of approximately 3.63%, and we had issued and outstanding approximately $50 million of letters of credit.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our consolidated ratio of earnings to fixed charges for the four-month period ended December 31, 1997, the fiscal years ended December 31, 1998, 1999, 2000 and 2001 and the six months ended June 30, 2002.

	Four Months Ended December 31,	Years Ended December 31,				Six Months Ended June 30,
	1997	1998	1999	2000	2001	2002
Ratio of Earnings to Fixed Charges	3.23	7.69	6.18	1.35	0.72	2.08

        We have calculated the ratio of earnings to fixed charges according to a formula the SEC requires us to use. This formula defines earnings generally as our pre-tax earnings from operations before equity earnings from affiliates, less interest expense and defines fixed charges generally as all interest and interest-related payments and accruals. Earnings include restructuring and other items of $72 million for the four months ended December 31, 1997, $61 million for the year ended December 31, 1999, $107 million for the year ended December 31, 2000 and $58 million for the year ended December 31, 2001. Earnings for the year ended December 31, 2001 would have to be $29 million higher in order to achieve a one-to-one ratio. If you would like to see how we have calculated these ratios, you should review Exhibit 12.1 to the registration statement of which this prospectus forms a part.

        We have not calculated the ratio of earnings to fixed charges for periods before September 1, 1997. Computation of the ratio of earnings to fixed charges is not meaningful before that date because we were not an independent company and the former Monsanto Company did not allocate debt to us.

        Because we have not issued any preferred stock to date, the ratio of earnings to fixed charges and preferred stock dividend requirements is identical to the ratio shown above.

CAPITALIZATION

        The following table shows:

  •
  our capitalization as of June 30, 2002, and

  •
  our pro forma as adjusted capitalization, which reflects the offering of the outstanding notes and the application of the net proceeds therefrom as described in "Use of Proceeds".

        From time to time, we may issue additional debt or equity securities. You should read the following information in conjunction with our consolidated financial statements, including the notes to the consolidated financial statements, included below in this prospectus.

	June 30, 2002
	(Unaudited)
	Actual	Pro Forma As Adjusted
	(dollars in millions)
Revolving credit facility	$425	$382
6.500% notes due 2002(1)	150	—
6.250% euro notes due 2005	198	198
7.375% debentures due 2027	300	300
6.720% debentures due 2037	150	150
Outstanding notes issued on July 9, 2002	—	223
Other	2	2
Unamortized debt discount	(3)	(44)

Total debt	1,222	1,211
Shareholders' Deficit:
Common stock (authorized, 600,000,000 shares, par value $0.01) Issued: 118,400,635 shares	1	1
Warrants issued on July 9, 2002	—	19
Net deficiency of assets at spinoff	(113)	(113)
Treasury stock, at cost (13,597,101 shares)	(250)	(250)
Accumulated other comprehensive loss	(62)	(62)
Reinvested earnings	266	266

Total shareholders' deficit	(158)	(139)

Total capitalization	$1,064	$1,072

(1)
To be repaid through the irrevocable deposit with the trustee for such notes of an amount sufficient to repay such notes at their maturity on October 15, 2002.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        Our selected historical consolidated financial data as of December 31, 1997, 1998, 1999, 2000 and 2001 and for each of the years in the period then ended have been derived from our audited consolidated financial statements. The unaudited historical consolidated financial data as of June 30, 2001 and 2002 and for the six-month periods ended June 30, 2001 and 2002 was derived from our unaudited consolidated financial statements. The unaudited consolidated financial data reflect all normal recurring adjustments necessary for a fair presentation of these results. Our results of operations for the six-month period ended June 30, 2002 are not necessarily indicative of the results that may be expected for the full fiscal year 2002. The information in this table is qualified in its entirety by, and you should read it in conjunction with, our consolidated financial statements, including the notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus or as previously filed with the SEC.

	Year Ended December 31,					Six Months Ended June 30,
	1997(1)	1998	1999	2000	2001	2001	2002
	(dollars in millions)
Operating Results:
Net Sales:
Performance Films	$651	$570	$669	$692	$591	$310	$297
Specialty Products	635	775	760	1,004	918	485	458
Integrated Nylon	1,669	1,497	1,407	1,490	1,308	689	636
Intersegment Sales	(23)	(7)	(6)	(1)	—	—	1
Other Revenues	7	—	—	—	—	—	—
Total Net Sales	2,969	2,835	2,830	3,185	2,817	1,484	1,390
Gross profit	653	750	652	486	429	256	259
Marketing, Administrative and Technological Expenses	363	364	355	429	401	197	191
Amortization expense	—	—	3	33	34	16	2
Operating Income (Loss)(2)	290	386	294	24	(6)	43	66
Income (Loss) from Continuing Operations
Before Income Taxes and Change in Accounting Principle	290	375	303	41	(77)	48	43
Net Income (Loss) (3)	192	249	206	49	(59)	35	(130)
Balance Sheet Data:
Cash and Cash Equivalents	$24	$89	$28	$19	$23	$17	$13
Property, Plant & Equipment, net	923	944	1,316	1,205	1,143	1,157	1,137
Total Assets	2,768	2,765	3,770	3,581	3,408	3,458	3,200
Short-Term Debt	193	—	511	494	683	597	576
Long-Term Debt	597	597	802	784	627	770	646
Total Debt	790	597	1,313	1,278	1,310	1,367	1,222
Total Shareholders' Equity (Deficit)	(131)	(7)	82	(34)	(113)	(52)	(158)
Selected Financial Data:
Depreciation and Amortization	$145	$147	$151	$191	$184	$90	$76
Capital Expenditures	165	158	257	221	94	43	31
Share Data:
Basic Earnings (Loss) per Share	$1.63	$2.16	$1.86	$0.46	$(0.57)	$0.34	$(1.24)
Diluted Earnings (Loss) per Share	1.55	2.03	1.80	0.46	(0.57)	0.33	(1.24)
Dividends per Share	0.01	0.04	0.04	0.04	0.04	—	—

(1)
Net Sales in 1997 for individual segments do not reflect adjustments made to reported amounts for 1998 through 2001 in connection with the realignment of our business segments in 2001.

(2)
Operating income (loss) includes restructuring charges and other non-recurring items of $84 million in 1997, $1 million in 1998, $61 million in 1999, $158 million in 2000, and $78 million in 2001.

(3)
Net income (loss) includes restructuring charges and other items of $53 million in 1997, $1 million in 1998, $38 million in 1999, $74 million in 2000 and $79 million in 2001. Net income (loss) includes a gain of $17 million, resulting from an insurance settlement associated with a fire at our Wiesbaden, Germany production facility, for the six months ended June 30, 2001. Net income (loss) includes a charge for the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," of $167 million, for the six months ended June 30, 2002.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This section presents information about our financial results for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999. You should read this information together with our consolidated financial statements, including the notes, included elsewhere in this prospectus.

        Effective January 1, 2001, we reorganized our management structure from a centralized organization to a decentralized organization. This change redefined segment profitability as the costs for certain functional services, which were previously managed centrally, are now reflected in the operating segments. In addition, certain product groups have been moved between operating segments in recognition of the new management structure and related product management responsibilities. The discussion in this section gives effect to this reorganization.

General

        Our operations have historically been influenced by a number of factors beyond our control that have, at times, had a significant effect on our financial performance. We sell primarily to cyclical markets in the United States and Europe (such as the housing, global automotive and textile industries) which are closely tied to conditions in domestic and global economies. These markets are influenced by factors such as sales of new and existing homes, the overall level of passenger car and light truck production and consumer spending. In addition to macro-economic conditions, raw material prices and energy prices can have significant effects on our operating results. Over the past 18 months, the slowdown in the U.S. and European economies has hurt demand for our products, and volatile energy prices dramatically increased our raw material costs in 2001 and 2000. In addition to being cyclical, some of our businesses are seasonal, particularly our Integrated Nylon business.

        The strength of our Performance Films business is linked to the overall strength of the automotive, construction and housing industries; however, due to our diversification between new and aftermarket applications (windshield, residential and commercial glass replacement), that business is less cyclical than either of the underlying industries. Organic growth rates in this business generally resemble GDP growth, however our product diversification in aftermarket applications and our exposure to various geographic regions provide us some protection in times of economic weakness. Demand for Performance Films tends to be stable during the course of the year.

        Our Resins and Additives business is linked to the performance of the overall economy in the markets in which we compete. This industry has been experiencing customer consolidation and globalization trends. We compete on the basis of service, price, and customized solutions for our customers. We will look to expand our presence in the United States and Asia by cross-selling products into these markets. In addition, a number of our specialty products businesses operate in niche markets such as industrial water treatment, functional fluids, plastic products and pharmaceutical services. We believe that demand for these products is relatively stable due to the overall lack of readily available substitutes that meet all of our customers' requirements for performance, reliability and service. Sales of our specialty products, while not large compared to our total sales, have historically grown at rates at or above those of GDP in the United States and Europe.

        The operations of our Integrated Nylon business are affected by a number of factors, including general economic conditions, raw material prices and supply and demand for both nylon and substitute products. Our Integrated Nylon business is also the most seasonal of our businesses, with our lowest sales levels typically occurring in the fourth quarter. Elevated raw material prices in 2000 and weakened U.S. and European economies in 2001 accentuated the typical seasonality patterns for that business. We would expect our nylon business to benefit from an economic recovery in the United States and

Europe due to the significant restocking of inventory that will be required to support recovering economies and our significant operating leverage in the segment.

Results of Operations

  Six Months Ended June 30, 2002 Compared with Six Months Ended June 30, 2001

        Net sales for the six-month period ended June 30, 2002, decreased by 6 percent as compared with the six-month period ended June 30, 2001. Sales decreases reflect lower average selling prices, and to a lesser extent, lower volumes.

  Performance Films

        Performance Films' net sales for the first six months of 2002 decreased 4 percent in comparison to the first six months of 2001. Net sales decreased primarily because of lower average selling prices than those of the year-ago period due to competitive pricing pressures, partially offset by higher sales volumes. Higher CPFilms' window film sales were partially offset by decreased demand for SAFLEX® plastic interlayer products due to significantly lower sales to a large customer and lower specialty films sales into the electronic display market. Sales volumes will be negatively impacted by lower sales to this customer for the remainder of 2002.

        Performance Films' segment profit for the first half of 2002 increased 11 percent from the first half of 2001 because of lower raw material costs, lower marketing, administrative and technological spending, lower personnel expense associated with restructuring activities carried out during 2001 and lower amortization expense due to the adoption of SFAS No. 142. The impact of significantly lower sales volumes to the large Saflex customer on segment profitability is expected to be mostly offset by higher sales of SAFLEX® plastic interlayer products to other glass laminators, improved product mix and cost reductions.

  Specialty Products

        Net sales in the Specialty Products segment decreased 6 percent for the six months ended June 30, 2002, over the comparable period of the prior year. The decrease in net sales was primarily caused by lower average selling prices than those of the year-ago period because of pricing pressures. Also, to a lesser extent, net sales were negatively impacted by lower volumes in the Resins and Additives business and lower sales of chlorobenzenes. Partially offsetting the decreases in average selling prices and sales volumes were modest volume increases in Pharmaceutical Services.

        Segment profit for the six-month period ended June 30, 2002, decreased 35 percent as compared to the six-month period ended June 30, 2001. Excluding a gain of $28 million ($17 million aftertax) recorded in the first quarter of 2001 from an insurance settlement, segment profit increased 17 percent primarily due to lower amortization expense due to the adoption of SFAS No. 142, lower raw material costs and lower personnel expense associated with restructuring activities carried out during 2001.

  Integrated Nylon

        The Integrated Nylon segment's net sales for the six months ended June 30, 2002, decreased 8 percent as compared with the six months ended June 30, 2001 primarily due to declines in average selling prices in all businesses in this segment. Sales volumes were also down slightly from the comparable prior-year period. The effects of a weak U.S. economy continue to unfavorably impact average selling prices and volumes in comparison with 2001. Price decreases in all businesses were due to competitive pricing pressures. In addition, price decreases in intermediate chemicals also resulted from contracts with formula pricing tied to raw material costs. Carpet fiber sales experienced an unfavorable product mix, while achieving overall increases in volume.

        Integrated Nylon's segment profit for the first half of 2002 was $19 million, up $15 million from the $4 million experienced for the first half of 2001. The increase resulted primarily from lower raw material and energy prices, lower marketing, administrative, and technological spending, lower personnel expense associated with restructuring activities carried out during 2001 and favorable manufacturing variances associated with higher capacity utilization rates. Segment profitability was negatively affected by approximately $6 million due to the temporary shutdown of the Chocolate Bayou Intermediates facility during the second quarter of 2002 because of a power outage.

  Operating Income

        Operating income for the first six months of 2002 increased to $66 million from $43 million in the first six months of 2001. Excluding the effects of amortization expense from operating results for the six months ended June 30, 2001, associated with the adoption of SFAS No. 142, operating income for the six months ended June 30, 2002, increased $9 million from the prior year. The increase in operating income was primarily driven by the lower raw material and energy costs, lower personnel costs resulting from restructuring activities carried out during 2001 and lower marketing, administrative and technological expenses, partially offset by a year-over-year increase in corporate expenses of approximately $5 million due to protracted litigation in Anniston, Alabama.

  Equity Earnings from Affiliates—net of tax

        Equity earnings from affiliates was $12 million in the first half of 2002, even with the comparable period of 2001. Excluding the loss of income from the sale of our 50 percent interest in the Advanced Elastomer Systems joint venture during the first quarter of 2002, equity earnings increased by $4 million. The increase is primarily due to higher earnings from the Astaris joint venture.

  Other Income—Net

        Other income—net for the six months ended June 30, 2002, was $9 million compared to $37 million for the same period in 2001. The six months ended June 30, 2002, includes a $5 million ($3 million aftertax) gain from the sale of our 50 percent interest in the Advanced Elastomer Systems joint venture. The six months ended June 30, 2001, includes a $28 million gain ($17 million aftertax) from an insurance settlement. Excluding these gains from both periods, other income for the six months ended June 30, 2002, was $4 million compared to $9 million for the same period in 2001, which was due in part to a small gain from certain asset sales in 2001.

  Cumulative Effect of Change in Accounting Principle

        Effective January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." In accordance with SFAS No. 142, we discontinued the amortization of goodwill and identifiable intangible assets that have indefinite useful lives. Intangible assets that have finite useful lives will continue to be amortized over their useful lives. Goodwill will be assessed annually for impairment. This statement also required certain intangible assets that did not meet the criteria for recognition apart from goodwill, to be subsumed into goodwill. During the quarter ended March 31, 2002, we subsumed into goodwill $74 million of intangible assets net of related deferred tax liabilities representing assembled workforce and noncontractual customer relationships that did not meet the separability criteria under SFAS No. 141, "Business Combinations."

        Fair value measurements of the reporting units were estimated by a third-party specialist utilizing both an income and market multiple approach. Based on this analysis, we recorded an impairment loss of $167 million for the Resins and Additives business in the Specialty Products segment due to declining estimates of future results given current economic and market conditions. This goodwill is non-deductible for tax purposes. The impairment charge is reflected as the cumulative effect of change in accounting principle in the accompanying statement of consolidated income (loss).

  Year Ended December 31, 2001 Compared with Year Ended December 31, 2000 and Year Ended December 31, 2000 Compared with Year Ended December 31, 1999

(Dollars in millions)	2001	2000	1999
Net Sales	$2,817	$3,185	$2,830
Operating Income/(Loss)	$(6)	$24	$294
Charges included in Operating Income/(Loss)	$(78)	$(158)	$(61)

        Our net sales for 2001 of $2.817 billion were 12 percent lower than 2000 net sales of $3.185 billion and slightly lower than 1999 net sales of $2.830 billion. A number of events affect the comparability of 2001 results with those in 2000 and 1999. These events include the acquisitions of the Vianova Resins Group in December 1999, CarboGen Holdings AG in February 2000 and AMCIS AG in March 2000. In addition, we contributed our Phosphorus Derivatives business to the Astaris joint venture in April 2000 and sold our Polymer Modifiers business in August 2000. Excluding the sales associated with the Phosphorus Derivatives and Polymer Modifiers businesses, net sales for 2001 were down 7 percent from the comparable period of 2000. The net sales decrease reflected lower volumes, lower average selling prices and unfavorable currency exchange rate fluctuations. After adjustments for acquisitions and divestitures, net sales for 2000 increased 3 percent over net sales in 1999. The increase reflected higher average selling prices, partially offset by unfavorable currency exchange rate fluctuations and lower volumes.

        The operating loss for the year ended December 31, 2001 was $6 million, compared to 2000 operating income of $24 million and 1999 operating income of $294 million. As indicated in the preceding table, operating results for each year were affected by various charges, which are described in greater detail in the following sections. Excluding the effects of the charges in both 2001 and 2000, the 2001 decline in operating income was primarily caused by the impact of lower net sales, partially offset by lower raw material and energy costs and lower administrative and technological expenses. The decrease in administrative and technological expenses can be attributed principally to lower personnel costs resulting from restructuring activities during 2001. Operating income in 2000 decreased 49 percent from operating income in 1999 when charges are excluded from both years. The decline in 2000 operating income versus operating income in 1999 was caused by higher raw material and energy costs that resulted from the sharp increase in petrochemical and natural gas prices. In addition, higher marketing, administrative, technological and amortization expenses associated with acquisitions and the integration of newly acquired companies, along with spending on growth programs, contributed to the operating income decline.

  Performance Films

(Dollars in millions)	2001	2000	1999
Net Sales	$591	$692	$669
Segment Profit	$61	$106	$126

        Net sales for Performance Films were $591 million in 2001, compared with $692 million in 2000 and $669 million in 1999. The 15 percent decrease in 2001 net sales over 2000 principally resulted from the loss of sales from the divestiture of the Polymer Modifiers business. Excluding the Polymer Modifiers business, net sales decreased 2 percent from the comparable prior year period. Net sales were negatively affected by unfavorable currency exchange rate fluctuations due to the devaluation of the euro and Japanese yen in relation to the U.S. dollar. Also, to a lesser extent, businesses in this segment achieved lower average selling prices than those of the year-ago period due to competitive pricing pressures. Sales volumes increased over the prior-year period because of increased demand for

SAFLEX® plastic interlayer products by European and Asian automotive glass manufacturers and European architectural glass laminators. Partially offsetting the increases in sales volumes were decreased demand by North American automotive glass manufacturers and lower specialty films sales into the electronic display market.

        The Performance Films segment's net sales for 2000 increased 3 percent over 1999 net sales because of the full year's effect of the CPFilms acquisition and higher volumes in the SAFLEX® plastic interlayer business, partially offset by the loss of sales from the Polymer Modifiers business and unfavorable currency exchange movements. Excluding CPFilms and the Polymer Modifiers businesses, 2000 net sales were up slightly from 1999 net sales. Higher year-over-year volumes in the SAFLEX® plastic interlayer business were driven primarily from increased demand by North American and European automotive glass manufacturers. Also, to a lesser extent, businesses in this segment achieved higher average selling prices than those of the 1999 period. Offsetting the increases in sales volumes and average selling prices were unfavorable currency exchange movements due to the devaluation of the euro in relation to the U.S. dollar.

        Segment profit was $61 million in 2001, versus $106 million in 2000 and $126 million in 1999. The 42 percent decrease in 2001 segment profit compared with 2000 resulted from the loss of income associated with the sale of the Polymer Modifiers business, unfavorable manufacturing costs primarily associated with production cutbacks to control inventory, lower selling prices, the impact of unfavorable currency exchange rate fluctuations and increased marketing and technological costs associated with growth programs. This decrease was partially offset by the impact of increased sales volumes and lower personnel expense associated with restructuring activities. The 16 percent decrease in 2000 segment profit compared with 1999 primarily resulted from higher marketing, administrative, technological and amortization expenses associated with the acquisition and integration of CPFilms and other growth programs, increased raw material costs in the SAFLEX® plastic interlayer business and the loss of sales from the divestment of the Polymer Modifiers business.

  Specialty Products

(Dollars in millions)	2001	2000	1999
Net Sales	$918	$1,004	$760
Segment Profit	$77	$32	$119
Net (Charges)/Gains included in Segment Profit	$25	$(23)	$—

        Our Specialty Products segment had net sales of $918 million in 2001, compared with $1.004 billion in 2000 and $760 million in 1999. The 9 percent decrease in 2001 net sales over 2000 was primarily due to the contribution of the Phosphorus Derivatives business to the Astaris joint venture. Excluding the contribution of the Phosphorus Derivatives business, net sales decreased by 1 percent principally due to lower sales volumes in the Resins and Additives business because of decreased demand by European customers and unfavorable currency exchange movements resulting from the devaluation of the euro in relation to the U.S. dollar. Partially offsetting these decreases were higher average selling prices in the Resins and Additives business and a full year of net sales from the Pharmaceutical Services businesses.

        The 32 percent increase in 2000 net sales over 1999 was due to the acquisitions of Vianova Resins, CarboGen and AMCIS, partially offset by the impact of contributing the Phosphorus Derivatives business to the Astaris joint venture. Excluding the effects of the acquisitions and the loss of sales associated with the Phosphorous Derivatives business, net sales declined by 6 percent. Net sales decreased primarily due to unfavorable currency exchange movements associated with the devaluation of the euro in relation to the U.S. dollar, and to a lesser extent, the loss of sales from the Scriptset line of business which was sold in August 1999.

        Specialty Products' segment profit was $77 million in 2001, compared with $32 million in 2000 and $119 million in 1999. Segment profit for 2001 included a fourth quarter charge of $3 million ($2 million aftertax) associated with the termination of a former CarboGen owner and a first quarter gain from an insurance settlement of $28 million ($17 million aftertax) associated with the explosion and fire that destroyed the Vianova printing inks and phenolics production facility in Wiesbaden, Germany. Segment profit for 2000 included an impairment charge of $15 million ($10 million aftertax) incurred during the fourth quarter to write down chlorobenzenes' production equipment and a restructuring charge of $8 million ($5 million aftertax) incurred during the second quarter related to exiting operations at the Port Plastics site in Addyston, Ohio. Excluding these items, 2001 segment profit decreased 5 percent from 2000 due to the loss of income associated with the Phosphorus Derivatives business, as well as lower sales volumes and higher raw material costs for the Resins and Additives business, partially offset by increased profitability in Pharmaceutical Services. Segment profit in 2000 decreased 73 percent from 1999 profit levels. However, excluding the 2000 charges described above, segment profit in 2000 decreased 54 percent from the prior year primarily because of the loss of income from the Phosphorus Derivatives business, and higher marketing, administrative, technological and amortization expenses associated with the acquisition and integration of Vianova Resins, CarboGen, and AMCIS.

  Integrated Nylon

(Dollars in millions)	2001	2000	1999
Net Sales	$1,308	$1,490	$1,407
Segment Profit/(Loss)	$11	$(29)	$161
Charges included in Segment Profit/(Loss)	$(12)	$(105)	$(34)

        Our Integrated Nylon segment had net sales in 2001 of $1.308 billion, compared with $1.490 billion in 2000 and $1.407 billion in 1999. The 12 percent decrease in 2001 sales occurred in almost all businesses in this segment as both volumes and average selling prices declined. The effects of a slowing U.S. economy had an unfavorable impact on the Integrated Nylon segment. With the exception of intermediate chemicals, significant volume declines occurred in all of the segment's businesses. Carpet fiber sales volumes decreased as carpet mills continued to manage inventory levels in response to lower retail demand. Decreased sales volumes of nylon plastics and polymers resulted from lower shipments of VYDYNE® nylon molding resins to Dow Plastics because of the slowdown in the U.S. automotive industry, and lower global demand for textile polymers. Sales volumes for nylon industrial products decreased because of the slowdown in the U.S. automotive industry. Sales volumes for acrylic fibers decreased in the U.S. because of the slowing U.S. economy. The effects of lower segment sales were partially offset by higher sales volumes of merchant acrylonitrile sales to Asian and European customers. Price decreases in intermediate chemicals were primarily attributable to contract business with formula pricing tied to raw material costs. Price decreases in the remaining businesses were due to competitive pricing pressures.

        The 6 percent increase in this segment's 2000 net sales compared to 1999 net sales was attributable to the effect of higher average selling prices in each of the segment's businesses, partially offset by volume declines in the carpet fiber and nylon plastics and polymer businesses. The majority of the segment's price increases were in the carpet fiber and intermediates businesses, and to a lesser extent, the ACRILAN® acrylic fiber business. Considerable pricing actions were taken in the carpet business during 2000 in response to rapid raw material and energy cost increases. Price increases in the intermediates business were primarily attributable to contract business with formula pricing tied to raw material costs. ACRILAN® acrylic fiber products experienced higher average selling prices in the export markets because of the economic recovery in the Asia Pacific region. Despite the increases in average selling prices, we offset only approximately 40 percent of the raw material cost increases. Carpet fiber sales volumes decreased in the second half of 2000 as carpet mills reduced inventory levels in response to lower retail demand. Decreased sales volumes in the nylon plastics and polymer business resulted from lower shipments of VYDYNE® nylon molding resins to Dow Plastics and lower demand for textile polymers principally because of the bankruptcy of a Taiwanese textile polymer customer.

        The Integrated Nylon segment's profit was $11 million in 2001, compared to a loss of $29 million in 2000 and profit of $161 million in 1999. Segment profitability in 2001 was negatively impacted by charges of $12 million ($8 million aftertax) incurred during the fourth quarter to write down certain notes and receivables primarily from textile fiber customers who have experienced financial difficulties as a result of the current economic downturn. In addition, the charges included the write off of certain non-performing assets. Segment profitability in 2000 was negatively affected by charges of $14 million ($8 million aftertax) to write down certain Asian investments based upon indicators that the loss in their values was permanent and $5 million ($3 million aftertax) to accrue for debt payments under certain loan guarantees associated with one of the investments incurred during the second quarter, impairment charges of $76 million ($47 million aftertax) to write down certain non-performing and non-strategic fiber spinning, drawing and packaging equipment which supports several of Integrated Nylon's product lines, and a charge of $10 million ($6 million aftertax) primarily to reserve for advances and working capital loans to an Asian equity affiliate incurred during the fourth quarter. Excluding these items, segment profit for 2001 decreased 70 percent over 2000. The decline resulted primarily from lower net sales in the segment, higher energy prices and unfavorable manufacturing variances associated with lower capacity utilization rates. Lower raw material costs and lower personnel expense associated with restructuring activities partially offset the decline in segment profit. In addition to increased energy costs and decreased sales volumes, segment profitability was also negatively affected by the temporary shutdown of the Chocolate Bayou Intermediates facility in February 2001 as a result of a power outage.

        Segment profitability in 2000 declined 118 percent from 1999 levels. However, profitability for both years includes charges that affect comparability. As previously described, segment profitability for 2000 includes charges of $105 million ($64 million aftertax) primarily for asset impairments and write downs. Segment profitability in 1999 includes a restructuring charge of $28 million ($18 million aftertax) to exit the ammonia business and an impairment charge of $6 million ($4 million aftertax) to write down a bulk continuous filament spinning machine incurred in the first quarter of 1999. Excluding these charges in both years, segment profitability in 2000 declined 61 percent. This decline resulted primarily from higher raw material and energy costs associated with the sharp increase in petrochemical and natural gas prices throughout 2000. The cost of propylene, a major feedstock for the segment, increased more than 60 percent over 1999 levels. The cost of cyclohexane, another major feedstock for the segment, increased more than 30 percent over 1999 levels. The cost of natural gas, which is used as an energy source and also affects the cost of various raw materials within the segment, increased approximately 80 percent over the year-ago period.

        Under a marketing alliance between us and Dow Plastics, a business unit of The Dow Chemical Company, Dow markets Solutia's VYDYNE® nylon 6,6 molding resins for injection molding applications worldwide. On March 1, 2002, we and Dow Plastics signed a formal agreement to end the marketing alliance. Following a transition period, we will resume marketing responsibilities for the nylon molding resins business. The financial impact is not expected to be material to our consolidated financial statements.

  Operating Income (Loss)

(Dollars in millions)	2001	2000	1999
Operating Income/(Loss)	$(6)	$24	$294
Charges included in Operating Income/(Loss)	$(78)	$(158)	$(61)

        We had an operating loss of $6 million in 2001, compared with operating income of $24 million in 2000 and $294 million in 1999. The decline in operating income since 1999 was primarily the result of lower segment profit; however, operating income (loss) was also affected by various charges in all years.

        During the fourth quarter of 2001, we reached agreements with various state and federal agencies having enforcement authority on the nature, timing and extent of certain environmental remediation obligations. As a result, the 2001 operating loss included a fourth quarter charge of $34 million ($21 million aftertax) to cost of goods sold to increase environmental reserves. In addition, we modified our estimates of the aggregate liability for uninsured product liability claims based upon certain actuarial assumptions and historical experience. As a result, the 2001 operating loss included a fourth quarter charge of $20 million ($13 million aftertax) to cost of goods sold to increase self-insurance reserves. We also recorded a loss contingency during the fourth quarter of 2001 of $3 million ($2 million aftertax) to administrative expenses due to certain unoccupied leased office space.

        As more fully described in the preceding sections, the 2001 operating loss also reflects fourth quarter charges of $9 million ($6 million aftertax) to write down certain notes primarily associated with textile fiber customers in the Integrated Nylon segment and $3 million ($2 million aftertax) for employee termination costs incurred in the Specialty Products segment.

        During 2001, we reduced our workforce by approximately 700 positions and eliminated more than 750 contractor positions. While savings from the restructuring program are difficult to estimate, given the nature of the activities, the corollary benefits achieved and the timing of the actions taken, the best estimate of the savings realized during 2001 from our restructuring actions was approximately $60 million. These savings were primarily reflected in cost of goods sold. We expect to receive approximately $100 million in cumulative savings during 2002 as compared with 2000, primarily reflected in cost of goods sold, from reduced employee and contractor expenses. Cash outlays associated with the restructuring actions were funded from operations. Approximately 90 percent of the workforce reductions affected North American business and manufacturing operations, and approximately 10 percent affected European, Asian and Latin American operations and sales offices. Management positions represented approximately one-third of the workforce reductions. During the fourth quarter of 2001, we determined that the original provision taken for our 2001 restructuring program was insufficient to cover our total costs. Actual costs to terminate certain European and North American management employees and certain employee benefit costs for involuntary terminations were higher than the original estimates. As a result, we recorded additional restructuring charges of $9 million ($6 million aftertax) to cost of goods sold to cover these higher costs. The restructuring actions contemplated by this reserve were completed by the end of 2001. Certain severance payments owed to individuals terminated late in the fourth quarter of 2001 have been included in accrued liabilities and will be paid in their entirety during the first quarter of 2002.

        During the first half of 2001, we reduced our workforce by approximately 70 positions under the Vianova integration plan, incurring cash outlays associated with our restructuring actions of approximately $8 million. As a result of these actions, we realized approximately $3 million in savings during 2001, primarily reflected in cost of goods sold, from reduced employee expense.

        During the fourth quarter of 2000, we recorded restructuring charges of $53 million ($33 million aftertax) to cost of goods sold for costs associated with workforce reductions and the closure of certain non-strategic facilities. The restructuring was part of an enterprise-wide cost reduction initiative that was targeted to achieve $100 million in annual savings. The closure of non-strategic facilities is not anticipated to have a significant impact on future operations. The results of this restructuring action were described previously in this section.

        As part of the integration of Vianova Resins with our resins businesses, we identified excess production capacity for certain Solutia resins products that allowed for the consolidation of production facilities. As a result, we decided to exit operations at the Port Plastics site in Addyston, Ohio. We recorded a restructuring charge in the Specialty Products segment of $8 million ($5 million aftertax) to cost of goods sold during the second quarter of 2000. The financial impact will not be material to us as production will be shifted to other production facilities. During the second quarter of 2000, we also recorded an impairment charge of $6 million ($4 million aftertax) to administrative expenses for the write down of capitalized software costs related to the formation of the Astaris joint venture.

        During the fourth quarter of 2000, we recorded to cost of goods sold impairment charges of $76 million ($47 million aftertax) primarily to write down certain non-performing and non-strategic fiber spinning, drawing and packaging equipment which supports several of Integrated Nylon's product lines. We also recorded an impairment charge to cost of goods sold in the Specialty Products segment of $15 million ($10 million aftertax) for the write down of chlorobenzenes' production equipment. The impairments were indicated by current period operating losses and projections of continued losses primarily because of the noncompetitive cost positions these businesses have and the competitive market conditions that they face. The carrying values of the assets were written down as determined by discounting expected future cash flows, using an appropriate discount rate. The assumptions used in the cash flow projections were not materially different from the market conditions experienced in 2000. These conditions are not expected to improve significantly in the foreseeable future. The cash flow assumptions included declining demand and market share combined with decreased operating margins. Lower operating margins reflect the non-competitive cost position of these businesses and the impact of lower selling prices associated with an extremely competitive operating environment. Annual depreciation charges associated with these assets of approximately $10 million will no longer be reflected in cost of goods sold. We will continue to operate these assets as they contribute to the recovery of fixed costs.

        Operating income in 2001 declined $30 million from 2000 levels. However, when the charges described above are excluded from the results in each year, operating income declined $110 million. This decline was caused primarily by the impact of lower net sales, partially offset by lower raw material and energy costs and lower administrative and technological expenses. The decrease in administrative and technological expenses can be attributed principally to lower personnel costs resulting from restructuring activities during 2001.

        During February 1999, certain equipment critical to our ammonia production process failed. After analyzing the economics of purchased ammonia versus the cost to repair the equipment, we decided to exit the ammonia business. A $28 million ($18 million aftertax) charge to cost of goods sold in the Integrated Nylon segment was recorded in the first quarter to complete the exit plan. The charge included $2 million to write down the assets to their fair value of approximately $4 million, $4 million of dismantling costs, and $22 million of estimated costs for which we are contractually obligated under an operating agreement. The contractually obligated costs represented an estimate of the direct manufacturing, overhead and utilities that we were required to pay to a third-party operator during a 36-month termination period. Ammonia business net sales were $1 million in 1999. Operating income for that period was minimal. During the first quarter of 2000, we entered into an agreement for the dismantling of those assets by a third-party and as a result, transferred the liability for dismantling to the third-party. During the third quarter of 2000, we reached an agreement with the plant operator for the final settlement of the contractually obligated costs. As a result, we transferred the liability for the contractually obligated costs to accrued liabilities.

        During the first quarter of 1999, an impairment charge of $6 million ($4 million aftertax) was recorded to cost of goods sold in the Integrated Nylon segment primarily to write down a bulk continuous filament spinning machine that was shut down due to a noncompetitive cost position. The adjusted carrying value of the machine is $0.5 million. The charge resulted from a Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to Be Disposed Of" review, which indicated that the carrying amount of the assets exceeded the identifiable, undiscounted cash flows related to the assets. Fair value of the assets was determined based on estimates of market prices for the machinery. Operating income derived from the machinery was minimal for the year ended December 31, 1999.

        During the first quarter of 1999, we also recorded a $29 million ($18 million aftertax) charge to cost of goods sold related to the anticipated settlement of two lawsuits concerning the alleged discharge of polychlorinated biphenyls (PCBs) from the Anniston, Alabama, plant site. During the third quarter of 2000, we paid approximately $23 million for the settlement of these actions. The remainder of the reserve was established to cover costs associated with environmental remediation of the allegedly affected areas.

        During the fourth quarter of 1999, we reversed excess restructuring reserves due to the completion of the actions at a lower cost than the 1996 restructuring plan contemplated. A reversal of $1 million ($1 million aftertax) was made to eliminate a reserve for headcount reductions after the final stage of headcount reductions was carried out. A second reversal of $1 million ($1 million aftertax) was made to eliminate a reserve recorded to shutdown a non-strategic facility after that shutdown was completed at a lower cost.

        Operating income in 2000 decreased $270 million from its level in 1999. However, when the charges described above are excluded from the results in each year, operating income declined $173 million from the prior year. This decrease was principally caused by higher raw material and energy costs that resulted from the sharp increase in petrochemical and natural gas prices. The remainder of the decline resulted from higher marketing, administrative, technological and amortization expenses associated with the acquisition and integration of newly acquired companies and other growth programs.

  Equity Earnings (Loss) from Affiliates

(Dollars in millions)	2001	2000	1999
Equity Earnings/(Loss) from Affiliates	$(13)	$35	$36
Charges included in Equity Earnings/(Loss) from Affiliates	$(41)	$(15)	$—

        Equity loss from affiliates totaled $13 million in 2001. This compares to equity earnings from affiliates of $35 million in 2000 and $36 million in 1999. Equity earnings (loss) from affiliates were affected by various charges in 2001 and 2000. During the fourth quarter of 2001, the Astaris joint venture recorded charges associated with the closure of its elemental phosphorus production facility in Pocatello, Idaho. Our share of these charges was approximately $37 million ($37 million aftertax). Also, during the fourth quarter of 2001, the Flexsys joint venture recorded charges associated with the closure of its 4NDPA facility in Newport, Wales. Our share of these charges was approximately $4 million ($4 million aftertax). During the second quarter of 2000, Flexsys recorded charges associated with the closure and impairment of certain manufacturing operations in the United Kingdom. Our share of these charges was $13 million ($13 million aftertax). In addition, Astaris recorded charges during the second quarter of 2000 related to the closure of certain of its production facilities. Our share of these charges was approximately $2 million ($2 million aftertax). Excluding these charges, equity earnings from affiliates in 2001 decreased because of lower earnings from the Astaris joint venture primarily resulting from higher raw material costs. In addition, lower sales volumes at the Advanced Elastomer Systems and Flexsys joint ventures contributed to lower earnings.

        The slight decrease in 2000 equity earnings over 1999 was primarily the result of charges recorded by the Flexsys and Astaris joint ventures during the second quarter of 2000. Excluding these charges, equity earnings from affiliates increased primarily because of the formation and startup of the Astaris joint venture in April 2000 and improved sales volumes at the Flexsys and Advanced Elastomer Systems joint ventures.

  Sale of Polymer Modifiers Business

        In August 2000, we completed the sale of our Polymer Modifiers business and related manufacturing facilities to Ferro Corporation for approximately $130 million. As a result of this transaction, we recognized a $73 million pretax gain ($46 million aftertax). Our results of operations included net sales of approximately $90 million in 2000 and $145 million in 1999, and operating income of approximately $16 million in 2000 and $36 million in 1999, from the Polymer Modifiers business.

  Other Income (Expense)—Net

(Dollars in millions)	2001	2000	1999
Other Income (Expense)—Net	$32	$(8)	$13
Net (Charges)/Gains included in Other Income(Expense)—Net	$20	$(22)	$—

        Other income in 2001 was $32 million. This compares to other expense in 2000 of $8 million and other income in 1999 of $13 million. However, 2001 and 2000 were affected by various gains and charges. During the fourth quarter of 2001, we recorded charges of $5 million ($3 million aftertax) to write down an e-commerce investment to its fair value based upon indicators that the loss in its value was permanent and $3 million ($2 million aftertax) in the Integrated Nylon segment to write off certain non-performing assets. During the first quarter of 2001, we recorded in the Specialty Products segment a $28 million gain ($17 million aftertax) from an insurance settlement. During the fourth quarter of 2000, we recorded in the Integrated Nylon segment a charge of $10 million ($6 million aftertax) to reserve for advances and working capital loans to an Asian equity affiliate. During the second quarter of 2000, we recorded in the Integrated Nylon segment charges of $14 million ($8 million aftertax) to write down Asian investments based upon indicators that the loss in their values was permanent, $5 million ($3 million aftertax) to accrue for debt payments under certain loan guarantees associated with one of the Asian equity investments, $8 million ($5 million aftertax) associated with the startup and formation of the Astaris joint venture and a $15 million gain ($9 million aftertax) resulting from the sale of substantially all of our 40 percent interest in P4 Production L.L.C., a phosphorus manufacturing venture. Excluding these gains and charges from both periods, other income for 2001 was $12 million compared to other income of $14 million in 2000.

  Income Taxes

        In July 2000, Germany reduced its corporate tax rate effective January 1, 2001. In accordance with SFAS No. 109, "Accounting for Income Taxes," we recognized income of $7 million to income taxes to record the net effect of the change on deferred income tax assets and liabilities during the third quarter of 2000. Other items reducing our overall effective tax rate include effective tax planning strategies and a greater percentage of after-tax equity earnings from affiliates in pretax operating income.

  Summary of Events Affecting Comparability

        Charges recorded in 2001, 2000 and 1999 and other events affecting comparability have been summarized in the tables below (dollars in millions).

Increase/(Decrease)	Performance Films	Specialty Products	2001 Integrated Nylon	Corporate/ Other	Consolidated
Cost of goods sold		$2			$2	(a)
				54	54	(f)
	—	—	—	9	9	(g)

Total cost of goods sold	—	2	—	63	65
Marketing, administrative, technological and amortization expenses		1			1	(a)
			9		9	(c)
	—	—	—	3	3	(h)

Operating income (loss)	—	(3)	(9)	(66)	(78)
Equity earnings (loss) from affiliates				(37)	(37	)(d)
				(4)	(4	)(e)
Other income (expense)		28			28	(b)
			(3)		(3	)(c)
				(5)	(5	)(i)

Income(loss) before income taxes	—	25	(12)	(112)	(99)

Income taxes (benefit)					(20)

Net income (loss)					$(79)

  2001 Charges and Other Events

(a)
Charges recorded in the Specialty Products segment related to the termination of a former CarboGen owner ($3 million pretax, $2 million aftertax).

(b)
A gain recorded in the Specialty Products segment from an insurance settlement associated with the explosion and fire that destroyed the Vianova printing inks and phenolics production facility in Wiesbaden, Germany ($28 million pretax, $17 million aftertax).

(c)
Charges recorded in the Integrated Nylon segment to write down certain notes, primarily from textile fiber customers, and to write down certain non-performing assets ($12 million pretax, $8 million aftertax).

(d)
Charges for the closure of Astaris' elemental phosphorus production facility in Pocatello, Idaho ($37 million pretax, $37 million aftertax).

(e)
Charges for the closure of Flexsys' 4NDPA manufacturing facility in Newport, Wales ($4 million pretax, $4 million aftertax).

(f)
Charges to increase environmental and self-insurance reserves ($54 million pretax, $34 million aftertax).

(g)
Additional severance charges recorded to cover cost overruns associated with the 2001 restructuring program ($9 million pretax, $6 million aftertax).

(h)
A loss contingency due to certain unoccupied leased office space ($3 million pretax, $2 million aftertax).

(i)
A charge to write down the value of an e-commerce investment based upon indicators that the loss in its value was permanent ($5 million pretax, $3 million aftertax).

	2000
Increase/(Decrease)	Performance Films	Specialty Products	Integrated Nylon	Corporate/ Other	Consolidated
Cost of goods sold		$8			$8	(j)
		15			15	(k)
				53	53	(l)
	—	—	76	—	76	(m)

Total cost of goods sold	—	23	76	53	152
Marketing, administrative, technological and amortization expenses	—	—	—	6	6	(p)

Operating income (loss)	—	(23)	(76)	(59)	(158)
Equity earnings (loss) from affiliates				(2)	(2	)(p)
				(13)	(13	)(q)
Gain on sale of Polymer Modifiers business				73	73	(r)
Other income (expense)				(8)	(8	)(p)
				15	15	(s)
			(14)		(14	)(n)
			(5)		(5	)(n)
	—	—	(10)	—	(10	)(o)

Income(loss) before income taxes	—	(23)	(105)	6	(122)

Income taxes (benefit)					(48	)(t)
Net income (loss)					$(74)

  2000 Charges and Other Events

(j)
Restructuring charges recorded in the Specialty Products segment related to exiting operations at the Port Plastics site in Addyston, Ohio ($8 million pretax, $5 million aftertax).

(k)
Impairment charges recorded in the Specialty Products segment to write down chlorobenzenes' production assets ($15 million pretax, $10 million aftertax).

(l)
Restructuring charges for workforce reductions of approximately 700 people across all world areas and functions of the Company and the closure of certain non-strategic facilities ($53 million pretax, $33 million aftertax).

(m)
Impairment charges recorded in the Integrated Nylon segment to write down certain non-performing and non-strategic production assets ($76 million pretax, $47 million aftertax).

(n)
Charges recorded in the Integrated Nylon segment to write down certain investments in Asia based upon indicators that the loss in their values was permanent ($14 million pretax, $8 million aftertax) and to accrue for payment of debt obligations associated with one of the investments ($5 million pretax, $3 million aftertax).

(o)
Charges recorded in the Integrated Nylon segment to primarily reserve for advances and working capital loans to an Asian equity affiliate ($10 million pretax, $6 million aftertax).

(p)
Charges related to the formation and startup of the Astaris joint venture ($16 million pretax, $11 million aftertax).

(q)
Charges associated with the impairment and closure of certain manufacturing operations in the United Kingdom for the Flexsys joint venture ($13 million pretax, $13 million aftertax).

(r)
A gain on the sale of the Polymer Modifiers business and related manufacturing facilities ($73 million pretax, $46 million aftertax).

(s)
A gain on the sale of P4 Production L.L.C., a phosphorus manufacturing venture ($15 million pretax, $9 million aftertax).

(t)
Amount represents the tax effect of the charges and other events affecting comparability. Included in this line is the impact of a $7 million reduction in income tax expense for changes in the German tax rates.

	1999
Increase/(Decrease)	Performance Films	Specialty Products	Integrated Nylon	Corporate/ Other	Consolidated
Cost of goods sold			$34		$34	(u)
				29	29	(v)
				(2)	(2	)(w)

Total cost of goods sold	—	—	34	27	61
Marketing, administrative, technological and amortization expenses	—	—	—	—	—

Operating income (loss)	—	—	(34)	(27)	(61)
Equity earnings (loss) from affiliates					—
Other income (expense)	—	—	—	—	—

Income (loss) before income taxes	—	—	(34)	(27)	(61)

Income taxes (benefit)					(23)

Net income (loss)					$(38)

  1999 Charges and Other Events

(u)
Charges related to exiting Integrated Nylon's ammonia business and for the write down of an Integrated Nylon segment bulk continuous filament spinning machine site ($34 million pretax, $22 million aftertax).

(v)
A charge for the anticipated settlement of certain pending property claims litigation related to the Anniston, Alabama plant site ($29 million pretax, $18 million aftertax).

(w)
Reversal of excess restructuring reserves related to headcount reductions and facilities closures ($2 million pretax, $2 million aftertax).

Financial Condition and Liquidity

        Cash generated from operations was $49 million for the six months ended June 30, 2002, compared to cash used in operations of $82 million for the six months ended June 30, 2001. The improvement was primarily attributable to an income tax refund received during the first quarter of 2002, a $21 million dividend received during the second quarter of 2002 from the Flexsys joint venture, stronger operating earnings and lower severance payments. In March of 2002, the "Job Creation and Worker Assistance Act" was enacted which allowed for, among other things, a five-year carryback of net operating losses. As a result of this new law, we received a $30 million income tax refund from the United States taxing authorities, in addition to our $30 million anticipated income tax refund during the first quarter of 2002.

        Our working capital at June 30, 2002 increased to negative $310 million from negative $495 million at December 31, 2001. The increase in the working capital position primarily resulted from a reduction of short-term debt and an increase in accounts receivable, partially offset by an increase in accounts payable.

  Liquidity

        On June 30, 2002, our debt obligations totaled $1,222 million, including borrowings under the existing $800 million credit facility with a syndicate of commercial banks, notes and debentures. The weighted average interest rate on our total debt outstanding at June 30, 2002, was approximately 5.7 percent.

        At June 30, 2002, debt maturing within one year consisted primarily of borrowings of $425 million from the $800 million facility due in August of 2002 and $150 million of 6.5 percent notes due in October of 2002.

  Amended Credit Facility

        On July 25, 2002, we and our bank syndicate amended our revolving credit facility. The amendment extends the maturity of the facility until August 2004. It also reduces the facility from $800 million to $600 million and separates the facility into a $300 million term loan and a $300 million revolving credit facility. The term loan has scheduled payment obligations as follows: $25 million at December 31, 2002; $50 million at December 31, 2003; $25 million at June 30, 2004; and the remainder at maturity. The amended credit facility requires us to cash collateralize certain outstanding letters of credit. Fees, expenses and other costs associated with the amended credit facility and cash collateralization of letters of credit totaled approximately $50 million. The amended credit facility is available for working capital and other general corporate purposes.

        Guarantees    Our obligations and the obligations of our subsidiary borrowers under the amended credit facility are guaranteed by Solutia Inc., CPFilms Inc., Monchem International Inc., Monchem, Inc., Solutia Systems, Inc. (the "subsidiary guarantors") and each of our subsequently acquired or organized domestic subsidiaries, subject to certain exceptions.

        Collateral    Borrowings under the amended credit facility as well as the beneficiaries of the Astaris support agreement, the lessee under the co-generation facility at Pensacola, Florida and holders of certain designated letters of credit are secured by (1) liens on all of our inventory and receivables and those of the subsidiary guarantors, (2) pledges of 100 percent of the stock of Monchem, Inc. and Solutia Systems, Inc. and 65 percent of the voting stock and 100 percent of all other stock of Monchem International, Inc., (3) liens on intercompany debt of and held by Monchem, Inc., Monchem International, Inc. and Solutia Systems, Inc., (4) pledges of 65 percent of the voting stock (and 100 percent of all other stock) of Solutia Europe, S.A./N.V. and Solutia U. K. Holdings Limited, (5) a lien on certain principal properties, (6) a lien on certain intellectual property; and (7) liens on property, plant and equipment, inventory, receivables and certain intellectual property of four European subsidiaries. The aggregate amount of our obligations entitled to the benefit of the lien on such principal properties is limited to 15 percent of its net tangible assets, as determined at the date that the lien was granted.

        In addition, borrowings under the amended credit facility are secured by liens shared equally and ratably with the holders of our outstanding publicly traded notes and senior secured notes described below. These include a lien on (1) certain other principal properties, (2) 100 percent of the stock of CPFilms Inc., and (3) pledges of intercompany debt of CPFilms Inc; and a second priority lien shared equally and ratably on the principal properties on which the banks have a first priority lien. The amended credit facility also contains customary representations and warranties and affirmative and negative covenants.

        Interest    Borrowings under the amended credit facility bear interest at a floating rate based on LIBOR, plus an applicable margin. The margin for LIBOR loans is 5.75 percent and will increase by 50 basis points in July 2003 and an additional 50 basis points in January 2004. A premium in the amount of 2 percent of the principal repaid on the term loan will apply until July 25, 2003, and a premium of 1 percent will apply to such principal payments thereafter.

        Covenants    The amended credit facility requires us to meet certain financial tests, including, but not limited to, maximum leverage and minimum interest coverage ratios. In addition, the amended credit facility contains certain covenants which, among other things, limit the incurrence of additional debt, aggregate capital expenditures, guarantees, liens, investments, asset sales, dividends, restricted payments, acquisitions, mergers and consolidations, change of business, transactions with affiliates, prepayments of debt, repurchases of stock and redemptions of certain other indebtedness and other matters customarily restricted in such agreements.

  Senior Secured Notes

        On July 9, 2002, we completed a private placement of 223,000 units consisting of $223 million of the outstanding notes and warrants to purchase 5,533,522 shares of common stock at an exercise price of $7.59 per share. The outstanding notes were issued by SOI Funding Corp., a special purpose entity, and the offering resulted in cash proceeds, net of estimated fees, of $193 million which were placed in escrow pending amendment of our credit facility, as described under "Amended Credit Facility" above and assumption of SOI Funding Corp.'s obligations under the outstanding notes. Both of these events occurred on July 25, 2002, at which time the net offering proceeds were released from escrow. We deposited approximately $155 million of the proceeds with the trustee for the $150 million of 6.5 percent notes due October 15, 2002 to pay the principal and interest at maturity. The remaining proceeds were used to pay fees, expenses and other costs related to the amended credit facility, cash collateralize certain outstanding letters of credit and repay a portion of borrowings under our amended credit facility. The discount associated with this offering, which includes the value given to the warrants, will be non-deductible for income tax purposes.

        Guarantees    All of the subsidiaries that guarantee the obligations under our amended credit facility will fully and unconditionally guarantee the notes on a senior joint and several basis. Certain of our future domestic subsidiaries will be required to execute similar guarantees. The subsidiary guarantees will each rank in right of payment equal to each subsidiary guarantor's existing and future senior debt.

        Collateral    The notes and guarantees will be secured by a first priority lien (shared with (A) holders of our bank obligations, (B) the beneficiaries of the Astaris support agreement, (C) the lessee under the co-generation facility at Pensacola, Florida and (D) holders of certain designated letters of credit) on the following assets: (1) certain principal properties, (2) pledges of 100 percent of the stock of CPFilms Inc., and (3) intercompany debt of CPFilms Inc.; and a second priority lien on the following assets: (1) 65 percent of the voting stock (100 percent of all other stock) of Monchem International, Inc. and 100 percent of the stock of the remaining subsidiary guarantors, Monchem, Inc. and Solutia Systems, Inc., (2) intercompany debt of and held by the subsidiary guarantors (other than CPFilms Inc.), (3) substantially all of our and the subsidiary guarantors' accounts receivable and inventory and certain intellectual property, (4) 65 percent of the voting stock (and 100 percent of all other stock) of two foreign subsidiaries, and (5) certain other production facilities.

        Interest expense, giving effect to the new facilities, is expected to be approximately $107 million for 2002. Assuming a constant debt level and current LIBOR rates, interest expense is expected to be approximately $125 million for 2003. Included in the 2003 estimate for interest expense is approximately $25 million of amortization of debt discount, warrants and issuance costs primarily for the amended credit facility and the senior secured notes.

  Capital Expenditures

        Capital expenditures for 2001 were $94 million. These expenditures were used to fund various cost reduction, maintenance and Pharmaceutical Services capacity expansion projects. We expect that our capital requirements will be approximately $70 million in 2002, principally for Pharmaceutical Services capacity expansion, maintenance and cost reduction projects. As of June 30, 2002, we have incurred approximately $31 million of capital expenditures.

  Equity Affiliates

        During the first quarter of 2002, we sold our 50 percent interest in the Advanced Elastomer Systems joint venture to ExxonMobil Chemical Company, a division of ExxonMobil Corporation and Exxon Chemical Asset Management Partnership, a subsidiary of ExxonMobil Corporation, for approximately $102 million. The sale resulted in a gain of $5 million ($3 million aftertax). We used the net proceeds from the sale to pay down debt, fund operations and for other general corporate purposes.

        In connection with the completion of the external financing agreement for Astaris which expires in September of 2005, we contractually agreed to provide Astaris with funding in the event the joint venture fails to meet certain financial benchmarks. During 2001, we contributed $31 million to the joint venture under this agreement. We anticipate that a contribution of up to $27 million will be required in 2002. We believe that this obligation is not likely to have a significant impact on our consolidated financial position, liquidity or profitability. In August 2000, we received $85 million from our 50 percent-owned Astaris joint venture that represented a cash distribution and repayment of working capital loans.

  Other

        In 1993, a co-generation facility was constructed at the Pensacola, Florida manufacturing site to provide the plant with electricity and steam. We financed the construction by placing the co-generation facility in a trust that was funded by a syndicate of commercial banks. We make monthly operating lease payments and the lease term is co-terminus with the amended credit facility.

        In connection with the completion of the external financing agreement for Astaris which expires in September of 2005, we contractually agreed to provide Astaris with funding in the event the joint venture fails to meet certain financial benchmarks. During the second quarter of 2002, we contributed $12 million to the joint venture under this agreement. We anticipate that an additional contribution of approximately $15 million will be required in the second half of 2002. We believe that this obligation is not likely to have a significant impact on our consolidated financial position, liquidity or profitability.

        As of August 31, 2002, Fitch Ratings rated our senior secured debt B and the senior secured bank loan BB-, Standard and Poor's rated our senior unsecured debt BB- and the secured bank loan BB, and Moody's rated our senior unsecured debt B2, the senior secured notes B1 and the secured bank loan Ba3.

        We believe that our cash flow from operations and available borrowing capacity under the amended credit facility provide sufficient resources to finance our operations and planned capital needs for the next 12 months.

Self-Insurance

        We maintain self-insurance reserves to cover our estimated future legal costs and settlements related to workers' compensation, product, general, auto and operations liability claims that are less than policy deductible amounts or not covered by insurance. We also have purchased commercial insurance in order to reduce our exposure to such claims.

        Self-insured losses are accrued based upon estimates of the aggregate liability for uninsured claims incurred using certain actuarial assumptions followed in the insurance industry and our historical experience. The majority of our self-insurance reserves and a significant portion of our commercial insurance are associated with estimated product liabilities that we inherited in the spinoff from Monsanto Company in 1997 and products that are no longer produced.

        As previously indicated, we recorded a charge in the fourth quarter of 2001 of $20 million ($13 million aftertax) to cost of goods sold to increase our self-insurance reserves. This charge was necessary to bring the aggregate self-insurance liability to an appropriate balance based upon recent loss experience and recently updated actuarial assumptions. Cash payments for self-insured risks were $24 million in 2001, $50 million in 2000 and $25 million in 1999. Based upon recent history and current actuarial assumptions, it is expected that annual cash requirements for self-insurance risks will approximate the level experienced in 2001 for the foreseeable future.

Legal Matters

        Because of the size and nature of our business, we are a party to numerous legal proceedings. Most of these proceedings have arisen in the ordinary course of business and involve claims for money damages. In addition, at the time of the spinoff, we assumed liabilities related to specified legal proceedings from the former Monsanto Company (now known as Pharmacia Corporation) under an agreement known as the Distribution Agreement. As a result, although Monsanto remains the named defendant, we are required to manage the litigation and indemnify Monsanto for costs, expenses and judgments arising from the litigation. While the results of litigation cannot be predicted with certainty, we do not believe, based upon currently available facts, that the ultimate resolution of any of these pending matters will have a material adverse effect on our financial position or liquidity in any one year. However, resolution in those cases involving the alleged discharge of polychlorinated biphenyls ("PCBs") from the Anniston, Alabama plant site may have a material adverse effect on our net income in a given year, although it is impossible at this time to estimate the range or amount of any such liability. In addition, there can be no assurance that any final judgment against us, if upheld on appeal, will not have a material adverse effect on our financial position and liquidity. See "Risk Factors—Risks Relating to Our Business—Legal proceedings and other claims could impose substantial costs on us" and "Business—Legal Proceedings—Anniston, Alabama Cases".

Derivative Financial Instruments

        Our business operations give rise to market risk exposures that result from changes in currency exchange rates, interest rates and certain commodity prices. To manage the volatility relating to these exposures, we enter into various hedging transactions that enable us to alleviate the adverse effects of financial market risk. Our hedging transactions are carried out under policies and procedures approved by the Audit and Finance Committee of the Board of Directors, which do not permit the purchase or holding of any derivative financial instruments for trading purposes. Our Consolidated Financial Statements include a discussion of our accounting policies for financial instruments.

  Foreign Currency Exchange Rate Risk

        We manufacture and sell our products in a number of countries throughout the world and, as a result, are exposed to movements in foreign currency exchange rates. We use foreign currency hedging instruments to manage the volatility associated with foreign currency purchases of materials and other assets and liabilities created in the normal course of business. We primarily use forward exchange contracts and purchased options to hedge these risks with maturities of less than 18 months. We also enter into certain foreign currency derivative instruments primarily to protect against exposure related to intercompany financing transactions. Corporate policy prescribes the range of allowable hedging activity and the instruments that are permitted for use. Because the counterparties to these contracts are major international financing institutions, credit risk arising from these contracts is not significant, and we do not anticipate any counterparty losses.

        At December 31, 2001, we had currency forward contracts to purchase and sell $301 million of currencies, principally the U.S. dollar, euro, Swiss Franc and United Kingdom Pound-Sterling, with average maturities of 7 months.

        Based on our overall currency rate exposure at December 31, 2001, including derivative and other foreign currency sensitive instruments, a near-term change in currency rates, within a 95 percent confidence level based on historical currency rate movements, would not materially affect our financial statements.

  Interest Rate Risk

        Interest rate risk is primarily related to the changes in fair value of fixed-rate long-term debt and short-term, floating rate debt. We believe our current debt structure appropriately protects us from changes in interest rates and are not actively using any contracts to manage interest rate risk. Based on our overall interest rate exposure at December 31, 2001, a near-term change in interest rates, within a 95 percent confidence level based on historical interest rate movements, would not materially affect our financial statements. This is consistent with the overall interest rate exposure at December 31, 2000.

  Commodity Price Risk

        Certain raw materials and energy sources used by us are subject to price volatility caused by weather, crude oil prices, supply conditions, political and economic variables and other unpredictable factors. We periodically use forward and option contracts to manage the volatility related to anticipated energy and raw material purchases.

Recently Issued Accounting Standards

        Effective January 1, 2002, we adopted SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," which provide guidance related to accounting for business combinations and goodwill. The adoption of SFAS No. 141 did not have a material effect on our financial statements. In accordance with SFAS No. 142, we discontinued the amortization of goodwill and identifiable intangible assets that have indefinite useful lives. Intangible assets that have finite useful lives will continue to be amortized over their useful lives. Goodwill will be assessed annually for impairment. This statement also required certain intangible assets that did not meet the criteria for recognition apart from goodwill to be subsumed into goodwill. During the quarter ended March 31, 2002, we subsumed into goodwill $74 million of intangible assets net of related deferred tax liabilities representing assembled workforce and noncontractual customer relationships that did not meet the separability criteria under SFAS No. 141, "Business Combinations."

        Fair value measurements of the reporting units were estimated by a third-party specialist utilizing both an income and market multiple approach. Based on this analysis, we recorded an impairment loss of $167 million ($167 million aftertax) for the Resins and Additives business in the Specialty Products segment due to declining estimates of future results given current economic and market conditions. This goodwill is non-deductible for tax purposes. The impairment charge is reflected as the cumulative effect of change in accounting principle in the accompanying statement of consolidated income (loss).

        In July 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The statement addresses accounting and reporting requirements for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement obligations. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We are evaluating SFAS No. 143 to determine the effects, if any, on our consolidated financial statements.

        Effective January 1, 2002, we adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses the accounting and reporting for the impairment or disposal of long-lived assets. The adoption of SFAS No. 144 did not have a material effect on our consolidated financial statements.

THE EXCHANGE OFFER

General

        We are offering to exchange up to $223,000,000 in aggregate principal amount of new 11.25% senior secured notes for the same aggregate principal amount of outstanding 11.25% senior secured notes, properly tendered before the expiration date and not withdrawn. We are making the exchange offer for all of the outstanding notes. Your participation in the exchange offer is voluntary and you should carefully consider whether to accept this offer.

        On the date of this prospectus, $223,000,000 in aggregate principal amount of our 11.25% senior secured notes is outstanding. We are sending this prospectus, together with the letter of transmittal, on approximately October 18, 2002, to all holders of outstanding notes that we are aware of. Our obligations to accept outstanding notes for exchange pursuant to the exchange offer are limited by the conditions listed under "—Conditions to the Exchange Offer" below.

        We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the Exchange Offer

        SOI Funding Corp. issued and sold $223,000,000 in aggregate principal amount of the outstanding 11.25% senior secured notes on July 9, 2002 in a transaction exempt from the registration requirements of the Securities Act, and, on July 25, 2002, we assumed SOI Funding's obligations under the outstanding notes. Because the transaction was exempt under the Securities Act, you may re-offer, resell or otherwise transfer the outstanding notes only if registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

        In connection with the issuance and sale of the outstanding notes, we and the subsidiary guarantors entered into a registration rights agreement, which requires us to consummate this exchange offer by December 23, 2002. If we are unable to complete the exchange offer, or have a shelf registration statement declared effective, by December 23, 2002, the interest rate on the outstanding notes will increase by 25 basis points per annum, which rate shall further increase by 25 basis points per annum for each subsequent 90-day period during which such registration default continues (up to a maximum of 100 basis points per annum) until we complete the exchange offer or have the shelf registration statement declared effective.

        In addition, there are circumstances under which we are required to use our best efforts to file a shelf registration statement with respect to resales of the outstanding notes. We have filed a copy of the registration rights agreement as an exhibit to the registration statement that this prospectus forms a part of and that has been filed with the SEC.

        We are making the exchange offer to satisfy our obligations under the registration rights agreement. Otherwise, we are not required to file any registration statement to register any outstanding notes. Holders of outstanding notes that do not tender their outstanding notes or whose outstanding notes are tendered but not accepted will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their outstanding notes.

Terms of the Exchange

        We are offering to exchange, upon the terms of this prospectus and the letter of transmittal, $1,000 in principal amount of new 11.25% senior secured notes for each $1,000 in principal amount of the outstanding 11.25% senior secured notes. The terms of the new notes are the same in all material respects, including principal amount, interest rate, maturity and ranking, as the terms of the outstanding notes for which they may be exchanged pursuant to the exchange offer, except that the offering of the new notes has been registered under the Securities Act and, therefore, the new notes will not be subject to restrictions on transfer applicable to the outstanding notes and will be entitled to registration rights only under limited circumstances. The new notes will evidence the same indebtedness as the outstanding notes and will be entitled to the benefits of the indenture. Please refer to the section in this prospectus entitled "Description of Notes" for a more complete discussion of the terms of the notes.

        The exchange offer is not conditioned upon any minimum aggregate amount of outstanding notes being tendered for exchange.

        We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the new notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff in a series of no-action letters issued to third parties, we believe that new notes issued in the exchange offer in exchange for outstanding notes may be offered for sale, resold and otherwise transferred by any holder of new notes (other than any holder which is an affiliate of ours or a broker-dealer that purchased outstanding notes from us to resell pursuant to Rule 144A under the Securities Act or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in the distribution of the new notes and neither the holder nor any other person is participating in or intends to participate in a distribution of the new notes. Because the SEC has not considered our exchange offer in the context of a no-action letter, we cannot assure you that the staff would make a similar determination with respect to the exchange offer. Any holder that is an affiliate of ours or that tenders in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities and will not be allowed to rely on this interpretation by the staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        If you participate in the exchange offer, you must acknowledge, among other things, that you are not participating in, and do not intend to participate in, a distribution of the new notes. If you are a broker-dealer that receives new notes for your own account in exchange for outstanding notes, where your outstanding notes were acquired by you as a result of your market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. Please refer to the section in this prospectus entitled "Plan of Distribution" for a more complete discussion of your ability to resell the new notes.

        You will not be required to pay brokerage commissions or fees or, if you comply with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the outstanding notes in the exchange offer.

Expiration Date; Extension; Termination; Amendment

        The exchange offer will expire at 5:00 p.m., New York City time, on November 18, 2002, unless we have extended the period of time that the exchange offer is open, but in no event will we extend the expiration date of the exchange offer past December 23, 2002. The expiration date will be at least 20 business days after the beginning of the exchange offer as required by Rule 14e-1(a) under the Exchange Act. We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any outstanding notes, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all outstanding notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

        We also reserve the right to:

  •
  end or amend the exchange offer and not to accept for exchange any outstanding notes not previously accepted for exchange upon the occurrence of any of the events specified below under "—Conditions to the Exchange Offer" that have not been waived by us; and
  •
  amend the terms of the exchange offer in any manner which, in our good faith judgment, is advantageous to you, whether before or after any tender of the outstanding notes.

        If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to you as promptly as practicable.

Procedures for Tendering Outstanding Notes

        Your tender to us of your outstanding notes and our acceptance of the notes will constitute a binding agreement between you and us on the terms contained in this prospectus and in the letter of transmittal.

        You will tender outstanding notes by:

  •
  properly completing and signing the letter of transmittal or a facsimile copy of the letter, and delivering the letter, together with the certificate or certificates representing the outstanding notes being tendered and any required signature guarantees and any other documents required by the letter of transmittal, to the exchange agent at its address listed below on or before the expiration date; or
  •
  complying with the procedure for book-entry transfer described below; or
  •
  complying with the guaranteed delivery procedures described below.

        If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering the outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        The method of delivering the outstanding notes, letters of transmittal and all of the required documents is at the election and risk of the holder. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to insure timely delivery. No notes or letters of transmittal should be sent to us.

        If tendered outstanding notes are registered in the name of the person who signs the letter of transmittal and the new notes to be issued in exchange for the tendered notes are to be issued in the name of the registered holder, the signature of the signer need not be guaranteed.

        In addition, if any untendered outstanding notes are to be reissued in the name of the registered holder, the signature need not be guaranteed. A registered holder shall include any participant in The Depository Trust Company ("DTC") whose name appears on a security listing as an owner of outstanding notes.

        In any other case, the tendered outstanding notes must be endorsed or accompanied by written instruments of transfer, in form satisfactory to us and duly executed by the registered holder. The signature of the endorsement or instrument of transfer must be guaranteed by an eligible institution. The following are considered eligible institutions:

  •
  a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc.;

  •
  a clearing agency;
  •
  an insured credit union;
  •
  a savings association or a commercial bank; or
  •
  a trust company having an office or correspondent in the United States.

        If the new notes and/or outstanding notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note registrar for the outstanding notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

        We understand that the exchange agent has confirmed with DTC that any financial institution that is a participant in DTC's system may use its Automated Tender Offer Program to tender outstanding notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that DTC establish an account relating to the outstanding notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account in accordance with the Automated Tender Offer Program procedures for transfer. However, the exchange of the outstanding notes will only be made after timely confirmation of the book-entry transfer and timely receipt by the exchange agent of an agent's message, an appropriate letter of transmittal with any registered signature guarantee, and any other documents required. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, stating that DTC has received an express acknowledgment from a participant tendering outstanding notes that are the subject of the book-entry confirmation and that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the participant.

        If you want to tender outstanding notes in the exchange offer and time will not permit a letter of transmittal or outstanding notes to reach the exchange agent before the expiration date or you cannot comply with the procedure for book-entry transfer on a timely basis, a tender may be effected if the exchange agent has received at its address listed below before the expiration date, a letter, telegram or facsimile transmission from an eligible institution listing your name and address, the names in which the outstanding notes are registered and, if possible, the certificate number of the outstanding notes to be tendered, and stating that the tender is being made by the letter, telegram or facsimile transmission and guaranteeing that within three business days after the expiration date, the outstanding notes in proper form for transfer, or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, will be delivered by the eligible institution, together with a properly completed and duly executed letter of transmittal and any other required documents. Unless outstanding notes being tendered by the method described in the preceding sentence are deposited with the exchange agent within the time period described in the preceding sentence and accompanied or preceded by a properly completed letter of transmittal and any other required documents, we may, at our option, reject the tender. You may obtain copies of the notice of guaranteed delivery from the exchange agent.

        Your tender will be deemed to have been received when the exchange agent receives:

  •
  your properly completed and duly signed letter of transmittal accompanied by the outstanding notes, or a confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at DTC; or
  •
  a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect from an eligible institution.

        We will issue new notes in exchange for outstanding notes tendered by means of a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an eligible institution only when the exchange agent receives (1) the letter of transmittal and any other required documents and (2) the tendered outstanding notes.

        We will determine all questions regarding the validity, form, eligibility, time of receipt and acceptance of outstanding notes tendered for exchange. You should be aware that:

  •
  We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or not to accept any particular outstanding notes which acceptance might, in our judgment or that of our counsel, be unlawful.
  •
  We reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the right to waive the ineligibility of any holder that seeks to tender outstanding notes in the exchange offer.
  •
  Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions, shall be final and binding on all parties.
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  Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within a reasonable period of time as we shall determine.
  •
  Neither we, the exchange agent nor any other person shall have any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange.

        If the letter of transmittal is signed by a person or persons other than the registered holder or holders of outstanding notes, the outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the outstanding notes.

        If the letter of transmittal or any outstanding notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should indicate they are acting in that capacity when signing, and, unless waived by us, you should provide evidence of their authority to act in that capacity.

        If you tender, you will be representing to us that:

  •
  the new notes you acquire pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving new notes, whether or not the person is the holder;
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  you are not an affiliate of ours;
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  you are not participating in, and do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the outstanding notes or the new notes; and
  •
  if you are a broker or dealer registered under the Exchange Act, you will receive the new notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities. You must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. Please refer to the section in this prospectus entitled "Plan of Distribution" for a more complete discussion of your ability to resell the new notes.

Terms and Conditions of the Letter of Transmittal

        By signing and returning the letter of transmittal you will be agreeing to the following terms and conditions, which are part of the exchange offer.

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  You are exchanging, assigning and transferring the outstanding notes to us and irrevocably constitute and appoint the exchange agent as your agent and attorney-in-fact to cause the outstanding notes to be assigned, transferred and exchanged.

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  You represent and warrant that you have full power and authority to tender, exchange, assign and transfer the outstanding notes and acquire new notes issuable upon the exchange of tendered outstanding notes.
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  When we accept outstanding notes for exchange, we will acquire good and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.
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  You will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered outstanding notes or transfer ownership of such outstanding notes on the account books maintained by DTC.

        Your acceptance of any tendered outstanding notes and our issuance of new notes in exchange for the outstanding notes will constitute performance in full by us of our obligations under the registration rights agreement to complete the exchange offer.

        All authority conferred by you will survive your death or incapacity and every obligation of yours will be binding upon your heirs, legal representatives, successors, assigns, executors and administrators. You will also make the representations described above under "—Procedures for Tendering Outstanding Notes."

Withdrawal Rights

        You may withdraw your tender of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal, sent by telegram, facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date. Any notice of withdrawal must:

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  specify the name of the person that tendered the outstanding notes to be withdrawn;
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  identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;
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  specify the principal amount of outstanding notes to be withdrawn;
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  include a statement that the holder is withdrawing its election to have the outstanding notes exchanged;
  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the outstanding notes into the name of the person withdrawing the tender; and
  •
  specify the name in which any of the outstanding notes are to be registered, if different from that of the person that tendered the outstanding notes.

        The exchange agent will return the properly withdrawn outstanding notes promptly following receipt of notice of withdrawal. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes or otherwise comply with DTC's procedures.

        Any outstanding notes withdrawn will not have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to its book-entry transfer procedures, the outstanding notes will be credited to an account with DTC specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under "—Procedures for Tendering Outstanding Notes" above at any time on or before the expiration date.

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the exchange date, all outstanding notes properly tendered and will issue the new notes promptly after the acceptance. However, please refer to the section in this prospectus entitled "—Conditions to the Exchange Offer" below for a discussion of the conditions under which we may end the exchange offer and reject for exchange any outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when we give notice of acceptance to the exchange agent.

        For each outstanding note accepted for exchange, the holder of the outstanding note will receive a new note having a principal amount at maturity equal to that of the surrendered outstanding note.

        In all cases, we will issue new notes for outstanding notes that are accepted for exchange pursuant to the exchange offer only after the exchange agent timely receives certificates for the outstanding notes or a book-entry confirmation of the outstanding notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal and all other required documents.

Conditions to the Exchange Offer

        We will not be required to accept for exchange, or to issue new notes in exchange for, any outstanding notes and may end or amend the exchange offer, by notice to the exchange agent or by a timely press release, if at any time before the acceptance of the outstanding notes for exchange or the exchange of the new notes for the outstanding notes, any of the following conditions exist:

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  any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued, in each case, with respect to the exchange offer that, in our sole judgment, might materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer to us; or
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  any change, or any development involving a prospective change, shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects that is or may be adverse to us, or we become aware of facts that have or may have adverse significance with respect to the value of the outstanding notes or the new notes or that may materially impair the contemplated benefits of the exchange offer to us; or
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  any law, rule or regulation or applicable interpretation of the staff of the SEC is issued or promulgated that, in our good faith determination, does not permit us to effect the exchange offer; or
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  any governmental approval has not been obtained, which we think is necessary for the completion of the exchange offer; or
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  there shall have been proposed, adopted or enacted any law, statute, rule or regulation, or an amendment to any existing law, statute, rule or regulation, which might materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer to us; or

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  there shall occur a change in the current interpretation by the staff of the SEC that permits the new notes issued pursuant to the exchange offer in exchange for outstanding notes to be offered for resale, resold and otherwise transferred by holders, other than any holder that is a broker-dealer or an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of the holders' business and the holders have no arrangement with any person to participate in the distribution of such new notes.

        We reserve the right to end the exchange offer and reject for exchange any outstanding notes upon the occurrence of any of the preceding conditions. In addition, we may amend the exchange offer at any time before the expiration date if any of these conditions exist.

        In addition, we will reject for exchange any outstanding notes tendered, and no new notes will be issued in exchange for any outstanding notes, if at the time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. If any stop order is in effect we will be required to use our best efforts to obtain its withdrawal at the earliest possible time.

        The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange.

Exchange Agent

        We have appointed HSBC Bank USA as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the addresses listed below:

By Mail, Hand or Overnight Delivery:
HSBC Bank USA Lower Level One Hanson Place Brooklyn, New York 11243 Attention: Issuer Services
By Facsimile Transmission: (Eligible Institutions Only)		Confirm by Telephone:
(718) 488-4488 Attention: Paulette Shaw		(800) 662-9844 or (718) 488-4475

        You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number listed above.

        Delivery to an address other than as listed above, or transmissions of instructions by a facsimile number other than as listed above, will not constitute a valid delivery.

Solicitation of Tenders; Fees and Expenses

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

        We will pay the estimated cash expenses to be incurred in connection with the exchange offer. We estimate that those expenses will be, in the aggregate, approximately $300,000, including fees and expenses of the exchange agent and trustee, registration fees, accounting, legal and printing expenses and other related fees and expenses.

        Neither the delivery of this prospectus nor any exchange made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of outstanding notes in any jurisdiction in which the making of the exchange offer or the acceptance of the outstanding notes would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the exchange offer in any jurisdiction and extend the exchange offer to holders of outstanding notes in the jurisdiction concerned.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. If, however, certificates representing new notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of any person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in the exchange offer, then the amount of the transfer taxes whether imposed on the registered holder or any other person, will be payable by the tendering holder. If satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

        The new notes will be recorded at the carrying value of the outstanding notes as reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of new notes for outstanding notes. We will amortize the expenses incurred in connection with the issuance of the new notes over the term of the new notes.

Consequences of Failure to Exchange

        If you do not exchange your outstanding notes for new notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of the outstanding notes as described in the legend on the notes. In general, the outstanding notes may be offered or sold only if registered under the Securities Act, unless they are sold under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the outstanding notes under the Securities Act. However, under limited circumstances we may be required to file with the SEC a shelf registration statement to cover resales of the outstanding notes by the holders of notes who satisfy conditions relating to the provision of information in connection with the shelf registration statement. Please refer to the section in this prospectus entitled "Exchange Offer; Registration Rights" for a more complete discussion of these registration rights.

        Your participation in the exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your outstanding notes. Please refer to the section in this prospectus entitled "Certain United States Federal Tax Considerations" for a more complete discussion of the tax consequences of participating in the exchange offer.

        As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will be entitled to all the rights and limitations applicable to the outstanding notes under the indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered, or tendered but unaccepted, outstanding notes could be adversely affected. Please refer to the section in this prospectus entitled "Risk Factors—If you do not exchange your outstanding notes for new notes, your notes will continue to have restrictions on transfer" for an additional discussion of the consequences of not participating in the exchange offer.

        We may in the future seek to acquire, subject to the terms of the indenture, untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The terms of these purchases or offers may differ from the terms of the exchange offer.

Resale of New Notes

        As noted above, we are making the exchange offer in reliance on the position of the staff of the SEC in interpretive letters addressed to third parties in other transactions. However, we have not sought an interpretive letter from the staff and we cannot assure you that the staff would make a similar determination with respect to the exchange offer as it has in past interpretive letters to third parties. Any holder who is an affiliate of ours or who has an arrangement or understanding with respect to the distribution of the new notes to be acquired pursuant to the exchange offer, or any broker-dealer who purchased outstanding notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

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  cannot rely on the applicable interpretations of the staff; and
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  must comply with the registration and prospectus delivery requirements of the Securities Act.

        A broker-dealer who holds outstanding notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an underwriter within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by a broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. A secondary resale transaction in the United States by a holder using the exchange offer to participate in a distribution of outstanding notes must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K. Please refer to the section in this prospectus entitled "Plan of Distribution" for a more complete discussion of your ability to resell the new notes.

        In addition, to comply with the securities laws of some jurisdictions, the new notes may be offered or sold only if they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the registration rights agreement and subject to specified limitations in the registration rights agreement, to register or qualify the new notes for offer or sale under the securities or blue sky laws of these jurisdictions as any holder of the new notes reasonably requests. Registration or qualification may require the imposition of restrictions or conditions, including suitability requirements for offerees or purchasers, in connection with the offer or sale of any new notes.

BUSINESS

General

        Solutia Inc. and its subsidiaries make and sell a variety of high-performance chemical-based materials. Using our world-class skills, we create solutions for industrial and individual consumers in household goods, construction, vehicles, industrial products and pharmaceuticals. We have organized our business in three segments: Performance Films, Specialty Products and Integrated Nylon.

        Our Performance Films segment manufactures SAFLEX® plastic interlayer, which is used to make laminated glass for windshields. This product is also marketed to the automotive industry for side and rear windows, both under the product category of Enhanced Protective Glass and under the VANCEVA™ brand design systems. We also brand plastic interlayer under the KEEPSAFE®, KEEPSAFE MAXIMUM® and VANCEVA™ marks for architectural applications. In addition, we produce custom-coated window films, branded as LLUMAR® and VISTA®, for after-market automotive and architectural applications; and industrial films for use in high-tech electronic display applications.

        Our Specialty Products segment produces a variety of branded resins and additives used to produce high performance coatings for various materials such as metal, wood and plastic; and adhesives. We provide process research, process development and scale-up services for the pharmaceutical industry. In addition, we produce specialty chemicals such as DEQUEST® water treatment chemicals, THERMINOL® heat transfer fluids and SKYDROL® aviation hydraulic fluids.

        Our Integrated Nylon segment produces an integrated family of nylon products, including VYDYNE® and ASCEND® nylon polymers; nylon fibers such as WEAR-DATED® and ULTRON® brands used in carpet; ACRILAN® acrylic fibers; and chemical intermediates.

        Solutia was incorporated in Delaware in April 1997 to hold most of the chemical businesses of the former Monsanto Company, now known as Pharmacia Corporation. On September 1, 1997, Monsanto distributed all of the outstanding shares of our common stock as a dividend to Monsanto's stockholders, and we became an independent publicly-held company listed on the New York Stock Exchange under the symbol "SOI". We refer to this event as the "spinoff" in this document.

Competitive Strengths

        Leading market positions.    We have leading market positions for most of our principal products. For example, we are the leading global producer of polyvinyl butyral ("PVB"), the specialty resin used in the production of laminated safety glass. We are the only significant manufacturer of, or have leading positions in, a number of niche products in our Specialty Products segment. These products, including SKYDROL® aviation hydraulic fluids, THERMINOL® heat transfer fluids and DEQUEST® phosphonates water treatment fluids, benefit from distinct technical capabilities, unique properties and superior customer service. We are also the second largest North American producer of nylon fibers, which we competitively market on a branded and non-branded basis.

        Industry-leading technical and product development capabilities.    Our strong research and product development capabilities have resulted in the development of new products in many of our business segments. For example, in January 2002 at the North American International Auto Show in Detroit, Ford Motor Company and General Motors Corporation both unveiled concept vehicles that incorporate VANCEVA™ colored glass interlayer produced by our Performance Films business. These products enable designers to customize vehicles by color matching or contrasting the glass with a vehicle's paint. Our Specialty Products segment has developed low temperature vapor phase heat transfer fluids for processing of temperature sensitive polymers and developed biodegradable chelates and scale inhibitors to meet market needs for more environmentally friendly products. Our Integrated Nylon segment has introduced a new wear-resistant staple fiber system for carpet under the TRAFFIC CONTROL FIBER SYSTEM® brand name.

        Diverse business mix and high quality customer base.    We have a broad portfolio of products that are sold into a diverse array of applications and end-markets, including the automotive products, commercial carpet, architectural and pharmaceutical industries. Our customers represent the world's leading manufacturers in the industries we serve. These customers include DaimlerChrysler, General Motors, Ford, BMW, Weather-Shield, PPG and Guardian, which purchase laminated safety glass manufactured with our PVB film. In our Specialty Products segment we have been awarded leading supplier status by customers such as Boeing for our aviation fluids. Additionally, as the second largest U.S. manufacturer of nylon 6,6, we supply leading national carpet manufacturers such as Mohawk, Shaw and Beaulieu. Our 10 largest customers have been with us for over 20 years and no single customer represents 10% or more of our net sales in 2001. We believe our broad product portfolio, diverse end markets and loyal, high quality customers lessen the impact of cyclicality within any one market on our combined operations.

        An increasingly global presence.    In addition to supplying our products to a wide variety of industries and customers, we have further reduced risk by geographically diversifying our business. We sell our products in more than 80 countries worldwide. Our sales for non-U.S. markets, including Europe, Canada, Latin America and Asia, have increased from 29% in 1998 to approximately 43% in 2001. Our products are sold globally through both a direct sales force and distributors.

        Strong management team with extensive industry experience.    Our senior management team consists of professionals with long-term experience within our company or broad talents and expertise in the chemical industry. Our 8 senior executives have an average of over 26 years of experience in the chemical industry. Moreover, our senior management team is supported by business unit managers who have extensive experience within their respective industry segments.

Business Strategy and Financial Objectives

        Expand high margin, high growth businesses.    We plan to expand and grow our Performance Films and selected Specialty Products businesses through product development, new product introductions and prudent capital investments. In 2001, we introduced the VANCEVA™ brand of Advanced Solutions for Glass, which enables us to collaborate with customers to meet their specific needs for color, design and acoustic glazing in both automotive and architectural applications. We continue to work for the adoption of Enhanced Protective Glass ("EPG") in all glass openings of automobiles. EPG is currently a standard or an optional feature on 24 car models incorporating our SAFLEX® interlayer. In the rapidly evolving architectural segment, we created the Solutia Architectural Glazing Solutions Center to anticipate and satisfy developing needs. In the electronics sector, we are focusing on market-expanding opportunities in the growing electronic displays segment. In addition, we have dedicated resources to further building our world-leading LLUMAR® brand of window films in global markets.

        We plan to grow our state-of-the-art Pharmaceutical Services business through our unique combination of scientific expertise, efficient process management and unparalleled service. We significantly increased our sales in this business in 2001 and continue to view this area as a future growth opportunity. On May 31, 2002, we acquired Axio Research Corporation to complement our Pharmaceutical Services offerings. Axio is a contract research organization providing clinical trial design and data management to a wide range of clients including pharmaceutical, biotechnology and medical device companies as well as academic and government research groups. Our Resins and Additives business is backed by our global manufacturing and strong technical support capabilities. We continue to introduce technical solutions and provide application support to meet the rising demand for environmentally friendly coatings technologies. In Industrial Products, we continue to leverage our market-leading brands and pursue niche opportunities in new geographic markets.

        Optimize cash flow generation from our Integrated Nylon segment.    Our strategy is to maximize the value of our nylon businesses by leveraging our integrated position, aggressively managing our costs, as we have done through workforce reductions and improved operating efficiencies, and building on our leading brand names, such as WEAR-DATED®. For example, during the past several years, we extended our WEAR-DATED® brand to two new product lines: DURASOFT®, which offers exceptional softness and durability; and THERMASEALED®, which uses new technology to combine the look and feel of wool carpets with the reliability of nylon 6,6.

        Continue to improve our cost structure and capital efficiency.    We intend to continue to manage costs and capital effectively. Through headcount reductions and restructuring activities completed at the end of the first quarter of 2002, we achieved annual cost savings of $60 million. We currently expect to achieve our goal of approximately $100 million in annual savings, relative to our 2000 costs, by the end of 2002. In addition, we reduced our capital expenditures for 2001 to $94 million from $221 million in 2000, and we expect that the level of capital expenditures in 2002 will be similar to or less than the amount spent in 2001. We believe these reductions in capital expenditure will improve our capital efficiency while allowing us to selectively invest in growth segments, take advantage of new markets and continue our product development efforts. In addition, we are continuing to efficiently manage working capital by maintaining inventory levels that are consistent with current market demand.

        Reduce debt.    We intend to use a significant portion of our cash flow from operations to reduce indebtedness. In addition, we plan to actively pursue divestments of non-strategic businesses and use proceeds from such divestitures to reduce debt, as was the case with our recent sale of our 50% interest in the Advanced Elastomer Systems joint venture for approximately $102 million.

        Re-establish an investment grade rating.    We are committed to the goal of re-establishing our investment grade rating, through the execution of the business strategies and financial objectives discussed above.

Our Business Segments

  Performance Films

        Our Performance Films business is a leading global manufacturer of plastic interlayer for laminated safety glass. Performance Films products are used in automotive windshields and architectural applications and for electronic displays. Our products impart measurable benefits to glass: enhanced protection from shattering, noise reduction and UV protection. Our interlayer is marketed under the SAFLEX® and KEEPSAFE® families of products. Automobiles manufactured throughout the world are required to have laminated glass for their windshields. In addition to windshields, we also sell our interlayer for side and rear windows of automobiles as Enhanced Protective Glass, or EPG. Our window films for aftermarket installation on automobiles and buildings include the following leading brands: LLUMAR®, VISTA®, FORMULAONE PERFORMANCE AUTOMOTIVE FILMS® and GILA®. Our newest brand, VANCEVA™, combines our expertise in plastic interlayer products with our technology to add new features to film, such as design, color and enhanced sound protection, which provide new solutions for architectural and automotive glass systems. We also manufacture industrial films for use in high-tech electronic display applications. Our electronic display films offer electric conductivity and design capabilities.

Major End-Use Markets	Major Products	Major End-Use Products & Applications	Major Competitors	Major Raw Materials	Major Plants
Construction and Home Furnishings	Polyvinyl butyral for KEEPSAFE® SAFLEX INSIDE® (used in Europe) and KEEPSAFE MAXIMUM® laminated window glass; VANCEVA™ design films; LLUMAR® and VISTA® professional window films and GILA® retail window films	Products to increase the safety, security, sound attenuation, energy efficiency and ultraviolet protection of architectural glass for residential and commercial structures; after—market films for solar control, security and safety	DuPont; HT Troplast Materials Science Corp. (MSC); Lintec; 3M	Butyraldehyde; ethanol; polyvinyl alcohol; vinyl acetate monomer; polyester film	Ghent, Belgium; Springfield, MA; Trenton, MI; Martinsville, VA

Vehicles	SAFLEX® plastic interlayer for windshields and for side and rear windows of vehicles; VANCEVA™ design films; LLUMAR®, FORMULAONE PERFORMANCE AUTOMOTIVE FILMS® and GILA® retail window films	Products to increase the safety, security, sound attenuation and ultraviolet protection of automotive glass	DuPont; Sekisui MSC; Lintec; Madico; 3M	Butyraldehyde; ethanol; polyvinyl alcohol; vinyl acetate monomer; polyester film	Ghent, Belgium; Springfield, MA; Trenton, MI; Martinsville, VA

Industrial Applications	Industrial films; release liners and deep-dyed films	Window films for architectural and automotive applications	3M; Lintec; MSC; Southwall; Rexam	Ethanol; formaldehyde; maleic anhydride; melamine; polyester film	Martinsville, VA

Electronics	Performance films; conductive and anti-reflective coated films	Computer touch-screens; electroluminescent displays for hand-held electronics and watches; cathode ray tube and LCD monitors	3M; Lintec; MSC; Southwall; Sheldahl	Ethanol; formaldehyde; maleic anhydride; melamine; polyester film	Martinsville, VA; Canoga Park, CA

  Specialty Products

        Our Specialty Products business comprises Functional Solutions (formerly known as Resins and Additives and Industrial Products) and Pharmaceutical Services. Our Resins and Additives products include a diverse array of ingredients that provide durability to paints and other coatings; technical resins for specialty applications; and pressure-sensitive adhesives. We produce a range of environmentally friendly products, including waterborne alkyd resins for liquid coatings and solid resins for powder coatings. These products have experienced higher growth rates than solvent-based resins due to substitution trends in the United States and Europe. Our Industrial Products portfolio contains high-performance products, many of which are market leaders—including SKYDROL® aviation hydraulic fluids, THERMINOL® heat transfer fluids and DEQUEST® phosphonates water-treatment fluids. Pharmaceutical Services provides seamless development services—from process research to small scale-up manufacturing—for leading pharmaceutical and biotechnology companies. Pharmaceutical Services was formed by the acquisition of CarboGen and AMCIS in the first quarter of 2000.

Major End-Use Markets	Major Products	Major End-Use Products & Applications	Major Competitors	Major Raw Materials	Major Plants
Capital Equipment	THERMINOL® heat transfer fluids; DEQUEST® water treatment chemicals	Heat transfer fluids; water treatment; oil field chemicals	Dow Chemical Co.; Nippon Steel Chemical Co.; Rhodia; Bayer	Benzene; phenol; phosphorus trichloride	Alvin, TX; Anniston, AL; Newport, Wales (U.K.)

Industrial Applications	MODAFLOW® flow and leveling agents; RESIMENE® crosslinkers; MAPRENAL® and MADURIT® resins; GELVA® pressure sensitive adhesives; chlorobenzenes	Coatings and adhesives; caulks and sealants; paints; coated fabric; wire and cable; liquid coating systems; fiberboard; technical laminates; paper coatings; packaging; medical devices; tapes and graphic arts; herbicides	Cytec Industries; Neste Akzo Nobel; Bayer; National Starch	Acrylate esters; butanol; formaldehyde; melamine; benzene; chlorine	Springfield, MA; Rayong, Thailand; Frankfurt-Fechenheim, Germany; Romano d'Ezzelino, Italy; Sauget, IL; Anniston, AL; Ghent, Belgium; Trenton, MI

Aviation/ Transportation	SKYDROL® aviation hydraulic fluids; SKYKLEEN® aviation solvents	Hydraulic fluids for commercial aircraft; environmentally friendly solvents for aviation maintenance	ExxonMobil	Phosphorus oxychloride; methanol	St. Louis, MO

Vehicles	MODAFLOW® flow and leveling agents; RESIMENE® crosslinkers; VIACRYL®, MACRYNAL®, VIALKYD®, DUROXYN®, VIAKTIN®, VIAMIN® and HOSTAFLEX® resins; RESYDROL® waterborne resins; ALFTALAT®, SYNTHACRYL® and VIAKTIN® solid resins; CLEAR PASS® and SPRAY GUARD® truck mud flap liners	Coatings and adhesives; caulks and sealants; paints; coated fabric; wire and cable; automotive, industrial and decorative coatings; environmentally friendly coatings; spray suppression on trucks	Cytec Industries; DSM; Cray Valley/Total; UCB	Acrylate esters; butanol; formaldehyde; melamine; methanol; terephthalic acid; polyethylene	Springfield, MA; Frankfurt- Fechenheim, Hamburg and Wiesbaden, Germany; Rayong, Thailand; Romano d'Ezzelino, Italy; Ghent, Belgium; St. Louis, MO

Construction and Home Furnishings	ASTROTURF® and CLEAN MACHINE® door mats	Entrance matting	Elecster; Fichet; HBN-Teknik	Polyethylene	St. Louis, MO; Ghent, Belgium

Pharmaceuticals	Services for process research and development, small scale-up manufacturing and small volume licensed production	New pharmaceuticals	Rhodia ChiRex; Albany Molecular Research; Pharma-Eco; Evotec		Aarau, Bubendorf and Friborg, Switzerland

  Integrated Nylon

        We are one of the world's few fully integrated producers of nylon 6,6, from intermediates to polymers, plastics, and fibers. Our nylon and acrylic fibers are used to make consumer goods such as wear-resistant carpeting, vibrant upholstery fabrics and tires. Many of our fibers are sold under widely recognized brand names such as WEAR-DATED® carpet and upholstery for consumers, and ULTRON® carpet for commercial markets. We expect that our branded products, which are principally distributed through nationally-recognized outlets such as Home Depot, Lowe's and Carpet One, will represent approximately 50% of our carpet fiber sales in 2002. We also produce nylon 6,6 resin, sold under the VYDYNE® and ASCEND® brand names, to the engineered thermoplastic and polymer markets. These resins are principally used to manufacture automotive products. Our intermediate products are used as feedstock for fiber and resin production and are also sold on the merchant market.

Major End-Use Markets	Major Products	Major End-Use Products & Applications	Major Competitors	Major Raw Materials	Major Plants
Construction and Home Furnishings	Nylon carpet staple; nylon bulk continuous filament; ACRILAN® acrylic fiber; ASCEND® nylon polymer	WEAR-DATED® residential and ULTRON® commercial carpet; WEAR-DATED® upholstery fabrics; blankets; non-woven reinforcement and linings	DuPont; Honeywell; BASF	Acrylonitrile; ammonia; cyclohexane; propylene	Pensacola, FL; Greenwood, SC; Decatur and Foley, AL

Personal Products	ACRILAN® acrylic fiber; ASCEND® nylon polymer	Sweaters; knit apparel; half-hose; active wear; craft yarns; hand-knit yarns; apparel; dental floss; intimate apparel	Acordis; DuPont; Radici	Acrylonitrile; ammonia; cyclohexane; propylene	Pensacola, FL; Decatur, AL; Greenwood, SC

Vehicles	Nylon filament; VYDYNE® nylon molding resins; ASCEND® nylon polymer; ACRILAN® acrylic fiber	Tires; brakes; convertible tops; automotive interior, exterior and under-the-hood molded parts	Acordis; DuPont; Rhodia; Asahi Chemical; DUSA	Acrylonitrile; ammonia; cyclohexane; propylene	Pensacola, FL; Decatur, AL; Greenwood, SC

Industrial Applications	ACRILAN® acrylic fiber; ASCEND® nylon polymer; industrial nylon fiber	Conveyer belts; awnings and outdoor furniture; nylon film cooking bags; specialized food packaging	Acordis; DuPont; Honeywell; BASF	Acrylonitrile; ammonia; cyclohexane; propylene	Pensacola, FL; Decatur, AL; Greenwood, SC

Intermediate Chemicals	Nylon salt; adipic acid; hexamethyl-enediamine; acrylonitrile	Nylon and acrylic fiber; nylon and ABS plastics	DuPont; Rhodia; BASF; Asahi Chemical	Natural gas; propylene; cyclohexane	Decatur, AL; Alvin, TX; Greenwood, SC; Pensacola, FL

Principal Equity Affiliates

        We participate in a number of joint ventures in which we share management control with other companies. Our equity earnings (loss) from affiliates were $(13) million in 2001, $35 million in 2000 and $36 million in 1999. Principal joint ventures include Flexsys, L.P. and Astaris LLC. During the first quarter of 2002, we sold our 50% interest in the Advanced Elastomer Systems joint venture to a division of ExxonMobil Corporation for approximately $102 million, which represented a modest gain. The net sales proceeds from the transaction were used to reduce outstanding debt, fund operations and for other general corporate purposes.

        Flexsys, headquartered in Belgium, is a leading supplier of process chemicals to the rubber industry. Its product line includes a number of branded accelerators (SANTOCURE®, THIOFIDE® and THIOTAX®), pre-vulcanization inhibitors (SANTOGARD®), antidegradants and antioxidants (FLECTOL® and SANTOWHITE®) and insoluble sulphur (CRYSTEX®). Flexsys is a 50/50 joint venture with Akzo Nobel N.V.

        Astaris, headquartered in the United States, sells phosphorus and phosphate salts. Its product line includes a number of branded products such as LEVN-LITE®, PAN-O-LITE® and LEVERAGE® phosphate, which are sold into the bakery markets. The business also services the pharmaceutical, meat and poultry and industrial marketplaces. Astaris is a 50/50 joint venture with FMC Corporation.

Industry Overview

  Performance Films

        The principal material used to produce laminated safety glass for automotive and architectural applications is polyvinyl butyral ("PVB") resin. PVB resin is used to manufacture PVB sheet, which has a number of properties, such as high tensile strength, impact resistance, transparency and elasticity, that make it particularly useful in the production of safety glass. PVB sheet acts as an interlayer that adheres tightly to glass so that even if the glass is broken, the glass adheres to the interlayer preventing shattering.

        Production of laminated safety glass accounts for substantially all of the consumption of PVB resin. Future demand for PVB resin will, therefore, depend primarily upon automobile and truck production and architectural uses. PVB resin used for non-sheet applications accounts for less than 10% of total PVB volume in the United States and is used for a variety of applications, including wash primers (for metal surfaces) and other surface coatings, specialty adhesive formulations, and inks and other applications.

        PVB sheet produced by companies such as Solutia is supplied to glass laminators such as PPG Industries Inc., Pilkington, and Guardian Industries. The global PVB industry is relatively consolidated, with Solutia, Dupont and Sekisui accounting for over 80% of global capacity. We believe that we have the largest market share in the industry.

        The principal use for laminated safety glass is in windshields for automobiles and other vehicles (both OEM and replacement applications). The OEM market accounts for approximately 60% of demand, with the remaining 40% sold in the replacement market. OEM market use is influenced by general economic conditions and demand for new automobiles and trucks, while the replacement market is governed by factors such as miles driven, road conditions, weather (especially harsh winters) and consumer durables spending. There is potential for increased use of safety glass in automobiles in side and rear windows, as this market is currently served by tempered glass. The use of laminated safety glass in side and rear auto windows enhances features such as safety, security, and noise reduction.

        In the architectural market, glass laminators purchase PVB sheet for production of architectural and security glass. In addition to enhancing safety and security, laminated safety glass dampens and reduces noise transmission, decreases ultraviolet radiation transmission, improves building aesthetics, and provides thermal insulation. In recent years, natural disasters such as Hurricane Andrew have demonstrated the need for safety glass in hurricane-prone areas. Dade, Broward, Monroe and Palm Beach counties in southern Florida have passed window impact standards to limit property damage, as well as the damage caused from flying glass shards, which are a major source of injury in hurricanes. Laminated safety glass is also increasingly being used in airport terminals, government and commercial office buildings, stadiums, museums, correctional facilities and shopping malls for security purposes.

  Specialty Products

        Acrylic resins are high performance thermosetting resins used in coatings applications. These resins are principally used in automotive and architectural coatings to provide durability, appearance and scratch resistance properties. Acrylic resins come in both liquid and powder forms. Consumption of acrylic resins is highly dependent upon regional economic conditions. Our MACRYNAL® and VIACRYL® acrylic resins are used in liquid coatings for automotive OEM coatings, automotive refinish coatings and industrial OEM coatings applications around the world. In addition, our SYNTHACRYL® acrylic powder coating resins are used in a variety of powder coatings applications.

        Epoxy resins are high-performance thermosetting resins. High-performance coatings continue to be the primary application worldwide for electrical-electronic laminates, corrosion resistant coatings (for industrial equipment, bridges, and marine coatings), flooring and paving applications, composites and tooling and molding products are the other major end uses. Epoxy resins are often more expensive than other solutions, but provide superior adhesion, flexibility and corrosion resistance when applied to metal surfaces. In 1999, the estimated epoxy resins production value for the United States, Western Europe and Japan was approximately $1.3 billion. We participate in the epoxy resin market with our environmentally friendly waterborne resins and conventional solvent borne resin sold under the BECKOPOX® trade name.

        Alkyd surface coatings continue to be the largest type of coating used in the world, despite the increasing use of other film formers. The success of alkyd resin systems is a result of their relatively low cost, versatility and long familiarity with users. Alkyds are used extensively in architectural coatings, product finishes and special-purpose coatings. Our VIALKYD® conventional alkyd resins and RESYDROL® more environmentally friendly waterborne alkyd resins are sold into the alkyd coatings market. Polyesters, also referred to as oil-free alkyds, are made in the same equipment as alkyds and use many of the same raw materials. Polyesters are used in industrial baking finishes and in powder coatings. In 2000, approximately 1,575 million pounds of alkyd resins were consumed globally, mainly in alkyd surface coatings, but also as modifiers. With respect to the polyester resins market, we sell DUROFTAL® polyester resins for liquid coatings applications. Our ALFTALAT® polyester powder resins are used in environmentally friendly powder coatings, which has a growth rate that is higher than conventional liquid coatings in a number of world areas.

        Amino resins are thermosetting polymers. The most important amino compounds are urea and melamine. Urea resins are relatively inexpensive to produce, light in color and fast-curing, with excellent hardness and arc resistance. Melamine resins are higher-priced than urea resins, but they exhibit superior surface hardness and are more resistant to breakdown under high temperature and moisture conditions. Urea resins offer lower cost and room-temperature cure capability, and are used primarily for wood adhesives in particleboard production. Melamine resins offer superior moisture and heat resistance and hardness, and are used primarily in surface coatings and decorative laminates. The market for laminates is expected to grow faster than the market for surface coatings, primarily because of flooring applications.

        In surface coatings, melamine formaldehyde ("MF") resins are used mainly as cross-linking agents with alkyd, acrylic or polyester resins. The largest end-market is automobiles, where they are used in primers, base coats and clear coats. In addition to the automobile market, demand for MF resins is heavily influenced by construction and remodeling activity. MF resins are also used as crosslinkers in coatings for industrial applications, metal containers and cans for food and beverages. We are a major producer of melamine crosslinking resins for use in surface coatings, and our RESIMENE® and MAPRENAL® melamine crosslinkers are used in a variety of surface coatings applications around the world. In the laminates and paper market, we participate through sales of our branded MADURIT®, RESIMENE® and MAPRENAL® melamine resins.

        Pharmaceutical outsourcing is growing at 8 to 10% per year. This is being driven by the focus of pharmaceutical companies on discovering and marketing drugs and outsourcing the manufacturing process development. Competition and patent expirations are forcing companies to move faster and there is a need for better screening and data management tools. Our Pharmaceutical Services provides the services and tools to assist pharmaceutical companies. In 2000, there were over 6,600 new drug candidates. The worldwide pharmaceuticals market reached $220 billion in 2000, according to IMSHealth.com. Research and development investment spending is growing at greater than 8% per year.

        In addition, a number of our specialty products business operate in niche markets such as industrial water treatment, functional fluids, plastic products and chlorobenzenes. We believe that demand for these products is relatively stable due to the overall lack of readily available substitutes that meet all of our customers' requirements for performance and reliability addressed by these special applications. The various markets for our specialty products, while not large compared to our total sales, grow at rates at or above those of gross domestic product in the United States or Europe.

  Integrated Nylon

        Nylon fibers is a $16.9 billion global industry, which has grown at a compound annual growth rate of 1.7% over the 1995-2000 period. Hosiery, sportswear and industrial applications represent significant markets in nearly all regions of the world. Nylon carpet represents a substantial market in the United States and Western Europe. In addition, the demand for bulked continuous filament carpet yarn for hotel and conference centers in developing regions has been growing in recent years.

        There are two principle forms of nylon (nylon 6 and nylon 6,6), which account for approximately 98% of total nylon production. The somewhat different physical properties of nylon 6 and 6,6 are not considered important in most end-use applications and nylon 6 and 6,6 can be used interchangeably. Nylon 6 is produced from caprolactam and nylon 6,6 is produced from adipic acid and hexamethylenediamine.

        In 2000, over 9 billion pounds of nylon fibers were produced. Nylon 6 fibers accounted for 62%, and nylon 6,6 fibers accounted for 38%, of that supply. Nylon fiber manufacturing centers in the United States, Western Europe and Japan produced a combined 49% of the world's total supply in 2000, down from 55% in 1995. Production is expected to grow at an annual rate of 1.5% and demand is expected to grow 2.3% through 2005.

        While the United States' and Western Europe's production was essentially stagnant over the period and Japan's output declined, production grew in most other regions of the world, specifically Asia (excluding Japan). There, output increased by 359,000 tons during 1995-2000 as these Asian countries expanded textile production for both the export and domestic markets as well as various industrial applications. In Eastern Europe, socioeconomic and political instability during the 1990s reduced nylon fiber production from 18% of the world's supply in 1988 to under 5% in 1998. However, with most of the rationalization of outdated facilities now completed, nylon fiber production is recovering as the economies of the various nations stabilize.

        According to SRI Consulting, the eleven largest producers of nylon fiber account for slightly more than 50% of the world's 11.6 billion pounds of capacity. SRI Consulting ranks us as the second largest nylon fiber producer in the world with an estimated 6% share of total capacity and the second largest nylon producer in the United States with an estimated 22% market share.

Sale of Products

        We sell our products directly to end users in various industries, principally by using our own sales force, and, to a lesser extent, by using distributors. Our marketing and distribution practices do not result in unusual working capital requirements on a consolidated basis. We maintain inventories of finished goods, goods in process and raw materials to meet customer requirements and our scheduled production. In general, we do not manufacture our products against a backlog of firm orders; we schedule production to meet the level of incoming orders and the projections of future demand. We are not generally dependent upon one or a group of customers, and we have no material contracts with the government of the United States, or any state or local, or foreign government. In general, our sales are not subject to seasonality. While no single customer or customer group accounts for 10 percent or more of our net sales, sales to the carpet mill industry and the European auto glass industry each represent a significant portion of our net sales.

Competition

        The global markets in which our chemical businesses operate are highly competitive. We expect competition from other manufacturers of the same products and from manufacturers of different products designed for the same uses as ours to continue in both U.S. and ex-U.S. markets. Depending on the product involved, we encounter various types of competition, including price, delivery, service, performance, product innovation, product recognition and quality. Overall, we regard our principal product groups as competitive with many other products of other producers and believe that we are an important producer of many of these product groups. For information regarding competition in specific markets, see the charts under "Our Business Segments" above.

Raw Materials and Energy Resources

        We purchase large amounts of commodity raw materials, including propylene, cyclohexane, benzene and natural gas. We typically purchase major requirements for key raw materials pursuant to medium-term contracts. We are not dependent on any one supplier for a material amount of our raw materials or energy requirements, but we obtain certain important raw materials from a few major suppliers. In general, where we have limited sources of raw materials, we have developed contingency plans to minimize the effect of any interruption or reduction in supply. For information about specific raw materials, see the charts under "Our Business Segments" above.

        While temporary shortages of raw materials and energy may occasionally occur, these items are generally sufficiently available to cover our current and projected requirements. However, their continuing availability and price may be affected by unscheduled plant interruptions and domestic and world market conditions, political conditions and governmental regulatory actions. The effect of any future raw material and energy shortages on our business as a whole or in specific world areas cannot be accurately predicted.

Patents and Trademarks

        We own a large number of patents that relate to a wide variety of products and processes and have pending a substantial number of patent applications. In addition, we are licensed under a small number of patents owned by others. We own a considerable number of established trademarks in many countries under which we market our products. These patents and trademarks in the aggregate are of material importance to our operations and to our Performance Films, Specialty Products and Integrated Nylon segments.

Research and Development

        Research and development constitute an important part of our activities. Our expenses for research and development amounted to approximately $58 million in 2001, $67 million in 2000, and $58 million in 1999, or about 2 percent of sales on average. We focus our research and development expenditures on process improvements and selected product development.

        Our Performance Films segment launched the VANCEVA™ brand of Advanced Solutions for Glass™ products to meet the needs of the architectural and automotive markets. In addition, this segment added several new products to its line of solar control and security films for aftermarket applications. Our Specialty Products segment developed low temperature vapor phase heat transfer fluid for processing of temperature sensitive polymers and developed biodegradable chelates and scale inhibitors to meet market needs for more environmentally friendly products. Our Integrated Nylon segment introduced a new wear-resistant staple fiber system for carpet under the TRAFFIC CONTROL FIBER SYSTEM® brand name. This segment also introduced a new technology called VYDYNE® 2000, offering whiter and improved grades of VYDYNE® engineering thermoplastic resins.

Environmental Matters

        Our operations are subject to a number of laws and government regulations concerning environmental matters and employee safety and health in the United States and other countries. U.S. environmental legislation that has a particular impact on us includes the Toxic Substances Control Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Safe Drinking Water Act; and the Comprehensive Environmental Response, Compensation & Liability Act (commonly known as "Superfund"). We are also subject to the Occupational Safety and Health Act and regulations of the Occupational Safety and Health Administration concerning employee safety and health matters. The U.S. Environmental Protection Agency, OSHA and other federal agencies have the authority to promulgate regulations that have an impact on our operations. In addition to these federal activities, various states have been delegated certain authority under several of these federal statutes. Many state and local governments have adopted environmental and employee safety and health laws and regulations, many of which meet federal requirements for delegation of federal mandates to state entities. State or federal agencies having lead enforcement authority may seek fines and penalties for violation of these laws and regulations.

        Expenditures in 2001 were approximately $7 million for environmental capital projects and approximately $122 million for the management of environmental programs, including the operation and maintenance of facilities for environmental control, of which $40 million was charged against recorded environmental liabilities. During 2002 and 2003, we estimate that we will spend a total of approximately $26 million on additional capital projects for environmental protection and that expenses for the management of environmental programs in 2002 and 2003 will decrease slightly from the 2001 levels.

        With respect to environmental remediation obligations, our policy is to accrue costs for remediation of contaminated sites in the accounting period in which the obligation becomes probable and the cost is reasonably estimable. Significant adjustments to these obligations resulted in the 2001 fourth quarter charges of $34 million ($22 million aftertax) to increase our environmental reserves. This action was required in order to reflect revised estimates for changed circumstances relating to the ultimate outcome of previously known environmental matters. These revised estimates were based upon agreements completed with environmental authorities and the availability of new information from recently completed environmental studies. These events and activities help to better define and quantify our ultimate liability for these matters.

        At the time of the spinoff, we assumed liabilities related to specified Superfund proceedings from the former Monsanto Company (now Pharmacia Corporation) under the Distribution Agreement between Monsanto and us. As a result, while Monsanto remains the named potentially responsible party or defendant for actions that occurred before September 1, 1997, we manage these proceedings and litigation against Monsanto and indemnify it for any costs, expenses and judgments arising from these proceedings.

        Our estimates of our liabilities for Superfund sites are based on evaluations of currently available facts with respect to each individual site and take into consideration factors such as existing technology, laws and agency policy and prior experience in remediation of contaminated sites. As assessments and remediation activities progress at individual sites, these liabilities are reviewed periodically and adjusted to reflect additional technical, engineering and legal information that becomes available. We had an accrued liability of $25 million as of June 30, 2002, for Superfund sites. Major Superfund sites in this category include the noncompany-owned sites at Brio and MOTCO in Texas, and Fike/Artel in West Virginia, which account for $17 million of the accrued amount. We spent approximately $8 million in 2001 for remediation of Superfund sites. Similar amounts can be expected in future years.

        We had an accrued liability of $56 million as of June 30, 2002, for plants no longer in operation and third-party sites for which we assumed responsibility under the Distribution Agreement entered into with Monsanto. Our estimate of our liability related to these sites is based on evaluations of currently available facts with respect to each individual site. The estimate takes into consideration factors such as existing technology, laws and agency policy, and prior experience in remediation of contaminated sites. We spent $16 million in 2001 for remediation of these sites. Similar amounts can be expected in future years.

        We had an accrued liability of $82 million as of June 30, 2002, for solid and hazardous waste remediation, and for post-closure costs at our operating locations. We recognize certain post-closure costs over the estimated remaining useful life of the related facilities. We spent $16 million in 2001 for remediation of these facilities. Similar amounts can be expected in future years.

        Uncertainties related to all of our environmental liabilities include evolving government policy and regulations, discovery of unknown conditions, the method and extent of remediation and future changes in technology. Because of these uncertainties, we estimate that potential future expenses associated with these liabilities could be an additional $20 million to $30 million. Although the ultimate costs and results of remediation of contaminated sites cannot be predicted with certainty, they are not expected to result in a material adverse effect on our consolidated financial position, liquidity or profitability in any one year. However, there can be no guarantee that material costs will not result.

Employee Relations

        On June 30, 2002, we had approximately 9,200 employees worldwide. In general, satisfactory relations have prevailed between our employees and us. We use self-directed work teams, incentive programs and other initiatives to keep employees actively involved in the success of the business. Approximately 25 percent of our workforce is represented by various labor unions.

International Operations

        We and our subsidiaries are engaged in manufacturing, sales and research and development in areas outside the United States. Approximately 43 percent of our consolidated sales in 2001 were made into markets outside the United States, including Europe, Canada, Latin America and Asia. Our Performance Films and Specialty Products segments are particularly dependent on their international operations. Approximately one-half of the 2001 sales of the Performance Films segment and two-thirds of the 2001 sales of the Specialty Products segment were made into markets outside the United States. Identifiable assets of the non-United States operations represented approximately 26 percent of total identifiable assets at December 31, 2001.

        Operations outside the United States are potentially subject to a number of risks and limitations that are not present in domestic operations, including trade restrictions, investment regulations, governmental instability and other potentially detrimental governmental practices or policies affecting companies doing business abroad.

        Operations outside the United States are also subject to fluctuations in currency values. The functional currency of each of our non-United States operations is the local currency. Exchange rates between these currencies and U.S. dollars have fluctuated significantly in recent years and may do so in the future. In addition, we generate revenue from export sales and operations conducted outside the United States that may be denominated in currencies other than the relevant functional currency.

Properties

        Our general offices are located in a leased facility in St. Louis County, Missouri. Our principal European offices are located in Louvain La Neuve, Belgium, on land leased from the University of Louvain. We also have research laboratories, research centers and manufacturing locations worldwide. Information about our major manufacturing locations worldwide and segments that used these locations on January 1, 2001, appears in the charts under "—Our Business Segments" above.

        Our principal plants are suitable and adequate for their use. Utilization of these facilities varies with seasonal, economic and other business conditions, but none of our principal plants are substantially idle. Our facilities generally have sufficient capacity for existing needs and expected near-term growth. We have plans in place to expand facilities that we anticipate will reach capacity in the next two to three years.

        We own most of our principal plants. However, at Antwerp, Belgium and Sao Jose dos Campos, Brazil, both of which are Monsanto sites, we own certain buildings and production equipment and lease the underlying land. We also lease the land for our Vianova Resins facilities at Suzano, Brazil and Frankfurt-Fechenheim, Germany from Clariant. In addition, we lease the buildings for our pharmaceuticals services unit, including the main production site in Aarau, Switzerland.

        Monsanto and we have operating agreements with respect to each of the two Monsanto facilities listed above and our Chocolate Bayou facility in Alvin, Texas. Under these operating agreements, we are the guest and Monsanto is the operator at the facilities except the Chocolate Bayou facility at which Monsanto is the guest and we are the operator. The initial term of each of the operating agreements is 20 years. After the initial term, the operating agreements continue indefinitely unless either party terminates on at least 24 months' prior written notice. Each of the operating agreements also provides that, under certain circumstances, either the operator or the guest may terminate the operating agreement before the expiration of its initial term. We operate several facilities for other third parties, principally within the Chocolate Bayou; Sauget, Illinois; Pensacola, Florida; Trenton, Michigan and Newport, Wales (U.K.) sites, under long-term lease and operating agreements.

        In connection with the amendment on July 25, 2002 of our revolving credit facility, we granted mortgages on our facilities located in Decatur, Alabama; Pensacola, Florida; Indian Orchard, Massachusetts; Trenton, Michigan; Greenwood, South Carolina; Chocolate Bayou, Texas; and Martinsville, Virginia. The bank obligations are secured by a first-priority lien on all of the second-priority facilities collateral. This first-priority lien is limited in amount to 15% of our consolidated net tangible assets as of the most recent relevant test date, presently $284.9 million (the "non-shared first lien amount"). The non-shared first lien amount may be further increased from time to time as our tangible asset base grows. The remaining value of the second-priority facilities collateral provides a second-priority lien to equally and ratably secure the bank obligations, our outstanding publicly traded notes and the notes. In addition, there is a mechanics' lien that Fluor Daniel, a division of Fluor Enterprises, Inc., has filed against our Chocolate Bayou (Alvin, Texas) facility in the amount of approximately $42 million in connection with Fluor Daniel's claim against us for the alleged non-payment of certain labor and materials charges relating to the construction of our acrylonitrile facility.

Legal Proceedings

        Because of the size and nature of our business, we are a party to numerous legal proceedings. Most of these proceedings have arisen in the ordinary course of business and involve claims for money damages. In addition, at the time of the spinoff, we assumed liabilities related to specified legal proceedings from the former Monsanto Company (now known as Pharmacia Corporation) under an agreement known as the Distribution Agreement. As a result, although Monsanto remains the named defendant, we are required to manage the litigation and indemnify Monsanto for costs, expenses and judgments arising from the litigation. While the results of litigation cannot be predicted with certainty, we do not believe, based upon currently available facts, that the ultimate resolution of any of these pending matters will have a material adverse effect on our financial position or liquidity in any one year. However, resolution in those cases described below involving the alleged discharge of polychlorinated biphenyls ("PCBs") from the Anniston, Alabama plant site may have a material adverse effect on our net income in a given year, although it is impossible at this time to estimate the range or amount of any such liability. In addition, there can be no assurance that any final judgment against us, if upheld on appeal, will not have a material adverse effect on our financial position and liquidity. See "Risk Factors—Risks Relating to Our Business—Legal proceedings and other claims could impose substantial costs on us."

        The following paragraphs describe several pending proceedings to which we are a party or to which Monsanto is a party and for which we assumed any liabilities.

  Anniston, Alabama Cases

        (1)  Monsanto is a defendant in an action brought in Circuit Court in Shelby County, Alabama on behalf of a purported class of property owners along waterways near the plant. Plaintiffs seek compensatory and punitive damages in an unspecified amount for an alleged increased risk of physical injury or illness, emotional distress caused by fear of future injury or illness, medical monitoring and diminishment in the value of their properties and their riparian rights. On October 5, 1999, the trial court granted Solutia's motion for summary judgment, holding that plaintiffs had, in an action not involving Monsanto or Solutia, recovered for the damages they claim in this action. In addition, the court found that plaintiffs' claims were barred by the statute of limitations. Plaintiffs timely filed their appeal with the Alabama Supreme Court. On May 4, 2001, the Alabama Supreme Court issued an opinion affirming in part and reversing in part the order of the trial court. The Alabama Supreme Court held that summary judgment was properly granted with respect to claims relating to the period up to the date of settlement of the previous action. However, the Alabama Supreme Court held that plaintiffs were permitted to maintain the claims relating to the period from the settlement of the prior action until the filing of the instant action. These claims are now back before the Circuit Court.

        (2)  Monsanto and Solutia are named as defendants in fourteen cases in Circuit Court in Calhoun County, Alabama and one case in United States District Court for the Northern District of Alabama brought on behalf of 3,536 individuals who own or rent homes, own or operate businesses, attend churches, or who have otherwise resided or visited in neighborhoods near the Anniston plant, and four commercial entities which own property near the Anniston plant or have conducted business on and near property owned by the plant. One of the cases pending in Circuit Court in Calhoun County has been brought on behalf of a purported class of all Alabama residents who have been exposed to PCBs or other materials allegedly released from the Anniston plant. Plaintiffs seek compensatory and punitive damages in an unspecified amount or, for some plaintiffs, in the amount of $3 million for each individual and injunctive relief requiring us to remove alleged contamination. The individual plaintiffs claim to have suffered permanent adverse health effects and fear future disease. They assert the need for medical monitoring, diminution in the value of their properties in the case of residential and commercial property owners and commercial losses in the case of business owners. Because of significant pretrial publicity in Calhoun County, venue in four of those cases, brought on behalf of 3,501 plaintiffs, has been transferred to Circuit Court in Etowah County, Alabama. These four cases, sometimes referred to as Abernathy v. Monsanto or Bowie v. Monsanto, have been consolidated for trial of each individual claim, not as a class action. Because of the number of plaintiffs in the consolidated action, trial is proceeding in phases. Sixteen individual plaintiffs and one business entity were selected by plaintiffs to participate in a "Phase I" trial, and on February 22, 2002, a jury returned a verdict of liability for the plaintiffs on claims of property damage and exposure to PCBs. The trial court did not submit the issue of compensatory damages for these claims to the jury for determination. Instead, the court has proceeded to hear damage evidence for each plaintiff making these claims. Personal injury claims have not been addressed. Punitive damages, if any, will be determined at the end of the trial of all claims.

        On February 25, 2002, the jury determined that the circumstances in Anniston constitute a public nuisance. On February 26, 2002, the Attorney General of Alabama and the district attorneys of Calhoun, Shelby, St. Clair and Talladega Counties intervened to seek an order directing defendants to fund an investigation of the extent of the impact of PCBs in those counties, and setting a schedule and procedures for a cleanup. On February 28, 2002, the Alabama Department of Environmental Management ("ADEM") intervened to assure that decisions reached by the court have a sound scientific basis. The court has completed hearing evidence on the claims for an injunction directing defendants to implement a cleanup in Anniston and has referred the matter to a Special Master for a recommendation. On March 25, 2002, the EPA filed a Partial Consent Decree in U.S. District Court for the Northern District of Alabama. ADEM and others have filed objections to the decree, but we expect it to be approved by the court by the end of the year. Pursuant to the decree, we have agreed to conduct a remedial investigation and feasibility study, which will provide the information upon which the EPA will base its decision on the appropriate remedial action to address PCBs in Anniston. We have argued that the filing of the decree in federal court has preempted the state court's jurisdiction over any cleanup in Anniston.

        Venue in two additional cases brought on behalf of four plaintiffs in Calhoun County has been transferred to Circuit Court in Jefferson County, Alabama. Venue in one additional action brought on behalf of two plaintiffs in Calhoun County has been transferred to Circuit Court in Dekalb County, Alabama. These cases are currently inactive.

        (3)  Monsanto and Solutia were named as defendants in a case sometimes referred to as Tolbert vs. Monsanto filed in United States District Court for the Northern District of Alabama on behalf of a total of 1,116 plaintiffs who claimed to be "minor children or persons under the age of twenty-one years" who resided near the Anniston plant. Plaintiffs allege they were exposed to PCBs and suffer from unspecified physical injuries and emotional distress. They seek compensatory and punitive damages in unspecified amounts and request medical testing, monitoring and treatment, as well as unspecified injunctive relief. On January 28, 2002, plaintiffs filed an amended complaint that added approximately 14,000 plaintiffs, bringing the total number of plaintiffs in this case to approximately 15,000. Trial is not expected to commence before February 2003.

        (4)  Solutia, Monsanto and Pharmacia Corporation are named as defendants in an action called Oliver v. Monsanto, filed on behalf of a single plaintiff in U.S. District Court for the Northern District of Alabama. Plaintiff alleges that she has been exposed to PCBs from the Anniston plant and that

PCBs are present on her property. Plaintiff seeks compensatory and punitive damages in an unspecified amount and claims entitlement to medical monitoring.

        We believe that there are meritorious defenses to all these matters, including lack of any physical injury or property damage to plaintiffs, lack of any imminent or substantial endangerment to health or the environment and lack of negligence or improper conduct on the part of Monsanto or us. See "Risk Factors—Risks Relating to our Business—Legal proceedings and other claims could impose substantial costs on us."

  Penndot Case

        Monsanto is one of several defendants added on February 7, 1997, to Pennsylvania Department of General Services, et al. v. United States Mineral Products Company, et al., a case then pending in the Commonwealth Court of Pennsylvania. This action was originally filed against United States Mineral Products Company in 1990 by the Commonwealth of Pennsylvania, seeking damages caused by the presence of asbestos fireproofing in the Transportation and Safety Building ("T & S Building"), which was part of the Commonwealth's Capital Complex in Harrisburg, Pennsylvania. In June 1994 a fire broke out in the T & S Building. Testing following the fire revealed the presence of low levels of PCBs at various locations in the building, which the Commonwealth alleges necessitated its demolition. The Commonwealth seeks recovery of costs it allegedly incurred in testing, monitoring, cleanup, demolition and relocation caused by the alleged contamination. In addition, the Commonwealth seeks the cost of constructing a new building on the site of the T & S Building. On August 23, 2000, the jury returned a verdict of $90 million against Monsanto. The trial court reduced the verdict to $45 million to account for a settlement reached with the Commonwealth by a codefendant during trail. Prejudgment interest in an amount to be determined by the court will be added to the verdict. We believe that there are meritorious defenses, including lack of any hazard or danger to occupants of or visitors to the T&S Building caused by the presence of PCBs; a determination by the Pennsylvania Department of Health that the building was safe for use and occupancy; the failure of the Commonwealth to act prudently following the fire to mitigate its alleged damages; the impropriety of using replacement cost as a measure of damages; and the fact that most of plaintiffs' damages would have been incurred during the removal of asbestos fireproofing and the installation of fire sprinklers required to comply with the 1987 Harrisburg Fire Safety Code, and thus cannot be attributed to the presence of PCBs. We have filed several post-trial motions that the Commonwealth Court has not yet ruled on. We will continue to vigorously pursue all available remedies.

  Other Cases

        We were named as the defendant in Fluor Daniel Corporation v. Solutia Inc., filed on February 8, 2001, in United States District Court for the Southern District of Texas, Galveston Division. Fluor Daniel Corporation ("Fluor") was the main contractor for construction of a new acrylonitrile manufacturing facility located at our Chocolate Bayou facility in Alvin, Texas. Fluor sought damages of approximately $70 million based on allegations of delays and disruption in the construction schedule, change orders, and entitlement to a bonus under contract provisions. On September 13, the jury in this case rendered a verdict against us. We settled this matter on October 11, 2002, by agreeing to pay Fluor $20 million over a three-year period.

        On December 4, 1998, the EPA issued a notice of violation to Solutia, the former Monsanto Company (now Pharmacia Corporation) and P4 Production, L.L.C., alleging violations of the Wyoming Environmental Quality Act, the Wyoming Air Quality Standards and Regulations and a permit issued in 1994 by the Wyoming Department of Environmental Quality to Sweetwater Resources, Inc., a former subsidiary of the former Monsanto, for a coal coking facility in Rock Springs, Wyoming. This facility is currently owned by P4 Production, a joint venture which the new Monsanto Company now both operates and controls. Despite the sale of substantially all of Solutia's interest in P4 Production, we continue to be a party to this litigation. On November 22, 1999, the United States, on behalf of the EPA, filed an action in the United States District Court for the District of Wyoming against P4 Production, Solutia and the former Monsanto Company, demanding $2.5 million as well as injunctive relief ensuring compliance with the permit requirements. Solutia and the former Monsanto Company filed a complaint for declaratory relief against the EPA, arguing that the EPA's action was precluded by the doctrine of res judicata. On March 29, 2002, the court denied the motions for summary judgment by both the companies and the United States on the issue of the applicability of this doctrine. On August 9, 2002, the United States filed a motion for partial summary judgment on its action for liability.

Risk Management

        We have evaluated risk retention and insurance levels for product liability, property damage and other potential areas of risk. We will continue to devote significant effort to maintaining and improving safety and internal control programs, which reduce our exposure to certain risks. We actively participate in the safety and health Voluntary Protection Program ("VPP") administered by the OSHA for sites in the United States, and implemented by Solutia for sites outside the United States. Currently, ten of our U.S. sites qualify for the OSHA VPP "Star" designation, a rating designating full compliance. Three of our ex-U.S. sites, two in Europe and one in Canada, have achieved the Solutia "Star" designation, which is an internal equivalent to the OSHA designation.

        Our management decides the amount of insurance coverage to purchase from unaffiliated companies and the appropriate amount of risk to retain and/or co-insure based on the cost and availability of insurance and the likelihood of a loss. Management believes that the levels of risk that we have retained are consistent with those of other companies in the chemical industry. There can be no assurance that we will not incur losses beyond the limits, or outside the coverage, of our insurance. We do not expect our consolidated financial position, profitability and liquidity to be affected materially by the levels of risk retention that we accept.

MANAGEMENT

Directors and Executive Officers

        Information about our directors and executive officers appears below.

Name	Age	Position
John C. Hunter III	55	Director, Chairman, President and Chief Executive Officer
Paul Donovan	55	Director
Paul H. Hatfield	66	Director
Robert H. Jenkins	59	Director
Frank A. Metz, Jr.	68	Director
J. Patrick Mulcahy	58	Director
Sally G. Narodick	57	Director
William D. Ruckelshaus	70	Director
John B. Slaughter	68	Director
Karl R. Barnickol	61	Senior Vice President, General Counsel and Secretary
Robert A. Clausen	57	Senior Vice President and Chief Financial Officer
Sheila B. Feldman	48	Vice President, Human Resources and Public Affairs
Gerald R. Hayden	56	Vice President, Corporate Services
Victoria M. Holt	44	Vice President and General Manager, Performance Films
Monika Riese-Martin	46	Vice President and General Manager, Functional Solutions
John F. Saucier	49	Vice President and General Manager, Integrated Nylon

        A brief biography of each director and executive officer follows.

        Mr. Hunter has been Chairman and Chief Executive Officer of Solutia Inc. since 1999 and President since 1997. He was Chief Operating Officer from 1997 to 1999. From 1995 to 1997, he was President of the Fibers Business Unit of Monsanto Company. Mr. Hunter is a Director of Penford Corporation. He is also on the Board of Directors of Missouri Baptist Hospital.

        Mr. Donovan has been Senior Vice President and Chief Financial Officer of Wisconsin Energy Corporation since 1999. He was Executive Vice President and Chief Financial Officer of Sundstrand Corporation from 1990 to 1999. He is a Director of AMCORE Financial, Inc. and Woodward Governor Company.

        Mr. Hatfield has been a Principal of Hatfield Capital Group since 1997. He was Chairman of the Board, President and Chief Executive Officer of Petrolite Corporation from 1995 to 1997. Mr. Hatfield is a Director of Penford Corporation and Maritz, Inc.

        Mr. Jenkins was Chairman of the Board and Chief Executive Officer of Sundstrand Corporation from 1997 to 1999. He was President and Chief Executive Officer of Sundstrand Corporation from 1995 to 1997. Mr. Jenkins is a Director of AK Steel Holdings Corporation, CLARCOR Inc., Pella Corporation, Sentry Insurance and Visteon Corporation.

        Mr. Metz was Senior Vice President, Finance and Planning, and Chief Financial Officer of International Business Machines Corporation from 1986 to 1993 and a Director from 1991 to 1993. Mr. Metz is a Director of Allegheny Energy, Inc.

        Mr. Mulcahy has been Chief Executive Officer, Energizer Holdings, Inc. since 2000. He was Chairman and Chief Executive Officer of Eveready Battery Company Inc., a subsidiary of Ralston Purina Company, from 1987 to 2000, and a corporate officer of Ralston Purina Company from 1984 to

2000. He served as Co-Chief Executive Officer and Co-President of Ralston Purina Company from 1997 to 1999. Mr. Mulcahy is a Director of Energizer Holdings, Inc.

        Ms. Narodick is an educational technology and e-learning consultant. She was Chief Executive Officer of Apex Learning, Inc., an Internet educational software company, from its founding in 1998 until her retirement in 2000. Previously, she served as an education technology consultant, both independently and for the Consumer Division of IBM from 1996 to 1998. Ms. Narodick was Chair and Chief Executive Officer of Edmark Corporation from 1989 to 1996. She is a Director of Penford Corporation, Puget Sound Energy, Inc. and Click2learn, Inc.

        Mr. Ruckelshaus has been Strategic Director, Madrona Venture Group since 1999. He has also been a Principal of Madrona Investment Group L.L.C. since 1996. From 1988 to 1997, Mr. Ruckelshaus was Chairman of Browning-Ferris Industries, Inc. and Chief Executive Officer from 1988 to 1995. He was Of Counsel to Perkins Coie from 1985 to 1988. He served as Administrator of the Environmental Protection Agency from 1983 to 1985. Mr. Ruckelshaus is a Director of Cummins Engine Co., Inc., Nordstrom, Inc., Pharmacia Corporation and Weyerhaeuser Company.

        Dr. Slaughter has been the President and Chief Executive Officer of the National Action Council for Minorities in Engineering, Inc. (NACME), a non-profit corporation, since 2000. From 1999 to 2000, he was the Irving R. Melbo Professor of Leadership in Education at the University of Southern California and President Emeritus of Occidental College, where he served as President from 1988 to 1999. He was the Director of the National Science Foundation from 1980 to 1982. Dr. Slaughter is a Director of International Business Machines Corporation and Northrop Grumman Corp. He is a Fellow of the American Academy of Arts and Sciences, the American Association for the Advancement of Science and the Institute of Electrical and Electronic Engineers. He is also a member of the National Academy of Engineering.

        Mr. Barnickol has been Senior Vice President, General Counsel and Secretary of Solutia Inc. since 1997. He was the Associate General Counsel and Assistant Secretary of Monsanto from 1985 to 1997.

        Mr. Clausen has been Senior Vice President and Chief Financial Officer of Solutia Inc. since 1997. He was the President of Monsanto Business Services from 1994 to 1997.

        Ms. Feldman has been Vice President, Human Resources and Public Affairs since 1999. From 1997 to 1999 she was Vice President, Human Resources. From 1995 to 1997, she was Director of Human Resources for Monsanto Business Services and Monsanto Stewardship.

        Mr. Hayden has been Vice President, Corporate Services since 2001. He was Director, Customer Operations of Solutia Inc. from 1997 to 2001.

        Ms. Holt has been Vice President and General Manager, Performance Films since 2001. She was Vice President and General Manager, Saflex from 1999 to 2001. She was Vice President and General Manager, Acrilan Business Unit from 1997 to 1998, and Business Director of Monsanto's Acrilan Unit from 1996 to 1997.

        Ms. Riese-Martin became Vice President and General Manager, Functional Solutions in 2002. She was Vice President and General Manager, Aqualon Division of Hercules Inc. from 1998 to 2002. She was Business Director, Hercules Inc. from 1996 to 1998.

        Mr. Saucier has been Vice President and General Manager, Integrated Nylon since 2001. He was Vice President, Strategic Planning, Mergers and Acquisitions of Solutia Inc. from 1997 to 2001.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following is a summary of important terms of our material indebtedness. We have previously filed copies of the credit agreement and indentures relating to our U.S. dollar denominated notes and debentures with the SEC. You should refer to those agreements for the complete terms of the indebtedness.

Our Amended Credit Facility

        On July 25, 2002, we and our bank syndicate amended our revolving credit facility. The amendment extends the maturity of the facility until August 2004. It also reduces the facility from $800 million to $600 million and separates the facility into a $300 million term loan and a $300 million revolving credit facility. The term loan has scheduled payment obligations as follows: $25 million at December 31, 2002; $50 million at December 31, 2003; $25 million at June 30, 2004; and the remainder at maturity. The amended credit facility requires us to cash collateralize certain outstanding letters of credit. Fees, expenses and other costs associated with the amended credit facility and cash collateralization of letters of credit totaled approximately $50 million. The amended credit facility is available for working capital and other general corporate purposes.

  Guarantees

        Our obligations and the obligations of our subsidiary borrowers under the amended credit facility are guaranteed by Solutia Inc., CPFilms Inc., Monchem International Inc., Monchem, Inc., Solutia Systems, Inc. (the "subsidiary guarantors") and each of our subsequently acquired or organized domestic subsidiaries, subject to certain exceptions.

  Collateral

        Borrowings under the amended credit facility as well as the beneficiaries of the Astaris support agreement, the lessee under the co-generation facility at Pensacola, Florida and holders of certain designated letters of credit are secured by (1) liens on all of our inventory and receivables and those of the subsidiary guarantors, (2) pledges of 100 percent of the stock of Monchem, Inc. and Solutia Systems, Inc. and 65 percent of the voting stock and 100 percent of all other stock of Monchem International, Inc., (3) liens on intercompany debt of and held by Monchem, Inc., Monchem International, Inc. and Solutia Systems, Inc., (4) pledges of 65 percent of the voting stock (and 100 percent of all other stock) of Solutia Europe, S.A./N.V. and Solutia U. K. Holdings Limited, (5) a lien on certain principal properties, (6) a lien on certain intellectual property; and (7) liens on property, plant and equipment, inventory, receivables and certain intellectual property of four European subsidiaries. The aggregate amount of our obligations entitled to the benefit of the lien on such principal properties is limited to 15 percent of its net tangible assets, as determined at the date that the lien was granted.

        In addition, borrowings under the amended credit facility are secured by liens shared equally and ratably with the holders of our outstanding publicly traded notes and senior secured notes described below. These include a lien on (1) certain other principal properties, (2) 100 percent of the stock of CPFilms Inc., and (3) pledges of intercompany debt of CPFilms Inc; and a second priority lien shared equally and ratably on the principal properties on which the banks have a first priority lien. The amended credit facility also contains customary representations and warranties and affirmative and negative covenants.

  Interest

        Borrowings under the amended credit facility bear interest at a floating rate based on LIBOR, plus an applicable margin. The margin for LIBOR loans is 5.75 percent and will increase by 50 basis points in July 2003 and an additional 50 basis points in January 2004. A premium in the amount of 2 percent of the principal repaid on the term loan will apply until July 25, 2003, and a premium of 1 percent will apply to such principal payments thereafter.

  Covenants

        The amended credit facility requires us to meet certain financial tests, including, but not limited to, maximum leverage and minimum interest coverage ratios. In addition, the amended credit facility contains certain covenants which, among other things, limit the incurrence of additional debt, aggregate capital expenditures, guarantees, liens, investments, asset sales, dividends, restricted payments, acquisitions, mergers and consolidations, change of business, transactions with affiliates, prepayments of debt, repurchases of stock and redemptions of certain other indebtedness and other matters customarily restricted in such agreements.

6.50% Notes due 2002, 7.375% Debentures due 2027, 6.72% Debentures due 2037 and
6.25% Notes due 2005

        On October 21, 1997, we sold $150 million aggregate principal amount of our 6.50% Notes due 2002, $300 million aggregate principal amount of our 7.375% Debentures due 2027 and $150 million aggregate principal amount of our 6.72% Debentures due 2037, all of which remain outstanding. The notes and debentures are payable semi-annually on April 15 and October 15. The 6.50% Notes due 2002 will mature on October 15, 2002. In connection with the offering of the outstanding notes, we made an irrevocable deposit with the trustee for the 6.50% Notes due 2002 to repay these notes at their maturity date. The 6.72% Debentures due 2037 give the holders the right to require us to repurchase the debentures on October 15, 2004 at a price equal to 100% of the principal amount thereof, together with any accrued interest.

        In addition, in February 2000, we consummated the sale of €200 million aggregate principal amount of our 6.25% Notes due 2005, the proceeds of which we used to refinance outstanding commercial paper.

        As of the effective date of the amended and restated credit agreement, all of the above notes and debentures are secured pari passu by a second-priority lien on the collateral that is securing these notes.

Astaris Support Agreement

        In April 2000, Astaris LLC, a joint venture between Solutia and FMC Corporation, started operations to manufacture and market phosphorus chemicals. In connection with the completion of an external financing agreement for Astaris, which expires in September 2005, we agreed to provide Astaris with funding if the joint venture fails to meet specific EBITDA benchmarks. During 2001, we contributed $31 million to the joint venture under our agreement. We anticipate a contribution of up to $25 million will be required in 2002.

Pensacola, Florida Co-generation Facility Lease

        In 1993, a co-generation facility was constructed at our Pensacola, Florida manufacturing site to provide the plant with electricity and steam. We financed the construction by placing the co-generation facility in a trust that was funded by a syndicate of commercial banks. We make monthly operating lease payments under the lease, which expires in August 2002. We expect to extend the term of the lease to terminate upon the expiration of the proposed refinancing of our existing credit facility. As of June 14, 2002, the trust had approximately $32 million of outstanding debt with this syndicate of banks.

DESCRIPTION OF NOTES

        The outstanding notes were, and the new notes will be, issued under an indenture dated as of July 9, 2002, between SOI Funding Corp. ("Funding Corp.") and HSBC Bank USA, as trustee (the "Trustee"), as amended and supplemented by the First Supplemental Indenture dated as of July 25, 2002, among the Company, the Trustee and the Subsidiary Guarantors named therein (as amended and supplemented, the "Indenture"). The following is a summary of the material terms and provisions of the notes and the Security Documents. The terms of the notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture. The notes are subject to all such terms, and prospective purchasers of the notes are referred to the Indenture and the Trust Indenture Act for a statement of such terms. The Security Documents referred to below under the caption "—Security" define the terms of the security interests that will secure the notes.

        Definitions of certain terms are set forth under "Certain Definitions" and throughout this description. For the purposes of this "Description of Notes," (1) the "Company" means Solutia Inc. and not any of its Subsidiaries and (2) the "notes" means the outstanding notes or the new notes, as the case may be, or, if the context requires, both. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference.

General

        The notes will mature on July 15, 2009 and bear interest at the rate of interest per annum indicated on the cover page of this prospectus. Interest on the notes accrues from the Issue Date, and is payable semiannually in arrears on January 15 and July 15 of each year, commencing January 15, 2003. We will make each interest payment to the holders of record of the notes at the close of business on the December 31 or June 30 preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

        Principal and interest is payable at the office or agency of the Company maintained for that purpose, which initially is the office of the Trustee in The City of New York; provided that all payments with respect to Global Notes, the holders of which have given wire transfer instructions on or prior to the relevant record date, will be required to be made by wire transfer of immediately available funds and, at the option of the Company, payment of interest on notes not in global form may be made by check mailed to the address of the Person entitled thereto as it appears in the register of the notes maintained by the Registrar. Initially, the Trustee will also act as Paying Agent and Registrar for the notes.

Additional Notes

        Subject to the covenants described below, the Company may issue additional notes ("Additional Notes") under the Indenture having the same terms in all respects as the notes (or in all respects except for the payment of interest scheduled and paid prior to the date of issuance of the notes). The notes and any Additional Notes would be treated as a single class for all purposes under the Indenture. Unless the context otherwise requires, references to the notes include the Additional Notes.

Ranking

        The notes are secured obligations of the Company. The notes rank pari passu in right of payment with all unsubordinated Indebtedness of the Company and rank senior in right of payment to all future Indebtedness of the Company that by its terms is junior or subordinated in right of payment to the notes.

The Guarantees

        The notes are guaranteed (the "Subsidiary Guarantees") by each Subsidiary of the Company that guarantees the Company's obligations under the Credit Facility (the "Subsidiary Guarantors"). Initially, the Subsidiary Guarantors are CPFilms Inc., Monchem, Inc., Monchem International, Inc. and Solutia Systems, Inc. The Subsidiary Guarantors do not currently guarantee our other senior notes. See "Description of Certain Other Indebtedness."

        Each of the Subsidiary Guarantors (so long as it remains a Restricted Subsidiary) unconditionally guarantees on a joint and several basis all of the Company's obligations under the notes, including its obligations to pay principal, interest, premium, if any, with respect to the notes. The Subsidiary Guarantees are general secured obligations of the Subsidiary Guarantors and rank pari passu with all existing and future Indebtedness of the Subsidiary Guarantors that is not, by its terms, expressly subordinated in right of payment to the Guarantees. The obligations of each Subsidiary Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in an amount pro rata, based on the net assets of each Subsidiary Guarantor, determined in accordance with GAAP. Except as provided in "Repurchase at Option of Holders—Asset Sales" below, the Company is not restricted from selling or otherwise disposing of any of the Subsidiary Guarantors.

        The Indenture requires that each existing and future domestic Restricted Subsidiary that guarantees any other Indebtedness of the Company be a Subsidiary Guarantor. The Company is permitted to cause any Unrestricted Subsidiary to be a Subsidiary Guarantor.

        A sale of assets or Capital Stock of a Subsidiary Guarantor or Restricted Subsidiary may constitute an Asset Disposition subject to the provisions contained under the caption "—Repurchase at Option of Holders—Asset Sales," and a consolidation, merger or sale of all or substantially all of the assets of a Subsidiary Guarantor must also comply with the provisions described under "Consolidation, Merger and Sale of Assets."

        The Indenture provides that:

            (i)  in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all the Capital Stock of any Subsidiary Guarantor to any person that is not an Affiliate of the Company, such Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Repurchase at Option of Holders—Asset Sales";

          (ii)  upon the release or discharge of the Guarantee that resulted in the creation of the Subsidiary Guarantee of such Subsidiary Guarantor, except a discharge or release by or as a result of payment under such Subsidiary Guarantee, such Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee; and

          (iii)  upon the designation of any Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture, such Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee.

Security

  Collateral Agreement

        Pursuant to the Security Documents, the notes and the Subsidiary Guarantees are secured by:

  •
  a first-priority lien, shared with the holders of the Bank Obligations and the holders of the outstanding publicly traded debt securities that we have issued or guaranteed (the "Existing Public Notes," and together with the Bank Obligations, the "Other Secured Obligations;" the holders of Other Secured Obligations and the notes are collectively referred to as the "Secured Parties") on:

  •
  our production facilities located in Pensacola, Florida and Martinsville, Virginia,

  •
  100% of the stock of CPFilms Inc., and

  •
  all intercompany Indebtedness of CPFilms Inc. (collectively, the "First Priority Collateral"), and

  •
  a second-priority lien on the following assets on which the Bank Obligations have a first priority lien:

  •
  65% of the voting stock (and 100% of the other Capital Stock) of Monchem International, Inc. and 100% of the Capital Stock of all of the Subsidiary Guarantors (other than CPFilms Inc.),

  •
  all intercompany Indebtedness of and held by the Subsidiary Guarantors (other than CPFilms Inc.),

  •
  substantially all of the Company and its Subsidiary Guarantors' accounts receivable and inventory and certain intellectual property,

  •
  65% of the voting stock (and 100% of the other Capital Stock) of Solutia Europe S.A./N.V. and Solutia U.K. Holdings Limited (collectively, the "Second Priority Bank Collateral"), and

  •
  a second-priority lien, shared with all of the holders of the Other Secured Obligations, on our production facilities at:

  •
  Chocolate Bayou, Texas

  •
  Decatur, Alabama

  •
  Indian Orchard, Massachusetts

  •
  Greenwood, South Carolina

  •
  Trenton, Michigan (collectively, the "Second Priority Facilities Collateral," and together with the First Priority Collateral and the Second Priority Bank Collateral, the "Collateral").

        The holders of the Bank Obligations also have the benefit of a first priority lien on the Second Priority Facilities Collateral that is limited in amount to 15% of Solutia's Consolidated Net Tangible Assets from time to time, which as of the most recent relevant test date, or September 30, 2001, was $284.9 million (the "Non-Shared First Lien Amount"). The Non-Shared First Lien Amount may be further increased from time to time as Solutia's Consolidated Net Tangible Assets grow. After giving pro forma effect to the application of the net proceeds of the offering of the outstanding notes, the aggregate principal amount of Other Secured Obligations outstanding as of June 30, 2002 would have been $1,209 million.

        The Liens securing the notes and Subsidiary Guarantees on the First Priority Collateral and the Second Priority Facilities Collateral will be released when the liens on such collateral securing the Bank Obligations have been permanently released. The Liens securing the notes and Subsidiary Guarantees on the Second Priority Bank Collateral will be released if (1) the Liens on such collateral securing the Bank Obligations have been released and (2) our entire Credit Facility is unsecured and the revolving credit facility thereunder (a) is in a minimum amount of $50 million and (b) has a tenor of no less than 364 days.

        There can be no assurance that the proceeds from the sale of the Collateral in whole or in part following a Default or Event of Default would be sufficient to satisfy payments due on the notes. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time, if ever.

        To the extent that third parties enjoy Liens permitted by the Security Documents and the Indenture, such third parties will have rights and remedies with respect to the assets subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent, acting on behalf of the Secured Parties, to realize or foreclose on the Collateral. In addition, the ability of the Collateral Agent, acting on behalf of the Secured Parties, to realize upon the collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "Certain Bankruptcy Limitations."

  Intercreditor Agreements

        Solutia, the administrative agent under the Credit Facility, the representatives of the other Bank Obligations, a collateral agent (the "Collateral Agent") and certain other parties entered into the intercreditor agreements (collectively, the "Intercreditor Agreement").

        Pursuant to the terms of the Intercreditor Agreement, the Collateral Agent was appointed as collateral agent for each of the Secured Parties and holds the liens and security interests in the Collateral granted pursuant to the Security Documents with sole authority to exercise remedies under the Security Documents. The Collateral Agent acts as mortgagee under all mortgages, beneficiary under all deeds of trust and as secured party under the applicable security agreements, follows the instructions provided to it under the Intercreditor Agreement and carries out certain other duties.

        Pursuant to the Intercreditor Agreement, the second-priority Liens securing the notes and the Subsidiary Guarantees are expressly junior to the first-priority Liens on the Second Priority Bank Collateral and the Second Priority Facilities Collateral. In addition, under the Intercreditor Agreement, the Liens securing the notes and the Subsidiary Guarantees may not be enforced by the holders of the notes at any time when any Bank Obligations are outstanding, except for certain limited exceptions. Amendments or waivers by the holders of the Bank Obligations shall also be effective as to the Liens securing the notes and the Subsidiary Guarantees. Except for any time on and after certain events of default with respect to our debt obligations (each a "Triggering Event") have occurred, the holders of the Bank Obligations will control the disposition of the Collateral, and will receive any proceeds from sales of the Collateral (even, with respect to the Second Priority Facilities Collateral, from and after the time when proceeds in excess of the Non-Shared First Lien Amount are generated from such sales) until the Bank Obligations are repaid in full. If a Triggering Event has occurred and is continuing, all proceeds of the First Priority Collateral and all proceeds of the Second Priority Facilities Collateral in excess of the Non-Shared First Lien Amount will be equally and ratably shared among all holders of the notes and the Other Secured Obligations. Sale proceeds from the Second Priority Bank Collateral will be distributed first to the holders of the Bank Obligations until the Bank Obligations are discharged in full and second to the holders of the notes.

        If the Liens on the Bank Obligations have been released but the Liens securing the notes and the Subsidiary Guarantees on the Second Priority Bank Collateral remain outstanding, the Intercreditor Agreement provides that the Collateral Agent will be entitled to, subject to the provisions of the Indenture and the Security Documents, subordinate the Liens securing the notes and the Subsidiary

Guarantees to any Liens that are subsequently attached to the Second Priority Bank Collateral for the benefit of the Bank Obligations.

        On and after the occurrence of a Triggering Event, Collateral may not be sold without the consent of, among other parties, a majority in principal amount of the notes; however, Collateral may be sold in a foreclosure, regardless of whether such consent is given.

        Whether prior to or after the discharge of the Bank Obligations, we will be entitled to release an asset included in the Collateral securing the notes and the Subsidiary Guarantees under any one or more of the following circumstances:

          (1)  to enable us to consummate asset dispositions permitted under "Repurchase at Option of Holders—Asset Sales";

          (2)  if we provide substitute Collateral with at least an equivalent fair value, as determined in good faith by the Board of Directors;

          (3)  if all of the stock of any of our Subsidiaries that is pledged to the Collateral Agent is released or if any Subsidiary Guarantor is released from its Subsidiary Guarantee, that Subsidiary's assets will also be released; or

          (4)  as described in "—Modification and Waiver" below.

        The Collateral securing the notes and the Subsidiary Guarantees will also be released upon (1) payment in full of the principal of, accrued and unpaid interest on the notes and the Subsidiary Guarantees that are due and payable at or prior to the time such principal, accrued and unpaid interest are paid and (2) a defeasance and discharge of the Indenture as described below under "—Defeasance and Discharge."

  Certain Bankruptcy Limitations

        The right of the Collateral Agent to repossess and dispose of, or otherwise exercise remedies in respect of, the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company prior to the Collateral Agent having repossessed and disposed of, or otherwise exercised remedies in respect of, the Collateral. Under the United States Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the United States Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the Collateral.

Optional Redemption

        At any time on or prior to July 15, 2005, the Company may at its option on any one or more occasions redeem notes (including Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of notes (including Additional Notes, if any) issued under the Indenture at a redemption price of 111.25% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

          (1)  at least 65% of the aggregate principal amount of notes (including Additional Notes, if any) issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

          (2)  the redemption occurs within 90 days of the date of the closing of such Public Equity Offering.

Selection and Notice

        If fewer than all the notes issued under the Indenture are to be redeemed at any time, the Trustee will select notes for redemption on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest stops accruing on notes or portions of them called for redemption.

Repurchase at Option of Holders

  Change of Control

        Upon the occurrence of a Change of Control, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Payment") on a date that is not more than 90 days after the occurrence of such Change of Control (the "Change of Control Payment Date"). Within 30 days following any Change of Control, the Company will mail, or at the Company's request the Trustee will mail, a notice to each holder offering to repurchase the notes held by such holder pursuant to the procedures specified in such notice. The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

        On the Change of Control Payment Date, the Company will, to the extent lawful,

  •
  accept for payment all notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer,

  •
  deposit with the applicable Paying Agent an amount equal to the aggregate Change of Control Payments in respect of all notes or portions thereof so tendered, and

  •
  deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

        The Paying Agent will promptly mail (or deliver by wire transfer) to each holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such note will be in a principal amount of $1,000 or an integral multiple thereof.

        A failure by the Company to comply with the provisions of the two preceding paragraphs will constitute an Event of Default under the Indenture. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the holders of the notes to require that the Company purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. See "—Events of Default."

        There can be no assurance that the Company will have the financial resources to purchase the notes, particularly if a Change of Control triggers a similar repurchase requirement for, or results in the acceleration of, other Indebtedness. The Credit Facility will provide that certain events constituting a Change of Control could result in the acceleration of the maturity of, the Credit Facility. Future Indebtedness might contain similar provisions. If a Change of Control occurs, the Company could try to refinance the Credit Facility and any such future Indebtedness. Accordingly, the Company might not be able to fulfill its obligation to repurchase any notes if a Change of Control occurs. See "Risk Factors—Risk Factors Relating to the Notes—We may not have the ability to raise funds to purchase notes upon a change of control as required by the indenture."

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer at the same or a higher purchase price, at the same times and otherwise in substantial compliance with the requirements applicable to a Change of Control Offer otherwise required to be made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

        "Change of Control" means the occurrence of any of the following:

          (1)  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of securities representing 50% or more of the voting power of all Capital Stock of Solutia; or

          (2)  Continuing Directors shall cease to constitute at least a majority of the directors constituting the Board of Directors; or

          (3)  the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Solutia and its Restricted Subsidiaries taken as a whole to any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act); or

          (4)  Solutia consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Solutia, in any such event pursuant to a transaction in which any of the outstanding Capital Stock of Solutia is converted into or exchanged for cash, securities or other property, other than any such transaction where the Capital Stock of Solutia outstanding immediately prior to such transaction is converted into or exchanged for Capital Stock (other than Disqualified Stock) of the surviving or transferee Person representing at least a majority of the voting power of all Capital Stock of such surviving or transferee Person immediately after giving effect to such issuance; or

          (5)  the adoption by the stockholders of Solutia of a plan or proposal for the liquidation or dissolution of the Company.

        The phrase "all or substantially all" the assets of Solutia will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" the assets of Solutia has occurred, in which case a holder's ability to obtain the benefit of a Change of Control Offer may be impaired.

  Asset Sales

        The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

            (i)  the Company and/or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as conclusively evidenced by an Officers' Certificate delivered to the Trustee, or, if such Asset Sale involves aggregate consideration in excess of $20 million, a resolution of the Board of Directors that is set forth in an Officers' Certificate delivered to the Trustee) of the assets or Capital Stock issued or sold or otherwise disposed of,

          (ii)  at least 75% of the consideration therefor received by the Company and/or such Restricted Subsidiary is in the form of cash or Cash Equivalents, and

          (iii)  if such Asset Sale involves the transfer of Collateral, (a) it complies with the applicable provisions of the Security Documents and (b) all consideration received in such Asset Sale (including Additional Assets) shall, if applicable, be expressly made subject to the Lien under the Security Documents;

provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than Subordinated Debt) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee to the extent they are promptly converted or monetized by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option:

          (a)  to permanently repay Applicable Pari Passu Indebtedness (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings); or

          (b)  to acquire Additional Assets (to the extent otherwise permitted by the Indenture) or make a capital expenditure, in each case, in a Permitted Business (or enter into a binding commitment for any such acquisition or expenditure); provided that such binding commitment shall be treated as a permitted application of Net Proceeds from the date of such commitment until and only until the earlier of (x) the date on which such expenditure or acquisition is consummated and (y) the 180th day following the expiration of the aforementioned 360 day period. If the acquisition or expenditure contemplated by such binding commitment is not consummated on or before such 180th day and the Company shall not have applied such Net Proceeds pursuant to clause (a) above on or before such 180th day, such commitment shall be deemed not to have been a permitted application of Net Proceeds at any time.

        Pending the final application of any such Net Proceeds, the Company may temporarily reduce the revolving Indebtedness under the Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds under the Indenture exceeds $25 million, the Company will be required to make an offer to all holders of notes issued under the Indenture (an "Asset Sale Offer") to purchase the maximum principal amount of notes and, if the Company is required to do so under the terms of any other Indebtedness ranking pari passu with such notes, such other Indebtedness on a pro rata basis with the notes, that may be purchased out of the Excess Proceeds, at a purchase price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon, to the date of purchase in accordance with the procedures set out in the Indenture. To the extent that the aggregate amount of notes (and any other pari passu Indebtedness subject to such Asset Sale Offer) tendered pursuant to such Asset Sale Offers is less than the Excess Proceeds, the Company may, subject to the other terms of the Indenture, use any remaining Excess Proceeds for any purpose not prohibited by the Indenture. If the aggregate principal amount of notes surrendered by holders thereof in connection with any Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased on a pro rata basis. Upon completion of the offer to purchase made under the Indenture, the amount of Excess Proceeds that was the subject of such offer to purchase shall be reset at zero.

Certain Covenants

  Restricted Payments

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)  declare or pay any dividend or make any distribution on account of the Company's or any of its Restricted Subsidiaries' Capital Stock, other than:

      (x)
      dividends or distributions payable in Qualified Capital Stock of the Company, and

      (y)
      dividends or distributions payable to the Company or any Restricted Subsidiary of the Company;

          (2)  purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, other than any such Capital Stock owned by the Company or any of its Restricted Subsidiaries;

          (3)  make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt of the Company or any Restricted Subsidiary, other than Indebtedness owed to the Company or any Restricted Subsidiary, except, in each case, payment of interest or principal at Stated Maturity; or

          (4)  make any Restricted Investment

        (all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the fair market value (as conclusively evidenced by a resolution of the Board of

Directors) of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment):

          (a)  no Default or Event of Default shall have occurred and be continuing after giving effect thereto; and

          (b)  the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four full fiscal quarters for which financial statements have been filed with the SEC pursuant to the covenant described below under the caption "—Reports" immediately preceding the date of such Restricted Payment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock"; and

          (c)  such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries on or after the Issue Date (excluding Restricted Payments permitted by clause (b), (d) or (e) of the next succeeding paragraph), is less than the sum, without duplication, of:

              (i)  50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the Issue Date to the end of the Company's most recently ended fiscal quarter for which financial statements have been filed with the SEC pursuant to the covenant described below under the caption "—Reports" at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

            (ii)  100% of the aggregate net cash proceeds received by the Company from the issue or sale after the Issue Date of Qualified Capital Stock of the Company or of debt securities of the Company or any of its Restricted Subsidiaries that have been converted into or exchanged for such Qualified Capital Stock of the Company, plus

            (iii)  to the extent that any Restricted Investment that was made after the Issue Date and was included in the calculation of aggregate Restricted Payments under this clause (c) is sold for cash or otherwise liquidated, repaid or otherwise reduced, including by way of dividend or distribution (to the extent not included in calculating Consolidated Net Income), for cash, the lesser of (A) the cash return with respect to such Restricted Investment (less the cost of disposition, if any) or (B) the initial amount of such Restricted Investment, plus

            (iv)  an amount equal to the sum of (A) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or other transfers of assets (to the extent not included in calculating Consolidated Net Income), in each case, to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries and (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Restricted Investments previously made after the Issue Date by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary that were included in the calculation above of aggregate Restricted Payments under this clause (c).

        The foregoing provisions will not prohibit the following Restricted Payments:

          (a)  the payment of any dividend within 90 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

          (b)  dividends or distributions by any Wholly-Owned Restricted Subsidiary of the Company payable to the Company or another Wholly-Owned Restricted Subsidiary of the Company;

          (c)  so long as no Default or Event of Default has occurred and is continuing, the payment of cash dividends on any series of Disqualified Stock issued after the Issue Date in an aggregate amount not to exceed the cash received by the Company since the Issue Date upon issuance of such Disqualified Stock;

          (d)  the redemption, repurchase, retirement or other acquisition of any Capital Stock of the Company, any Restricted Subsidiary or any Joint Venture (or the acquisition of all the outstanding Capital Stock of any Person that conducts no operations and has no assets or liabilities other than the ownership of Capital Stock in a Joint Venture) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary or Joint Venture of the Company) of, Qualified Capital Stock of the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from (and shall not previously have been included in) clause (c)(ii) of the preceding paragraph;

          (e)  the defeasance, redemption or repurchase of Subordinated Debt with the net cash proceeds from an incurrence of Permitted Refinancing or in exchange for or out of the net cash proceeds from the substantially concurrent sale (other than to a Subsidiary or Joint Venture of the Company) of Qualified Capital Stock of the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from (and shall not previously have been included in) clause (c)(ii) of the preceding paragraph;

          (f)    the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock in reliance on this clause (f) shall not exceed $5 million in any calendar year;

          (g)  payments by the Company made pursuant to the Astaris Support Agreement as such agreement is in effect on the Issue Date or as such agreement may be amended, modified, supplemented or replaced, in whole or in part; provided that the aggregate amount of payments made in reliance on this clause (g) shall in no event exceed the maximum aggregate amount of payments required to be made by the Company after the Issue Date under the Astaris Support Agreement as in effect on the Issue Date;

          (h)  repurchases of shares of preferred stock of Solutia Management Company, Inc. in accordance with the terms of its Stockholders Agreement, dated as of December 29, 1998, in an amount not to exceed $1.5 million in the aggregate;

          (i)    Restricted Payments comprised of payments of dividends on, or repurchases of, the Company's common stock, in an aggregate amount not to exceed the lower of (x) $10.0 million per calendar year and (y) $0.04 per share; provided that no Default or Event of Default shall have occurred and be continuing after giving effect to such Restricted Payment;

          (j)    notwithstanding anything to the contrary contained herein, repurchases of Capital Stock deemed to occur upon the exercise of stock options, to the extent such repurchases represent a portion of the exercise price thereof or withholding of applicable taxes thereon and the purchase price, or applicable withholding taxes, for such repurchases is paid solely in Qualified Capital Stock; and

          (k)  additional Restricted Payments in an aggregate amount not to exceed $25.0 million.

        If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the first paragraph of this covenant.

        Prior to the first time the notes are rated Investment Grade, the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant (except to the extent such Investments were repaid to the Company or a Restricted Subsidiary in cash). All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation, as conclusively determined by the Board of Directors. Such designation will only be permitted if any such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. In the case of any designation by the Company of a Person as an Unrestricted Subsidiary on the first day that such Person is a Subsidiary of the Company in accordance with the provisions of the Indenture, such designation shall be deemed to have occurred for all purposes of the Indenture simultaneously with, and automatically upon, such Person becoming a Subsidiary.

  Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock

        The Company will not

  •
  and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness (including Acquired Debt);

  •
  and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Stock (including Acquired Disqualified Stock); and

  •
  permit any of its Restricted Subsidiaries that are not Subsidiary Guarantors to issue any shares of Preferred Stock (including Acquired Preferred Stock);

provided, however, that the Company and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) and the Company and the Subsidiary Guarantors may issue shares of Disqualified Stock (including Acquired Disqualified Stock) if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which financial statements have been filed with the SEC pursuant to the covenant described below under "—Reports" immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period, with any letters of credit and bankers' acceptances being deemed to have an aggregate principal amount of Indebtedness equal to the maximum amount available thereunder.

        The immediately preceding paragraph will not apply to:

            (i)  (I) the incurrence by the Company or any Subsidiary Guarantor of Indebtedness pursuant to the Credit Facility in an aggregate principal amount at any time outstanding not to exceed the lesser of (x) $800 million and (y) the aggregate amount of the Credit Facility as specified in the

  Assumption Documentation, less the aggregate principal amount of all mandatory repayments applied to (a) repay loans (other than revolving credit loans) outstanding thereunder or (b) permanently reduce the revolving credit commitments thereunder (and the corresponding guarantees of the Subsidiary Guarantors thereunder) and (II) the incurrence by any Foreign Subsidiary of Indebtedness pursuant to the Credit Facility in an aggregate principal amount not to exceed the aggregate principal amount of Indebtedness incurred by Foreign Subsidiaries under the Credit Facility on the Assumption Date; provided, however, that if the Company or a Subsidiary Guarantor transfers any material assets to a Foreign Subsidiary that is a borrower under the Credit Facility, then, at the time of such transfer, there shall be deemed to be an incurrence of Indebtedness that is not permitted by this clause (i)(II) in the amount of Indebtedness that is outstanding under this clause (i)(II) at the time of such transfer;

          (ii)  the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the notes (not including any Additional Notes) and Subsidiary Guarantees thereof, including any exchange notes issued for the notes issued on the Issue Date;

          (iii)  the Existing Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness of the type described in clause (i), (ii), (v), (ix) or (x) of this covenant);

          (iv)  the incurrence by the Company or any of its Restricted Subsidiaries of any Permitted Refinancing in exchange for, or the Net Proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted to be incurred under (A) the Fixed Charge Coverage Ratio test set forth above or (B) clauses (ii) and (iii) above, clause (xi) below or this clause (iv);

          (v)  the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (i) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, then (other than intercompany notes that constitute Collateral) such Indebtedness is expressly subordinated by its terms to the prior payment in full in cash of all Obligations with respect to the notes or the Subsidiary Guarantee, as the case may be, and (ii)(A) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute a simultaneous incurrence of such Indebtedness that is not permitted by this clause (v) by the Company or such Restricted Subsidiary, as the case may be;

          (vi)  the incurrence by the Company or any Restricted Subsidiary of Hedging Obligations that are incurred for the purpose of (A) fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding which is designed solely to protect the Company or any Restricted Subsidiary against fluctuations in foreign currency exchange rates; provided that such Hedging Obligation does not increase the principal amount of any such Indebtedness other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnitees and compensation payable thereunder or (B) managing fluctuations in the price or cost of energy, raw materials, manufactured products or related commodities; provided that such obligations are entered into for valid business purposes other than speculative purposes (as determined by the Company's or such Restricted Subsidiary's principal financial officer in the exercise of his or her good faith business judgment);

        (vii)  the issuance by any of the Company's Restricted Subsidiaries of shares of Preferred Stock to the Company or a Wholly Owned Restricted Subsidiary; provided that (A) any subsequent issuance or transfer of Capital Stock that results in such Preferred Stock being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary or (B) the transfer or other disposition by the Company or a Wholly Owned Restricted Subsidiary of any such shares to a Person other than the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an issuance of such Preferred Stock by such Subsidiary on such date that is not permitted by this clause (vii);

        (viii)  the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by worker's compensation claims and other statutory or regulatory obligations, self-insurance obligations, tender, bid, performance, government contract, surety or appeal bonds, standby letters of credit and warranty and contractual service obligations of like nature, trade letters of credit or documentary letters of credit, in each case to the extent incurred in the ordinary course of business of the Company or such Restricted Subsidiary;

          (ix)  the incurrence of Indebtedness by Foreign Subsidiaries (not including Indebtedness incurred pursuant to clause (i)(II) above) in the aggregate principal amount (or accreted value, as applicable) at any time outstanding and incurred in reliance upon this clause (ix), does not exceed $25 million;

          (x)  the Guarantee by the Company or any Subsidiary Guarantor of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

          (xi)  Acquired Debt or Acquired Disqualified Stock; provided that such Indebtedness or Disqualified Stock was not incurred in connection with or in contemplation of such Person becoming a Restricted Subsidiary; and provided further that immediately after giving effect to such incurrence, the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which financial statements have been filed with the SEC pursuant to the covenant described below under "—Reports" immediately preceding the date of such incurrence would have been at least 2 to 1, determined on a pro forma basis (including giving pro forma effect to the applicable transaction related thereto);

        (xii)  Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

        (xiii)  the incurrence by the Company and the Subsidiary Guarantors of Purchase Money Obligations and Capital Lease Obligations in an aggregate principal amount not to exceed $50 million at any one time outstanding;

        (xiv)  Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligation, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary;

        (xv)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within three business days of incurrence; and

        (xvi)  the incurrence by the Company or any Subsidiary Guarantor of Indebtedness or the issuance of Disqualified Stock, the aggregate principal amount (or accreted value, as applicable) or liquidation preference of which, together with all other Indebtedness and Disqualified Stock at the time outstanding and incurred in reliance on this clause (xvi), does not exceed $50 million.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xvi) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify on the date of incurrence (and from time to time reclassify in whole or in part) such item of Indebtedness or Preferred Stock in any matter that complies with this covenant and such Indebtedness or Preferred Stock will be treated as having been incurred pursuant to the clauses or the first paragraph hereof, as the case may be, designated by the Company (provided that all Indebtedness under the Credit Facility shall at all times be deemed to have been incurred pursuant to clause (i) of this covenant). The amount of Indebtedness issued at a price which is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

  Limitation on Liens

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, except Permitted Liens, on any asset now owned or hereafter acquired, or any income or profits therefrom, unless all payments due under the Indenture and the notes are secured on an equal and ratable basis with the obligations so secured (or, if such obligations are subordinated by their terms to the notes or the Subsidiary Guarantees, prior to the obligations so secured) until such time as such obligations are no longer secured by a Lien.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of any Restricted Subsidiary to:

            (i)  (a)    pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries:

              (1)  on its Capital Stock, or

              (2)  with respect to any other interest or participation in, or measured by, its profits, or

              (b)    pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

          (ii)  make loans or advances to the Company or any of its Restricted Subsidiaries; or

          (iii)  transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except for such restrictions existing under or by reason of:

            (a)  existing agreements as in effect on the Issue Date, including any amendment, modification or supplement thereof provided that such amendment, modification or supplement is materially no more restrictive than such existing agreement as in effect on the Issue Date;

            (b)  Indebtedness permitted by the Indenture to be incurred containing restrictions on the ability of Restricted Subsidiaries to consummate transactions of the types described in clause (i), (ii) or (iii) above not materially more restrictive than those contained in the Indenture and the Security Documents;

            (c)  the Indenture and the Security Documents;

            (d)  applicable law;

            (e)  existing restrictions with respect to a Person acquired by the Company or any of its Restricted Subsidiaries (except to the extent such restrictions were put in place in connection with or in contemplation of such acquisition), which restrictions are not applicable to any

    Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

            (f)    customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business;

            (g)  construction loans and purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so constructed or acquired;

            (h)  in the case of clause (iii) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

            (i)    a Permitted Refinancing; provided that the restrictions contained in the agreements governing such Permitted Refinancing are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

            (j)    any restriction with respect to shares of Capital Stock of a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of such shares of Capital Stock or any restriction with respect to the assets of a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of such assets or all or substantially all the Capital Stock of such Restricted Subsidiary pending the closing of such sale or disposition; and

            (k)  the Credit Facility and related documentation as the same is in effect on the Assumption Date and as amended, modified, extended, renewed, refunded, refinanced, restated or replaced from time to time; provided that the Credit Facility and related documentation as so amended, modified, extended, reviewed, refunded, refinanced, restated or replaced is not materially more restrictive, taken as a whole, as to the matters enumerated above than the Credit Facility and related documentation as in effect on the Assumption Date.

        For purposes of determining compliance with this covenant, in the event that a restriction meets the criteria of more than one of the categories of permitted restrictions described in clauses (a) through (k) above, the Company shall, in its sole discretion, classify such restriction in any matter that complies with this covenant and such restriction will be treated as existing pursuant to the clauses designated by the Company.

  Limitation on Sale and Lease-Back Transactions

        The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Lease-Back Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale and Lease-Back Transaction if:

          (a)  the Company or such Restricted Subsidiary, as the case may be, could have:

              (i)  incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Lease-Back Transaction pursuant to the covenant described under the caption "Certain Covenants—Limitations on Incurrence of Additional Indebtedness and Issuance of Preferred Stock", and

            (ii)  incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption "Certain Covenants—Limitations on Liens" without securing the notes; and

          (b)  the gross cash proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the property that is the subject of such Sale and Lease-Back Transaction.

  Line of Business

        The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

  Transactions with Affiliates

        The Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $25 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; provided that:

            (i)  transactions or payments pursuant to any employment arrangements or employee, officer or director benefit plans or arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

          (ii)  transactions between or among the Company and/or its Restricted Subsidiaries;

          (iii)  customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

          (iv)  transactions pursuant to any contract or agreement in effect on the Issue Date, as the same may be amended, modified or replaced from time to time, so long as any such contract or agreement as so amended, modified or replaced is, taken as a whole, no less favorable to the Company and its Restricted Subsidiaries in any material respect than the contract or agreement as in effect on the Issue Date;

          (v)  any Restricted Payment of the type described in clause (1) or (2) of the first paragraph of the covenant described under "—Restricted Payments;" and

          (vi)  any transaction entered into on an arm's-length basis in the ordinary course of business between the Company or any of its Restricted Subsidiaries, on the one hand, and any Joint Venture, on the other hand; provided, that any such transaction (or series of related transactions) that involves $25 million or more in the aggregate shall be subject to prior approval by the disinterested members of the Board of Directors, in each case, shall be deemed not to be Affiliate Transactions and therefore (except as otherwise specified in such clauses) not subject to the requirements of clauses (i) and (ii) of the initial paragraph above.

  Creation of Subsidiaries; Guarantees by Restricted Subsidiaries

        The Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor, directly or indirectly, to Guarantee or secure the payment of any other Indebtedness of the Company or any of its Restricted Subsidiaries unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee of the payment of the notes by such Restricted Subsidiary; provided that this paragraph shall not be applicable to:

            (i)  any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

          (ii)  to the extent permitted under "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock," Guarantees of Indebtedness of a Restricted Subsidiary that is a Foreign Subsidiary by a Restricted Subsidiary that is a Foreign Subsidiary; or

          (iii)  any Guarantee arising under or in connection with performance bonds, indemnity bonds, surety bonds or letters of credit or bankers' acceptances.

        If the Guaranteed Indebtedness is subordinated in right of payment to the notes or any Subsidiary Guarantee, as applicable, pursuant to a written agreement to that effect, the Guarantee of such guaranteed Indebtedness must be subordinated in right of payment to the Subsidiary Guarantee to at least the extent that the Guaranteed Indebtedness is subordinated to the notes.

  Reports

        Whether or not the Company and the Subsidiary Guarantors are then subject to Section 13(a) or 15(d) of the Exchange Act, the Company and the Subsidiary Guarantors will electronically file with the SEC, so long as the notes are outstanding, the annual reports, quarterly reports and other periodic reports that the Company and the Subsidiary Guarantors would be required to file with the SEC pursuant to Section 13(a) or 15(d) if the Company and the Subsidiary Guarantors were so subject, and such documents will be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which the Company and the Subsidiary Guarantors would be required so to file such documents if the Company and the Subsidiary Guarantors were so subject, unless, in any case, such filings are not then permitted by the SEC.

        If such filings with the SEC are not then permitted by the SEC, or such filings are not generally available on the Internet free of charge, the Company and the Subsidiary Guarantors will, without charge to the holders, within 15 days of each Required Filing Date, transmit by mail to Holders, as their names and addresses appear in the note register, and file with the Trustee copies of the annual reports, quarterly reports and other periodic reports that the Company and the Subsidiary Guarantors would be required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company and the Subsidiary Guarantors were subject to such Section 13(a) or 15(d) and, promptly upon written request, supply copies of such documents to any prospective holder or beneficial owner at the Company's cost.

        In addition, the Company and the Subsidiary Guarantors will, for so long as any notes remain outstanding, furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

  Impairment of Security Interest

        Except as provided in the Security Documents, the Company will not, and will not permit any Restricted Subsidiary to, take, or knowingly or negligently omit to take, any action, which action or omission might or would have the result of materially impairing the security interest in favor of the Collateral Agent on behalf of the Trustee and the holders of the notes with respect to the Collateral, and the Company will not, and will not permit any Subsidiary Guarantor to, grant to any Person (other than the Collateral Agent for its benefit and the ratable benefit of the Trustee and the holders of the notes) any interest whatsoever in the Collateral (other than as permitted by the Security Documents).

Applicability of Certain Covenants if Notes Rated Investment Grade

        Notwithstanding the foregoing, from and after the first date when the notes are rated Investment Grade, (i) the Company's obligations to comply with the provisions of the Indenture described above under the captions "Repurchase at Option of Holders—Asset Sales" and "Certain Covenants—Restricted Payments," "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock," "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries," "—Limitation on Sale and Lease-Back Transactions," "—Lines of Business" and "—Transactions with Affiliates," and clause (3) of "Consolidation, Merger and Sale of Assets" will terminate and cease to have any further effect and (ii) the following paragraph entitled "Restriction on Sale and Leaseback Transactions" shall apply.

        In addition to the foregoing, from and after the first date when the notes are rated Investment Grade, the Company shall be subject to the following "Restriction on Sale and Lease-Back Transactions" covenant:

        The Company will not, nor will it permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction (except a lease for a temporary period not exceeding three years) after the Issue Date covering any Principal Property, which was or is owned or leased by the Company or a Restricted Subsidiary and which has been or is to be sold or transferred more than 120 days after the acquisition or completion of construction and commencement of full operation thereof, unless (a) the Attributable Debt in respect thereto and all other Sale and Lease-Back Transactions entered into after the date of the Indenture (other than those the proceeds of which are applied to reduce Indebtedness under (b) below), plus the aggregate amount of then outstanding secured Indebtedness not otherwise permitted or excepted without equally and ratably securing the notes, does not exceed 15% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries or (b) an amount equal to the fair value of the Principal Property leased is applied within 120 days to the voluntary retirement of the note or other Indebtedness maturing more than one year thereafter.

Consolidation, Merger and Sale of Assets

        The Company may not consolidate with or merge with or into, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its assets in one or more related transactions to, any Person, or permit any Person to merge with or into it unless each of the following conditions is satisfied:

          (1)  immediately after giving effect to such transaction and any related incurrence of Indebtedness or issuance of Disqualified Stock, no Default or Event of Default shall have occurred and be continuing;

          (2)  either (i) the Company shall be the continuing Person, or (ii) the entity formed by such consolidation or into which the Company is merged, or the Person to which such properties and assets will have been conveyed, transferred or leased, assumes the Company's obligation as to the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on the notes and the performance and observance of every covenant to be performed by the Company under the Indenture, the notes and the Security Documents; any such entity will be organized under the laws of the United States, one of the States thereof or the District of Columbia;

          (3)  the Company or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, except with respect to a consolidation or merger of the

  Company with or into a Person that has no outstanding Indebtedness, will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio of at least 2 to 1; and

          (4)  the Company has delivered to the Trustee an Officers' Certificate and opinion of counsel stating that the transaction complies with these conditions.

        The foregoing shall not prohibit the merger or consolidation of a Wholly Owned Restricted Subsidiary with the Company; provided that, in connection with any such merger or consolidation, no consideration, other than Qualified Capital Stock in the surviving Person or the Company, shall be issued or distributed to the holders of Capital Stock of the Company.

        No Subsidiary Guarantor will be permitted to:

  •
  consolidate with or merge with or into any Person; or

  •
  sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person; or

  •
  permit any Person to merge with or into the Subsidiary Guarantor unless:

          (A)  the other Person is the Company or any Wholly Owned Restricted Subsidiary that is a Subsidiary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction; or

          (B)  (1) either (x) the Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor under its Subsidiary Guarantee; and

          (2)  immediately after giving effect to the transaction, no Default has occurred and is continuing;

        or

          (C)  the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by the Indenture.

        The sale, assignment, transfer, conveyance or other disposition by the Company of all or substantially all its property or assets taken as a whole to one or more of the Company's Subsidiaries shall not relieve the Company from its obligations under the Indenture and the notes. In addition, the Company will not lease all or substantially all its assets in one or more related transactions to another Person.

Events of Default

        Each of the following constitutes an "Event of Default" with respect to the notes:

          (1)  default for 30 days in the payment when due of interest on the notes;

          (2)  default in payment when due of the principal of or premium, if any, on the notes issued thereunder, at maturity or otherwise;

          (3)  failure by the Company to comply with the provisions described under the captions "Repurchase at Option of Holders—Change of Control," "—Asset Sales" or "Consolidation, Merger and Sale of Assets";

          (4)  failure by the Company for 90 days after receipt of notice by the Trustee or holders of at least 25% in principal amount of the then outstanding notes issued thereunder to comply with any of the other agreements in the Indenture, the notes or the Security Documents;

          (5)  any default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or any Indebtedness for money borrowed Guaranteed by the Company or any of its Significant Subsidiaries if the Company or a Significant Subsidiary does not perform its payment obligations under such Guarantee within any grace period provided for in the documentation governing such Guarantee), whether such Indebtedness or Guarantee exists on the Issue Date or is thereafter created, which default (a) constitutes a Payment Default or (b) results in the acceleration of such Indebtedness prior to its Stated Maturity, and in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or that has been so accelerated, aggregates $35 million or more;

          (6)  failure by the Company or any of its Significant Subsidiaries to pay a final judgment or final judgments aggregating in excess of $35 million, which judgment or judgments are not paid, discharged or stayed, for a period of 60 days;

          (7)  certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; and

          (8)  any Subsidiary Guarantee or any Security Document (or any security interest created thereby) shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or the Company or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under any Subsidiary Guarantee or any Security Document.

        If an Event of Default (other than an Event of Default specified in clause (7) above that occurs with respect to the Company or any Subsidiary Guarantor) occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the holders), may, and the Trustee at the request of such holders shall, declare the principal of and premium, if any, and accrued interest, if any, on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal, premium, if any, and accrued interest, if any, shall be immediately due and payable. If an Event of Default specified in clause (7) above occurs with respect to the Company or any Subsidiary Guarantor, the principal of and premium, if any, and accrued interest, if any, on the notes then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

        The holders of at least a majority in principal amount of the outstanding notes, by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

            (i)  all existing Events of Default, other than the nonpayment of the principal of and premium, if any, and interest, if any, on such notes that have become due solely by such declaration of acceleration, have been cured or waived; and

          (ii)  the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

For information as to the waiver of defaults, see "Modification and Waiver."

        The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the

Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of the notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of the notes. A holder may not pursue any remedy with respect to the Indenture or the notes unless:

          (1)  the holder gives the Trustee written notice of a continuing Event of Default;

          (2)  the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy;

          (3)  such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

          (4)  the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

          (5)  during such 60-day period, the holders of at least a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request.

        However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of or premium, if any, or interest, if any, on such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

        The Indenture will require an officer of the Company to certify, on or before a date not more than 120 days after the end of each fiscal year, that the officer has conducted or supervised a review of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that, to the best of such officer's knowledge, based upon such review, the Company has fulfilled all obligations thereunder or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee promptly of any default or defaults in the performance of any covenants or agreements under the Indenture.

Modification and Waiver

        The Indenture permits the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the notes, to execute supplemental Indentures adding any provisions to or changing or eliminating any provision of the Indenture or any Security Document or modifying the rights of such holders (it being understood that the provisions of the Security Documents which may by their terms be amended or waived without the consent of the noteholders do not require the consent of the noteholders contemplated hereby). However, no modification or amendment may, without the consent of each holder affected thereby,

          (1)  change the Stated Maturity of the principal of, or any installment of interest on, any note or alter the provisions with respect to redemption,

          (2)  reduce the principal amount of or premium, if any, or interest, if any, on any note,

          (3)  reduce any amount payable upon the occurrence of an Event of Default,

          (4)  after the obligation has arisen to make a Change of Control Offer or an Asset Sale Offer, amend, change or modify in any material respect the obligation of the Company to make and complete such Change of Control Offer or make and complete such Asset Sale Offer,

          (5)  change the place or currency of payment of principal of or premium, if any, or interest, if any, on any note,

          (6)  impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note,

          (7)  reduce the above-stated percentage of outstanding notes the consent of whose holders is necessary to modify or amend the Indenture,

          (8)  waive a default in the payment of principal of or premium, if any, or interest, if any, on the notes (except as set forth under the caption "Events of Default"),

          (9)  reduce the percentage or aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults,

          (10) modify or change any provision of the Indenture affecting the ranking of the notes or the Subsidiary Guarantees in a manner adverse to the holders of the notes, or

          (11) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture other than in accordance with the provisions of the Indenture, or amend or modify any provision relating to such release.

        Modification and amendment of the Indenture or any Security Document may be made by the Company and the Trustee without the consent of any holder (including entering into the Security Documents on the Assumption Date), for any of the following purposes:

            (i)  to cure any ambiguity, omission, defect or inconsistency in the Indenture or any Security Document;

          (ii)  to provide for the assumption by a successor of the Company of its obligations under the Indenture or any Security Document;

          (iii)  to provide for uncertificated notes, subject to certain conditions;

          (iv)  to secure the notes under the Indenture, to add Subsidiary Guarantees with respect to the notes, or to confirm and evidence the release, termination or discharge of any such security or Subsidiary Guarantee when such release, termination or discharge is permitted by the Indenture;

          (v)  to add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company;

          (vi)  to provide for or confirm the issuance of Additional Notes;

        (vii)  to make any other change that does not adversely affect the rights of any holder;

        (viii)  to comply with any requirement of the SEC in connection with qualification of the Indenture under the Trust Indenture Act or otherwise; or

          (ix)  to add or release Collateral as permitted under the terms of the Indenture or the Security Documents.

Defeasance and Discharge

        The Company may discharge their obligations under the notes and the Indenture by irrevocably depositing in trust with the Trustee money or U.S. Government Obligations sufficient to pay principal of interest on the notes to maturity or redemption within one year, subject to meeting certain other conditions.

        The Indenture provides that the Company may elect either (i) to defease and be discharged from any and all obligations with respect to all or a portion of the notes of any series (except for, among other matters, the obligations to register the transfer of or exchange notes, replace temporary or mutilated, destroyed, lost or stolen notes of such series, maintain an office or agency in respect of such notes and hold moneys for payment in trust) ("legal defeasance"); or (ii) to be released from their obligations with respect to the covenants described under the captions "The Guarantees," "Repurchase at Option of Holders—Asset Sales," "Certain Covenants—Restricted Payments," "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock," "—Limitation on Liens," "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries," "—Limitation on Sale and Lease-Back Transactions," "—Line of Business," "—Transactions with Affiliates," "—Guarantees by Restricted Subsidiaries," "—Reports," "Applicability of Covenants if Notes are Rated Investment Grade—Restriction on Sale and Lease-Back Transactions" and under clauses (1) and (3) of "—Consolidation, Merger and Sale of Assets" (and the events listed in clauses (5), (6) and (8) under "—Events of Default" will no longer constitute Events of Default), and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to such notes ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the Trustee (or other qualifying trustee), in trust, of (i) an amount in cash; (ii) U.S. Government Obligations that, through the payment of principal and interest in accordance with their terms, will provide money in an amount; or (iii) a combination thereof in an amount, sufficient to pay the principal of (and premium, if any, on) and interest, if any, to Stated Maturity (or redemption) on such notes, on the scheduled due dates therefor.

        Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel to the effect that the holders of such notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. The defeasance would in each case be effective when 91 days have passed since the date of the deposit in trust.

        In the case of either discharge or defeasance, the Subsidiary Guarantees, if any, will terminate.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any rights or powers under the Indenture at the request of any holder of notes, unless such holder shall have offered to the applicable Trustee security and indemnity satisfactory to it against any loss, liability or expense.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator, member of the Board of Directors or holder of Capital Stock of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company and the Subsidiary Guarantors under the notes, the Subsidiary Guarantees, the Indenture or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Payment, Transfer and Exchange

        The Company will be required to maintain an office or agency at which the principal of and premium, if any, and interest, if any, on the notes will be payable. The Company will initially designate the office of the agent of the Trustee in New York City as an office where such principal, premium and interest will be payable. The Company may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and rescind the designation of any office or agency.

        All moneys paid by the Company to the Trustee or a Paying Agent for the payment of principal of (or premium, if any, on) or interest, if any, on any notes that remain unclaimed for two years after such principal, premium or interest becomes due and payable will be repaid to the Company, and the holder of such notes will (subject to applicable abandoned property or similar laws) thereafter, as an unsecured general creditor, look only to the Company.

        Subject to the terms of the Indenture, notes may be presented for registration of transfer and for exchange (i) at each office or agency required to be maintained by the Company, as described above, and (ii) at each other office or agency that the Company may designate from time to time for such purposes. Registration of transfers and exchanges will be effected if the transfer agent is satisfied with the evidence of ownership and identity of the Person making the request and if the transfer form thereon is duly executed and the transfer agent is otherwise satisfied that the transfer is being made in accordance with the Indenture and applicable law. See "—Book-Entry, Delivery and Form" and "Transfer Restrictions" for a description of additional transfer restrictions applicable to the notes.

        No service charge will be made for any registration of transfer or exchange of notes, but the Company may require payment of any tax or other governmental charge payable in connection therewith.

Governing Law

        The Indenture, including any Subsidiary Guarantees, and the notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Acquired Disqualified Stock" means, with respect to any specified Person, Disqualified Stock of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Disqualified Stock incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person.

        "Acquired Preferred Stock" means, with respect to any specified Person, Preferred Stock of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Preferred Stock incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person.

        "Additional Assets" means (a) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company, (b) any controlling interest or joint venture interest in another business or (c) any other asset (other than securities, cash, Cash Equivalents, or other current assets) to be owned by the Company or any Restricted Subsidiary.

        "Affiliate" of any specified Person means any other Person directly or indirectly, through one or more intermediaries, controlling or controlled by or under direct or indirect common control with such specified Person. For the purpose of this definition, "control" when used with respect to any specified Person means the possession, direct or indirect, of the power to manage or direct or cause the direction of the management and policies of such Person directly or indirectly, whether through the ownership of voting stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Applicable Pari Passu Indebtedness" in respect of any asset that is the subject of an Asset Sale means (i) at a time when such asset is included in the Collateral (x) Indebtedness under Bank Obligations that is secured at such time by Collateral or (y) Pari Passu Indebtedness of the Company or the Restricted Subsidiaries that have a Stated Maturity prior to the Stated Maturity of the notes and (ii) at a time when such asset is not included in the Collateral, any Indebtedness (a) under the Credit Facility and (b) any other Indebtedness (other than Subordinated Debt) of the Company or a Restricted Subsidiary that has a Stated Maturity prior to the Stated Maturity of the notes.

        "Asset Sale" means (i) the sale, lease, conveyance or other disposition (other than the creation of a Lien) of any assets (other than the disposition of inventory or equipment in the ordinary course of business consistent with industry practices or the disposition of Cash Equivalents) (provided that the sale, conveyance or other disposition of all or substantially all the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "Consolidation, Merger and Sale of Assets" and not by the provisions of the Asset Sale covenant), (ii) the sale by the Company or any of its Restricted Subsidiaries of Capital Stock of any of the Company's Restricted Subsidiaries, Unrestricted Subsidiaries or Joint Ventures and (iii) the issuance by any of the Company's Restricted Subsidiaries of Capital Stock of such Restricted Subsidiary, in the case of each of the foregoing clauses (i), (ii) or (iii), whether in a single transaction or a series of related transactions (A) that have a fair market value in excess of $10 million or (B) for Net Proceeds in excess of $10 million. Notwithstanding the foregoing: (a) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (b) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (c) Sale and Lease-Back Transactions; and (d) Restricted Payments permitted by the covenant described under "Certain Covenants—Restricted Payments" and Permitted Investments will not be deemed to be an Asset Sale.

        "Assumption Date" means July 25, 2002.

        "Astaris Support Agreement" means the guaranty agreement, dated September 14, 2000, made by the Company in favor of Astaris LLC, a limited liability company organized and existing under the laws of Delaware ("Astaris") and in favor of the lenders under the five-year credit agreement dated September 14, 2000 under which Astaris is the borrower and Bank of America, N.A. is the administrative agent, as such agreement may be modified, amended, restated or replaced; provided that the terms of any such modification, amendment, restatement or replacement do not materially increase the Company's or any Restricted Subsidiary's obligations thereunder and such terms (including as to tenor) are not more onerous from a financial perspective, taken as a whole, to the Company and the Restricted Subsidiaries.

        "Attributable Debt" means, with respect to any Sale and Lease-Back Transaction, the amount determined by multiplying the greater, at the time such arrangement is entered into, of (1) the fair value of the real property subject to such arrangement (as determined by the Company) or (2) the net proceeds of the sale of such real property to the lender or investor, by a fraction of which the numerator is the unexpired initial term of the lease of such real property as of the date of determination and of which the denominator is the full initial term of such lease. Sale and Lease-Back Transactions with respect to facilities financed with Industrial Development Bonds (whether or not tax exempt) are excepted from the calculation made pursuant to this definition.

        "Bank Obligations" means the Obligations of the Company and the Restricted Subsidiaries under the Credit Facility, the Co-Generation Facility, the Astaris Support Agreement, the Designated Letters of Credit and Hedging Obligations in respect of such Designated Letters of Credit.

        "Board of Directors" means the board of directors of the Company or any duly authorized committee thereof.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (v) all warrants, options or other rights to acquire any item listed in (i) through (iv) of this definition.

        "Cash Equivalents" means (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (c) demand deposits, time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $250 million, (d) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, (e) commercial paper rated at least P-1 or Al-1 by Moody's or S&P, respectively, (f) investments in any U.S. dollar-denominated money market fund as defined by Rule 2a-7 of the General Rules and Regulations promulgated under the Investment Company Act of 1940 and (g) in the case of a Foreign Subsidiary, substantially similar investments denominated in foreign currencies (including similarly capitalized foreign banks).

        "Co-Generation Facility" means the co-generation lease facility for the Company's co-generation facility in Pensacola, Florida, as such lease facility may be amended, restated, modified or replaced.

        "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus in each case, without duplication:

            (i)  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period to the extent that such provision for taxes was included in computing such Consolidated Net Income;

          (ii)  the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income;

          (iii)  depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income; and

          (iv)  any non-cash charges reducing Consolidated Net Income for such period (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period); minus

          (v)  any non-cash items increasing Consolidated Net Income for such period (without duplication, excluding any reversal of a reserve for cash expenses, if the establishment of such reserve had previously decreased Consolidated Net Income).

in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

            (i)  the Net Income of any Person that is not a Restricted Subsidiary shall be included only to the extent of the lesser of (x) the amount of dividends or distributions paid in cash (but not by means of a loan) to the referent Person or a Restricted Subsidiary thereof or (y) the referent Person's (or, subject to clause (ii), a Restricted Subsidiary of the referent Person's) proportionate share of the Net Income of such other Person;

          (ii)  the Net Income (but not loss) of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders; and

          (iii)  the cumulative effect of a change in accounting principles shall be excluded.

        "Consolidated Net Tangible Assets" means, as of any date, the aggregate amount of assets (less applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries after deducting therefrom (a) all current liabilities of the Company and its Restricted Subsidiaries as of such date (excluding any such current liabilities that are, by their terms, extendible or renewable at the option of the Company or the applicable Restricted Subsidiary to a date more than 12 months after such date) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its Restricted Subsidiaries and computed in accordance with GAAP.

        "Continuing Director" means, as of the date of determination, any Person who:

            (i)  was a member of the Board of Directors on the Issue Date; or

          (ii)  was nominated for election or elected to the Board of Directors with the affirmative vote of at least a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

        "Credit Facility" means, prior to the Assumption Date, the Existing Credit Facility, and thereafter, one or more credit agreements to be dated as of the Assumption Date by and among the Company, the Subsidiary Guarantors and the other parties thereto, including any related notes, instruments and agreements executed in connection therewith, as amended, restated, modified, extended, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, whether or not with the same lenders or agent.

        "Default" means any event that is, or with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

        "Designated Letters of Credit" means letters of credit for the account of the Company, which may have been issued, or may in the future be issued, by the lenders that are party to the Credit Facility (but which letters of credit are not issued pursuant to the Credit Facility), and which are or will be identified in the Collateral Documents.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the date on which the notes mature shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Repurchase at Option of Holder—Asset Sales" and "—Change of Control" covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such notes as are required pursuant to such covenants. The "liquidation preference" of any Disqualified Stock shall be the amount payable thereon upon liquidation prior to any payment to holders of common stock or, if none, the amount payable by the issuer thereof upon maturity or mandatory redemption.

        "Existing Credit Facility" means the $800,000,000 Amended and Restated Five Year Credit Agreement, dated as of November 23, 1999 (as the same may have been or will be amended, restated or otherwise modified, the "Credit Agreement"), among the Company, as borrower, the lenders from time to time party thereto, Bank of America N.A., as Syndication Agent and Citibank, N.A., as Administrative Agent,

        "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries in existence, and considered Indebtedness of the Company or any of its Restricted Subsidiaries, on the Issue Date, until such amounts are repaid, including all reimbursement obligations with respect to letters of credit outstanding as of the date of the Indenture.

        "Existing Notes Indenture" means the indenture dated as of October 1, 1997 between the Company and The Chase Manhattan Bank.

        "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries or any other applicable Person incurs, assumes or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption or redemption of Indebtedness or such issuance or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of making the computation referred to above:

            (i)  acquisitions that have been made by the Company or any of its Restricted Subsidiaries or any other applicable Person, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period;

          (ii)  the Consolidated Cash Flow and Fixed Charges attributable to operations or businesses disposed of prior to the Calculation Date, shall be excluded, but, in the case of such Fixed Charges, only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date; and

          (iii)  if since the beginning of the four-quarter reference period any Person was designated as an Unrestricted Subsidiary or redesignated as or otherwise became a Restricted Subsidiary, such event shall be deemed to have occurred on the first day of the four-quarter reference period.

        "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

            (i)  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, determined in accordance with GAAP;

          (ii)  all commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, determined in accordance with GAAP, and net payments or receipts (if any) pursuant to Hedging Obligations of the types described in clauses (i) through (iii) of the definition thereof to the extent such Hedging Obligations relate to Indebtedness that is not itself a Hedging Obligation;

          (iii)  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

          (iv)  any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon);

          (v)  amortization or write-off of debt discount in connection with any Indebtedness of the Company and its Restricted Subsidiaries, on a consolidated basis in accordance with GAAP other than amortization of deferred financing costs incurred on or prior to the Issue Date; and

          (vi)  the product of (a) all dividend payments (other than any payments to the referent Person or any of its Restricted Subsidiaries and any dividends payable in the form of Qualified Capital Stock) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries, times (b) (x) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP or (y) if the dividends are deductible by such Person for income tax purposes, one.

        "Foreign Subsidiary" means any Restricted Subsidiary that is not organized under the laws of the United States, any State thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect on the Issue Date.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or Disqualified Stock of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or Disqualified Stock of such other Person (including those arising by virtue of partnership arrangements) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or Disqualified Stock of the payment thereof or to protect such obligee against loss in respect thereof in whole or in part (including by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to maintain financial statement conditions or otherwise); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) forward foreign exchange contracts or currency swap agreements, (iii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency values and (iv) commodity price protection agreements or commodity price hedging agreements designed to manage fluctuations in prices or costs in energy, raw materials, manufactured products or related commodities.

        "incur" means, with respect to any Indebtedness, to incur, create, issue, assume or Guarantee such Indebtedness. If any Person becomes a Restricted Subsidiary on any date after the Issue Date (including by redesignation of an Unrestricted Subsidiary), the Indebtedness and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of the covenant described under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" but will not be considered the sale or issuance of Capital Stock for purposes of the covenant described under "Repurchase at Option of Holders—Asset Sales." The accretion of original issue discount or payment of interest in kind will not be considered an incurrence of Indebtedness.

        "Indebtedness" means, with respect to any Person,

  •
  any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments;

  •
  letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances;

  •
  Capital Lease Obligations and Attributable Debt in respect of Sale and Lease-Back Transactions;

  •
  the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; and

  •
  net Hedging Obligations,

if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP, as well as

  •
  all indebtedness of others secured by a Lien on any asset of such Person whether or not such indebtedness is assumed by such Person; provided that, for purposes of determining the amount of any Indebtedness of the type described in this clause, if recourse with respect to such Indebtedness is limited to such asset, the amount of such Indebtedness shall be limited to the lesser of the fair market value of such asset or the amount of such Indebtedness; and

  •
  to the extent not otherwise included, the Guarantee by such Person of any indebtedness of the types described above of any other Person.

The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        "Industrial Development Bonds" means obligations issued or guaranteed by, or supported by the full faith and credit of, a State, a Commonwealth, a Territory, or a possession of the United States of America, or any political subdivision or governmental authority of any of the foregoing, or the District of Columbia.

        "Investment Grade" means a rating of BBB- or higher by S&P and Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's.

        "Investments" means, with respect to any Person, all investments by such Person in another Person (including an Affiliate of such Person) in the form of direct or indirect loans, advances or extensions of credit to such other Person (including any Guarantee by such Person of the Indebtedness or Disqualified Stock of such other Person) or capital contributions or purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities of such other Person, together with all items that are or would be classified as investments of such investing Person on a balance sheet prepared in accordance with GAAP; provided that:

          (w)  investments made in connection with a bankruptcy proceeding in substitution of the Company's interest as a creditor in such proceeding;

          (x)  trade credit and accounts receivable in the ordinary course of business;

          (y)  commissions, loans, advances, fees and compensation paid in the ordinary course of business to officers, directors and employees; and

          (z)  reimbursement obligations in respect of letters of credit and tender, bid, performance, government contract, surety and appeal bonds,

in each case solely with respect to obligations of the Company or any of its Restricted Subsidiaries shall not be considered Investments.

        "Issue Date" means July 9, 2002, the date on which the outstanding notes were initially issued under the Indenture.

        "Joint Venture" means any joint venture between the Company or any Restricted Subsidiary and any other Person, whether or not such joint venture is a Subsidiary of the Company or any Restricted Subsidiary.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, and any lease in the nature thereof) or the assignment or conveyance of any right to receive income therefrom.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined, in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however,

            (i)  any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with

            (a)  any Asset Sale or any disposition pursuant to a Sale and Lease-Back Transaction or

            (b)  the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (ii)  any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

        "Net Proceeds" means the aggregate cash proceeds (excluding any proceeds deemed to be "cash" pursuant to the covenant described above under "Repurchase at Option of Holders—Asset Sales") received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct out-of-pocket costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions) and any relocation expenses incurred as a result thereof, (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the Credit Facility) secured by a Lien on any asset sold in such Asset Sale, or which must by the terms of such Lien or by applicable law be repaid out of the proceeds of such Asset Sale, (iv) all payments made with respect to liabilities directly associated with the assets which are the subject of the Asset Sale, including, without limitation, trade payables and other accrued liabilities and (v) any reserves for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and any reserve for future liabilities established in accordance with GAAP; provided that the reversal of any such reserve that reduced Net Proceeds when issued shall be deemed a receipt of Net Proceeds in the amount of such proceeds on such day.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness and in all cases whether direct or indirect, absolute or contingent, now outstanding or hereafter created, assumed or incurred and including, without limitation, interest accruing subsequent to the filing of a petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceedings at the rate provided in the relevant documentation, whether or not an allowed claim, and any obligation to redeem or defease any of the foregoing.

        "Officers" means any of the following: Chairman, President, Chief Executive Officer, Treasurer, Chief Financial Officer, Secretary, Controller or any Senior Vice President.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Pari Passu Indebtedness" means any Indebtedness of the Company or a Subsidiary Guarantor that is not subordinated to the notes or such Subsidiary Guarantor's Subsidiary Guarantee, as the case may be.

        "Payment Default" means, with respect to any Indebtedness, a failure to pay principal of such Indebtedness at its Stated Maturity after giving effect to any applicable grace period provided in the instrument(s) governing such Indebtedness.

        "Permitted Business" means the business of manufacturing, selling, and providing research and development services and support for, pharmaceuticals and chemical-based materials and any business reasonably related, incidental, complementary or ancillary thereto.

        "Permitted Investments" means:

          (a)  any Investment in the Company or in a Restricted Subsidiary of the Company that is engaged in a Permitted Business;

          (b)  any Investment in Cash Equivalents;

          (c)  any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment: (i) such Person becomes a Restricted Subsidiary of the Company engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company engaged in a Permitted Business;

          (d)  any non-cash consideration received as consideration in an Asset Sale that was made pursuant to and in compliance with the provisions described under the caption "Repurchase at Option of Holders—Asset Sales";

          (e)  any acquisition of assets or Capital Stock solely in exchange for, or out of the net cash proceeds of a substantially concurrent, issuance of Capital Stock (other than Disqualified Stock) of the Company;

          (f)    Hedging Obligations entered into in the ordinary course of business and otherwise permitted under the Indenture;

          (g)  any Investment received by the Company or any Restricted Subsidiary as consideration for the settlement of any litigation, arbitration or claim in bankruptcy or in partial or full satisfaction of accounts receivable owed by a financially troubled Person to the extent reasonably necessary in order to prevent or limit any loss by the Company or any of its Restricted Subsidiaries in connection with such accounts receivable;

          (h)  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (i)    loans and advances to directors, employees and officers of the Company and its Restricted Subsidiaries for bona fide business purposes or to purchase Capital Stock of the Company not in excess of $10 million at any one time outstanding;

          (j)    advances to customers of the Company and its Subsidiaries that are made in the ordinary course of business and are consistent with past practice in an aggregate amount not to exceed at any time outstanding $5 million; and

          (k)  Investments in an aggregate amount, taken together with all other Investments made in reliance on this clause (k), not to exceed at any time outstanding $25 million (after giving effect to any reductions in the aggregate amount of such Investments as a result of the disposition thereof, including through liquidation, repayment or other reduction, including by way of dividend or distribution, for cash, the aggregate amount of such reductions not to exceed the aggregate amount of such Investments outstanding and previously made pursuant to this clause (k)).

        "Permitted Liens" means:

          (1)  Liens in favor of the Company or any Subsidiary Guarantor;

          (2)  Liens securing the notes and the Subsidiary Guarantees;

          (3)  Liens on property of a Person existing at the time it becomes a Subsidiary or at the time it is merged into or consolidated with the Company or a Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets of the Company or its Restricted Subsidiaries other than those of the Person merged into or consolidated with the Company or that becomes a Restricted Subsidiary of the Company;

          (4)  Liens on property (together with general intangibles and proceeds related to such property) existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5)  Liens (including the interest of a lessor under a capital lease) on any asset (together with general intangibles and proceeds related to such property) existing at the time of acquisition thereof or incurred within 180 days following the time of acquisition or completion of construction thereof, whichever is later, to secure or provide for the payment of all or any part of the purchase price (or construction price) thereof (including obligations of the lessee under any such capital lease);

          (6)  Liens imposed by law, such as laborers', other employees', vendors', materialmen's, carriers', warehousemen's and mechanics' Liens on the property of the Company or any Restricted Subsidiary, including Liens arising out of letters of credit issued to secure the Company's obligations thereunder;

          (7)  easements, building restrictions, rights-of-ways, irregularities of title and such other encumbrances or charges not interfering in any material respect with the ordinary conduct of business of the Company or any of its Restricted Subsidiaries;

          (8)  Leases, subleases or licenses by the Company or any of its Restricted Subsidiaries as lessor, sublessor or licensor in the ordinary course of business and otherwise permitted by the Indenture;

          (9)  Liens securing reimbursement obligations with respect to commercial letters of credit obtained in the ordinary course of business which encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

          (10) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods;

          (11) Liens encumbering customary initial deposits and margin deposits, netting provisions and setoff rights, in each case securing Indebtedness under Hedging Obligations that are permitted to be incurred under clause (vi) of the covenant de scribed under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock";

          (12) Liens incurred in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or its Restricted Subsidiaries, including Liens securing letters of credit issued to secure the Company's obligations thereunder, or any tender, bid, performance, government contract, surety or appeal bonds or other obligations of a like nature for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

          (13) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business in accordance with industry practice;

          (14) Liens arising by reason of deposits necessary to qualify the Company or any Restricted Subsidiary to conduct business, maintain self insurance or comply with any law;

          (15) Liens upon any Principal Property to the extent such Liens are or would have been permitted by the provisions of the Existing Notes Indenture as such Existing Notes Indenture is in effect on the Issue Date without equally and ratably securing any other Indebtedness of the Company;

          (16) Liens securing or permitted by the Bank Obligations on any tangible or intangible asset or property of the Company or any Restricted Subsidiary other than Principal Property, whether such asset or property is real, personal or mixed, to the extent such Liens are or would have been permitted by the provisions of the Existing Notes Indenture as such Existing Notes Indenture is in effect on the Issue Date without equally and ratably securing any other Indebtedness of the Company; provided, that any such Lien on such asset or property shall also be granted for the benefit of the holders of the notes and the Subsidiary Guarantees and such Lien shall be inferior only to Liens securing the Bank Obligations and any intercreditor agreement or other agreement pertaining to relative rights in such Collateral shall not be any less favorable than the Intercreditor Agreement as in effect at such time or as last in effect; provided, further, that notwithstanding the immediately preceding proviso, the Credit Facility shall be allowed to be secured by Liens on assets or property of Foreign Subsidiaries that secure the Credit Facility on the Assumption Date without securing the notes and the Subsidiary Guarantees;

          (17) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings, prejudgment Liens that are being contested in good faith by appropriate proceedings and Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review; provided that in each case any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (18) Liens securing assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

          (19) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of (A) defeasing Indebtedness of the Company or any of its Restricted Subsidiaries having an aggregate principal amount at any one time outstanding of no more than $20 million (so long as such defeasance and related repayment of Indebtedness is in compliance with the covenant described under "Certain Covenants—Restricted Payments") or (B) defeasing Indebtedness ranking pari passu with the notes; provided that the notes are defeased concurrently with such Indebtedness;

          (20) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to any indenture, escrow agreement or similar agreement establishing a trust or escrow arrangement, and Liens pursuant to merger agreements, stock purchase agreements, asset sale agreements, option agreements and similar agreements in respect of the disposition of property or assets of the Company or any Restricted Subsidiary on the property to be disposed of, to the extent such dispositions are permitted hereunder;

          (21) Liens on assets (other than Principal Property) of the Company or any Restricted Subsidiary arising as a result of a Sale and Lease-Back Transaction with respect to such assets;

  provided that the proceeds from such Sale and Lease-Back Transaction are applied to the repayment of Indebtedness or acquisition of Additional Assets or the making of capital expenditures pursuant to the covenant described above under the caption "—Repurchase at Option of Holders—Asset Sales";

          (22) Liens existing on the Issue Date, other than Liens securing Indebtedness under the Bank Obligations;

          (23) the interest of a lessor or licensor under an operating lease or license under which the Company or any of its Restricted Subsidiaries is lessee, sublessee or licensee, including protective financing statement filings;

          (24) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any of the Liens described in clauses (1) through (23) of this definition; provided that such extension, renewal or replacement Lien shall be limited to the same property or assets that secured the Lien being so extended, renewed or replaced;

          (25) other Liens on assets of the Company or any Restricted Subsidiary of the Company securing Indebtedness or other obligations to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $10 million;

          (26) licenses or leases by the Company or any of its Restricted Subsidiaries as licensor or lessor in the ordinary course of business and otherwise permitted by the Indenture for patents, copyrights, trademarks, trade names and other intellectual property; and

          (27) netting provisions and setoff rights in favor of counterparties to agreements creating Hedging Obligations.

        "Permitted Refinancing" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used solely to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that:

              (i)  the principal amount (or liquidation preference in the case of Preferred Stock) of such Permitted Refinancing (or if such Permitted Refinancing is issued at a discount, the initial issuance price of such Permitted Refinancing) does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any premiums paid and reasonable expenses incurred in connection therewith);

            (ii)  such Permitted Refinancing has a Stated Maturity date later than the Stated Maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

            (iii)  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated by its terms in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing has a Stated Maturity date later than the Stated Maturity date of, and is subordinated by its terms in right of payment to, the notes on subordination terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

            (iv)  such Indebtedness is incurred by the Company or a Subsidiary Guarantor if the Company or a Subsidiary Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

            (v)  such Indebtedness is incurred by the Company or a Restricted Subsidiary if a Restricted Subsidiary that is not a Subsidiary Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        Notwithstanding the foregoing, the Company shall be allowed to modify, amend or replace its Obligations under the Astaris Support Agreement; provided that the terms of any such modification, amendment or replacement do not materially increase the Company's or any Restricted Subsidiary's obligations thereunder and such terms (including as to tenure) are not more onerous from a financial perspective, taken as a whole, to the Company and the Restricted Subsidiaries.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity of any kind.

        "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference stock of such Person which is outstanding or issued on or after the date of the Indenture.

        "Principal Property" means any building, structure or other facility used primarily for manufacturing and located in the United States (excluding its territories and possessions, but including Puerto Rico), the gross book value of which on the date as of which the determination is being made is an amount which exceeds 3% of Consolidated Net Tangible Assets, other than any such building, structure or other facility or any portion thereof (i) which is financed by Industrial Development Bonds or (ii) which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries taken as a whole.

        "Public Equity Offering" means any underwritten public offering of common stock of the Company generating gross proceeds to the Company of at least $50 million.

        "Purchase Money Obligations" means Indebtedness of the Company or a Subsidiary Guarantor incurred in the ordinary course of business for the purpose of financing all or any part of the purchase price, cost of installation, construction or improvement of an asset; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall not be secured by any asset other than the asset being financed, or in the case of real property or fixtures, the real property or fixtures to which such asset is attached and (3) such Indebtedness shall be incurred within 180 days after the acquisition of such asset by the Company or such Subsidiary Guarantor, or such installation, construction or improvement.

        "Qualified Capital Stock" shall mean all Capital Stock of a Person other than Disqualified Stock of such Person.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of the Company means (a) prior to the first time that the notes are rated Investment Grade, any Subsidiary of the Company that is not an Unrestricted Subsidiary and (b) from and after the first time that the notes are rated Investment Grade, any Subsidiary of the Company (whether or not the Company has previously designated such Subsidiary as an Unrestricted Subsidiary) (1) more than 50% of whose net sales and operating revenues during the preceding four calendar quarters were derived in, or more than 50% of whose operating properties are located in, the United States (excluding its territories and possessions, but including Puerto Rico) or (2) more than 50% of whose assets consist of securities of other Restricted Subsidiaries or (3) which owns a Principal Property, except that certain export sales, banking, insurance, finance, real estate, construction and unconsolidated Subsidiaries do not constitute Restricted Subsidiaries so long as they shall not own any Principal Property. Unless the context otherwise requires, each reference to a "Restricted Subsidiary" shall refer to a Subsidiary of the Company.

        "S&P" means Standard & Poor's Rating Group and its successors.

        "Sale and Lease-Back Transaction" means any arrangement with any Person (other than the Company or a Subsidiary), or to which any such Person is a party, providing for the leasing, pursuant to a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP, to the Company or a Restricted Subsidiary of any property or asset which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person (other than the Company or a Subsidiary) to which funds have been or are to be advanced by such Person.

        "Security Documents" mean, collectively:

          (1)  the Intercreditor Agreement; and

          (2)  all security agreements, mortgages, deeds of trust, pledges, collateral assignments and other agreements or instruments evidencing or creating any security in favor of any Trustee and any holders of the notes in any or all of the Collateral, in each case as amended from time to time in accordance with its terms and the terms of the Indenture.

        "Significant Subsidiary" means any Restricted Subsidiary of the Company that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the Issue Date.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness (or any later date established by any amendment to such original documentation) and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Debt" means Indebtedness that is by its terms subordinated to the notes and the Subsidiary Guarantees, as applicable.

        "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) or (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

        "Subsidiary Guarantor" means any Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, in each case, until the Subsidiary Guarantee of such Person is released in accordance with the provisions of the Indenture.

        "Treasury Securities" means obligations issued or guaranteed by the United States government or any agency thereof.

        "Unrestricted Subsidiary" means (i) each of Solutia Chemical Co., Ltd., Suzhou, Solutia Hellas EPE, Solutia Management Company, Inc., Solutia Netherlands Holding B.V., Solutia Netherlands International B.V., Solutia Kimyasak pazarlama ve Ticaret Limited Sirketi, Solutia Therminal Co., Ltd., Suzhou, Solutia UK Capital Limited, Solutia GOM India Coatings Materials Private Limited, Vianova Resins, Inc., Vianova Resins N.V./S.A., Vianova Resins Canada Inc., Vianova Resins, Resinas Quimicas Limitada, Viking Finance III B.V., Viking Resins Germany Holdings GmbH & Co. KG, Viking Resins Group Holding B.V. and Zweite Viking Resins Germany 2 GmbH and (ii) any Subsidiary of the

Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution and (iii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that

          (a)  any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated or any of its Subsidiaries shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation,

          (b)  such designation would be permitted under the covenant described above under the caption "Certain Covenants—Restricted Payments," and

          (c)  if applicable, the Investment and the incurrence of Indebtedness referred to in clause (a) of this proviso would be permitted under the covenants described above under the captions "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and "—Restricted Payments."

        Any such designation by the Board of Directors pursuant to clause (i) above shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenants described above under the caption "—Restricted Payments" and "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock."

        If at any time the Company or any Restricted Subsidiary Guarantees any Indebtedness of such Unrestricted Subsidiary or makes any other Investment in such Unrestricted Subsidiary and such incurrence of Indebtedness or Investment would not be permitted under the covenants described above under the caption "Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and "—Restricted Payments," it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption "Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described above under the caption "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (ii) no Default or Event of Default would be in existence following such designation.

        "Value" means, with respect to a Sale and Lease-Back Transaction, the amount equal to the greater of (i) the net proceeds of the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction or (ii) the fair value, in the opinion of the Board of Directors, of such property at the time of entering into such Sale and Lease-Back Transaction, in either case divided first by the number of full years of the term of the lease and then multi plied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

            (i)  the sum of the products obtained by multiplying

            (a)  the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

            (b)  the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

          (ii)  the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all the outstanding Capital Stock of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all the outstanding Capital Stock of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Book-Entry; Delivery and Form

        The certificates representing the notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (the "Global Notes") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

        Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

        Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        The Company expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants.

        The Company understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

EXCHANGE OFFER; REGISTRATION RIGHTS

        Solutia, the subsidiary guarantors and the initial purchasers of the outstanding notes entered into a registration rights agreement relating to the outstanding notes. Pursuant to the registration rights agreement, we and the subsidiary guarantors agreed, at our cost, for the benefit of the holders of the outstanding notes, to:

  •
  no later than September 23, 2002, file a registration statement with the SEC with respect to a registered offer to exchange the outstanding notes for our new notes having terms substantially identical in all material respects to the outstanding notes (except that the new notes will not contain terms with respect to transfer restrictions);

  •
  use our respective best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act not later than November 22, 2002; and

  •
  use our respective best efforts to cause the exchange offer to be consummated not later than December 23, 2002.

        Upon the effectiveness of the exchange offer registration statement, we and the subsidiary guarantors will offer the new notes in exchange for the surrender of the outstanding notes. We and the subsidiary guarantors will keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders. For each outstanding note surrendered to us pursuant to the exchange offer, the holder of such outstanding note will receive a new note having a principal amount equal to that of the surrendered outstanding note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the outstanding note surrendered in exchange therefor or, if no interest has been paid on such outstanding note, from the date of its original issue.

        Under existing SEC interpretations, the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not our affiliate, as such terms are interpreted by the SEC; provided that broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such new notes. While the SEC has not taken a position with respect to this particular transaction, under existing SEC interpretations relating to transactions structured substantially like the exchange offer, participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the outstanding notes) with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such new notes for 180 days following the effective date of such exchange offer registration statement (or such shorter period during which participating broker-dealers are required by law to deliver such prospectuses).

        A holder of outstanding notes (other than certain specified holders) who wishes to exchange such outstanding notes for new notes in the exchange offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not our "affiliate", as defined in Rule 405 of the Securities Act, or if it is our affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If a holder is a broker-dealer that will receive new notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

        In the event that:

  •
  applicable interpretations of the staff of the SEC do not permit us and the subsidiary guarantors to effect such an exchange offer; or

  •
  for any other reason the exchange offer is not consummated by December 23, 2002; or

  •
  prior to the 20th day following consummation of the exchange offer:

  •
  the initial purchasers so request with respect to outstanding notes not eligible to be exchanged for new notes in the exchange offer;

  •
  any holder of outstanding notes notifies us that it is not eligible to participate in the exchange offer; or

  •
  an initial purchaser notifies us that it will not receive freely tradeable new notes in exchange for outstanding notes constituting any portion of an unsold allotment,

we and the subsidiary guarantors will, subject to certain conditions, at our cost:

  •
  as promptly as practicable, file a shelf registration statement covering resales of the outstanding notes or the new notes, as the case may be;

  •
  use our respective best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

  •
  keep the shelf registration statement effective until the earliest of (A) the time when the notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the effective date of the shelf registration statement (or until one year from the effective date of the shelf registration statement if the shelf registration statement is filed at the request of an initial purchaser) and (C) the date on which all notes registered thereunder are disposed of in accordance therewith.

        We and the subsidiary guarantors will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which forms a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes or the new notes, as the case may be. A holder selling such outstanding notes or new notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreements which are applicable to such holder (including certain indemnification obligations).

        In the event that:

  •
  on or before September 23, 2002, neither the exchange offer registration statement nor the shelf registration statement has been filed with the SEC;

  •
  on or before November 22, 2002, the exchange offer registration statement has not been declared effective;

  •
  on or before December 23, 2002, neither the exchange offer has been consummated nor the shelf registration statement has been declared effective; or

  •
  after either the exchange offer registration statement or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of outstanding notes or new notes in accordance with and during the periods specified in the registration rights agreements,

(each such event a "registration default") additional interest will accrue on the aggregate principal amount of notes and the new notes (in addition to the stated interest on the outstanding notes and the new notes) from and including the date on which any such registration default has occurred to but excluding the date on which all registration defaults have been cured. Additional interest will accrue at an initial rate of 0.25% per annum, which rate shall increase by 0.25% per annum for each subsequent 90-day period during which such registration default continues up to a maximum of 1.00% per annum.

        The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed with the registration statement of which this prospectus forms a part.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

        The following general discussion summarizes certain material U.S. federal income tax aspects of the exchange offer to Holders of the outstanding notes. This discussion is a summary for general information purposes only and is generally limited to the federal income tax consequences of the exchange offer to those Holders, who acquired the notes at original issuance for cash, and the ownership of the new notes. This discussion does not consider the impact, if any, of a Holder's individual circumstances on the tax consequences of the exchange offer or the ownership of the new notes to such Holder. This discussion also does not address the U.S. federal income tax consequences to Holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax exempt entities, banks, thrifts, insurance companies, persons that hold the outstanding notes as part of a straddle, hedge, constructive sale, conversion transaction, or other risk reduction transaction, or persons that have a "functional currency" other than the U.S. dollar, and investors in entities treated as partnerships, pass-through entities, or entities disregarded for federal income tax purposes. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction or any federal estate taxes. The discussion below assumes the notes are held as capital assets within the meaning of Code section 1221.

        This discussion is based upon the Internal Revenue Code, Treasury Regulations promulgated thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. The Company has not and will not seek any rulings or opinions from the IRS or counsel with respect to the matters discussed below. The Company can give no assurance that the IRS will not take positions concerning the federal income tax consequences of the new notes or exchange offer which are different from those discussed herein.

        This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances of Holders. Holders of the outstanding notes are strongly urged to consult their own tax advisors as to the specific tax consequences to them of the exchange offer and with respect to the ownership of the outstanding notes and new notes including the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign jurisdiction in light of their particular situation.

The Exchange of Notes

        The exchange of outstanding notes for new notes under the terms of this exchange and registration statement will not constitute a taxable exchange. As a result, (1) a Holder will not recognize taxable gain or loss as a result of exchanging outstanding notes for new notes under the terms of the exchange offer, (2) the holding period of the new notes will include the holding period of the outstanding notes exchanged for the new notes and (3) the adjusted tax basis for the new notes will be the same as the adjusted tax basis, immediately before the exchange, of the outstanding notes exchanged for the new notes. The exchange offer is not expected to result in any United States federal income tax consequences to a nonexchanging Holder.

Ownership of New Notes-Certain Federal Income Tax Consequences to United States Holders

        The following summary is a general description of certain United States federal income tax consequences applicable to a "United States Holder" (which, for the purpose of this discussion, means a Holder of a new note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or a trust that was in existence on August 20, 1996 and has elected to continue to be treated as a United States person).

  Stated Interest/Original Issue Discount

        The outstanding notes were issued as part of an investment unit, consisting of one $1,000 principal amount 11.25% senior secured note and one warrant to purchase 24.814 shares of common stock of the Company at an exercise price of $7.59 per share. The investment unit was issued at a discount price of $899.92 per $1,000 face amount of the unit. The Company has allocated the issue price of the unit (i.e., the first price at which a substantial number of units were sold for money, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) to the notes and the warrants in proportion to their relative fair market values on the issue date for the purposes of determining the issue price of the notes and the initial tax basis in warrants. Based on this allocation, the Company determined the issue price of each note to be $814.8519 per $1,000 principal amount note. This allocation is not binding on the IRS, which may challenge the allocation, but is binding on a Holder unless such Holder explicitly discloses to the IRS on a statement attached to the Holder's tax return that it made a different determination. The Company also took the position that the assumption of the obligation for the outstanding notes from Funding Corp. along with the cash from the issuance of the outstanding notes and warrants, which was held in escrow until the assumption, did not affect the adjusted issue price of the outstanding notes at the time of the assumption, the accrual of original issue discount ("OID") as discussed below, or the recognition of gain or loss. Nevertheless, there is no assurance that the IRS will agree with this position.

        As a result of the discount and the Company's allocation, the issue price of the outstanding notes was less than their stated redemption price at maturity. Consequently, for United States federal income tax purposes, the outstanding notes and the new notes received pursuant to this exchange are expected to be treated as issued with OID because their stated redemption price at maturity will exceed their issue price by more than the statutory de minimis amount (generally an amount equal to 1/4 of 1% of the notes' stated redemption price at maturity multiplied by the number of complete years to maturity). The stated redemption price at maturity is the sum of all payments to be made on the notes other than "qualified stated interest." The term "qualified stated interest" means, generally, stated interest that is unconditionally payable in cash or property (other than notes of the issuer) at least annually at a single fixed or variable rate.

        Qualified stated interest paid on a note will generally be taxable to a United States Holder as ordinary interest income at the time the interest accrues or is received in accordance with the United States Holder's method of accounting for United States federal income tax purposes.

        Because the outstanding notes and new notes are expected to be treated as issued with OID, a United States Holder will be required to include an amount equal to the difference between the issue price of the note and its stated redemption price at maturity in income on a constant-yield accrual method in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income by the United States Holder for a taxable year is the sum of the "daily portions" of OID with respect to such notes for each day during the taxable year or portion of the taxable year in which the United States Holder holds such notes. This amount is referred to as "Accrued OID." The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. The amount of OID allocable to any accrual period is equal to:

  •
  the product of the notes' "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) less

  •
  the qualified stated interest allocable to such accrual period (for this purpose, the regularly made payments on the notes will constitute qualified stated interest). OID allocable to the final accrual period is the difference between the amount payable at maturity of the notes (other than qualified stated interest) and the notes' "adjusted issue price" at the beginning of the final accrual period. Special rules will apply to calculating OID for an initial short accrual period. The "adjusted issue price" of a note at the beginning of any accrual period is equal to its issue price increased by the Accrued OID for each prior accrual period and reduced by any payments other than qualified stated interest made on such note on or before the first day of the accrual period.

        Based on its determination of yield from the allocation to the outstanding notes and warrants, the Company expects the outstanding notes and the new notes to be treated as "applicable high yield debt obligations" or "AHYDOs" for U.S. federal income tax purposes because:

  •
  the yield to maturity on such notes, computed as of the issue date, equals or exceeds the sum of the "applicable federal rate" in effect for the month in which the notes were issued for OID purposes plus 5%; and

  •
  such notes are likely to have "significant OID" as defined in the Code.

Because the outstanding notes and new notes are considered to be AHYDOs, the Company will not be permitted to deduct accrued OID on them for U.S. federal income tax purposes until the OID is actually paid in cash. Moreover, because the yield to maturity exceeds the sum of the applicable federal rate and 6%, the Company expects that its deduction for OID on the outstanding notes and new notes will be permanently disallowed for U.S. federal income tax purposes, regardless of whether the OID is actually paid. For purposes of the dividends-received deduction generally available to corporations, payments of that excess yield that will be permanently disallowed as a deduction to the Company will be treated as dividends to the extent deemed paid out of current or accumulated earnings and profits of the Company as determined for U.S. federal income tax purposes. Corporate United States Holders should consult with their tax advisors as to the applicability of the dividends-received deduction and its effect on their adjusted tax basis in the outstanding notes and new notes.

        The Company will furnish annually to the IRS and to United States Holders (other than with respect to certain exempt holders, including, in particular, corporations) information with respect to the OID accruing while the outstanding notes and new notes are held by such Holders. A United States Holder may be required to include different amounts of OID in gross income based on the Holder's individual circumstances. A Holder should consult his or her own tax advisor with respect to the taxation of interest, OID, gain or loss, or other taxation aspects of the ownership of the outstanding notes and new notes.

  Market Discount

        If a United States Holder purchased a note for an amount that was less than its adjusted issue price, the amount of the difference will be treated as market discount for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, the note as ordinary income to the extent of the market discount which has not previously been included in income and is treating as having accrued on such note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note. Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder of a note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method) in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

  Amortizable Bond Premium and Acquisition Premium

        A United States Holder that purchased a note for an amount in excess of the sum of all amounts payable on the instrument after the purchase date other than payments of qualified stated interest will be considered to have purchased such note with "amortizable bond premium." A United States Holder generally may elect to amortize this premium over the remaining term of the note on a constant yield method as applied to each accrual period of the note, and allocate to each day within an accrual period in a manner substantially similar to the method of calculating daily portion of OID. The amount amortized in each year will generally be treated as a reduction of the United States Holder's qualified stated interest income. Bond premium on a note held by a United States Holder that does not make this election will decrease the gain or increase the loss otherwise recognized on a disposition of the note. The election to amortize bond premium on a constant yield, once made applies to all debt obligations held or subsequently held by the United States Holder and cannot be revoked without the consent of the IRS.

        A United States Holder that purchased a note for an amount that is greater than its adjusted issue price at that time but equal to or less than the sum of all amounts payable on the debt instrument after the purchase date other than qualified stated interest will be considered to have purchased the note at an acquisition premium. Under the acquisition premium rules, the amount of OID that the United States Holder must include in its gross income with respect to such note for any taxable year will be reduced by the acquisition premium fraction. The numerator of this fraction is the excess of the United States Holder's adjusted basis in the note over the adjusted issue price of the note at the time of the United States Holder's purchase, and the denominator is the excess of the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, over the adjusted issue price of the note. Alternatively, the United States Holder may elect to account for the acquisition premium and OID on a combined constant yield basis.

  Constant Yield Election

        A United States Holder also has the ability to make an election to include all interest, OID, market discount, acquisition premium, and bond premium on a constant yield basis. Once this election is made, it cannot be revoked without the consent of the IRS. A United States Holder should consult with its tax advisor with respect to the consequences of, and timing of, this election.

  Subsequent Sale, Exchange, Redemption or Retirement of the New Notes

        In general, upon a subsequent sale, exchange (other than an exchange pursuant to the exchange offer), redemption or retirement of a new note, a United States Holder will recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange, redemption or retirement (not including any amount, attributable to accrued but unpaid interest including OID or market discount that the United States Holder has not already included in gross income) and such Holder's adjusted tax basis in the new note. To the extent attributable to accrued but unpaid interest including OID or market discount that the United States Holder has not already included in gross income, the amount recognized by the United States Holder will be treated as a payment of interest, OID, or market discount. A United States Holder's adjusted tax basis in a new note generally will equal the cost of the outstanding note to such Holder increased by OID and market discount included in income and reduced by payments made on the note, other than payments of qualified stated interest, and amortizable bond premium used to offset interest income on such note.

        The excess of net long-term capital gains over net short-term capital losses is subject to tax at a lower rate for noncorporate taxpayers. Noncorporate taxpayers are generally subject to maximum tax rate of 20% on capital gain realized on the disposition of a capital asset (including a note) held for more than one year. The distinction between capital gain or loss and ordinary income or loss is relevant for purposely of, among other things, limitations on the deductibility of capital losses.

Tax Consequences to Foreign Holders

        The following summary is a general description of certain United States federal income tax consequences to a "Foreign Holder" (which, for the purpose of this discussion, means a Holder of an outstanding note and new note that, for United States federal income tax purposes, is (i) a non-resident alien or (ii) a corporation, partnership, estate or trust that is not a United States Holder). The following summary is subject to the discussion below concerning backup withholding.

        (a)  Assuming that a Foreign Holder's income and gain on an outstanding note or new note are not effectively connected with the conduct by such Holder of a trade or business in the United States, payments of interest (including OID) on a note to a Foreign Holder will not be subject to United States federal income tax or withholding tax, provided that:

  •
  such Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of the Company's stock entitled to vote;

  •
  such Holder is not, for United States federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership;

  •
  such Holder is not a bank receiving interest described in Code Section 881(c)(3)(A); and

  •
  the certification requirements under Code section 871(h) or 881(c) and Treasury Regulations thereunder (summarized below) are met.

        Payments of interest (including OID) on an outstanding or new note that do not satisfy all of the foregoing requirements are generally subject to United States federal income tax and withholding tax at a flat rate of 30% (or a lower applicable treaty rate, provided certain certification requirements are met). Except to the extent otherwise provided under an applicable tax treaty, a Foreign Holder generally will be subject to United States federal income tax in the same manner as a United States Holder with respect to interest on such note if the interest or OID is effectively connected with a United States trade or business conducted by the Foreign Holder. Effectively connected interest or OID income received by a corporate Foreign Holder may also, under certain circumstances be subject to an additional "branch profits tax" at a 30% rate, or; if applicable, a lower treaty rate. Such effectively connected interest income will not be subject to withholding tax if the Foreign Holder delivers an IRS Form W-8ECI to the payor.

        (b)  In general, a Foreign Holder of an outstanding or new note will not be subject to United States federal withholding tax on the receipt of payments of principal on the note and will not be subject to United States federal income tax on any gain recognized on the sale, exchange, redemption, retirement or other disposition of such note, unless:

  •
  such Foreign Holder is a nonresident alien individual who is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met;

  •
  the Foreign Holder is required to pay tax pursuant to the provisions of the United States tax law applicable to certain United States expatriates; or

  •
  the gain is effectively connected with the conduct of a United States trade or business of or, if a tax treaty applies, is attributable to a United States permanent establishment of, the Foreign Holder.

Gain on the sale, exchange, redemption, retirement or other disposition of the note that is effectively connected with the Foreign Holder's trade or business in the United States, or, if a tax treaty applies, is attributable to a permanent establishment maintained in the United States by the Foreign Holder, will be subject to United States federal income tax on net income on the same basis that generally applies to United States persons. A corporate Foreign Holder may also be subject to a "branch profits tax" equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, the gain recognized on the disposition of a note will be included in earnings and profits if the gain is effectively connected with the conduct by the corporate Foreign Holder of a trade or business in the United States. Gain on the notes recognized by an individual Foreign Holder who has been present in the United States for 183 days or more will be subject to a flat 30% United States federal income tax, which may be offset by United States source capital losses. Foreign Holders should consult their tax advisors and any applicable income tax treaties that may provide for different rules.

        Under Code Sections 871(h) and 881(c) and the underlying Treasury Regulations, in order to obtain the exemption from withholding tax described in paragraph (a) above, either (1) the Holder of the note must provide its name and address, and certify, under penalties of perjury, to the Company or paying agent, as the case may, be, that such Holder is a Foreign Holder; or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the note on behalf of the Holder thereof must certify, under penalties of perjury, to us or the paying agent, as the case may be, that such certificate has been received from the Holder by it or by a Financial Institution between it and the Holder and must furnish the payor with a copy thereof. Under Treasury Regulations, the foregoing certification may be provided by the Holder of a Note on IRS Form W-8BEN, W-8IMY or W-8EXP, as applicable.

        Federal withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a Holder are generally allowed as a credit against the affected Foreign Holder's United States federal income tax liability provided the required information is timely furnished to the IRS.

Backup Withholding and Information Reporting

  U.S. Holders

        Under current United States federal income tax law, information reporting requirements apply to certain payments of interest and to the proceeds of sale before maturity by, certain Holders of new notes. Backup withholding (currently at a rate of 30%) may apply to such payments unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules may be allowable as a credit against the U.S. Holder's federal income tax, provided that the required information is provided to the IRS on a timely basis.

  Foreign Holders

        In the case of a Foreign Holder, under currently applicable Treasury Regulations, backup withholding and information reporting will not apply to payments of principal or interest or made by the Company or any paying agent thereof on a new note to a Foreign Holder if the Foreign Holder certifies as to its Foreign status under penalties of perjury on an appropriate IRS Form W-8 or otherwise establishes an exemption, provided that neither the Company nor its agents have actual knowledge that the Holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied. If such Holder provides the required certification, such Holder may nevertheless be subject to withholding of United States federal income tax as described above under "Tax Consequences to Foreign Holders." Foreign Holders of new notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amount withheld under the backup withholding rules will be allowed as a refund or credit against such Holder's U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis.

PLAN OF DISTRIBUTION

        Based on interpretations by the staff set forth in no-action letters issued to third parties, we believe that a holder, other than a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act or a broker dealer registered under the Exchange Act that purchases notes from us to resell in compliance with Rule 144A under the Securities Act or any other exemption, that exchanges outstanding notes for new notes in the ordinary course of business and that is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the new notes will be allowed to resell the new notes to the public without further registration under the Securities Act and without delivering to the purchasers of the new notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires new notes in the exchange offer for the purpose of distributing or participating in a distribution of the new notes, such holder cannot rely on the position of the staff enunciated in Exxon Capital Holdings Corporation or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of new notes obtained by such holder in exchange for outstanding notes acquired by such holder directly from us or an affiliate thereof, unless an exemption from registration is otherwise available.

        As contemplated by the above no-action letters and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that they:

  •
  are not an affiliate of ours;

  •
  are not participating in, and do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the outstanding notes or the new notes;

  •
  are acquiring the new notes in the ordinary course of business; and

  •
  if they are a broker dealer, they will receive the new notes for their own account in exchange for the outstanding notes that were acquired as a result of market-making activities or other trading activities. Each broker dealer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

        Any broker dealer registered under the Exchange Act who holds outstanding notes that were acquired for its own account as a result of market-making activities or other trading activities, other than outstanding notes acquired directly from us or any affiliate of ours, may exchange such outstanding notes for new notes pursuant to the exchange offer; however, such broker dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new notes received by it in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery by such broker dealer of this prospectus, as it may be amended or supplemented from time to time. We have agreed to use our reasonable best efforts to cause the registration statement, of which this prospectus is a part, to remain continuously effective for a period of 180 days from the exchange date, and to make this prospectus, as amended or supplemented, available to any such broker dealer for use in connection with resales. Any broker dealer participating in the exchange offer will be required to acknowledge that it will deliver a prospectus in connection with any resales of new notes received by it in the exchange offer. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

        We will not receive any proceeds from any sale of new notes by a broker dealer. Registered notes received by broker dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealers and/or the purchasers of any such new notes. Any broker dealer that resells new notes that were received by it for its own account in the exchange offer and any broker dealer that participates in a distribution of such new notes may be deemed to be an underwriter within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer, other than commissions and concessions of broker dealers, and will indemnify the holders of the outstanding notes, including any broker dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validly of the new notes will be passed upon for us by Winston & Strawn, Chicago, Illinois.

EXPERTS

        The consolidated financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included elsewhere in this prospectus, and the related financial statement schedule listed in Item 14 from our annual report on Form 10-K for the year ended December 31, 2001 incorporated in this prospectus by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports included and incorporated by reference herein (which reports express an unqualified opinion and include an explanatory paragraph referring to a change in accounting principle) and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available over the Internet at http://www.sec.gov. You may also read and copy any document we file at the SEC public reference room at:

                450 Fifth Street, N.W.
                Washington, D.C. 20549

        You may call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room.

        Our common stock is quoted on the New York Stock Exchange under the symbol "SOI," and our SEC filings can also be read at:

                New York Stock Exchange
                20 Broad Street
                New York, New York 10005

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to the documents containing that information. The information incorporated by reference is considered part of this prospectus. Any information we file with the SEC later will automatically update and, to the extent inconsistent, supersede the information in this prospectus. We incorporate by reference the documents listed below:

  •
  Our annual report on Form 10-K for the year ended December 31, 2001 filed on March 7, 2002, as amended by Amendment No. 1 on Form 10-K/A filed on May 3, 2002;

  •
  Our quarterly reports on Form 10-Q for the quarters ended March 31, 2002 filed on April 26, 2002 and June 30, 2002 filed on August 1, 2002;

  •
  Our current reports on Form 8-K filed January 25, 2002, June 18, 2002, July 3, 2002 and September 17, 2002; and

  •
  Our Form 10 filed on August 7, 1997, and amended on August 19, 1997, for a description of our common stock.

        We also incorporate by reference any future filings we make with the SEC, under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we have sold all the offered securities to which this prospectus relates or the offering is otherwise terminated.

        You may request a copy of these filings, at no cost, by writing to us at the following address or telephoning us at (314) 674-4520:

                Solutia Inc.
                Investor Relations
                P.O. Box 66760
                St. Louis, Missouri 63166-6760

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of Solutia Inc.:

        We have audited the accompanying statements of consolidated financial position of Solutia Inc. and subsidiaries (the Company) as of December 31, 2001 and 2000, and the related statements of consolidated income (loss), comprehensive income (loss), cash flow, and shareholders' equity (deficit) for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in the notes to the consolidated financial statements, the Company was required to adopt Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective January 1, 2001.

/s/ DELOITTE & TOUCHE LLP Deloitte & Touche LLP
St. Louis, Missouri March 4, 2002 (June 4, 2002 as to Note 19, June 17, 2002 as to Note 20 and October 16, 2002 as to Note 21)

SOLUTIA INC.

STATEMENT OF CONSOLIDATED INCOME (LOSS)

	Year Ended December 31,
	2001	2000	1999
	(Dollars in millions, except per share amounts)
Net Sales	$2,817	$3,185	$2,830
Cost of goods sold	2,388	2,699	2,178

Gross Profit	429	486	652
Marketing expenses	175	165	153
Administrative expenses	160	173	122
Technological expenses	66	91	80
Amortization expense	34	33	3

Operating Income (Loss)	(6)	24	294
Equity earnings (loss) from affiliates—net of tax	(13)	35	36
Interest expense	(90)	(83)	(40)
Gain on sale of Polymer Modifiers business	—	73	—
Other income (expense)—net	32	(8)	13

Income (Loss) Before Income Taxes	(77)	41	303
Income taxes (benefit)	(18)	(8)	97

Net Income (Loss)	$(59)	$49	$206

Basic Earnings (Loss) Per Share	$(0.57)	$0.46	$1.86

Diluted Earnings (Loss) Per Share	$(0.57)	$0.46	$1.80

Weighted average equivalent shares (in millions):
Basic	103.9	105.9	110.8
Effect of dilutive securities:
Common share equivalents—common stock issuable upon exercise of outstanding stock options	—	1.6	3.8

Diluted	103.9	107.5	114.6

STATEMENT OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2001	2000	1999
	(Dollars in millions)
Net Income (Loss)	$(59)	$49	$206
Other Comprehensive Income (Loss):
Currency translation adjustments	(37)	(86)	(44)
Cumulative effect of accounting change, net of tax of $(1)	2	—	—
Net loss on derivative instruments, net of tax of $2	(3)	—	—
Minimum pension liability adjustments, net of tax of $(2) in 2001, $(4) in 2000, and $2 in 1999	2	7	(4)

Comprehensive Income (Loss)	$(95)	$(30)	$158

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.

STATEMENT OF CONSOLIDATED FINANCIAL POSITION

	As of December 31,
	2001	2000
	(Dollars in millions, except per share amounts)
ASSETS
Current Assets:
Cash and cash equivalents	$23	$19
Trade receivables, net of allowances of $22 in 2001 and $12 in 2000	352	406
Miscellaneous receivables	105	109
Prepaid expenses	15	17
Deferred income tax benefit	123	107
Inventories	303	357

Total Current Assets	921	1,015
Property, Plant and Equipment:
Land	58	60
Buildings	425	421
Machinery and equipment	3,006	2,982
Construction in progress	51	62

Total property, plant and equipment	3,540	3,525
Less accumulated depreciation	2,397	2,320

Net Property, Plant and Equipment	1,143	1,205
Investments in Affiliates	313	351
Goodwill, net of accumulated amortization of $45 in 2001 and $24 in 2000	386	421
Identified Intangible Assets, net of accumulated amortization of $28 in 2001 and $16 in 2000	224	217
Long-Term Deferred Income Tax Benefit	254	190
Other Assets	167	182

Total Assets	$3,408	$3,581

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$233	$359
Wages and benefits	56	45
Postretirement liabilities	82	78
Miscellaneous accruals	362	373
Short-term debt	683	494

Total Current Liabilities	1,416	1,349
Long-Term Debt	627	784
Postretirement Liabilities	947	941
Other Liabilities	531	541
Shareholders' Equity (Deficit):
Common stock (authorized, 600,000,000 shares, par value $0.01)
Issued: 118,400,635 shares in 2001 and 2000	1	1
Net deficiency of assets at spinoff	(113)	(113)
Treasury stock, at cost (13,921,604 and 15,484,194 shares in 2001 and 2000, respectively)	(257)	(296)
Unearned ESOP shares	(1)	(9)
Accumulated other comprehensive income (loss)	(144)	(108)
Reinvested earnings	401	491

Total Shareholders' Equity (Deficit)	(113)	(34)

Total Liabilities and Shareholders' Equity (Deficit)	$3,408	$3,581

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.

STATEMENT OF CONSOLIDATED CASH FLOW

	Year Ended December 31,
	2001	2000	1999
	(Dollars in millions)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
OPERATING ACTIVITIES:
Net income (loss)	$(59)	$49	$206
Adjustments to reconcile to Cash From Operations:
Items that did not use (provide) cash:
Depreciation and amortization	184	191	151
Amortization of deferred credits	(14)	(12)	(10)
Restructuring expenses and other unusual items	127	195	63
Net pretax gains from asset disposals	(36)	(79)	(8)
Changes in assets and liabilities:
Income and deferred taxes	(48)	(11)	64
Trade receivables	47	69	(18)
Inventories	57	(18)	42
Accounts payable	(125)	41	(20)
Other assets and liabilities	(89)	(181)	(106)

Cash From Operations	44	244	364

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(94)	(221)	(257)
Acquisition and investment payments, net of cash acquired	(35)	(110)	(835)
Property disposals and investment proceeds	43	220	30

Cash Used in Investing Activities	(86)	(111)	(1,062)

FINANCING ACTIVITIES:
Net change in short-term debt obligations	41	(22)	511
Net change in long-term debt obligations	—	(13)	201
Treasury stock purchases	—	(106)	(79)
Dividend payments	(4)	(4)	(4)
Common stock issued under employee stock plans	13	4	8
Other financing activities	(4)	(1)	—

Cash From (Used in) Financing Activities	46	(142)	637

Increase (Decrease) in Cash and Cash Equivalents	4	(9)	(61)
CASH AND CASH EQUIVALENTS:
Beginning of year	19	28	89

End of year	$23	$19	$28

        The effect of exchange rate changes on cash and cash equivalents was not material. Cash payments for interest (net of amounts capitalized) were $90 million in 2001, $88 million in 2000, and $41 million in 1999. Cash payments for income taxes were $24 million in 2001, $17 million in 2000, and $43 million in 1999. Cash payments for the management of environmental programs which were charged against recorded environmental liabilities were $40 million in 2001, $29 million in 2000, and $22 million in 1999.

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.

STATEMENT OF CONSOLIDATED SHAREHOLDERS' EQUITY (DEFICIT)

	Year Ended December 31,
	2001	2000	1999
	(Dollars in millions)
COMMON STOCK:
Balance, January 1	$1	$1	$1

Balance, December 31	$1	$1	$1

NET DEFICIENCY OF ASSETS AT SPINOFF:
Balance, January 1	$(113)	$(113)	$(113)

Balance, December 31	$(113)	$(113)	$(113)

TREASURY STOCK:
Balance, January 1	$(296)	$(209)	$(143)
Shares purchased (0 shares in 2001, 7,717,300 shares in 2000, 3,781,700 shares in 1999)	—	(106)	(79)
Net shares issued under employee stock plans (1,562,590 shares in 2001, 1,092,870 shares in 2000, 551,613 shares in 1999)	39	19	13

Balance, December 31	$(257)	$(296)	$(209)

UNEARNED ESOP SHARES:
Balance, January 1	$(9)	$(18)	$(25)
Amortization of ESOP balance	8	9	7

Balance, December 31	$(1)	$(9)	$(18)

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS):
ACCUMULATED CURRENCY ADJUSTMENT:
Balance, January 1	(101)	(15)	29
Currency translation adjustments	(37)	(86)	(44)

Balance, December 31	(138)	(101)	(15)

MINIMUM PENSION LIABILITY:
Balance, January 1	(7)	(14)	(10)
Minimum pension liability adjustments	2	7	(4)

Balance, December 31	(5)	(7)	(14)

DERIVATIVE INSTRUMENTS:
Balance, January 1	—	—	—
Cumulative effect of accounting change	2	—	—
Net losses on derivative instruments	(3)	—	—

Balance, December 31	(1)	—	—

Balance, December 31	$(144)	$(108)	$(29)

REINVESTED EARNINGS:
Balance, January 1	$491	$450	$254
Net income (loss)	(59)	49	206
Employee stock plans	(27)	(4)	(6)
Dividends	(4)	(4)	(4)

Balance, December 31	$401	$491	$450

TOTAL SHAREHOLDERS' EQUITY (DEFICIT)	$(113)	$(34)	$82

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share amounts)

1.    Significant Accounting Policies

  Nature of Operations

        Solutia Inc. and its subsidiaries make and sell a variety of high-performance chemical-based materials. Solutia is a world leader in performance films for laminated safety glass and after-market applications; resins and additives for high-value coatings; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.

        Prior to September 1, 1997, Solutia was a wholly-owned subsidiary of the former Monsanto Company (now known as Pharmacia Corporation). On September 1, 1997, Monsanto distributed all of the outstanding shares of common stock of the Company as a dividend to Monsanto stockholders (the spinoff). As a result of the spinoff, on September 1, 1997, Solutia became an independent publicly-held company listed on the New York Stock Exchange and its operations ceased to be owned by Monsanto. Net deficiency of assets of $113 million resulted from the spinoff.

  Basis of Consolidation

        The consolidated financial statements include the accounts of Solutia and its majority-owned subsidiaries. Other companies in which Solutia has a significant interest (20 to 50 percent) are included in "Investments in Affiliates" in the Statement of Consolidated Financial Position. Solutia's share of these companies' net earnings or losses is reflected in "Equity Earnings (Loss) from Affiliates" in the Statement of Consolidated Income (Loss).

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and that affect revenues and expenses during the period reported. Estimates are adjusted when necessary to reflect actual experience. Significant estimates were used to account for restructuring reserves, environmental reserves, self-insurance reserves, employee benefit plans, asset impairments and contingencies.

  Cash and Cash Equivalents

        Cash and cash equivalents consist of cash and temporary investments with maturities of three months or less when purchased.

  Inventory Valuation

        Inventories are stated at cost or market, whichever is less. Actual cost is used to value raw materials and supplies. Standard cost, which approximates actual cost, is used to value finished goods and goods in process. Standard cost includes direct labor and raw materials, and manufacturing overhead based on practical capacity. The cost of certain inventories (62 percent as of December 31, 2001) is determined by the last-in, first-out (LIFO) method, which generally reflects the effects of inflation or deflation on cost of goods sold sooner than other inventory cost methods. The cost of other inventories generally is determined by the first-in, first-out (FIFO) method.

  Property, Plant and Equipment

        Property, plant and equipment are recorded at cost. The cost of plant and equipment is depreciated over weighted average periods of 20 years for buildings and 12 years for machinery and equipment, by the straight-line method.

  Intangible Assets

        The cost of intangible assets is amortized on a straight-line basis over the estimated periods benefited, generally 20 years for goodwill and periods ranging from 5 to 20 years for identified intangible assets.

  Impairment of Long-Lived Assets

        Impairment tests of long-lived assets are made when conditions indicate a possible loss. Impairment tests are based on a comparison of undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset value is written down to its fair value based upon market prices or, if not available, upon discounted cash value, at an appropriate discount rate.

  Environmental Remediation

        Costs for remediation of waste disposal sites are accrued in the accounting period in which the obligation is probable and when the cost is reasonably estimable. Postclosure costs for hazardous and other waste facilities at operating locations are accrued over the estimated life of the facility as part of its anticipated closure cost. Environmental liabilities are not discounted, and they have not been reduced for any claims for recoveries from insurance or third parties. In those cases where insurance carriers or third-party indemnitors have agreed to pay any amounts and management believes that collectability of such amounts is probable, the amounts are reflected as receivables in the consolidated financial statements.

  Self-Insurance

        Solutia maintains self-insurance reserves to cover its estimated future legal costs and settlements related to workers' compensation, product, general, auto and operations liability claims that are less than policy deductible amounts or not covered by insurance. The Company also has purchased commercial insurance in order to reduce its exposure to such claims. Self-insured losses are accrued based upon estimates of the aggregate liability for uninsured claims incurred using certain actuarial assumptions followed in the insurance industry and the Company's historical experience.

  Revenue Recognition

        The Company's revenue-earning activities involve delivering or producing goods, and revenues are considered to be earned when the Company has completed the process by which it is entitled to such revenues. The following criteria are used for revenue recognition: persuasive evidence of an arrangement exists, delivery has occurred, selling price is fixed or determinable and collection is reasonably assured. In the case of the pharmaceutical services businesses, revenues are primarily recorded on a percentage of completion method.

  Derivative Financial Instruments

        Currency forward contracts are used to manage currency exposures for financial instruments denominated in currencies other than the entity's functional currency. Natural gas contracts are used to manage some of the exposure for the cost of natural gas. Gains and losses on contracts that are designated and effective as hedges are included in net income (loss) and offset the exchange gain or loss of the transaction being hedged.

        Major currencies affecting the Company's business are the U.S. dollar, the British pound sterling, the euro, the Canadian dollar and the Brazilian real. Currency restrictions are not expected to have a significant effect on Solutia's cash flow, liquidity or capital resources.

  Income Taxes

        Solutia accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities at enacted rates.

  Currency Translation

        The local currency has been used as the functional currency for nearly all worldwide locations. The financial statements for most of Solutia's ex-U.S. operations are translated into U.S. dollars at current or average exchange rates. Unrealized currency translation adjustments in the Statement of Consolidated Financial Position are accumulated in equity.

  Earnings (Loss) per Share

        Basic earnings (loss) per share is a measure of operating performance that assumes no dilution from securities or contracts to issue common stock. Diluted earnings (loss) per share is a measure of operating performance by giving effect to the dilution that would occur if securities or contracts to issue common stock were exercised or converted. At December 31, 2001, 1.2 million common share equivalents were excluded because the effect would be antidilutive.

  New Accounting Pronouncements

        Effective January 1, 2002, Solutia adopted SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," which provide guidance related to accounting for business combinations and goodwill. The adoption of SFAS No. 141 did not have a material effect on Solutia's financial statements. Solutia has not completed its evaluation of SFAS No. 142 and, therefore, has not determined the final impact that the adoption of this standard will have on its financial position and results of operations. However, preliminary valuation work indicates that there is a potential goodwill impairment in the Company's Resins and Additives business. While the second step of the evaluation process is yet to be finalized, it is likely that a pretax impairment charge in the range of

$100 million to $200 million will be required. In addition, the Company expects annual amortization expense will be reduced by approximately $20 million to $25 million aftertax. See Footnote 19.

        In July 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The statement addresses accounting and reporting requirements for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement obligations. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. Solutia is evaluating SFAS No. 143 to determine the effects, if any, on its consolidated financial statements.

        Effective January 1, 2002, Solutia adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses the accounting and reporting for the impairment or disposal of long-lived assets. The adoption of SFAS No. 144 did not have a material effect on Solutia's consolidated financial statements.

  Reclassifications

        Certain reclassifications to prior years' financial information have been made to conform to the 2001 presentation. These reclassifications included amounts related to employee stock plans which were previously classified as a reduction of net deficiency of assets at spinoff that have been reclassified to reinvested earnings.

2.    Acquisitions and Divestitures

        During the third quarter of 2000, Solutia completed the sale of its Polymer Modifiers business and related manufacturing facilities to Ferro Corporation for approximately $130 million. As a result of this transaction, Solutia recognized a $73 million pretax gain ($46 million aftertax). Solutia's results of operations included net sales of approximately $90 million in 2000 and $145 million in 1999 and operating income of approximately $16 million in 2000 and $36 million in 1999 from the Polymer Modifiers business.

        During the second quarter of 2000, Solutia recognized a $15 million pretax gain ($9 million aftertax) on the sale of substantially all of its minority interest in P4 Production L.L.C., a phosphorus manufacturing venture. The results of operations from Solutia's minority interest in P4 Production L.L.C. were not material to Solutia's consolidated results of operations.

        During the first quarter of 2000, Solutia completed two acquisitions in the Specialty Products segment, which provide custom process and technology services to the global pharmaceutical industry. In the first acquisition, which closed on February 10, Solutia acquired CarboGen Holdings AG. CarboGen is a leading process research and development firm. In the second acquisition, which closed on March 24, Solutia purchased AMCIS AG. AMCIS serves the global pharmaceutical industry by developing production processes and by manufacturing active ingredients for clinical trials and small-volume commercial drugs. The combined purchase price for these acquisitions was approximately $118 million, which was financed with commercial paper and the assumption of debt.

        Both of the acquisitions have been accounted for using the purchase method. The allocations of the purchase price to the assets and liabilities acquired resulted in current assets of $17 million, non-current assets of $27 million, goodwill of $57 million, other intangible assets of $41 million, current liabilities of $21 million and non-current liabilities of $3 million. Goodwill is being amortized over its estimated useful life of 20 years, and other intangible assets are being amortized over their estimated useful lives, which average 18 years.

        Results of operations for CarboGen and AMCIS were included in Solutia's results of operations from the acquisition dates. The results of operations for the acquired businesses were not material to Solutia's consolidated results of operations for 2000.

        On December 22, 1999, Solutia acquired Vianova Resins from Morgan Grenfell Private Equity Ltd. for approximately 1.2 billion deutsche marks (approximately $617 million), which was financed with commercial paper and the assumption of debt. Vianova Resins is a leading European producer of resins and additives for coatings and technical applications for the specialty, industrial and automotive sectors.

        The acquisition has been accounted for using the purchase method. The allocation of the purchase price to the assets and liabilities acquired resulted in current assets of $192 million, non-current assets of $227 million, goodwill of $321 million, other intangible assets of approximately $163 million, current liabilities of $99 million and non-current liabilities of $187 million. Goodwill is being amortized over its estimated useful life of 20 years, and other intangible assets are being amortized over their estimated useful lives, which average 19 years.

        On May 25, 1999, Solutia acquired CPFilms Inc. from Akzo Nobel N.V. for approximately $200 million, which was financed with commercial paper. CPFilms is a leading manufacturer and marketer of window film and other high-technology film products for automotive and architectural after-markets and a variety of other specialty film applications. The acquisition has been accounted for using the purchase method. The allocation of the purchase price to the identifiable assets and liabilities acquired resulted in goodwill of approximately $80 million. Goodwill and other intangible assets are being amortized over their estimated useful lives of 20 years. CPFilms' results of operations from May 25, 1999, through 31, 1999, were included in Solutia's Statement of Consolidated Income for the year ended December 31, 1999.

        The following unaudited pro forma condensed information for the year ended December 31, 1999, gives effect to the acquisitions of CPFilms and Vianova Resins, and the associated debt financing, as if the acquisitions and the financing had occurred as of the beginning of the periods presented.

For the Year Ended December 31, 1999
(Unaudited)
Net sales	$3,357
Net income	203
Basic earnings per share	1.83
Diluted earnings per share	1.77

3.    Restructuring and Business Combination Reserves

        During the fourth quarter of 2000, Solutia recorded restructuring charges of $53 million ($33 million aftertax) to cost of goods sold for costs associated with work force reductions and closure of certain non-strategic facilities. During 2001, Solutia reduced its workforce by approximately

700 positions. Additionally, Solutia eliminated more than 750 contractor positions during 2001. Approximately 90 percent of the workforce reductions affected North American business and manufacturing operations, and approximately 10 percent affected European, Asian and Latin American operations and sales offices. Management positions represented approximately one-third of the workforce reductions. During the fourth quarter of 2001, Solutia determined that the original provision taken for its 2001 restructuring program was insufficient to cover its total costs. Actual costs to terminate certain European and North American management employees and certain employee benefit costs for involuntary terminations were higher than the original estimates. As a result, Solutia recorded additional restructuring charges of $9 million ($6 million aftertax) to cost of goods sold to cover these higher costs. The restructuring actions contemplated by this reserve were completed by the end of 2001. Certain severance payments owed to individuals terminated late in the fourth quarter of 2001 have been included in accrued liabilities and will be paid in their entirety during the first quarter of 2002. The closure of non-strategic facilities is not anticipated to have a significant impact on future operations.

        The following table summarizes the 2000 restructuring charge and amounts utilized to carry out those plans:

	Employment Reductions	Shutdown of Facilities	Total
Balance at January 1, 2000	$—	$—	$—
Charges taken	50	3	53
Amounts utilized	—	(3)	(3)

Balance at December 31, 2000	$50	$—	$50

Charges taken	9	—	9
Amounts utilized	(59)	—	(59)

Balance at December 31, 2001	$—	$—	$—

        During the second quarter of 2000, Solutia completed plans to integrate Vianova Resins operations with Solutia's resins business and service organizations and recorded a liability of $11 million to accrue for costs of integration, in accordance with Emerging Issues Task Force Issue 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." The integration plans included employment reductions primarily from Vianova Resins service organizations located in more than 10 countries. In addition, the plans included amounts to shut down certain Vianova Resins sales offices. During the first half of 2001, Solutia completed the integration actions of shutting down certain Vianova Resins sales offices at a cost of approximately $1 million and reduced its workforce by approximately 130 positions at a cost of approximately $10 million.

        The following table summarizes the Vianova Resins integration costs and amounts utilized to carry out those plans:

	Employment Reductions	Shutdown of Facilities	Total
Balance at January 1, 2000	$—	$—	$—
Charges taken	10	1	11
Amounts utilized	(2)	—	(2)

Balance at December 31, 2000	$8	$1	$9

Amounts utilized	(8)	(1)	(9)

Balance at December 31, 2001	$—	$—	$—

        As part of the integration of Vianova Resins with Solutia's resins businesses, Solutia identified excess production capacity for certain Solutia resins products that will allow for the consolidation of production facilities. As a result, Solutia decided to exit its operations at the Port Plastics site in Addyston, Ohio. An $8 million ($5 million aftertax) charge to cost of goods sold was recorded in the second quarter of 2000 to carry out the exit plan. The charge included $2 million to write down plant assets to their fair value of approximately $1 million, $2 million of dismantling costs and $4 million of estimated costs for which Solutia is contractually obligated under an operating agreement. Fair value was determined by discounting future cash flows using an appropriate discount rate. Under the operating agreement, Solutia is required to provide 24 months notice of intent to exit and to pay contractually obligated costs for an additional 18 months thereafter to a third-party operator. The contractually obligated costs represent direct manufacturing, overhead, utilities and severance. The financial impact will not be material to Solutia as production will be shifted to other production facilities.

        The following table summarizes the 2000 restructuring charge and amounts utilized to carry out those plans:

	Shutdown of Facilities	Asset Writedowns	Other Costs	Total
Balance at January 1, 2000	$—	$—	$—	$—
Charges taken	2	2	4	8
Amounts utilized	—	(2)	—	(2)

Balance at December 31, 2000	$2	$—	$4	$6
Amounts utilized	—	—	—	—

Balance at December 31, 2001	$2	$—	$4	$6

        In February 1999, Integrated Nylon's ammonia unit experienced the failure of certain equipment critical to the production process. Based on an analysis of the economics of purchased ammonia and the cost to repair the equipment, Solutia decided to exit the ammonia business. A $28 million ($18 million aftertax) charge to cost of goods sold was recorded in the first quarter of 1999 to implement the exit plan. The charge included $2 million to write down the assets to their fair value of approximately $4 million, $4 million of dismantling costs and $22 million of costs for which Solutia is contractually obligated under an operating agreement. During the first quarter of 2000, Solutia entered into an agreement for the dismantling of those assets by a third-party and as a result, transferred the liability for dismantling to the third-party. During the third quarter of 2000, Solutia reached an agreement with the plant operator for the final settlement of the contractually obligated costs. As a result, Solutia transferred the liability for the contractually obligated costs to accrued liabilities. Net sales for the ammonia business were $1 million for the year ended December 31, 1999. Operating income for that period was minimal.

        The following table summarizes the 1999 restructuring charge and amounts utilized to carry out those plans:

	Shutdown of Facilities	Asset Writedowns	Other Costs	Total
Balance at January 1, 1999	$—	$—	$—	$—
Charges taken	4	2	22	28
Amounts utilized	—	(2)	(6)	(8)

Balance at December 31, 1999	$4	$—	$16	$20

Amounts utilized	(4)	—	(16)	(20)

Balance at December 31, 2000	$—	$—	$—	$—

4.    Asset Impairments

        During the fourth quarter of 2000, Solutia recorded a $76 million ($47 million aftertax) impairment charge to cost of goods sold primarily to write down certain non-performing and non-strategic fiber spinning, drawing and packaging equipment which supports several of Integrated Nylon's product lines. Solutia also recorded an impairment charge to cost of goods sold of $15 million ($10 million aftertax) to write down chlorobenzenes' production equipment in the Specialty Products segment. The impairments were indicated by 2000 operating losses and projections of continued losses primarily because of the noncompetitive cost positions these businesses have and the competitive market conditions that they face. The carrying values of the assets were written down as determined by discounting expected future cash flows, using an appropriate discount rate. The assumptions used in the cash flow projections were not materially different from the market conditions experienced in 2000. These conditions are not expected to improve significantly in the foreseeable future. The cash flow assumptions included a declining demand and market share combined with decreased operating margins. Lower operating margins reflect the non-competitive cost position of these businesses and the impact of lower selling prices associated with an extremely competitive operating environment.

        During the second quarter of 2000, Solutia recorded a $6 million ($4 million aftertax) impairment charge to administrative expenses for the write down of capitalized software costs related to the formation of the Astaris joint venture. The software had previously been fully dedicated to Solutia's Phosphorus Derivatives business. Impairment was indicated by a significant change in the extent and manner in which Astaris was expected to utilize the asset under a transition services agreement. The carrying value of the asset was written down to its estimated fair value, as determined by discounting expected future cash flows, using an appropriate discount rate.

        An impairment charge of $6 million ($4 million aftertax) was recorded in the first quarter of 1999 to cost of goods sold primarily to write down a bulk continuous filament spinning machine as a result of management's decision to shut down the equipment due to a noncompetitive cost position. The adjusted carrying value of the machine was $0.5 million at the time of the write down. The charge was due to a review under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to Be Disposed Of," which indicated that the carrying amount of the assets exceeded the identifiable, undiscounted cash flows related to the assets. Fair value of the assets was determined based on estimates of market prices for the machinery. Operating income derived from the machinery was minimal in the year ended December 31, 1999.

5.    Risk Management Activities

        Effective January 1, 2001, Solutia adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships. The cumulative effect of adopting SFAS No. 133 as of January 1, 2001, resulted in a cumulative addition to other comprehensive income (loss) of $2 million aftertax, principally attributable to unrealized gains in commodity cash flow hedges.

        Solutia's business operations give rise to market risk exposures that result from changes in currency exchange rates, interest rates and certain commodity prices. To manage the volatility relating to these exposures, Solutia enters into various hedging transactions that enable it to alleviate the adverse effects of financial market risk. Designation is performed on a specific exposure basis to support hedge accounting. The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged. Solutia's hedging transactions are carried out under policies and procedures approved by the Audit and Finance Committee of the Board of Directors, which do not permit the purchase or holding of any derivative financial instruments for trading purposes.

  Foreign Currency Exchange Rate Risk

        Solutia manufactures and sells its products in a number of countries throughout the world and, as a result, is exposed to movements in foreign currency exchange rates. Solutia uses foreign currency hedging instruments to manage the volatility associated with foreign currency purchases of materials and other assets and liabilities created in the normal course of business. Solutia primarily uses forward exchange contracts and purchased options to hedge these risks with maturities of less than 18 months.

        Solutia also enters into certain foreign currency derivative instruments primarily to protect against exposure related to intercompany financing transactions. Solutia has chosen not to designate these instruments as hedges and to allow the gains and losses that arise from marking the contracts to market to be recorded in other income (expense)—net in the period. The net impact of the related gains and losses was not material.

        In addition, Solutia uses forward exchange contracts which are designated and qualify as cash flow hedges. These are intended to offset the effect of exchange rate fluctuations on certain forecasted equipment purchases. Gains and losses on these instruments to the extent that the hedge is effective are deferred in other comprehensive income (loss) until the related depreciation of equipment purchased is recognized in earnings. The earnings impact is reported in cost of goods sold to match the classification of depreciation. At December 31, 2001, all hedges were determined to be effective.

        No cash flow hedges were discontinued during the year due to changes in expectations on the original forecasted transactions. Foreign currency hedging activity is not material to Solutia's financial statements.

  Interest Rate Risk

        Interest rate risk is primarily related to the changes in fair value of fixed-rate long-term debt and short-term, floating rate debt. Solutia believes its current debt structure appropriately protects the Company from changes in interest rates and is not actively using any contracts to manage interest rate risk.

  Commodity Price Risk

        Certain raw materials and energy sources used by Solutia are subject to price volatility caused by weather, crude oil prices, supply conditions, political and economic variables and other unpredictable factors. Solutia periodically uses forward and option contracts to manage the volatility related to anticipated energy and raw material purchases with maturities up to 18 months. These market instruments are designated as cash flow hedges. The mark-to-market gain or loss on qualifying hedges is included in other comprehensive income (loss) to the extent effective, and reclassified into cost of goods sold in the period during which the hedged transaction affects earnings. The mark-to-market gains or losses on ineffective portions of hedges are recognized in cost of goods sold immediately. For the year ended December 31, 2001, the net impact on other comprehensive income (loss) included approximately $4 million aftertax for unrealized losses on cash flow hedges partially offset by reclassifications out of other comprehensive income (loss) of approximately $1 million aftertax for realized losses on cash flow hedges. Solutia estimates that approximately $2 million of existing net unrealized losses will be reclassified to cost of goods sold within 12 months.

  Credit Risk

        Credit risk arising from the inability of a counterparty to meet the terms of Solutia's financial instrument contracts is generally limited to the amounts, if any, by which the counterparty's obligations exceed the obligations of the Company. It is Solutia's policy to enter into financial instruments with a diversity of creditworthy counterparties. Therefore, Solutia does not expect to incur material credit losses on its risk management or other financial statement instruments.

6.    Investments in Affiliates

        In January of 2002, Solutia signed an agreement to sell its 50 percent interest in the Advanced Elastomer Systems joint venture to ExxonMobil Chemical Company, a division of Exxon Mobil Corporation and Exxon Chemical Asset Management Partnership, a subsidiary of Exxon Mobil Corporation for approximately $100 million. The sale is expected to close during the first quarter of 2002 and result in a modest gain. Solutia will use the net sales proceeds to pay down debt.

        In April 2000, Astaris LLC, a joint venture between Solutia and FMC Corporation, started operations to manufacture and market phosphorus chemicals. Solutia contributed its Phosphorus Derivatives business to the joint venture in exchange for a 50 percent ownership share. Net assets contributed to the venture totaled approximately $87 million. During the third quarter of 2000, Solutia received $85 million from Astaris representing a cash distribution and repayment of working capital loans. In connection with the external financing agreement for Astaris completed during the third quarter of 2000, Solutia contractually agreed to provide Astaris with funding in the event the joint venture fails to meet certain financial benchmarks. During 2001, Solutia contributed $31 million to Astaris under this agreement. Solutia anticipates a contribution of up to $25 million will be required in 2002.

        At December 31, 2001, Solutia's investments in affiliates consisted principally of its 50 percent interests in the Flexsys, Advanced Elastomers Systems and Astaris joint ventures for which Solutia uses the equity method of accounting. Solutia received dividends from affiliates of approximately $30 million in 2001, $45 million in 2000 and $60 million in 1999. Summarized combined financial information for 100 percent of the Flexsys, AES and Astaris joint ventures is as follows:

	2001	2000	1999
Results of operations:
Net sales	$1,241	$1,247	$869
Gross profit	226	327	267
Operating income (loss)	(63)	138	108
Net income (loss)	(48)	95	85
Financial position:
Current assets	$493	$552
Noncurrent assets	768	744
Current liabilities	498	347
Noncurrent liabilities	205	334

7.    Inventory Valuation

        The components of inventories were:

	2001	2000
Finished goods	$209	$305
Goods in process	107	105
Raw materials and supplies	100	108

Inventories, at FIFO cost	416	518
Excess of FIFO over LIFO cost	(113)	(161)

Total	$303	$357

        Inventories at FIFO approximate current cost. The effects of LIFO inventory liquidations were not significant.

8.    Income Taxes

        The components of income (loss) before income taxes were:

	2001	2000	1999
United States	$(154)	$(23)	$224
Outside United States	77	64	79

Total	$(77)	$41	$303

        The components of income tax expense (benefit) charged to operations were:

	2001	2000	1999
Current:
U.S. federal	$(30)	$(63)	$48
U.S. state	—	(2)	6
Outside United States	46	34	20

	16	(31)	74

Deferred:
U.S. federal	(3)	46	18
U.S. state	(13)	(7)	—
Outside United States	(18)	(16)	5

	(34)	23	23

Total	$(18)	$(8)	$97

        During 2000, Germany reduced its corporate tax rate effective January 1, 2001. In accordance with SFAS No. 109, "Accounting for Income Taxes," Solutia recognized $7 million of income to record the net effect of the change on deferred income tax assets and liabilities. This adjustment is included as part of the deferred tax provision above.

        Factors causing Solutia's effective tax rate to differ from the U.S. federal statutory rate were:

	2001	2000	1999
U.S. federal statutory rate	(35)%	35%	35%
U.S. state income taxes	(11)	(15)	2
Tax benefit of foreign sales corporation	(2)	(13)	(2)
Taxes related to foreign income, net of credits	(11)	(17)	(1)
Valuation allowances	25	32	—
Income from equity affiliates recorded net of tax	4	(37)	(4)
Other	7	(6)	2

Effective Income Tax Rate	(23)%	(21)%	32%

        Deferred income tax balances were related to:

	2001	2000
Property	$(200)	$(173)
Postretirement benefits	369	377
Restructuring reserves	3	29
Environmental liabilities	67	64
Intangible assets	(59)	(66)
Inventory	17	—
Tax credit carryforward	54	—
Valuation allowances	(32)	(13)
Net operating losses	31	9
Other	32	(30)

Net Deferred Tax Assets	$282	$197

        At December 31, 2001, foreign tax credit carryforwards available to reduce possible future U.S. income taxes amounted to approximately $54 million, all of which will expire in 2004 through 2006. Valuation allowances have been provided for the foreign tax credit carryforwards that are not likely to be utilized. At December 31, 2001, various state and foreign net operating loss carryforwards are available to offset future taxable income. These net operating losses expire in years after 2004 or have an indefinite carryforward period. Income taxes and remittance taxes have not been recorded on $92 million in undistributed earnings of subsidiaries, either because any taxes on dividends would be offset substantially by foreign tax credits or because Solutia intends to reinvest those earnings indefinitely. It is not practicable to estimate the tax effect of remitting these earnings to the United States.

9.    Debt Obligations

        Solutia's debt obligations include borrowings against the $800 million, five-year revolving credit facility ($800 million facility) with a syndicate of commercial banks, notes and debentures. The weighted average interest rate on total debt outstanding at December 31, 2001, was 6.1 percent and was 6.7 percent at December 31, 2000.

  Debt Maturing in One Year

        At December 31, 2001, debt maturing in one year consisted of borrowings of $533 million from the $800 million facility and $150 million of 6.5 percent notes due in October of 2002. Weighted average interest rates on borrowings from the $800 million facility were 4.5 percent during 2001. Weighted average interest rates on commercial paper balances were 6.6 percent during 2000 and 5.5 percent in 1999. The $800 million facility is available for working capital, commercial paper support and other general corporate purposes. The $800 million facility expires in August of 2002.

        The $800 million facility contains various covenants that, among other things, restrict Solutia's ability to merge with another entity and require Solutia to meet certain leverage and interest coverage ratios. During the first quarter of 2001, Solutia completed an amendment of the $800 million facility that modified the financial covenants. A 60-day waiver of the financial covenants was received on September 17, 2001, for the third quarter of 2001. Without the waiver, Solutia would not have been in compliance with the leverage coverage ratio. In November 2001, Solutia completed an amendment of the $800 million facility that modified financial covenants and collateralized borrowings. Four domestic subsidiaries are guarantors of the amended facility. Borrowings under the amended facility are secured by liens on Solutia's inventory and receivables and those of its material domestic subsidiaries and one foreign subsidiary, pledges of 65 percent of the voting stock of two foreign subsidiaries and a lien on specified principal properties. The aggregate amount of Solutia's obligations entitled to the benefit of the lien on specified properties will not exceed $236 million. Solutia does not anticipate that future borrowings will be significantly limited by the terms of these amendments.

        The $800 million credit facility expires in August of 2002 and $150 million of 6.5 percent notes mature in October of 2002. Solutia plans to refinance the $800 million facility with a combination of unsecured long-term notes, a secured term loan and a revolving credit facility. Interest rates will be commensurate with Solutia's credit rating. Proceeds of the refinancing will be used to repay outstanding borrowings under the $800 million facility and $150 million of 6.5 percent notes and for other general corporate purposes. The refinancing is expected to be completed in the first half of 2002. Inability to complete this refinancing or a similar financing vehicle prior to August 2002 would have a material adverse affect on Solutia's liquidity.

  Long-Term Debt

        Long-term debt consisted of the following:

	2001	2000
6.5% notes due 2002	$150	$150
7.375% debentures due 2027	300	300
6.72% debentures due 2037	150	150
6.25% euro notes due 2005	177	186
Other	3	1
Unamortized debt discount	(3)	(3)

	777	784
Less: Current portion of long-term debt	(150)	—

Total	$627	$784

        The notes and debentures are unsecured obligations. Interest is payable semiannually, on April 15 and October 15 of each year. The holders of the 2037 debentures have the right to require repayment on October 15, 2004. The notes and debentures contain provisions that, among other things, restrict Solutia's ability to create liens on assets and its ability to enter into sale and leaseback transactions.

10.    Fair Values of Financial Instruments

        The estimated fair value of Solutia's long-term debt was $553 million as of December 31, 2001, and $685 million as of December 31, 2000. These estimates compare with the recorded amount of $627 million in 2001 and $784 million in 2000.

        The recorded amounts of cash, trade receivables, third-party guarantees, accounts payable and short-term debt approximate their fair values at both December 31, 2001, and December 31, 2000. The estimated fair value of the Company's foreign currency forward contracts on intercompany financing transactions and natural gas contracts was approximately $5 million at December 31, 2001. Notional amounts for purchase contracts were $308 million at December 31, 2001, and $286 million at December 31, 2000, and for sell contracts the notional amounts were $301 million at December 31, 2001, and $265 million at December 31, 2000.

        Fair values are estimated by the use of quoted market prices, estimates obtained from brokers and other appropriate valuation techniques and are based upon information available as of December 31, 2001, and December 31, 2000. The fair-value estimates do not necessarily reflect the values Solutia could realize in the current market.

11.    Postretirement Benefits

        Pension benefits are based on the employee's age, years of service and/or compensation level. The qualified pension plan is funded in accordance with Solutia's long-range projections of the plan's financial conditions. These projections take into account benefits earned and expected to be earned, anticipated returns on pension plan assets and income tax and other regulations. Prior to the spinoff, the majority of Solutia's employees participated in Monsanto's noncontributory pension plans. In conjunction with the spinoff, Solutia assumed pension liabilities and received related assets from those plans for its applicable active employees and for certain former employees who left Monsanto in earlier years.

        The majority of Solutia's employees also participate in benefit programs that provide certain health care and life insurance benefits for retired employees. Substantially all regular, full-time U.S. employees and certain employees in other countries may become eligible for these benefits if they reach retirement age while employed by Solutia and have the required years of service. These postretirement benefits are unfunded and are generally based on the employee's age, years of service and/or compensation level. The costs of postretirement benefits are accrued by the date the employees become eligible for the benefits. In connection with the spinoff, Solutia assumed retiree medical liabilities for its applicable active employees and for approximately two-thirds of the retired U.S. employees of Monsanto.

        For 2001, 2000, and 1999, Solutia's pension and healthcare and other benefit costs were as follows:

	Pension Benefits			Healthcare and Other Benefits
	2001	2000	1999	2001	2000	1999
Service costs for benefits earned	$31	$32	$38	$10	$10	$11
Interest cost on benefit obligation	123	131	132	53	53	49
Assumed return on plan assets	(145)	(144)	(153)	—	—	—
Prior service costs	21	21	21	(15)	(18)	(18)
Transition asset	(2)	(10)	(10)	—	—	—
Recognized net (gain)/loss	(8)	4	(3)	10	7	6
Settlement	1	(23)	—	—	—	—

Total	$21	$11	$25	$58	$52	$48

        Components of the changes in fair value of plan assets, changes in the benefit obligation and the funding status of Solutia's postretirement plans were as follows:

	Pension Benefits		Healthcare and Other Benefits
	2001	2000	2001	2000
Changes in Fair Value of Plan Assets
Fair value of plan assets at January 1	$1,724	$1,973	$—	$—
Actual return on plan assets	(81)	92	—	—
Employer contributions	6	22	—	—
Settlements	—	(37)	—	—
Benefits paid	(265)	(326)	—	—

Fair value of plan assets at December 31	$1,384	$1,724	$—	$—

Changes in Benefit Obligation
Benefit obligation at January 1	$1,746	$1,833	$732	$720
Service costs	31	32	10	10
Interest cost	123	131	53	53
Participant contributions	—	—	9	7
Actuarial losses	69	111	79	51
Settlements	—	(37)	—	(17)
Benefits paid	(265)	(326)	(95)	(92)
Plan amendments	2	2	19	—

Benefit obligation at December 31	$1,706	$1,746	$807	$732

        Plan assets consist principally of common stocks and U.S. government and corporate obligations. Contributions to the pension benefit plans were neither required nor made in 2001 and 2000 because Solutia's principal pension plan is adequately funded, using assumed returns.

        The funded status of Solutia's postretirement benefit plans at December 31, 2001, and 2000 was as follows:

	Pension Benefits		Healthcare and Other Benefits
	2001	2000	2001	2000
Funded Status	$(322)	$(22)	$(807)	$(732)
Unrecognized actuarial (gain)/loss	8	(294)	136	65
Unrecognized prior service costs	115	135	(107)	(141)
Additional liability	(39)	(13)	—	—
Unrecognized transition (gain)/loss	—	(5)	—	—

Accrued net liability at December 31	$(238)	$(199)	$(778)	$(808)

        The accrued net liability was included in:

	Pension Benefits		Healthcare and Other Benefits
	2001	2000	2001	2000
Current postretirement liabilities	$—	$—	$(82)	$(78)
Long-term postretirement liabilities	(251)	(211)	(696)	(730)
Less: Other assets	13	12	—	—

Accrued net liability	$(238)	$(199)	$(778)	$(808)

        Certain of Solutia's pension benefit plans are unfunded and therefore have accumulated benefit obligations in excess of plan assets. Information regarding these unfunded plans was as follows:

	2001	2000
Projected benefit obligation	$24	$25
Accumulated benefit obligation	22	23
Fair value of plan assets	—	—

        The significant actuarial assumptions used to estimate the projected benefit obligation for the Company's principal pension, healthcare and other benefit plans were as follows:

	Pension Benefits		Healthcare and Other Benefits
	2001	2000	2001	2000
Discount rate	7.00%	7.25%	7.00%	7.25%
Assumed long-term rate of return on plan assets	9.50%	9.50%	—	—
Annual rates of salary increase (for plans that base benefits on final compensation level)	4.00%	4.25%	—	—
Assumed trend rate for healthcare costs	—	—	5.25%	5.00%
Ultimate trend rate for healthcare costs	—	—	5.25%	5.00%

        A 1 percent change in the assumed health care cost trend rates would have the following effect as of December 31, 2001:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total service and interest cost components	$1	$(1)
Effect on postretirement benefit obligation	9	(10)

12.    Employee Savings Plans

        In connection with the spinoff, Monsanto common stock held by the Monsanto Employee Stock Ownership Plan (ESOP) and related Monsanto ESOP borrowings were allocated between Solutia and Monsanto. As a result of this allocation, Solutia received 2.4 million shares of Monsanto common stock and assumed $29 million of ESOP debt to third parties. Simultaneously, Solutia created its own ESOP, established a trust to hold the Monsanto shares, and issued a $29 million loan to the trust. The trust used the proceeds of the loan to repay the assumed third-party debt. Subsequent to the spinoff, the ESOP trust was required by government regulations to divest its holdings of Monsanto common stock and to use the proceeds to acquire Solutia common stock. The divestiture of Monsanto common stock and the purchase of Solutia common stock were completed in early 1998. At inception, the trust held 10,737,097 shares of Solutia common stock. As of December 31, 2001, there have been 10,303,561 shares allocated to participants.

        Substantially all U.S. employees of Solutia are eligible to participate in the Solutia Inc. Savings and Investment Plan, a 401(k) plan. Shares held in the ESOP are used to make Solutia's matching contribution to eligible participants' accounts under this plan. The number of shares released is computed on each pay date based on a formula that considers the participant contribution, the Solutia matching rate, and Solutia's closing stock price. Shares allocated to participant accounts totaled 1,160,203 shares in 2001, 1,314,341 shares in 2000, and 979,439 shares in 1999, leaving 433,536 unallocated shares as of December 31, 2001. The value of these contributions was $15 million in 2001, $17 million in 2000, and $18 million in 1999. Solutia will fulfill future matching obligations with remaining unallocated shares in the ESOP and the use of treasury stock or open market purchases of the Company's stock. Unallocated shares held by the ESOP are considered outstanding for earnings (loss) per share calculations. Compensation expense is equal to the cost of the shares allocated to participants, less dividends paid on the shares held by the ESOP. Information regarding the ESOP follows:

	2001	2000	1999
Total ESOP expense	$8	$10	$8
Interest portion of total ESOP expense	1	1	2
Cash contributions	7	10	10

13.    Stock Option Plans

        Solutia has two stock-based incentive plans under which awards are being granted to officers and employees, the Solutia Inc. 2000 Stock-Based Incentive Plan and the Solutia Inc. 1997 Stock-Based Incentive Plan. The 2000 plan authorizes up to 5,400,000, and the 1997 plan up to 7,800,000, shares of Solutia common stock for grants of non-qualified and incentive stock options, stock appreciation rights, restricted stock awards and bonus stock awards. The shares used may be newly issued shares, treasury shares or a combination. Under both plans, the exercise price of a stock option must be no less than the fair market value of Solutia's common stock on the option grant date. Additionally, the plans provide that the term of any stock option granted may not exceed 10 years. At December 31, 2001, approximately 3,101,380 shares from the 2000 plan and 139,731 shares from the 1997 plan remained available for grants.

        During 2001, non-qualified options to purchase 468,000 shares of Solutia common stock were granted under the plans to current executive officers and other senior executives as a group, and non-qualified stock options to purchase 1,269,250 shares were granted to other employees at an average exercise price of $13.68 per share. Total shares covered by options granted under the plans to current executive officers and other senior executives as a group totaled 2,567,000 and other employees totaled 7,900,518, through December 31, 2001. The options granted to Solutia's executive officers and other senior executives are primarily performance options that become exercisable upon the earlier of achievement of specified share price targets or the ninth anniversary of the option grant. The options granted to the other management employees are time-based. They generally become exercisable in thirds, one-third on each of the first three anniversaries of the option grant date.

        The Solutia Inc. Non-Employee Director Compensation Plan provides incentives to non-employee members of Solutia's board of directors. This plan authorizes up to 400,000 shares for grants of non-qualified stock options and for grants of deferred shares in payment of all or a portion of the annual retainer for the non-employee directors. Only treasury shares may be used. Under this plan, the exercise price of a stock option must be no less than the fair market value of Solutia's common stock on the grant date and the term of any stock option granted under the plan may not exceed 10 years. At December 31, 2001, 236,551 shares of Solutia's common stock remained available for grants under the plan. Shares covered by options granted to non-employee directors totaled 25,167 in 2001, 25,167 in 2000, and 34,333 in 1999.

        As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," Solutia has elected to continue following the guidance of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," for measurement and recognition of stock-based transactions with employees. Accordingly, no compensation cost has been recognized for Solutia's option plans. Had the determination of compensation cost for these plans been based on the fair value at the grant dates for awards under these plans, consistent with the method of SFAS No. 123, Solutia's net income (loss) would have been reduced to the pro forma amounts indicated below:

	2001	2000	1999
Net Income (loss):
As reported	$(59)	$49	$206
Pro forma	(67)	42	187
Diluted earnings (loss) per share:
As reported	$(0.57)	$0.46	$1.80
Pro forma	(0.64)	0.39	1.63

        Compensation expense resulting from the fair value method of SFAS No. 123 may not be representative of compensation expense to be incurred on a pro forma basis in future years. The fair value of each option grant is estimated on the date of grant by use of the Black-Scholes option-pricing model.

        The following weighted-average assumptions were used for grants of Solutia options in 2001, 2000 and 1999:

	2001	2000	1999
Expected dividend yield	0.2%	0.2%	0.2%
Expected volatility	40.0%	34.0%	34.0%
Risk-free interest rates	4.6%	5.8%	6.0%
Expected option lives (years)	5.0	5.0	5.0

        The weighted-average fair values of options granted were $5.57 in 2001, $5.30 in 2000, and $8.05 in 1999.

        A summary of the status of Solutia's stock option plans for years ended December 31, 2001, 2000 and 1999 follows:

		Outstanding
	Exercisable Shares	Shares	Weighted-Average Exercise Price
December 31, 1998	17,116,842	25,857,105	$14.79

Granted		2,054,658	$20.61
Exercised		(678,710)	10.93
Expired		(495,232)	18.43

December 31, 1999	18,852,246	26,737,821	$15.27

Granted		1,912,043	$13.98
Exercised		(379,687)	6.74
Expired		(1,279,514)	17.21

December 31, 2000	23,590,921	26,990,663	$15.21

Granted		1,762,417	$13.68
Exercised		(1,796,038)	6.14
Expired		(1,278,013)	16.32

December 31, 2001	21,993,759	25,679,029	$15.68

        The following table summarizes information about stock options outstanding at December 31, 2001:

  Options Outstanding:

Range of Exercise Prices	Shares	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price
$3 to 7	2,650,148	1.8	$5.97
8 to 11	58,246	6.6	10.80
12 to 15	4,425,852	7.9	13.52
16 to 18	12,430,225	5.0	16.43
19 to 22	5,888,303	6.3	19.69
23 to 29	226,255	6.4	27.65

$3 to 29	25,679,029	5.5	$15.68

  Options Exercisable:

Range of Exercise Prices	Shares	Weighted-Average Exercise Price
$3 to 7	2,650,148	$5.97
8 to 11	33,967	10.11
12 to 15	1,581,669	12.98
16 to 18	12,430,225	16.43
19 to 22	5,079,495	19.58
23 to 29	218,255	27.61

$3 to 29	21,993,759	$15.75

14.    Capital Stock

        Solutia's board of directors declared a dividend of one preferred stock purchase right for each share of Solutia's common stock issued in the distribution of shares by Monsanto to its shareholders on the effective date of the spinoff and authorized the issuance of one right for each share of common stock issued after the effective date of the spinoff until the earlier of the date the rights become exercisable and the termination date of the rights plan. If a person or group acquires beneficial ownership of 20 percent or more, or announces a tender offer that would result in beneficial ownership of 20 percent or more, of Solutia's outstanding common stock, the rights become exercisable. Then, for every right held, the owner will be entitled to purchase one one-hundredth of a share of a series of preferred stock for $125. If Solutia is acquired in a business combination transaction while the rights are outstanding, for every right held, the holder will be entitled to purchase, for $125, common shares of the acquiring company having a market value of $250. In addition, if a person or group acquires beneficial ownership of 20 percent or more of Solutia's outstanding common stock, for every right held, the holder (other than such person or members of such group) will be entitled to purchase, for $125, a number of shares of Solutia's common stock having a market value of $250. Furthermore, at any time after a person or group acquires beneficial ownership of 20 percent or more (but less than 50 percent) of Solutia's outstanding common stock, Solutia's board of directors may, at its option, exchange part or all of the rights (other than rights held by the acquiring person or group) for shares of Solutia's common stock on a one-share-for-every-one-right basis. At any time prior to the acquisition of such a 20 percent position, Solutia can redeem each right for $0.01. The board of directors is also authorized to reduce the aforementioned 20 percent thresholds to not less than 10 percent. The rights expire in the year 2007.

        The Company has 10 million shares of preferred stock, par value $0.01 per share, authorized. As of December 31, 2001, there were no preferred shares issued or outstanding.

15.    Commitments and Contingencies

        Commitments, principally in connection with uncompleted additions to property, were approximately $8 million at December 31, 2001. Solutia was contingently liable as a guarantor principally in connection with bank loans totaling approximately $9 million at December 31, 2001. In addition, as of December 31, 2001, the Company was contingently liable under letters of credit, primarily related to environmental remediation, totaling $65 million. Solutia's future minimum payments under noncancelable operating leases and unconditional purchase obligations are $21 million for 2002, $22 million for 2003, $20 million for 2004, $18 million for 2005, $16 million for 2006, and $100 million thereafter.

        Solutia has entered into agreements with customers to supply a guaranteed quantity of certain products annually at prices specified in the agreements. In return, the customers have advanced funds to Solutia to cover the costs of expanding capacity to provide the guaranteed supply. Solutia has recorded the advances as deferred credits and amortizes the amounts to income as the customers purchase the products. The unamortized deferred credits were approximately $175 million at December 31, 2001, and approximately $171 million at December 31, 2000.

        In connection with the completion of the external financing agreement for Astaris which expires in September of 2005, Solutia contractually agreed to provide Astaris with funding in the event the joint venture fails to meet certain financial benchmarks. During 2001, Solutia contributed $31 million to the joint venture under this agreement. Solutia anticipates a contribution of up to $25 million will be required in 2002. Solutia believes that this obligation is not likely to have a significant impact on its consolidated financial position, liquidity or profitability.

        In 1993, a co-generation facility was constructed at the Pensacola, Florida manufacturing site to provide the plant with electricity and steam. Solutia financed the construction by placing the co-generation facility in a trust that was funded by a syndicate of commercial banks. Solutia makes monthly operating lease payments and the lease term expires in August 2002. Solutia expects to exercise its option to purchase the co-generation facility from the trust for approximately $32 million with proceeds from the anticipated refinancing during 2002.

        The more significant concentrations in Solutia's trade receivables at year-end were:

	2001	2000
U.S. chemical industry	$53	$51
U.S. carpet industry	33	42
European glass industry	39	38
European chemical industry	81	101

        Management does not anticipate losses on its trade receivables in excess of established allowances.

        Solutia's Statement of Consolidated Financial Position included accrued liabilities of $173 million at December 31, 2001, and $181 million at December 31, 2000, for the remediation of identified waste disposal sites. Expenditures related to remediation activities were $40 million in 2001, $29 million in 2000 and $22 million in 1999. Solutia expects to incur expenditures in the range of $30 million to $40 million annually for remediation activities for the foreseeable future.

        Uncertainties related to all of Solutia's environmental liabilities include evolving government policy and regulations, the method and extent of remediation and future changes in technology. Because of these uncertainties, Solutia estimates that potential future expenses associated with these liabilities could be an additional $20 million to $30 million. Although the ultimate costs and results of remediation of contaminated sites cannot be predicted with certainty, they are not expected to have a material, adverse effect on Solutia's consolidated financial position, liquidity or profitability in any one year.

        On April 14, 2001, Solutia reached an agreement to settle the claims brought by 1,596 plaintiffs in one of the actions pending in the U.S. District Court for the Northern District of Alabama. The settlement agreement was approved by the court and did not have a material adverse effect on Solutia's consolidated financial position, liquidity or profitability.

        A mechanics' lien in the amount of approximately $42 million was filed on the Chocolate Bayou plant in Alvin, Texas. This lien arises out of a dispute with the contractor, Fluor Daniel, over the construction of Solutia's new acrylonitrile plant. The contractor also alleges a constitutional lien on such property pursuant to the Texas Constitution.

        On October 12, 2000, the printing ink resins unit and a small phenolics production unit at Wiesbaden, Germany were severely damaged by an explosion and fire. No fatalities, serious injuries or environmental damage resulted from the incident. During the first quarter of 2001, Solutia finalized insurance recoveries and, accordingly, recognized a $28 million gain ($17 million aftertax) in other income (expense)—net from the insurance settlements in excess of the net book value of the plant assets and associated losses.

        During the first quarter of 1999, Solutia recorded a $29 million ($18 million aftertax) charge to cost of goods sold to increase reserves related to the anticipated settlement of two lawsuits brought against Monsanto, for which Solutia assumed responsibility in the 1997 spinoff from Monsanto, relating to the alleged discharge of polychlorinated biphenyls ("PCBs") from the Anniston, Alabama plant site, and to environmental remediation of the allegedly affected areas. During the third quarter of 2000, Solutia paid approximately $23 million for the settlement of these actions. The remainder of the reserve was established to cover costs associated with environmental remediation of the allegedly affected areas.

        Because of the size and nature of its business, Solutia is a party to numerous legal proceedings. Most of these proceedings have arisen in the ordinary course of business and involve claims for money damages. In addition, at the time of the spinoff, Solutia assumed from Monsanto, under the Distribution Agreement, liabilities related to specified legal proceedings. As a result, although Monsanto remains the named defendant, Solutia is required to manage the litigation and indemnify

Monsanto for costs, expenses and judgments arising from the litigation. Such matters arise out of the normal course of business and relate to product liability; government regulation, including environmental issues; employee relations and other issues. Certain of the lawsuits and claims seek damages in very large amounts. Although the results of litigation cannot be predicted with certainty, management's belief is that the final outcome of such litigation, except as noted below, will not have a material adverse effect on Solutia's consolidated financial position, liquidity or profitability in any one year.

        Monsanto manufactured PCBs at the Anniston, Alabama plant from 1935 to 1971. Solutia is defending a number of actions in state and federal court in Alabama relating to the alleged emission of PCBs and other allegedly hazardous materials from that plant. Plaintiffs claim to suffer from various personal injuries and are allegedly fearful of future illness. Some claim property damage. To date we have settled approximately 5,900 PCB claims relating to Anniston. Four cases originally filed on behalf of approximately 3,500 plaintiffs were consolidated and a trial of the claims of 16 individuals and one business from that group of plaintiffs is in progress. Plaintiffs in the current trial are claiming property damage and mental anguish and are seeking compensatory and punitive damages and injunctive relief. The jury in that case has returned a verdict finding Solutia liable to plaintiffs on theories of negligence, wantonness, suppression, nuisance, trespass and outrage. The issue of damages has not yet been submitted to the jury. The jury also determined that the circumstances in Anniston constitute a public nuisance. The Alabama Attorney General and the District Attorneys in four counties around Anniston intervened in this matter as plaintiffs for the public nuisance count. They seek an order compelling Solutia to pay for a study of the impact of PCBs in the area, and formulating a plan and setting a schedule for cleanup. In addition, the Alabama Department of Environmental Management intervened in this matter to assure that any decision reached has a sound scientific basis. Another Anniston case pending in federal court in Birmingham, Alabama, filed on behalf of 1,116 minor plaintiffs, now involves approximately 15,000 adult and minor plaintiffs. Those plaintiffs claim to suffer unspecified injuries and assert their right to medical monitoring and testing, and seek compensatory and punitive damages in unspecified amounts. The case is scheduled to go to trial in or after February 2003. Liability, if any, that may result from litigation against Solutia is not determinable. These cases are being vigorously defended. Management does not believe that the ultimate resolution of these cases will have a material adverse impact on its consolidated financial position or liquidity. However, it is possible that a resolution of these cases may have a material adverse impact on Solutia's net income in a given year, although it is impossible at this time to estimate the range or amount of any such liability.

16.    Supplemental Data

        Supplemental income statement data were:

	2001	2000	1999
Raw material and energy costs	$1,216	$1,300	$984
Employee compensation and benefits	779	824	728
Taxes other than income	119	113	92
Rent expense	37	38	26
Provision for doubtful accounts	11	11	—
Technological expenses:
Research and development	58	67	58
Engineering, commercial development and patent	8	24	22

Total technological expenses	66	91	80
Interest expense:
Total interest cost	92	101	53
Less capitalized interest	2	18	13

Net interest expense	90	83	40

17.    Segment and Geographic Data

        Effective January 1, 2001, Solutia reorganized its management structure from a centralized organization to a decentralized organization. This change redefined segment profitability as the costs for certain functional services, which were previously managed centrally, are now reflected in the operating segments. In addition, certain product groups have been moved between operating segments in recognition of the new management structure and related product management responsibilities. Financial data for prior periods have been restated to conform to the current presentation.

        Solutia's management is organized around four strategic business platforms: Performance Films, Resins and Additives, Specialties and Integrated Nylon. Resins and Additives and Specialties have been aggregated into the Specialty Products reportable segment because of their similar economic characteristics, as well as their similar products and services, production processes, types of customers and methods of distribution. Solutia's reportable segments and their major products are as follows:

Performance Films	Specialty Products	Integrated Nylon
SAFLEX® plastic interlayer KEEPSAFE®, SAFLEX INSIDE® (in Europe only) and KEEPSAFE MAXIMUM® glass for residential security and hurricane protection windows	Resins and additives, including ALFTALAT® polyester resins, RESIMENE® and MAPRENAL® crosslinkers, SYNTHACRYL® acrylic resins and GELVA® pressure-sensitive adhesives	Nylon intermediate "building block" chemicals

LLUMAR®, VISTA® and GILA® professional and after-market window films VANCEVA™ design enhanced security and sound attenuation films	Industrial products, including THERMINOL® heat transfer fluids, DEQUEST® water treatment chemicals, SKYDROL® hydraulic fluids and SKYKLEEN® cleaning fluids for aviation and chlorobenzenes	Merchant polymer and nylon extrusion polymers, including VYDYNE® and ASCEND® Carpet fibers, including the WEAR-DATED® and ULTRON® brands
Conductive and anti-reflective coated films and deep-dyed films	Pharmaceutical services, including process research, process development services, scale-up capabilities and small scale manufacturing for the pharmaceutical industry	Industrial nylon fibers ACRILAN® acrylic fibers for apparel, upholstery fabrics, craft yarns and other applications

        Accounting policies of the segments are the same as those used in the preparation of Solutia's consolidated financial statements. Solutia evaluates the performance of its operating segments based on segment earnings before interest expense and income taxes (EBIT), which includes marketing, administrative, technological, and amortization expenses and other non-recurring charges such as restructuring and asset impairment charges that can be directly attributable to the operating segment. Certain expenses and other items that are managed outside of the segments are excluded. These unallocated items consist primarily of corporate expenses, equity earnings (loss) from affiliates, interest expense, other income—net and expense items, and certain non-recurring items such as gains and losses on asset dispositions and restructuring charges that are not directly attributable to the operating segment. Solutia accounts for intersegment sales at agreed upon transfer prices. Intersegment sales are eliminated in consolidation. Segment assets consist primarily of customer receivables, raw materials and finished goods inventories, fixed assets, goodwill and identified intangible assets directly associated with the production processes of the segment (direct fixed assets). Segment depreciation and amortization are based upon direct tangible and intangible assets. Unallocated assets consist primarily of deferred taxes, certain investments in equity affiliates and indirect fixed assets.

        Solutia's 2001, 2000 and 1999 segment information follows:

	Year Ended December 31,
	2001			2000			1999
	Net Sales	Intersegment Sales	Profit	Net Sales	Intersegment Sales	Profit	Net Sales	Intersegment Sales	Profit
Segment:
Performance Films	$591	$—	$61	$692	$—	$106	$669	$—	$126
Specialty Products	918	—	77	1,004	—	32	760	2	119
Integrated Nylon	1,308	—	11	1,490	1	(29)	1,407	4	161

Segment totals	2,817	—	149	3,186	1	109	2,836	6	406
Reconciliation to consolidated totals:
Sales eliminations				(1)	(1)		(6)	(6)
Corporate expenses			(121)			(107)			(111)
Equity earnings (loss) from affiliates			(13)			37			38
Interest expense			(90)			(83)			(40)
Gain on sale of Polymer Modifiers business			—			73			—
Other income (expense)—net			(2)			12			10

Consolidated totals:
Net sales	$2,817	$—		$3,185	$—		$2,830	$—

Income (loss) before income taxes			$(77)			$41			$303

	Year Ended December 31,
	2001			2000			1999
	Assets	Capital Expen- ditures	Depreciation and Amortization	Assets	Capital Expen- ditures	Depreciation and Amortization	Assets	Capital Expen- ditures	Depreciation and Amortization
Segment:
Performance Films	$561	$39	$38	$565	$28	$44	$663	$21	$42
Specialty Products	1,076	35	59	1,144	31	61	1,274	20	29
Integrated Nylon	901	20	83	1,102	159	83	1,089	210	79

Segment totals	$2,538	$94	$180	$2,811	$218	$188	$3,026	$251	$150
Reconciliation to consolidated totals:
Unallocated amounts	870	—	4	770	3	3	744	6	1

Consolidated totals	$3,408	$94	$184	$3,581	$221	$191	$3,770	$257	$151

        Solutia's geographic information for 2001, 2000 and 1999 follows:

	Net Sales			Long-Lived Assets
	2001	2000	1999	2001	2000
U.S.	$1,618	$1,939	$1,992	$846	$899
Other countries	1,199	1,246	838	297	306

Consolidated totals	$2,817	$3,185	$2,830	$1,143	$1,205

18.    Quarterly Data—Unaudited

		First Quarter		Second Quarter		Third Quarter		Fourth Quarter			Total Year
Net Sales	2001 2000	$ $	747 846	$ $	737 834	$ $	690 774	$ $	643 731		$ $	2,817 3,185
Gross Profit (Loss)	2001 2000		128 199		128 158		129 143		44 (14)			429 486
Operating Income (Loss)	2001 2000		21 79		22 37		24 35		(73 (127	) )		(6 24)
Net Income (Loss)	2001 2000		22 51		13 4		7 78		(101 (84	) )		(59 49)
Basic Earnings (Loss) per Share	2001 2000		0.21 0.47		0.13 0.04		0.07 0.75		(0.97 (0.82	) )		(0.57 0.46)
Diluted Earnings (Loss) per Share	2001 2000		0.21 0.46		0.12 0.04		0.07 0.74		(0.97 (0.81	) )		(0.57 0.46)
Common Stock Price:
2001	High Low		14.85 12.06		15.07 12.03		14.14 11.25		14.28 11.71			15.07 11.25
2000	High Low		17.19 11.63		15.56 11.25		15.69 10.38		13.00 10.88			17.19 10.38

        Net income in the first quarter of 2001 includes an aftertax gain of $17 million from an insurance settlement associated with the explosion and fire that destroyed the Vianova printing inks and phenolics production facility in Wiesbaden, Germany. Net loss in the fourth quarter of 2001 includes aftertax charges of $96 million to cover Solutia's share of restructuring costs at its Astaris and Flexsys joint ventures, increases to environmental and self-insurance reserves, additional severance costs and the write down of certain non-performing assets.

        Net income in the second quarter of 2000 includes special net aftertax charges of $31 million principally associated with the formation and start-up of the Astaris joint venture and Solutia's share of restructuring and asset impairment charges recorded by the Flexsys joint venture. Net income in the third quarter of 2000 includes a $46 million aftertax gain on sale of the Polymer Modifiers business and income of $7 million recorded in income taxes related to changes in German income tax laws. Net loss in the fourth quarter of 2000 includes restructuring and asset impairment charges of $96 million aftertax.

        Under SFAS No. 128, "Earnings per Share," the quarterly and total year calculations of basic and diluted earnings (loss) per share are based on weighted average shares outstanding for that quarterly or total year period, respectively. As a result, the sum of diluted earnings (loss) per share for the quarterly periods may not equal total year earnings (loss) per share.

19.    Subsequent Event—Goodwill and Other Intangible Assets

        Effective January 1, 2002, Solutia adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." In accordance with SFAS No. 142, Solutia discontinued the amortization of goodwill and identifiable intangible assets that have indefinite useful lives. Intangible assets that have finite useful lives will continue to be amortized over their useful lives. Goodwill will be assessed annually for impairment. This statement also required certain intangible assets that did not meet the criteria for recognition apart from goodwill, to be subsumed into goodwill. During the quarter ended March 31, 2002, Solutia subsumed into goodwill $74 million of intangible assets net of related deferred tax liabilities representing assembled workforce and noncontractual customer relationships that did not meet the separability criteria under SFAS No. 141, "Business Combinations."

        Fair value measurements of the reporting units were estimated by a third-party specialist utilizing both an income and market multiple approach. Based on this analysis, Solutia recorded an impairment loss of $167 million for the Resins and Additives business in the Specialty Products segment due to declining estimates of future results given current economic and market conditions. This goodwill is non-deductible for tax purposes.

        Net income (loss) and earnings (loss) per share for the years ended December 31, 2001, 2000 and 1999 adjusted to exclude the non-amortization provisions of SFAS No. 142, net of tax, are as follows:

	2001	2000	1999
Net income (loss):
Net income (loss)	$(59)	$49	$206
Goodwill amortization	22	22	2
Subsumed intangible assets amortization	7	6	—
Trademark amortization	2	1	1
Equity method goodwill amortization	2	3	2

Adjusted net income (loss)	$(26)	$81	$211

	2001	2000	1999
Basic earnings (loss) per share:
Net income	$(0.57)	$0.46	$1.86
Goodwill amortization	0.21	0.21	0.02
Subsumed intangible assets amortization	0.07	0.05	—
Trademark amortization	0.02	0.01	0.01
Equity method goodwill amortization	0.02	0.03	0.01

Adjusted basic earnings (loss) per share	$(0.25)	$0.76	$1.90

	2001	2000	1999
Diluted earnings (loss) per share:
Net income	$(0.57)	$0.46	$1.80
Goodwill amortization	0.21	0.20	0.02
Subsumed intangible assets amortization	0.07	0.05	—
Trademark amortization	0.02	0.01	0.01
Equity method goodwill amortization	0.02	0.03	0.01
Adjusted diluted earnings (loss) per share	$(0.25)	$0.75	$1.84

20.    Subsequent Event—Consolidating Condensed Financial Statements

        CP Films, Inc., Monchem, Inc., Monchem International, Inc., and Solutia Systems, Inc., wholly-owned subsidiaries of the Company, (Guarantors), will guarantee the senior secured notes to be issued in an anticipated offering. The Guarantors will fully and unconditionally guarantee the securities issued on a joint and several basis. The following consolidating condensed financial statements present, in separate columns, financial information for: Solutia Inc. on a parent only basis carrying its investment in subsidiaries under the equity method; Guarantors on a combined, or where appropriate, consolidated basis, carrying investments in subsidiaries who do not guarantee the debt (Non-Guarantors) under the equity method; Non-Guarantors on a combined, or where appropriate, consolidated basis; eliminating adjustments; and consolidated totals as of December 31, 2001 and 2000, and for the years ended December 31, 2001, 2000 and 1999. The eliminating adjustments primarily reflect intercompany transactions, such as interest income and expense, accounts receivable and payable, advances, short and long-term debt, royalties and profit in inventory eliminations. The Company has not presented separate financial statements and other disclosures concerning the Guarantors as management has determined that such information is not material to potential investors.

SOLUTIA INC.

CONSOLIDATING STATEMENT OF INCOME (LOSS)

Year Ended December 31, 2001

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Net Sales	$1,898	$144	$1,256	$(481)	$2,817
Cost of goods sold	1,783	62	1,038	(495)	2,388

Gross Profit	115	82	218	14	429
Marketing expenses	123	17	35	—	175
Administrative expenses	94	7	59	—	160
Technological expenses	54	2	10	—	66
Amortization expense	—	6	28	—	34

Operating Income (Loss)	(156)	50	86	14	(6)
Equity earnings (loss) from affiliates—net of tax	165	54	(4)	(228)	(13)
Interest expense	(152)	(7)	(140)	209	(90)
Other income (expense)—net	(19)	126	149	(224)	32

Income (Loss) Before Income Taxes	(162)	223	91	(229)	(77)
Income taxes (benefit)	(103)	54	31	—	(18)

Net Income (Loss)	$(59)	$169	$60	$(229)	$(59)

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

Year Ended December 31, 2001

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Net Income (Loss)	$(59)	$169	$60	$(229)	$(59)
Other Comprehensive Income (Loss):
Currency translation adjustments	(37)	(45)	(12)	57	(37)
Cumulative effect of accounting change, net of tax	2	—	—	—	2
Net loss on derivative instruments, net of tax	(3)	—	—	—	(3)
Minimum pension liability adjustments, net of tax	2	—	—	—	2

Comprehensive Income (Loss)	$(95)	$124	$48	$(172)	$(95)

SOLUTIA INC.

CONSOLIDATING STATEMENT OF INCOME

Year Ended December 31, 2000

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Net Sales	$2,235	$143	$1,292	$(485)	$3,185
Cost of goods sold	2,085	52	1,062	(500)	2,699

Gross Profit	150	91	230	15	486
Marketing expenses	139	15	12	(1)	165
Administrative expenses	113	6	54	—	173
Technological expenses	71	2	18	—	91
Amortization expense	—	7	29	(3)	33

Operating Income (Loss)	(173)	61	117	19	24
Equity earnings (loss) from affiliates—net of tax	229	40	(9)	(225)	35
Interest expense	(141)	(9)	(141)	208	(83)
Other income—net	61	137	91	(224)	65

Income (Loss) Before Income Taxes	(24)	229	58	(222)	41
Income taxes (benefit)	(73)	45	21	(1)	(8)

Net Income	$49	$184	$37	$(221)	$49

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

Year Ended December 31, 2000

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Net Income	$49	$184	$37	$(221)	$49
Other Comprehensive Income (Loss):
Currency translation adjustments	(86)	(76)	(28)	104	(86)
Cumulative effect of accounting change, net of tax	—				—
Net loss on derivative instruments, net of tax	—	—	—	—	—
Minimum pension liability adjustments, net of tax	7	—	—	—	7

Comprehensive Income (Loss)	$(30)	$108	$9	$(117)	$(30)

SOLUTIA INC.

CONSOLIDATING STATEMENT OF INCOME

Year Ended December 31, 1999

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Net Sales	$2,376	$74	$708	$(328)	$2,830
Cost of goods sold	1,932	11	575	(340)	2,178

Gross Profit	444	63	133	12	652
Marketing expenses	146	12	(6)	1	153
Administrative expenses	88	4	30	—	122
Technological expenses	76	1	3	—	80
Amortization expense	1	(3)	3	2	3

Operating Income	133	49	103	9	294
Equity earnings from affiliates— net of tax	178	71	2	(215)	36
Interest expense	(103)	(12)	(21)	96	(40)
Other income—net	25	72	29	(113)	13

Income Before Income Taxes	233	180	113	(223)	303
Income taxes	27	38	34	(2)	97

Net Income	$206	$142	$79	$(221)	$206

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME

Year Ended December 31, 1999

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Net Income	$206	$142	$79	$(221)	$206
Other Comprehensive Income (Loss):
Currency translation adjustments	(44)	(36)	(11)	47	(44)
Cumulative effect of accounting change, net of tax	—	—	—	—	—
Net loss on derivative instruments, net of tax	—	—	—	—	—
Minimum pension liability adjustments, net of tax	(4)	—	—	—	(4)

Comprehensive Income	$158	$106	$68	$(174)	$158

SOLUTIA INC.

CONSOLIDATING BALANCE SHEET

December 31, 2001

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$3	$1	$19	$—	$23
Trade receivables, net	(5)	178	179	—	352
Intercompany receivables	2,899	3,354	133	(6,386)	—
Miscellaneous receivables	77	—	28	—	105
Prepaid expenses	12	—	3	—	15
Deferred income tax benefit	95	—	21	7	123
Inventories	160	23	138	(18)	303

Total current assets	3,241	3,556	521	(6,397)	921
Property, Plant and Equipment:
Land	18	—	40	—	58
Buildings	274	22	129	—	425
Machinery and equipment	2,527	51	428	—	3,006
Construction in progress	18	20	13	—	51

Total property, plant and equipment	2,837	93	610	—	3,540
Less accumulated depreciation	2,070	14	313	—	2,397

Net property, Plant and Equipment	767	79	297	—	1,143
Investments in Affiliates	3,139	206	26	(3,058)	313
Goodwill, net	2	72	312	—	386
Identified Intangible Assets, net	33	26	165	—	224
Long-Term Deferred Income Tax Benefit	242	—	12	—	254
Intercompany Advances	128	2,010	1,812	(3,950)	—
Other Assets	136	—	31	—	167

Total Assets	$7,688	$5,949	$3,176	$(13,405)	$3,408

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$160	$8	$65	$—	$233
Intercompany payables	3,271	2,995	120	(6,386)	—
Wages and benefits	26	—	30	—	56
Postretirement liabilities	81	—	1	—	82
Miscellaneous accruals	210	11	141	—	362
Short-term debt	683	—	—	—	683
Intercompany short-term debt	189	31	112	(332)	—

Total Current Liabilities	4,620	3,045	469	(6,718)	1,416
Long-Term Debt	448	—	179	—	627
Intercompany Long-Term Debt	1,494	45	2,080	(3,619)	—
Postretirement Liabilities	921	—	26	—	947
Other Liabilities	318	6	207	—	531
Shareholders' Equity (Deficit):
Common stock	1	—	—	—	1
Net deficiency (excess) of assets at spinoff and subsidiary capital	(113)	2,853	215	(3,068)	(113)
Treasury stock	(257)	—	—	—	(257)
Unearned ESOP shares	(1)	—	—	—	(1)
Accumulated other comprehensive loss	(144)	—	—	—	(144)
Reinvested earnings	401	—	—	—	401

Total Shareholders' Equity (Deficit)	(113)	2,853	215	(3,068)	(113)

Total Liabilities and Shareholders' Equity (Deficit)	$7,688	$5,949	$3,176	$(13,405)	$3,408

SOLUTIA INC.

CONSOLIDATING BALANCE SHEET

December 31, 2000

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$11	$—	$8	$—	$19
Trade receivables, net	4	213	189	—	406
Intercompany receivables	1,619	1,991	177	(3,787)	—
Miscellaneous receivables	75	—	34	—	109
Prepaid expenses	16	—	1	—	17
Deferred income tax benefit	87	—	14	6	107
Inventories	218	23	133	(17)	357

Total current assets	2,030	2,227	556	(3,798)	1,015
Property, Plant and Equipment:
Land	18	—	42	—	60
Buildings	272	22	127	—	421
Machinery and equipment	2,515	49	418	—	2,982
Construction in progress	38	12	12	—	62

Total property, plant and equipment	2,843	83	599	—	3,525
Less accumulated depreciation	2,018	9	293	—	2,320

Net property, Plant and Equipment	825	74	306	—	1,205
Investments in Affiliates	3,041	188	37	(2,915)	351
Goodwill, net	2	76	343	—	421
Identified Intangible Assets, net	5	28	184	—	217
Long-Term Deferred Income Tax Benefit	185	—	5	—	190
Intercompany Advances	134	1,978	1,421	(3,533)	—
Other Assets	138	—	44	—	182

Total Assets	$6,360	$4,571	$2,896	$(10,246)	$3,581

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$255	$11	$93	$—	$359
Intercompany payables	1,947	1,712	128	(3,787)	—
Wages and benefits	19	—	26	—	45
Postretirement liabilities	76	—	2	—	78
Miscellaneous accruals	201	10	162	—	373
Short-term debt	484	—	10	—	494
Intercompany short-term debt	197	27	179	(403)	—

Total Current Liabilities	3,179	1,760	600	(4,190)	1,349
Long-Term Debt	598	—	186	—	784
Intercompany Long-Term Debt	1,404	77	1,656	(3,137)	—
Postretirement Liabilities	916	—	25	—	941
Other Liabilities	297	6	238	—	541
Shareholders' Equity (Deficit):
Common stock	1	—	—	—	1
Net deficiency (excess) of assets at spinoff and subsidiary capital	(113)	2,728	191	(2,919)	(113)
Treasury stock	(296)	—	—	—	(296)
Unearned ESOP shares	(9)	—	—	—	(9)
Accumulated other comprehensive loss	(108)	—	—	—	(108)
Reinvested earnings	491	—	—	—	491

Total Shareholders' Equity (Deficit)	(34)	2,728	191	(2,919)	(34)

Total Liabilities and Shareholders' Equity (Deficit)	$6,360	$4,571	$2,896	$(10,246)	$3,581

SOLUTIA INC.

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOW

Year Ended December 31, 2001

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Cash From (Used In) Operations	(130)	159	16	(1)	44

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(41)	(11)	(42)	—	(94)
Acquisition and investment payments, net of cash acquired	(33)	—	(2)	—	(35)
Property disposals and investment proceeds	8	—	35	—	43

Cash Used In Investing Activities	(66)	(11)	(9)	—	(86)

FINANCING ACTIVITIES:
Net change in short-term debt obligations	48	—	(7)	—	41
Common stock issued under employee stock plans	13	—	—	—	13
Other financing activities	(9)	—	1	—	(8)
Changes in investments and advances from (to) affiliates	136	(147)	10	1	—

Cash From (Used In) Financing Activities	188	(147)	4	1	46

Increase (Decrease) in Cash and Cash Equivalents	(8)	1	11	—	4
CASH AND CASH EQUIVALENTS:
Beginning of year	11	—	8	—	19

End of period	$3	1	19	—	$23

SOLUTIA INC.

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOW

Year Ended December 31, 2000

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Cash From (Used In) Operations	(90)	169	172	(7)	244

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(177)	(11)	(33)	—	(221)
Acquisition and investment payments, net of cash acquired	(4)	—	(106)	—	(110)
Property disposals and investment proceeds	188	—	32	—	220

Cash From (Used In) Investing Activities	7	(11)	(107)	—	(111)

FINANCING ACTIVITIES:
Net change in short-term debt obligations	(25)	—	3	—	(22)
Common stock issued under employee stock plans	4	—	—	—	4
Other financing activities	(313)	—	189	—	(124)
Changes in investments and advances from (to) affiliates	294	(36)	(265)	7	—

Cash Used In Financing Activities	(40)	(36)	(73)	7	(142)

Increase (Decrease) in Cash and Cash Equivalents	(123)	122	(8)	—	(9)
CASH AND CASH EQUIVALENTS:
Beginning of year	134	(122)	16	—	28

End of period	$11	—	8	—	$19

SOLUTIA INC.

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOW

Year Ended December 31, 1999

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Cash From (Used In) Operations	$274	$108	$(15)	$(3)	364

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(240)	(2)	(15)	—	(257)
Acquisition and investment payments, net of cash acquired	(186)	—	(649)	—	(835)
Property disposals and investment proceeds	18	—	12	—	30

Cash Used In Investing Activities	(408)	(2)	(652)	—	(1,062)

FINANCING ACTIVITIES:
Net change in short-term debt obligations	511	—	—	—	511
Common stock issued under employee stock plans	8	—	—	—	8
Other financing activities	118	—	—	—	118
Changes in investments and advances from (to) affiliates	(411)	(228)	636	3	—

Cash From (Used In) Financing Activities	226	(228)	636	3	637

Increase (Decrease) in Cash and Cash Equivalents	92	(122)	(31)	—	(61)
CASH AND CASH EQUIVALENTS:
Beginning of year	42	—	47	—	89

End of period	$134	(122)	16	—	$28

21. Subsequent Event—Commitments and Contingencies

        As discussed in Note 15, a mechanics' lien in the amount of $42 million was filed on the acrylonitrile manufacturing facility located at our Chocolate Bayou plant in Alvin, Texas by the contractor, Fluor Daniel Corporation (Fluor). This action related to a construction dispute between Solutia and Fluor for construction of the facility. A settlement was reached on October 11, 2002, with Solutia agreeing to pay Fluor $20 million over a three-year period, of which $15 million will be recognized as property, plant and equipment.

*        *        *        *        *

SOLUTIA INC.

STATEMENT OF CONSOLIDATED INCOME (LOSS)

	Six Months Ended June 30,
	2002	2001
	(Dollars in millions, except per share amounts)
Net Sales	$1,390	$1,484
Cost of goods sold	1,131	1,228

Gross Profit	259	256
Marketing expenses	89	91
Administrative expenses	71	74
Technological expenses	31	32
Amortization expense	2	16

Operating Income	66	43
Equity earnings from affiliates—net of tax	12	12
Interest expense	(44)	(44)
Other income—net	9	37

Income Before Income Taxes	43	48
Income taxes	6	13

Income Before Cumulative Effect of Change in Accounting Principle	37	35
Cumulative Effect of Change in Accounting Principle	(167)	—

Net Income (Loss)	$(130)	$35

Basic Earnings (Loss) Per Share:
Income Before Cumulative Effect of Change in Accounting Principle	$0.35	$0.34
Cumulative Effect of Change in Accounting Principle	$(1.59)	$—

Basic Earnings (Loss) Per Share	$(1.24)	$0.34

Diluted Earnings (Loss) Per Share:
Income Before Cumulative Effect of Change in Accounting Principle	$0.35	$0.33
Cumulative Effect of Change in Accounting Principle	$(1.59)	$—

Diluted Earnings (Loss) Per Share	$(1.24)	$0.33

Weighted average equivalent shares (in millions):
Basic	104.7	103.6
Effect of dilutive securities:
Common share equivalents—common shares issuable upon exercise of outstanding stock options	0.4	1.3

Diluted	105.1	104.9

See accompanying Notes to Consolidated Financial Statements

SOLUTIA INC.

STATEMENT OF CONSOLIDATED COMPREHENSIVE LOSS

	Six Months Ended June 30,
	2002	2001
	(Dollars in millions)
Net Income (Loss)	$(130)	$35
Other Comprehensive Income (Loss):
Currency translation adjustments	82	(60)
Unrealized investment gain (loss), net of tax	—	—
Net unrealized loss on derivative instruments, net of tax	—	(2)
Net realized (gain) loss on derivative instruments, net of tax	1	(2)

Comprehensive Income (Loss)	$(47)	$(29)

See accompanying Notes to Consolidated Financial Statements

SOLUTIA INC.

STATEMENT OF CONSOLIDATED FINANCIAL POSITION

	June 30, 2002	December 31, 2001
	(Dollars in millions, except per share amounts)
ASSETS
Current Assets:
Cash and cash equivalents	$13	$23
Trade receivables, net of allowance of $18 in 2002 and $22 in 2001	439	352
Miscellaneous receivables	115	105
Prepaid expenses	10	15
Deferred income tax benefit	121	123
Inventories	327	303

Total Current Assets	1,025	921
Property, Plant and Equipment:
Land	62	58
Buildings	437	425
Machinery and equipment	3,056	3,006
Construction in progress	51	51

Total Property, Plant and Equipment	3,606	3,540
Less Accumulated Depreciation	2,469	2,397

Net Property, Plant and Equipment	1,137	1,143
Investments in Affiliates	221	313
Goodwill, Net	324	386
Identified Intangible Assets, Net	74	194
Long-Term Deferred Income Tax Benefit	236	254
Other Assets	183	197

Total Assets	$3,200	$3,408

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$272	$233
Wages and benefits	51	56
Postretirement liabilities	93	82
Miscellaneous accruals	343	362
Short-term debt	576	683

Total Current Liabilities	1,335	1,416
Long-Term Debt	646	627
Postretirement Liabilities	937	947
Other Liabilities	440	531
Shareholders' Deficit:
Common stock (authorized, 600,000,000 shares, par value $0.01) Issued: 118,400,635 shares in 2002 and 2001	1	1
Net deficiency of assets at spinoff	(113)	(113)
Treasury stock, at cost (13,597,101 shares in 2002 and 13,921,604 shares in 2001)	(250)	(257)
Unearned ESOP Shares	—	(1)
Accumulated Other Comprehensive Loss	(62)	(144)
Reinvested Earnings	266	401

Shareholders' Deficit	(158)	(113)

Total Liabilities and Shareholders' Deficit	$3,200	$3,408

See accompanying Notes to Consolidated Financial Statements

SOLUTIA INC.

STATEMENT OF CONSOLIDATED CASH FLOW

	Six Months Ended June 30,
	2002	2001
	(Dollars in millions)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
OPERATING ACTIVITIES:
Net income (loss)	$(130)	$35
Adjustments to reconcile to Cash From Operations:
Cumulative effect of change in accounting principle	167	—
Depreciation and amortization	76	90
Amortization of deferred credits	(7)	(7)
Net pretax gains from asset disposals	(6)	(31)
Changes in assets and liabilities:
Income and deferred taxes	61	(7)
Trade receivables	(87)	(25)
Inventories	(24)	1
Accounts payable	41	(45)
Other assets and liabilities	(42)	(93)

Cash From Operations	49	(82)

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(31)	(43)
Acquisition and investment payments, net of cash acquired	(17)	(18)
Property disposals and investment proceeds	100	32

Cash From Investing Activities	52	(29)

FINANCING ACTIVITIES:
Net change in short-term debt obligations	(109)	103
Common stock issued under employee stock plans	2	8
Other financing activities	(4)	(2)

Cash From Financing Activities	(111)	109

Decrease in Cash and Cash Equivalents	(10)	(2)
CASH AND CASH EQUIVALENTS:
Beginning of Year	23	19

End of Period	$13	$17

See accompanying Notes to Consolidated Financial Statements

SOLUTIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

1.    Basis of Presentation

        Solutia Inc. and its subsidiaries make and sell a variety of high-performance chemical-based materials. Solutia is a world leader in performance films for laminated safety glass and after-market applications; resins and additives for high-value coatings; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.

        These financial statements should be read in conjunction with the audited financial statements and notes to consolidated financial statements included in Solutia's 2001 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 7, 2002. A summary of our critical accounting policies is presented on page 13 of our most recent Form 10-K. There have been no material changes in the accounting policies followed by Solutia during fiscal year 2002 except for those changes described in Note 6.

        The accompanying unaudited consolidated financial statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the financial position, results of operations, comprehensive income (loss), and cash flows for the interim periods reported. Such adjustments are of a normal, recurring nature. The results of operations for the three-month and six-month periods ended June 30, 2002, are not necessarily indicative of the results to be expected for the full year.

        Certain reclassifications to prior year's financial information have been made to conform to the 2002 presentation.

2.    Acquisitions

        On May 31, 2002, Solutia acquired Axio Research Corporation (Axio) for approximately $5 million, which was financed with cash from operations. Axio is a contract research organization providing clinical trial design and data management to a wide range of clients including pharmaceutical, biotechnology and medical device companies as well as academic and government research groups. Axio will complement the Pharmaceutical service offering within the Specialty Products segment. The allocation of the purchase price to assets and liabilities acquired resulted in current assets of $1 million, non-current assets of $1 million, goodwill of $4 million and current liabilities of $1 million. Axio's results of operations were included in Solutia's results of operations from the acquisition date and were not material to Solutia's consolidated results of operations for the six month period ended June 30, 2002.

3.    Restructuring Reserves

        As part of the integration of Vianova Resins with Solutia's resins businesses, Solutia identified excess production capacity for certain Solutia resins products that will allow for the consolidation of production facilities. As a result, Solutia decided to exit its operations at the Port Plastics site in Addyston, Ohio. An $8 million ($5 million aftertax) charge to cost of goods sold was recorded in the second quarter of 2000 to carry out the exit plan. The charge included $2 million to write down plant assets to their fair value of approximately $1 million, $2 million of dismantling costs and $4 million of estimated costs for which Solutia is contractually obligated under an operating agreement. Fair value was determined by discounting future cash flows using an appropriate discount rate based on the

Company's cost of capital. Under the operating agreement, Solutia was required to provide 24 months notice of intent to exit and to pay contractually obligated costs for an additional 18 months thereafter to a third-party operator. Solutia provided notice of intent to exit on June 30, 2000, and exited the site in June of 2002. The contractually obligated costs represent direct manufacturing, overhead, utilities and severance. The financial impact will not be material to Solutia as production will be shifted to other production facilities.

        The following table summarizes the 2000 restructuring charge and amounts utilized to carry out those plans:

	Shutdown of Facilities	Asset Write-Downs	Other Costs	Total
	(Dollars in millions)
Balance at January 1, 2000	$—	$—	$—	$—
Charges taken	2	2	4	8
Amounts utilized	—	(2)	—	(2)

Balance at December 31, 2000	2	—	4	6
Amounts utilized	—	—	—	—

Balance at December 31, 2001	2	—	4	6
Amounts utilized	—	—	—	—

Balance at March 31, 2002	2	—	4	6
Amounts utilized	—	—	—	—

Balance at June, 2002	$2	$—	$4	$6

4.    Inventory Valuation

        The components of inventories as of June 30, 2002, and December 31, 2001, were as follows:

	June 30, 2002	December 31, 2001
Finished goods	$225	$209
Goods in process	110	107
Raw materials and supplies	103	100

Inventories, at FIFO cost	438	416
Excess of FIFO over LIFO cost	(111)	(113)

Total	$327	$303

5.    Contingencies

        Because of the size and nature of its business, Solutia is a party to numerous legal proceedings. Most of these proceedings have arisen in the ordinary course of business and involve claims for money damages. In addition, at the time of the spinoff, Solutia assumed from the former Monsanto Company (now known as Pharmacia Corporation), under a distribution agreement, liabilities related to specified legal proceedings. As a result, although Pharmacia remains a defendant, Solutia is required to manage the litigation and indemnify Pharmacia for costs, expenses and judgments arising from the litigation.

Such matters arise out of the normal course of business and relate to product liability; government regulation, including environmental issues; employee relations and other issues. Certain of the lawsuits and claims seek damages in significant amounts. Although the results of litigation cannot be predicted with certainty, management's belief is that the final outcome of such litigation, except as noted below, will not have a material adverse effect on Solutia's consolidated financial position, liquidity or profitability in any one year.

        Solutia's Annual Report on Form 10-K for the year ended December 31, 2001, describes four consolidated cases, sometimes referred to as Abernathy v. Monsanto or Bowie v. Monsanto, which have been in trial in Circuit Court for Etowah County, Alabama. The trial court departed from its announced schedule and did not submit the issue of compensatory damages for the 17 Phase I trial plaintiffs to the jury for determination. If damages are awarded against Solutia in these cases, it would appeal on all available grounds. Solutia believes that it has meritorious grounds for appeal; however, there can be no guarantee any such appeal would be successful. Also, in order to appeal any lower court judgment, Solutia would be required to post a surety bond. Such a bond is often required to be collateralized.

        Pharmacia is our co-defendant in the Abernathy or Bowie cases. Pharmacia has agreed to obtain a surety bond if it is able to do so on commercially reasonable terms if needed and if Solutia does not obtain the bond. If Pharmacia obtains an appeal bond without providing collateral, any decisions regarding management or settlement of this litigation would be jointly controlled by Solutia, Pharmacia, and Monsanto (the new company which Pharmacia has announced plans to spin off on August 13, 2002) with each company having an equal vote. If such a bond is required to be secured by collateral, Solutia would have the right to provide the collateral and control any settlement decisions regarding these cases. If Solutia does not provide the required collateral, then Monsanto would have the option to provide the collateral and would then control any settlement decisions regarding these cases. If Monsanto does not provide the required collateral, then Pharmacia would provide the necessary collateral and would assume control of any settlement decisions in these cases.

        Management does not believe that the ultimate resolution of the matters related to Anniston, Alabama will have a material adverse impact on its consolidated financial position or liquidity. However, it is possible that a resolution of these cases may have a material adverse impact on Solutia's net income in a given year, although it is impossible at this time to estimate the range or amount of any such liability.

        In connection with the agreement described above relating to obtaining a surety bond in the Abernathy v. Monsanto litigation, if one is necessary, Solutia has agreed to an amendment, dated as of July 1, 2002, to the distribution agreement with Pharmacia. The amendment provides that Solutia accepts the substitution of Monsanto in place of Pharmacia as the entity that will, generally, in the first instance, perform many of the obligations of Pharmacia under the distribution agreement. Pharmacia, however, has agreed to remain primarily liable under the distribution agreement for the performance of those obligations. The amendment to the distribution agreement also provides that Solutia will indemnify Monsanto with respect to the liabilities assumed by Solutia under the distribution agreement.

6.    Goodwill and Other Intangible Assets

        Effective January 1, 2002, Solutia adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." In accordance with SFAS No. 142, Solutia discontinued the amortization of goodwill and identifiable intangible assets that have indefinite useful lives. Intangible assets that have finite useful lives will continue to be amortized over their useful lives. Goodwill will be assessed annually for impairment. This statement also required certain intangible assets that did not meet the criteria for recognition apart from goodwill, to be subsumed into goodwill. During the quarter ended March 31, 2002, Solutia subsumed into goodwill $74 million of intangible assets net of related deferred tax liabilities representing assembled workforce and noncontractual customer relationships that did not meet the separability criteria under SFAS No. 141, "Business Combinations."

        Net income (loss) and earnings (loss) per share for the three and six months ended June 30, 2002 and 2001, adjusted to exclude the non-amortization provisions of SFAS No. 142, net of tax, are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Net income (loss):
Income before cumulative effect of change in accounting principle	$23	$13	$37	$35
Goodwill amortization	—	5	—	10
Subsumed intangible assets amortization	—	2	—	3
Equity method goodwill amortization	—	1	—	1
Trademark amortization	—	—	—	1
Cumulative effect of change in accounting principle	—	—	(167)	—

Adjusted net income (loss)	$23	$21	$(130)	$50

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Basic earnings (loss) per share:
Income before cumulative effect of change in accounting principle	$0.22	$0.13	$0.35	$0.34
Goodwill amortization	—	0.05	—	0.10
Subsumed intangible assets amortization	—	0.02	—	0.03
Equity method goodwill amortization	—	0.01	—	0.01
Trademark amortization	—	—	—	0.01
Cumulative effect of change in accounting principle	—	—	(1.59)	—

Adjusted basic earnings (loss) per share	$0.22	$0.21	$(1.24)	$0.49

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Diluted earnings (loss) per share:
Income before cumulative effect of change in accounting principle	$0.22	$0.12	$0.35	$0.33
Goodwill amortization	—	0.05	—	0.10
Subsumed intangible assets amortization	—	0.02	—	0.03
Equity method goodwill amortization	—	0.01	—	0.01
Trademark amortization	—	—	—	0.01
Cumulative effect of change in accounting principle	—	—	(1.59)	—

Adjusted diluted earnings (loss) per share	$0.22	$0.20	$(1.24)	$0.48

        Identified intangible assets are as follows:

	Gross Carrying Value	June 30, 2002 Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Contractual customer relationships	$26	$(4)	$22
Patents	7	(2)	5
Employment agreements	5	(1)	4
Other	6	(4)	2

Total amortized intangible assets	$44	$(11)	$33

Unamortized intangible assets:
Trademarks	$47	$(6)	$41

Total unamortized intangible assets	$47	$(6)	$41

Total identified intangible assets	$91	$(17)	$74

	Gross Carrying Value	December 31, 2001 Accumulated Amortization	Net Carrying Value
Intangible assets:
Customer relationships	$149	$(14)	$135
Trademarks	45	(6)	39
Assembled workforce	10	(2)	8
Patents	7	(2)	5
Employment agreements	5	—	5
Other	6	(4)	2

Total intangible assets	$222	$(28)	$194

        The Company's second quarter acquisition of Axio (see Note 2), resulted in goodwill of approximately $4 million. Intangible asset amortization expense was $1 million for the quarter ended June 30, 2002, and $2 million for the six months ended June 30, 2002. As a result of adoption of SFAS No. 142, there have been no changes to amortizable lives or methods, except for trademarks, which have indefinite lives as defined under the new standard. Trademarks are associated with products and tradenames of the Company and are expected to provide benefits beyond the foreseeable future. Amortization expense for the net carrying amount of intangible assets is estimated to be $4 million in 2002, $4 million in 2003, $4 million in 2004, $4 million in 2005 and $4 million in 2006.

        Goodwill as allocated by reportable segment is as follows:

	Performance Films	Specialty Products	Integrated Nylon	Total
Gross goodwill, December 31, 2001	$84	$347	$—	$431
Accumulated amortization	(11)	(34)	—	(45)

Net goodwill, December 31, 2001	$73	$313	$—	$386
Intangible assets and related accounts subsumed:
Noncontractual customer relationships	—	114	—	114
Assembled workforce	—	8	—	8
Deferred tax liabilities	—	(48)	—	(48)
Goodwill acquired	—	4	—	4
Impairment loss	—	(167)	—	(167)
Translation	—	27	—	27

Goodwill, June 30, 2002	$73	$251	$—	$324

        Fair value measurements of the reporting units were estimated by a third-party specialist utilizing both an income and market multiple approach. Based on this analysis, Solutia recorded an impairment loss of $167 million during the first quarter of 2002 for the Resins and Additives business in the Specialty Products segment due to declining estimates of future results given current economic and market conditions. This goodwill is non-deductible for tax purposes. The impairment charge is reflected as the cumulative effect of change in accounting principle in the accompanying statement of consolidated income (loss).

7.    Investments In Affiliates

        During the first quarter of 2002, Solutia sold its 50 percent interest in the Advanced Elastomer Systems joint venture to ExxonMobil Chemical Company, a division of Exxon Mobil Corporation and Exxon Chemical Asset Management Partnership, a subsidiary of Exxon Mobil Corporation for approximately $102 million. The sale resulted in a gain of $5 million ($3 million aftertax).

8.    Segment Data

        Solutia's management is organized around four strategic business platforms: Performance Films, Resins and Additives, Specialties and Integrated Nylon. Resins and Additives and Specialties have been aggregated into the Specialty Products reportable segment because of their similar economic characteristics, as well as their similar products and services, production processes, types of customers and methods of distribution. Solutia's reportable segments and their major products are as follows:

Performance Films	Specialty Products	Integrated Nylon
SAFLEX® plastic interlayer KEEPSAFE®, SAFLEX INSIDE® (in Europe only) and KEEPSAFE MAXIMUM® glass for residential security and hurricane protection windows	Resins and additives, including ALFTALAT® polyester resins, RESIMENE® and MAPRENAL® crosslinkers, SYNTHACRYL® acrylic resins and GELVA® pressure-sensitive adhesives	Nylon intermediate "building block" chemicals Merchant polymer and nylon extrusion polymers, including VYDYNE® and ASCEND®
LLUMAR®, VISTA® and GILA® professional and after-market window films VANCEVA™ design enhanced security and sound attenuation films	Industrial products, including THERMINOL® heat transfer fluids, DEQUEST® water treatment chemicals, SKYDROL® hydraulic fluids and SKYKLEEN® cleaning fluids for aviation and chlorobenzenes	Carpet fibers, including the WEAR-DATED® and ULTRON VIP® brands Industrial nylon fibers
Conductive and anti-reflective coated films and deep-dyed films	Pharmaceutical services, including process research, process development services, scale-up capabilities and small scale manufacturing for the pharmaceutical industry	ACRILAN® acrylic fibers for apparel, upholstery fabrics, craft yarns and other applications

        Accounting policies of the segments are the same as those used in the preparation of Solutia's consolidated financial statements. Solutia evaluates the performance of its operating segments based on segment earnings before interest expense and income taxes (EBIT), which includes marketing, administrative, technological, and amortization expenses and other non-recurring charges such as restructuring and asset impairment charges that can be directly attributable to the operating segment. Certain expenses and other items that are managed outside of the segments are excluded. These unallocated items consist primarily of corporate expenses, equity earnings from affiliates, interest expense, other income—net and expense items, and certain non-recurring items such as gains and losses on asset dispositions and restructuring charges that are not directly attributable to the operating segment. Solutia accounts for intersegment sales at agreed upon transfer prices. Intersegment sales are eliminated in consolidation. Segment assets consist primarily of customer receivables, raw materials and finished goods inventories, fixed assets, goodwill and identified intangible assets directly associated with the production processes of the segment (direct fixed assets). Segment depreciation and amortization are based upon direct tangible and intangible assets. Unallocated assets consist primarily of deferred taxes, certain investments in equity affiliates and indirect fixed assets.

        Segment data for the three and six months ended June 30, 2002, and 2001, were as follows:

	Three Months Ended June 30,
	2002			2001
	Net Sales	Intersegment Sales	Profit	Net Sales	Intersegment Sales	Profit
Segment:
Performance Films	$155	$—	$21	$159	$—	$20
Specialty Products	242	1	21	234	—	14
Integrated Nylon	340	—	12	344	—	9

Segment totals	737	1	54	737	—	43
Reconciliation to consolidated totals:
Sales eliminations	(1)	(1)		—	—
Corporate expenses			(15)			(16)
Equity earnings from affiliates			3			7
Interest expense			(19)			(22)
Other income—net			3			2

Consolidated totals:
Net sales	$736	$—		$737	$—

Income before income taxes			$26			$14

	Six Months Ended June 30,
	2002			2001
	Net Sales	Intersegment Sales	Profit	Net Sales	Intersegment Sales	Profit
Segment:
Performance Films	$297	$—	$40	$310	$—	$36
Specialty Products (a)	458	1	41	485	—	63
Integrated Nylon	636	—	19	689	—	4

Segment totals	1,391	1	100	1,484	—	103
Reconciliation to consolidated totals:
Sales eliminations	(1)	(1)		—	—	(26)
Corporate expenses			(32)			12
Equity earnings from affiliates			11			(44)
Interest expense			(44)			3
Other income—net (b)			8

Consolidated totals:
Net sales	$1,390	$—		$1,484	$—

Income before income taxes			$43			$48

(a)
Specialty Products profit for the six months ended June 30, 2001, includes a gain from an insurance settlement associated with the explosion and fire that destroyed the Vianova printing inks and phenolics production facility in Wiesbaden, Germany ($28 million pretax, $17 million aftertax).

(b)
Other income—net for the six months ended June 30, 2002, includes a gain from the sale of Solutia's 50 percent interest in the Advanced Elastomer Systems joint venture to ExxonMobil Chemical Company, a division of Exxon Mobil Corporation and Exxon Chemical Asset Management Partnership, a subsidiary of Exxon Mobil Corporation ($5 million pretax, $3 million aftertax).

9.    Subsequent Events

  Amended Credit Facility

        On July 25, 2002, Solutia and its bank syndicate amended Solutia's revolving credit facility. The amendment extends the maturity of the facility until August 2004. It also reduces the facility from $800 million to $600 million and separates the facility into a $300 million term loan and a $300 million revolving credit facility. The term loan has scheduled payment obligations as follows: $25 million at December 31, 2002; $50 million at December 31, 2003; $25 million at June 30, 2004; and the remainder at maturity.

        Borrowings under the amended credit facility bear interest at a floating rate based on LIBOR, plus an applicable margin. The margin for LIBOR loans is 5.75 percent and will increase by 50 basis points in July 2003 and an additional 50 basis points in January 2004. A premium in the amount of 2 percent of the principal repaid on the term loan will apply until July 25, 2003, and a premium of 1 percent will apply to such principal payments thereafter. The amended credit facility is available for working capital and other general corporate purposes.

  Senior Secured Notes

        On July 9, 2002, SOI Funding Corp. ("SOI Funding"), a special purpose entity, offered 223,000 units (the "Units"), comprising $223 million aggregate principal amount of its 11.25 percent Senior Secured Notes (the "Notes") due 2009 and warrants to purchase a total of 5,533,522 shares of Solutia's common stock.

        The Units were offered and sold only to "Qualified Institutional Buyers" as defined under Rule 144A under the Securities Act of 1933 (the "Act"), and outside the United States in accordance with Regulation S under the Act. Cash proceeds from the sale of the Units net of estimated fees were approximately $193 million. These net offering proceeds were placed in escrow pending Solutia's amendment of its credit facilities, as described under "Amended Credit Facility" above, and assumption of SOI Funding's obligations under the Notes. Both of these events occurred on July 25, 2002, at which time the net offering proceeds were released to Solutia. Solutia deposited approximately $155 million of the proceeds with the trustee for the $150 million of 6.5 percent notes due October 15, 2002 to pay the principal and interest at maturity. The remaining proceeds were used to pay fees, expenses and other costs related to the amended credit facility, cash collateralize certain outstanding letters of credit and repay a portion of borrowings under Solutia's amended credit facility.

        Each warrant entitles the holder to purchase 24.814 shares of Solutia's common stock at an exercise price of $7.59 per share, subject to adjustment under certain circumstances. Solutia recorded the warrants at their estimated fair value of approximately $19 million on the date of issuance based on the application of the Black-Scholes option pricing model which incorporates current stock price, expected dividend yield, expected stock price volatility, expected interest rates and the expected holding period of the warrants. The warrants will be exercisable at any time after their separation from the Notes and before their expiration on July 15, 2009.

        Solutia's obligations and the obligations of its subsidiary borrowers under the amended credit facility and the senior secured notes are guaranteed by Solutia Inc., CPFilms Inc., Monchem International Inc., Monchem, Inc., Solutia Systems, Inc. and each of Solutia's subsequently acquired or organized domestic subsidiaries, subject to certain exceptions. The notes and the guarantees are secured by either first or second priority liens on all of the domestic collateral securing Solutia's bank obligations.

10.    Consolidating Condensed Financial Statements

        CPFilms, Inc., Monchem, Inc., Monchem International, Inc., and Solutia Systems, Inc., wholly-owned subsidiaries of the Company (the "Guarantors"), are guarantors of the amended credit facility and the Notes issued in a private placement offering (see Note 9). The Guarantors will fully and unconditionally guarantee the Notes on a joint and several basis. The following consolidating condensed financial statements present, in separate columns, financial information for: Solutia Inc. on a parent only basis carrying its investment in subsidiaries under the equity method; Guarantors on a combined, or where appropriate, consolidated basis, carrying investments in subsidiaries who do not guarantee the debt (the "Non-Guarantors") under the equity method; Non-Guarantors on a combined, or where appropriate, consolidated basis; eliminating adjustments; and consolidated totals as of June 30, 2002 and December 31, 2001, and for the six months ended June 30, 2002 and 2001. The eliminating adjustments primarily reflect intercompany transactions, such as interest income and expense, accounts receivable and payable, advances, short and long-term debt, royalties and profit in inventory eliminations. The Company has not presented separate financial statements and other disclosures concerning the Guarantors as management has determined that such information is not material to potential investors.

SOLUTIA INC.

CONSOLIDATING STATEMENT OF LOSS

Six Months Ended June 30, 2002

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Net Sales	$927	$83	$634	$(254)	$1,390
Cost of goods sold	831	37	522	(259)	1,131

Gross Profit	96	46	112	5	259
Marketing expenses	57	9	23	—	89
Administrative expenses	44	4	25	(2)	71
Technological expenses	25	1	5	—	31
Amortization expense	—	—	2	—	2

Operating Income (Loss)	(30)	32	57	7	66
Equity earnings (loss) from affiliates—net of tax	(45)	(139)	—	196	12
Interest expense	(75)	(3)	(57)	91	(44)
Other income—net	14	52	44	(101)	9

Income (Loss) Before Income Taxes	(136)	(58)	44	193	43
Income taxes (benefit)	(7)	—	14	(1)	6

Income (Loss) Before Cumulative effect of Change in Accounting Principle	(129)	(58)	30	194	37
Cumulative Effect of Change in Accounting Principle	(1)	—	(166)	—	(167)

Net Loss	$(130)	$(58)	$(136)	$194	$(130)

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

Quarter Ended June 30, 2002

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Net Income	$(130)	$(58)	$(136)	$194	$(130)
Other Comprehensive Income (Loss):
Currency translation adjustments	82	81	13	(94)	82
Unrealized investment gains, net of tax	—	—	—	—	—
Net realized loss on derivative instruments, net of tax	1	—	—	—	1

Comprehensive Income (Loss)	$(47)	$23	$(123)	$100	$(47)

SOLUTIA INC.

CONSOLIDATING STATEMENT OF INCOME

Six Months Ended June 30, 2001

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Net Sales	$1,006	$80	$658	$(260)	$1,484
Cost of goods sold	918	34	544	(268)	1,228

Gross Profit	88	46	114	8	256
Marketing expenses	73	9	9	—	91
Administrative expenses	46	4	24	—	74
Technological expenses	27	1	4	—	32
Amortization expense	(6)	3	19	—	16

Operating Income (Loss)	(52)	29	58	8	43
Equity earnings from affiliates— net of tax	156	47	—	(191)	12
Interest expense	(74)	(4)	(69)	103	(44)
Other income (expense)—net	(10)	67	91	(111)	37

Income Before Income Taxes	20	139	80	(191)	48
Income taxes (benefit)	(15)	—	28	—	13

Net Income	$35	$139	$52	$(191)	$35

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

Six Months Ended June 30, 2001

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Net Income	$35	$139	$52	$(191)	$35
Other Comprehensive Income (Loss):
Currency translation adjustments	(60)	(62)	(17)	79	(60)
Net unrealized loss on derivative instruments, net of tax	(2)	—	—	—	(2)
Net realized (gain) loss on derivative instruments, net of tax	(2)	—	—	—	(2)

Comprehensive Income (Loss)	$(29)	$77	$35	$(112)	$(29)

SOLUTIA INC.

CONSOLIDATING BALANCE SHEET

June 30, 2002

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$2	$1	$10	$—	$13
Trade receivables, net	15	202	222	—	439
Intercompany receivables	(34)	532	146	(644)	—
Miscellaneous receivables	83	—	32	—	115
Prepaid expenses	4	1	5	—	10
Deferred income tax benefit	94	—	20	7	121
Inventories	159	23	166	(21)	327

Total current assets	323	759	601	(658)	1,025
Property, Plant and Equipment:
Land	17	—	45	—	62
Buildings	272	23	142	—	437
Machinery and equipment	2,514	64	478	—	3,056
Construction in progress	25	10	16	—	51

Total property, plant and equipment	2,828	97	681	—	3,606
Less accumulated depreciation	2,095	17	357	—	2,469

Net property, Plant and Equipment	733	80	324	—	1,137
Investments in Affiliates	3,073	77	29	(2,958)	221
Goodwill	—	72	252	—	324
Identified Intangible Assets, net	3	26	45	—	74
Long-Term Deferred Income Tax Benefit	219	—	17	—	236
Intercompany Advances	128	2,085	1,445	(3,658)	—
Other Assets	150	—	33	—	183

Total Assets	$4,629	$3,099	$2,746	$(7,274)	$3,200

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$178	$12	$82	$—	$272
Intercompany payables	364	134	146	(644)	—
Wages and benefits	25	—	26	—	51
Postretirement liabilities	92	—	1	—	93
Miscellaneous accruals	180	12	151	—	343
Short-term debt	525	—	51	—	576
Intercompany short-term debt	285	27	347	(659)	—

Total Current Liabilities	1,649	185	804	(1,303)	1,335
Long-Term Debt	448	—	198	—	646
Intercompany Long-Term Debt	1,500	34	1,465	(2,999)	—
Postretirement Liabilities	907	—	30	—	937
Other Liabilities	283	4	153	—	440
Shareholders' Equity (Deficit):
Common stock	1	—	—	—	1
Net (deficiency) excess of assets at spinoff and subsidiary capital	(113)	2,876	96	(2,972)	(113)
Treasury stock	(250)	—	—	—	(250)
Accumulated other comprehensive loss	(62)	—	—	—	(62)
Reinvested earnings	266	—	—	—	266

Total Shareholders' Equity (Deficit)	(158)	2,876	96	(2,972)	(158)

Total Liabilities and Shareholders' Equity (Deficit)	$4,629	$3,099	$2,746	$(7,274)	$3,200

SOLUTIA INC.

CONSOLIDATING BALANCE SHEET

December 31, 2001

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$3	$1	$19	$—	$23
Trade receivables, net	(5)	178	179	—	352
Intercompany receivables	2,899	3,354	133	(6,386)	—
Miscellaneous receivables	77	—	28	—	105
Prepaid expenses	12	—	3	—	15
Deferred income tax benefit	95	—	21	7	123
Inventories	160	23	138	(18)	303

Total current assets	3,241	3,556	521	(6,397)	921
Property, Plant and Equipment:
Land	18	—	40	—	58
Buildings	274	22	129	—	425
Machinery and equipment	2,527	51	428	—	3,006
Construction in progress	18	20	13	—	51

Total property, plant and equipment	2,837	93	610	—	3,540
Less accumulated depreciation	2,070	14	313	—	2,397

Net property, Plant and Equipment	767	79	297	—	1,143
Investments in Affiliates	3,139	206	26	(3,058)	313
Goodwill, net	2	72	312	—	386
Identified Intangible Assets, net	3	26	165	—	194
Long-Term Deferred Income Tax Benefit	242	—	12	—	254
Intercompany Advances	128	2,010	1,812	(3,950)	—
Other Assets	166	—	31	—	197

Total Assets	$7,688	$5,949	$3,176	$(13,405)	$3,408

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$160	$8	$65	$—	$233
Intercompany payables	3,271	2,995	120	(6,386)	—
Wages and benefits	26	—	30	—	56
Postretirement liabilities	81	—	1	—	82
Miscellaneous accruals	210	11	141	—	362
Short-term debt	683	—	—	—	683
Intercompany short-term debt	189	31	112	(332)	—

Total Current Liabilities	4,620	3,045	469	(6,718)	1,416
Long-Term Debt	448	—	179	—	627
Intercompany Long-Term Debt	1,494	45	2,080	(3,619)	—
Postretirement Liabilities	921	—	26	—	947
Other Liabilities	318	6	207	—	531
Shareholders' Equity (Deficit):
Common stock	1	—	—	—	1
Net deficiency (excess) of assets at spinoff and subsidiary capital	(113)	2,853	215	(3,068)	(113)
Treasury stock	(257)	—	—	—	(257)
Unearned ESOP shares	(1)	—	—	—	(1)
Accumulated other comprehensive loss	(144)	—	—	—	(144)
Reinvested earnings	401	—	—	—	401

Total Shareholders' Equity (Deficit)	(113)	2,853	215	(3,068)	(113)

Total Liabilities and Shareholders' Equity (Deficit)	$7,688	$5,949	$3,176	$(13,405)	$3,408

SOLUTIA INC.

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

Six Months Ended June 30, 2002

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Cash From Operations	$(39)	$63	$25	$—	$49

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(15)	(4)	(12)	—	(31)
Acquisition and investment payments, net of cash acquired	(17)	—	—	—	(17)
Property disposals and investment proceeds	101	—	(1)	—	100

Cash From Investing Activities	69	(4)	(13)	—	52

FINANCING ACTIVITIES:
Net change in short-term debt obligations	(157)	—	48	—	(109)
Common stock issued under employee stock plans	2	—	—	—	2
Other financing activities	(4)	—	—	—	(4)
Changes in investments and advances from (to) affiliates	128	(59)	(69)	—	—

Cash From Financing Activities	(31)	(59)	(21)	—	(111)

Decrease in Cash Equivalents	(1)	—	(9)	—	(10)
CASH AND CASH EQUIVALENTS:
Beginning of year	3	1	19	—	23

End of period	$2	$1	$10	$—	$13

SOLUTIA INC.

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOW

Six Months Ended June 30, 2001

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Cash From Operations	(130)	78	(29)	—	(82)

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(16)	(6)	(21)	—	(43)
Acquisition and investment payments, net of cash acquired	(18)	—	—	—	(18)
Property disposals and investment proceeds	(5)	—	37	—	32

Cash From (Used In) Investing Activities	(39)	(6)	16	—	(29)

FINANCING ACTIVITIES:
Net change in short-term debt obligations	106	—	(3)	—	103
Common stock issued under employee stock plans	8	—	—	—	8
Other financing activities	(2)	—	—	—	(2)
Changes in investments and advances from (to) affiliates	50	(72)	21	—	—

Cash From (Used In) Financing Activities	162	(72)	18	—	109

Increase (Decrease) in Cash and Cash Equivalents	(7)	—	5	—	(2)
CASH AND CASH EQUIVALENTS:
Beginning of year	11	—	8	—	19

End of period	$4	—	13	—	$17

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under specified conditions and subject to specified limitations.

        Solutia Inc.'s articles of incorporation and by-laws and the by-laws of its Guarantor Subsidiaries provide for indemnification of any director or officer to the fullest extent permitted by the General Corporation Law of the State of Delaware.

        In addition, Solutia maintains directors' and officers' liability insurance for the benefit of its directors and officers and for the benefit of the directors and officers of Solutia's subsidiaries.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        The following documents are filed herewith or incorporated herein by reference.

Exhibit Number	Description of Exhibits
3.1*	Restated Certificate of Incorporation of Solutia Inc. as of October 28, 1997 (incorporated by reference to Exhibit 3(a) of Solutia Inc.'s Form S-1 Registration Statement (No. 333-363555), filed on September 25, 1997)
3.2*	By-Laws of Solutia Inc. (incorporated by reference to Exhibit 3(b) of Solutia Inc.'s Form 10-K for the year ended December 31, 2001 (File No. 011-13255))
3.3*	Restated Certificate of Incorporation of CPFilms Inc., as amended (incorporated by reference to Exhibit 3.2(i) of Solutia Inc.'s Form S-3 Registration Statement (No. 333-89818) filed on June 5, 2002)
3.4*	By-Laws of CPFilms Inc., as amended and restated (incorporated by reference to Exhibit 3.2(ii) of Solutia Inc.'s Form S-3 Registration Statement (No. 333-89818) filed on June 5, 2002)
3.5*	Certificate of Incorporation of Monchem, Inc. (incorporated by reference to Exhibit 3.3(i) of Solutia Inc.'s Form S-3 Registration Statement (No. 333-89818) filed on June 5, 2002)
3.6*	By-Laws of Monchem, Inc., as amended and restated (incorporated by reference to Exhibit 3.3(ii) of Solutia Inc.'s Form S-3 Registration Statement (No. 333-89818) filed on June 5, 2002)
3.7*
Certificate of Incorporation of Monchem International, Inc., as amended (incorporated by reference to Exhibit 3.4(i) of Solutia Inc.'s Form S-3 Registration Statement (No. 333-89818) filed on June 5, 2002)
3.8*	By-Laws of Monchem International, Inc., as amended and restated (incorporated by reference to Exhibit 3.4(ii)of Solutia Inc.'s Form S-3 Registration Statement (No. 333-89818) filed on June 5, 2002)
3.9*	Certificate of Incorporation of Solutia Systems, Inc. (incorporated by reference to Exhibit 3.5(i) of Solutia Inc.'s Form S-3 Registration Statement (No. 333-89818) filed on June 5, 2002)

3.10*	By-Laws of Solutia Systems, Inc. (incorporated by reference to Exhibit 3.5(ii) of Solutia Inc.'s Form S-3 Registration Statement (No. 333-89818) filed on June 5, 2002)
4.1*	Form of Solutia Inc.'s 11.25% Senior Secured Notes due 2009 (included in Exhibit 4.2)
4.2*	Indenture, dated as of July 9, 2002, between SOI Funding Corp., as issuer, and HSBC Bank USA, as trustee
4.3*	First Supplemental Indenture, dated as of July 25, 2002, among Solutia Inc., SOI Funding Corp., the subsidiary guarantors named therein and HSBC Bank USA
4.4*	Registration Rights Agreement, dated as of July 9, 2002, among Solutia Inc., the subsidiary guarantors named therein and the initial purchasers named therein
4.5*	Rights Agreement (incorporated by reference to Exhibit 4 of Solutia Inc.'s Registration Statement on Form 10 (File No. 0001-13255) filed on August 7, 1997)
4.6*
Amendment to Rights Agreement, dated as of November 1, 2001 and Certificate regarding Change of Rights Agent (incorporated by reference from Solutia's Form S-3 Registration Statement (No. 333-75812), filed December 21, 2001)
4.7*
Second Amended and Restated Credit Agreement, dated as of July 25, 2002, among Solutia Inc., as borrower, the initial lenders named therein, Bank of America, N.A., as syndication agent, and Citibank, N.A., as administrative agent (incorporated by reference to Exhibit 10(c) of Solutia Inc.'s Form 10-Q for the quarterly period ended June 30, 2002 (File No. 001-13255))
4.8*	Restated Intercreditor and Collateral Agency Agreement, dated as of July 25, 2002, among Solutia Inc., the subsidiary guarantors named therein, Bank of America, N.A. and Citibank, N.A.
4.9*	Restated Security and Guarantee Agreement, dated as of July 25, 2002, among Solutia Inc., the subsidiary guarantors named therein and Citibank, N.A.
4.10*	Intercreditor and Collateral Trust Agreement, dated as of July 25, 2002, among Solutia Inc., the subsidiary guarantors named therein, Bank of America, N.A., Citibank, N.A. and HSBC Bank USA
4.11*	Sharing Security Agreement, dated as of July 25, 2002, among Solutia Inc., the subsidiary guarantors named therein and HSBC Bank USA
4.12*	Junior Intercreditor Agreement, dated as of July 25, 2002, among Solutia Inc., the subsidiary guarantors named therein, Citibank, N.A. and HSBC Bank USA
4.13*	Junior Security Agreement, dated as of July 25, 2002, among Solutia Inc., the subsidiary guarantors named therein, Citibank, N.A. and HSBC Bank USA
5.1*	Opinion of Winston & Strawn
12.1*	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 99(a) of Solutia Inc.'s Form 10-Q for the quarterly period ended June 30, 2002 (File No. 001-13255))
23.1	Consent of Deloitte & Touche LLP
23.2*	Consent of Winston & Strawn (included in Exhibit 5.1)
24.1*	Powers of Attorney for Solutia Inc.

24.2*	Powers of Attorney for CPFilms Inc.
24.3*	Powers of Attorney for Monchem, Inc.
24.4*	Powers of Attorney for Monchem International, Inc.
24.5*	Powers of Attorney for Solutia Systems, Inc.
25.1*	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of HSBC Bank USA, relating to the Indenture and the issuance of Solutia Inc.'s 11.25% Senior Secured Notes due 2009
99.1*	Form of Letter of Transmittal
99.2*	Form of Notice of Guaranteed Delivery
99.3*	Form of Instruction to Registered Holder and/or Depository Trust Company Participant from Beneficial Owner

*
Previously filed.

ITEM 22. UNDERTAKINGS

        (1)  Solutia Inc. hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of Solutia's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act")(and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (2)  Solutia hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        (3)  Solutia hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

        (4)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Solutia pursuant to the foregoing provisions, or otherwise, Solutia has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Solutia of expenses incurred or paid by a director, officer or controlling person of Solutia in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Solutia will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Solutia Inc. certifies that it has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 16th day of October, 2002.

SOLUTIA INC.
By:	/s/ ROBERT A. CLAUSEN Robert A. Clausen Senior Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

* John C. Hunter III	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	October 16, 2002
/s/ ROBERT A. CLAUSEN Robert A. Clausen	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 16, 2002
/s/ J. M. SULLIVAN James M. Sullivan	Vice President and Controller (Principal Accounting Officer)	October 16, 2002
* Paul Donovan	Director	October 16, 2002
* Paul H. Hatfield	Director	October 16, 2002
* Robert H. Jenkins	Director	October 16, 2002
* Frank A. Metz, Jr.	Director	October 16, 2002
* J. Patrick Mulcahy	Director	October 16, 2002
* Sally G. Narodick	Director	October 16, 2002

* William D. Ruckelshaus	Director	October 16, 2002
* John B. Slaughter	Director	October 16, 2002
*
Karl R. Barnickol, by signing his name hereto, does sign this document on behalf of the above noted individuals, pursuant to powers of attorney duly executed by such individuals which have been filed as an Exhibit to this Registration Statement.
/s/ KARL R. BARNICKOL
Karl R. Barnickol (Attorney-in-Fact)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, CPFilms Inc. certifies that it has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 16th day of October, 2002.

CPFILMS INC.
By:	*
Ken Vickers President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

* Ken Vickers	President and Director (Principal Executive Officer)	October 16, 2002
* Philip Solomon	Vice President, Treasurer, Assistant Secretary and Director (Principal Accounting and Financial Officer)	October 16, 2002
* G. Bruce Greer, Jr.	Director	October 16, 2002
* Victoria M. Holt	Director	October 16, 2002
* J. F. Quinn	Director	October 16, 2002
*
Karl R. Barnickol, by signing his name hereto, does sign this document on behalf of the above noted individuals, pursuant to powers of attorney duly executed by such individuals which have been filed as an Exhibit to this Registration Statement.
/s/ KARL R. BARNICKOL
Karl R. Barnickol (Attorney-in-Fact)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Monchem, Inc. certifies that it has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 16th day of October, 2002.

MONCHEM, INC.
By:	*
C. Kevin Wison President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

* C. Kevin Wison	President and Director (Principal Executive Officer)	October 16, 2002
* J. F. Quinn	Vice President, Treasurer, Assistant Secretary and Director (Principal Financial and Accounting Officer)	October 16, 2002
* James M. Sullivan	Director	October 16, 2002
*
Karl R. Barnickol, by signing his name hereto, does sign this document on behalf of the above noted individuals, pursuant to powers of attorney duly executed by such individuals which have been filed as an Exhibit to this Registration Statement.
/s/ KARL R. BARNICKOL
Karl R. Barnickol (Attorney-in-Fact)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Monchem International, Inc. certifies that it has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 16th day of October, 2002.

MONCHEM INTRNATIONAL, INC.
By:	*
C. Kevin Wilson President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

* C. Kevin Wilson	President and Director (Principal Executive Officer)	October 16, 2002
* James M. Sullivan	Vice President, Treasurer and Director (Principal Financial and Accounting Officer)	October 16, 2002
* J. F. Quinn	Director	October 16, 2002
*
Karl R. Barnickol, by signing his name hereto, does sign this document on behalf of the above noted individuals, pursuant to powers of attorney duly executed by such individuals which have been filed as an Exhibit to this Registration Statement.
/s/ KARL R. BARNICKOL
Karl R. Barnickol (Attorney-in-Fact)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Solutia Systems, Inc. certifies that it has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri on, the 16th day of October, 2002.

SOLUTIA SYSTEMS, INC.
By:	*
C. Kevin Wilson President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

* C. Kevin Wilson	President and Director (Principal Executive Officer)	October 16, 2002
* J. F. Quinn	Treasurer and Director (Principal Financial and Accounting Officer)	October 16, 2002
* Frank Riddick, Jr.	Director	October 16, 2002
*
Karl R. Barnickol, by signing his name hereto, does sign this document on behalf of the above noted individuals, pursuant to powers of attorney duly executed by such individuals which have been filed as an Exhibit to this Registration Statement.
/s/ KARL R. BARNICKOL
Karl R. Barnickol (Attorney-in-Fact)

Exhibit Number	Description of Exhibits
3.1*	Restated Certificate of Incorporation of Solutia Inc. as of October 28, 1997 (incorporated by reference to Exhibit 3(a) of Solutia Inc.'s Form S-1 Registration Statement (No. 333-363555), filed on September 25, 1997)
3.2*	By-Laws of Solutia Inc. (incorporated by reference to Exhibit 3(b) of Solutia Inc.'s Form 10-K for the year ended December 31, 2001 (File No. 011-13255))
3.3*	Restated Certificate of Incorporation of CPFilms Inc., as amended (incorporated by reference to Exhibit 3.2(i) of Solutia Inc.'s Form S-3 Registration Statement (No. 333-89818) filed on June 5, 2002)
3.4*	By-Laws of CPFilms Inc., as amended and restated (incorporated by reference to Exhibit 3.2(ii) of Solutia Inc.'s Form S-3 Registration Statement (No. 333-89818) filed on June 5, 2002)
3.5*	Certificate of Incorporation of Monchem, Inc. (incorporated by reference to Exhibit 3.3(i) of Solutia Inc.'s Form S-3 Registration Statement (No. 333-89818) filed on June 5, 2002)
3.6*	By-Laws of Monchem, Inc., as amended and restated (incorporated by reference to Exhibit 3.3(ii) of Solutia Inc.'s Form S-3 Registration Statement (No. 333-89818) filed on June 5, 2002)
3.7*
Certificate of Incorporation of Monchem International, Inc., as amended (incorporated by reference to Exhibit 3.4(i) of Solutia Inc.'s Form S-3 Registration Statement (No. 333-89818) filed on June 5, 2002)
3.8*	By-Laws of Monchem International, Inc., as amended and restated (incorporated by reference to Exhibit 3.4(ii)of Solutia Inc.'s Form S-3 Registration Statement (No. 333-89818) filed on June 5, 2002)
3.9*	Certificate of Incorporation of Solutia Systems, Inc. (incorporated by reference to Exhibit 3.5(i) of Solutia Inc.'s Form S-3 Registration Statement (No. 333-89818) filed on June 5, 2002)
3.10*	By-Laws of Solutia Systems, Inc. (incorporated by reference to Exhibit 3.5(ii) of Solutia Inc.'s Form S-3 Registration Statement (No. 333-89818) filed on June 5, 2002)
4.1*	Form of Solutia Inc.'s 11.25% Senior Secured Notes due 2009 (included in Exhibit 4.2)
4.2*	Indenture, dated as of July 9, 2002, between SOI Funding Corp., as issuer, and HSBC Bank USA, as trustee
4.3*	First Supplemental Indenture, dated as of July 25, 2002, among Solutia Inc., SOI Funding Corp., the subsidiary guarantors named therein and HSBC Bank USA
4.4*	Registration Rights Agreement, dated as of July 9, 2002, among Solutia Inc., the subsidiary guarantors named therein and the initial purchasers named therein
4.5*	Rights Agreement (incorporated by reference to Exhibit 4 of Solutia Inc.'s Registration Statement on Form 10 (File No. 0001-13255) filed on August 7, 1997)
4.6*
Amendment to Rights Agreement, dated as of November 1, 2001 and Certificate regarding Change of Rights Agent (incorporated by reference from Solutia's Form S-3 Registration Statement (No. 333-75812), filed December 21, 2001)

4.7*
Second Amended and Restated Credit Agreement, dated as of July 25, 2002, among Solutia Inc., as borrower, the initial lenders named therein, Bank of America, N.A., as syndication agent, and Citibank, N.A., as administrative agent (incorporated by reference to Exhibit 10(c) of Solutia Inc.'s Form 10-Q for the quarterly period ended June 30, 2002 (File No. 001-13255))
4.8*	Restated Intercreditor and Collateral Agency Agreement, dated as of July 25, 2002, among Solutia Inc., the subsidiary guarantors named therein, Bank of America, N.A. and Citibank, N.A.
4.9*	Restated Security and Guarantee Agreement, dated as of July 25, 2002, among Solutia Inc., the subsidiary guarantors named therein and Citibank, N.A.
4.10*	Intercreditor and Collateral Trust Agreement, dated as of July 25, 2002, among Solutia Inc., the subsidiary guarantors named therein, Bank of America, N.A., Citibank, N.A. and HSBC Bank USA
4.11*	Sharing Security Agreement, dated as of July 25, 2002, among Solutia Inc., the subsidiary guarantors named therein and HSBC Bank USA
4.12*	Junior Intercreditor Agreement, dated as of July 25, 2002, among Solutia Inc., the subsidiary guarantors named therein, Citibank, N.A. and HSBC Bank USA
4.13*	Junior Security Agreement, dated as of July 25, 2002, among Solutia Inc., the subsidiary guarantors named therein, Citibank, N.A. and HSBC Bank USA
5.1*	Opinion of Winston & Strawn
12.1*	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 99(a) of Solutia Inc.'s Form 10-Q for the quarterly period ended June 30, 2002 (File No. 001-13255))
23.1	Consent of Deloitte & Touche LLP
23.2*	Consent of Winston & Strawn (included in Exhibit 5.1)
24.1*	Powers of Attorney for Solutia Inc.
24.2*	Powers of Attorney for CPFilms Inc.
24.3*	Powers of Attorney for Monchem, Inc.
24.4*	Powers of Attorney for Monchem International, Inc.
24.5*	Powers of Attorney for Solutia Systems, Inc.
25.1*	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of HSBC Bank USA, relating to the Indenture and the issuance of Solutia Inc.'s 11.25% Senior Secured Notes due 2009
99.1*	Form of Letter of Transmittal
99.2*	Form of Notice of Guaranteed Delivery
99.3*	Form of Instruction to Registered Holder and/or Depository Trust Company Participant from Beneficial Owner

*
Previously filed.

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SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE EXCHANGE OFFER
MANAGEMENT
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF NOTES
EXCHANGE OFFER; REGISTRATION RIGHTS
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
STATEMENT OF CONSOLIDATED INCOME (LOSS)
STATEMENT OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)
STATEMENT OF CONSOLIDATED FINANCIAL POSITION
STATEMENT OF CONSOLIDATED CASH FLOW
STATEMENT OF CONSOLIDATED SHAREHOLDERS’ EQUITY (DEFICIT)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATING STATEMENT OF INCOME (LOSS)  Year Ended December 31, 2001
CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) Year Ended December 31, 2001
CONSOLIDATING STATEMENT OF INCOME Year Ended December 31, 2000
CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) Year Ended December 31, 2000
CONSOLIDATING STATEMENT OF INCOME Year Ended December 31, 1999
CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME Year Ended December 31, 1999
CONSOLIDATING BALANCE SHEET December 31, 2001
CONSOLIDATING BALANCE SHEET December 31, 2000
CONSOLIDATING CONDENSED STATEMENT OF CASH FLOW Year Ended December 31, 2001
CONSOLIDATING CONDENSED STATEMENT OF CASH FLOW Year Ended December 31, 2000
CONSOLIDATING CONDENSED STATEMENT OF CASH FLOW Year Ended December 31, 1999
STATEMENT OF CONSOLIDATED INCOME (LOSS)
STATEMENT OF CONSOLIDATED COMPREHENSIVE LOSS
STATEMENT OF CONSOLIDATED FINANCIAL POSITION
STATEMENT OF CONSOLIDATED CASH FLOW
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATING STATEMENT OF LOSS Six Months Ended June 30, 2002
CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) Quarter Ended June 30, 2002
CONSOLIDATING STATEMENT OF INCOME Six Months Ended June 30, 2001
CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) Six Months Ended June 30, 2001
CONSOLIDATING BALANCE SHEET June 30, 2002
CONSOLIDATING BALANCE SHEET December 31, 2001
CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS Six Months Ended June 30, 2002
CONSOLIDATING CONDENSED STATEMENT OF CASH FLOW Six Months Ended June 30, 2001
PART II
  ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  ITEM 22. UNDERTAKINGS
SIGNATURES